Exhibit 2.1

Execution Version

ARRANGEMENT AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TRITON WATER PARENT, INC.,

TRITON US HOLDCO, INC.,

TRITON MERGER SUB 1, INC.,

1000922661 ONTARIO INC.

AND

PRIMO WATER CORPORATION

June 16, 2024

i

EXHIBITS

Exhibit A – Plan of Arrangement
Exhibit B ‑ Arrangement Resolution
Exhibit C – Form of Company Voting Agreement
Exhibit D – Form of New Parent Certificate of Incorporation
Exhibit E – Form of New Holdings Certificate of Incorporation
Exhibit F – Form of New Holdings Bylaws
Exhibit G – Form of Stockholders Agreement

ARRANGEMENT AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT is made as of June 16, 2024 by and among Triton Water Parent, Inc., a corporation incorporated under the laws of Delaware (“Parent”), Triton US HoldCo, Inc., a corporation incorporated under the laws of Delaware and a wholly-owned Subsidiary of Parent (“Holdings”), Triton Merger Sub 1, Inc., a corporation incorporated under the laws of Delaware and direct, wholly‑owned Subsidiary of Holdings (“Merger Sub”), 1000922661 Ontario Inc., a corporation organized under the laws of the Province of Ontario and a direct, wholly‑owned Subsidiary of Holdings (“Amalgamation Sub” and, together with Parent, Holdings and Merger Sub, the “Parent Parties” and each, a “Parent Party”), and Primo Water Corporation, a corporation organized under the laws of Ontario (the “Company” and, together with the Parent Parties, the “Parties”). Defined terms used in this Agreement shall have the meanings ascribed to them in Section 1.1.

W I T N E S S E T H:

WHEREAS, the Parties desire to enter into a business combination transaction (the “Combination”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of the Combination, following the amalgamation of the Company and Amalgamation Sub (as described below), the Parties intend that Merger Sub be merged with and into Parent, with Parent being the surviving corporation (the “Surviving Company,” and such merger, the “Merger”) and a direct, wholly-owned Subsidiary of Holdings;

WHEREAS, in furtherance of the Combination, and as part of one integrated transaction with the Merger, the Parties intend that Parent, as the Surviving Company in the Merger, will immediately after the Merger be merged with and into Holdings, with Holdings being the surviving corporation (the “Subsequent Surviving Company,” and such merger the “Subsequent Merger” and, together with the Merger, the “Mergers”);

WHEREAS, in furtherance of the Combination, the Parties intend that the Company proceed with an arrangement under Section 182 of the OBCA involving the acquisition by Amalgamation Sub of all of the issued and outstanding shares of the Company to be immediately followed by an amalgamation of the Company and Amalgamation Sub, with the Company being the surviving entity in such amalgamation, pursuant to and in the manner provided for in the Plan of Arrangement;

WHEREAS, the Company Board of Directors has unanimously (a) determined that the consideration to be provided to the Company Shareholders under the Arrangement is fair, from a financial point of view, to the Company Shareholders, (b) determined that the terms of the Arrangement and the other transactions contemplated hereby are fair, from a financial point of view, to and in the best interests of the Company and the Company Shareholders, (c) approved the execution, delivery and, subject to the Company Shareholder Approval, performance of this Agreement and the transactions contemplated by this Agreement and (d) resolved to recommend that the Company Shareholders vote in favor of the Arrangement Resolution;

WHEREAS, the Parent Board of Directors has unanimously (a) determined that this Agreement, the Mergers and the other transactions contemplated hereby are fair to and in the best interests of Parent and the Parent Shareholder, (b) approved and declared advisable this Agreement, the Mergers and the other transactions contemplated hereby, (c) approved the execution, delivery of this Agreement and, subject to the Parent Shareholder Approval, performance of this Agreement and the transactions contemplated by this Agreement and (d) resolved to recommend that the Parent Shareholder approve and adopt this Agreement by execution and delivery of the Parent Shareholder Consent;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Merger Sub and its sole stockholder, (b) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (c) approved the execution, delivery and, subject to the approval and adoption of this Agreement by Holdings in its capacity as sole stockholder of Merger Sub, performance of this Agreement and the transactions contemplated by this Agreement and (d) resolved to recommend that its sole stockholder approve and adopt this Agreement;

WHEREAS, the board of directors of Holdings has unanimously (a) determined that this Agreement, the Subsequent Merger and the other transactions contemplated hereby are fair to and in the best interests of Holdings and its sole stockholder, (b) approved and declared advisable this Agreement, the Subsequent Merger and the other transactions contemplated hereby, (c) approved the execution, delivery and, subject to the approval and adoption of this Agreement by Parent in its capacity as sole stockholder of Holdings, performance of this Agreement and the transactions contemplated by this Agreement and (d) resolved to recommend that its sole stockholder approve and adopt this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, the directors and officers of the Company have entered into voting agreements with Parent providing that, among other things, such directors and officers will vote their Company Common Shares in favor of the Arrangement and the other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth therein substantially in the form attached hereto as Exhibit C (the “Company Voting Agreements”);

WHEREAS, within 24 hours following the execution of this Agreement, the Parent Shareholder will execute and deliver to Parent and the Company the Parent Shareholder Consent;

WHEREAS, following the execution of this Agreement, Holdings, in its capacity as the sole stockholder of each of Merger Sub and Amalgamation Sub, will approve this Agreement, the Arrangement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, following the execution of this Agreement, Parent, in its capacity as the sole stockholder of Holdings, will approve this Agreement, the Subsequent Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes (and any applicable corresponding U.S. state and local tax purposes), each of the Parties intend that (a) this Agreement constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368‑1 (and any applicable corresponding U.S. state and local tax provisions), (b) the Arrangement qualify as a “reorganization” under Section 368(a) of the Code (and any applicable corresponding U.S. state and local tax provisions) (the “Arrangement Intended Tax Treatment”), (c) the Merger and the Subsequent Merger, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a “reorganization” under Section 368(a) of the Code (and any applicable corresponding U.S. state and local tax provisions) (the “Mergers Intended Tax Treatment”) and (d) the Arrangement and the Mergers, taken together in the Combination, qualify as transfers of property to Holdings described under Section 351 of the Code (and any applicable corresponding U.S. state and local tax provisions) (the “Combination Intended Tax Treatment,” collectively with the Arrangement Intended Tax Treatment and the Mergers Intended Tax Treatment, the “Intended Tax Treatment”); and

WHEREAS, the Company, Parent, Holdings, Merger Sub and Amalgamation Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1          Definitions. For purposes of this Agreement:

“1933 Securities Act” means the United States Securities Act of 1933.

“1934 Exchange Act” means the United States Securities Exchange Act of 1934.

“Acceptable Confidentiality Agreement” means one or more executed confidentiality agreements (a) on customary terms that are not materially less favorable in the aggregate to the Company than those contained in the Non‑Disclosure Agreement, (b) that do not contain any exclusivity provision or other term that would restrict, in any manner, the ability of the Parent Parties and their Affiliates to consummate the transactions contemplated hereby, (c) that do not prohibit the Company from complying with its obligations under Section 6.4, and (d) that do not require the Company or any of its Subsidiaries to reimburse the costs or expenses of any Person.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and any other transaction involving only the Company and one or more of its wholly-owned Subsidiaries, any proposal, offer, inquiry or indication of interest (whether written or oral) from any Person or group of Persons (other than the Parent Parties, one of their Affiliates or any Person acting jointly or in concert with such Persons) made after the date of this Agreement relating to (a) any direct or indirect acquisition by any Person or group of Persons of any of the Company’s voting or equity securities (or securities convertible into or exchangeable or exercisable for the Company’s voting or equity securities) that, when taken together with the shares and other securities of the Company held by such Person or group of Persons, represent 20% or more of any class of the Company’s voting or equity securities then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for such voting or equity securities), (b) any acquisition by any Person or group of Persons (other than the Parent Parties and any of their respective Affiliates) of any assets of the Company or one or more of its Subsidiaries (including Equity Interests of any Subsidiary of the Company), individually or in the aggregate contributing 20% or more of the consolidated revenue or representing 20% or more of the assets of the Company and its Subsidiaries, taken as a whole and based on the most recent consolidated financial statements of the Company (or any lease, license, royalty, long‑term supply agreement or other arrangement having a similar economic effect), in each case of clauses (a) and (b), whether by plan of arrangement, amalgamation, merger, consolidation, reorganization, recapitalization, liquidation, dissolution, winding-up or other business combination, sale of assets, joint venture, take‑over bid, tender offer, share exchange, exchange offer, treasury issuance or otherwise, in each case excluding the Combination and the other transactions contemplated by this Agreement, or (c) any combination of the foregoing, in each case of clauses (a) and (b), whether in a single transaction or a series of related transactions.

“Adjusted Merger Consideration” shall have the meaning ascribed to it in Section 2.2(e)(iii)(F).

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner pursuant to Section 102 of the Competition Act in respect of the transactions contemplated by this Agreement.

“Adverse Recommendation Change” shall have the meaning ascribed to it in Section 6.4(c).

“Affected Employee” shall have the meaning ascribed to it in Section 7.5(a).

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that (a) each Parent Party (other than Parent) shall be deemed to be an “Affiliate” of Parent for purposes of this Agreement, (b) prior to the Closing, the Parent Parties shall not be deemed to be “Affiliates” of the Company for purposes of this Agreement and (c) in no event shall any investment fund (or portfolio company thereof) that is advised or managed by Affiliates of any Parent Party be deemed to be an Affiliate of any Parent Party for purposes of this Agreement.

“Agreement” means this Arrangement Agreement and Plan of Merger (including the Exhibits attached hereto and the Company Disclosure Letter and Parent Disclosure Letter delivered concurrently herewith) as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Alternative Acquisition Agreement” shall have the meaning ascribed to it in Section 6.4(e)(i).

“Alternative Transaction Structure” shall have the meaning ascribed to it in Section 7.14(c).

“Amalgamation Sub” shall have the meaning ascribed to it in the preamble.

“Anti-Corruption Laws” means all U.S. and non‑U.S. Laws relating to the prevention of corruption, bribery and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada), the anti-bribery and corruption provisions of the Criminal Code of Canada and UK Bribery Act of 2010.

“Anti-Money Laundering Laws” means all U.S. and non-U.S. Laws relating to financial recordkeeping, anti-terrorism financing and the prevention of money laundering, including the USA Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Arrangement” means an arrangement of the Company under Section 182 of the OBCA upon the terms and subject to the conditions set forth in the Plan of Arrangement as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms and the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and Parent, each acting reasonably.

“Arrangement Consideration” means one Holdings Class A Common Share per Company Common Share.

“Arrangement Effective Time” shall have the meaning ascribed to the term “Effective Time” in Article 1 of the Plan of Arrangement.

“Arrangement Intended Tax Treatment” shall have the meaning ascribed to it in the recitals.

“Arrangement Issued Securities” means all securities to be issued by Holdings pursuant to the Arrangement, including securities issued in exchange for the Company Common Shares and Common Equity Awards.

“Arrangement Resolution” means the special resolution of the Company Shareholders to be considered at the Company Meeting, substantially in the form of Exhibit B hereto.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in form and substance satisfactory to Parent and the Company, each acting reasonably.

“Authorizations” shall have the meaning ascribed to it in Section 3.12(b).

“Bankruptcy and Equity Exception” means any bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

“BMO Capital Markets” means BMO Capital Markets Corp.

“BofA Securities” means BofA Securities, Inc.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Toronto, Ontario or New York, New York are authorized by law to be closed.

“Canadian Company Benefit Plan” shall have the meaning ascribed to it in Section 3.14(j).

“Canadian Parent Benefit Plan” shall have the meaning ascribed to it in Section 4.13(j).

“Canadian Securities Laws” means the Securities Act and all other applicable Canadian provincial securities Laws.

“Capitalization Date” shall have the meaning ascribed to it in Section 3.3(a).

“Certificate of Merger” shall have the meaning ascribed to it in Section 2.2(b)(i).

“CFIA” shall have the meaning ascribed to it in Section 3.20(a).

“CFO Comfort Certificate” shall have the meaning ascribed to it in Section 7.15(b)(v).

“Circular” means the notice of the Company Meeting and accompanying management information circular (including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular) to be sent to the Company Shareholders and other Persons as required by the Interim Order and applicable Law in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Closing” shall have the meaning ascribed to it in Section 2.6.

“Closing Date” shall have the meaning ascribed to it in Section 2.6.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combination” shall have the meaning ascribed to it in the recitals.

“Combination Intended Tax Treatment” shall have the meaning ascribed to it in the recitals.

“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any Person designated by the Commissioner to act on his behalf.

“Common Control Affiliate” shall have the meaning ascribed to it in Section 7.10(a).

“Company” shall have the meaning ascribed to it in the preamble.

“Company Annual Financial Statements” means the audited consolidated financial statements of the Company for the years ending December 31, 2023, December 31, 2022, and December 31, 2021, together with the notes thereto.

“Company Articles of Incorporation” shall have the meaning ascribed to it in Section 3.1.

“Company Benefit Plan” means each (a) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (b) other compensation, bonus, commission, pension, supplemental pension, savings, profit sharing, deferred compensation, supplemental executive, split dollar life or other insurance, incentive compensation, stock ownership, stock purchase, restricted stock, stock option, phantom stock or other equity‑based, retirement, vacation or paid time off, change in control, retention, transaction bonus, supplemental unemployment benefit, perquisite, fringe benefit, severance, disability, death benefit, hospitalization, medical, flexible benefit, cafeteria, dependent care or other compensation or benefit plan, policy, program, arrangement, agreement or Contract, or (c) any other employment, consulting, independent contractor policy, program, arrangement agreement or Contract, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has any current or contingent obligation or liability (whether absolute or contingent) (including as a result of any relationship to an ERISA Affiliate of the Company or any of its Subsidiaries), whether or not in writing, other than (i) any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) any “multi‑employer pension plan” (or term of similar import) as defined under the Pension Benefits Act (Ontario), as amended or other applicable Law in Canada, including similar pension standards legislation of Canada or a province and the Tax Act, (iii) any Labor Agreement or (iv) any plan, policy, program, arrangement or understanding mandated by applicable Law and sponsored or maintained by a Governmental Authority.

“Company Board of Directors” means the board of directors of the Company.

“Company Bylaws” shall have the meaning ascribed to it in Section 3.1.

“Company Calculation Certificate” shall have the meaning ascribed to it in Section 2.2(e)(iii)(C).

“Company Closing Price” means the volume weighted average closing trading price of a Company Common Share on NYSE (as reported in The Wall Street Journal or, if not reported thereby, as reported in another authoritative source mutually agreed by Parent and the Company) for the ten full consecutive trading days ending on the Business Day prior to the Closing Date.

“Company Common Shares” means the common shares, no par value, of the Company.

“Company Credit Agreement” means the Credit Agreement, dated as of March 6, 2020 (as amended, supplemented, or otherwise modified), by and among the Company, as parent borrower, Primo Water Holdings Inc. (formerly known as Cott Holdings Inc.) and Eden Springs Nederland B.V., as subsidiary borrowers, Bank of America, N.A., as administrative agent and collateral agent, the lenders party thereto and Bank of America, N.A. as Lead Arranger and Bookrunner.

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been delivered to Parent concurrently with the execution of this Agreement.

“Company Equity Awards” means Company RSUs, Company PSUs and Company Options (or other Equity Interests granted as compensation or otherwise in respect of service) whether or not granted pursuant to the Company Stock Plans.

“Company ESPP” means the Cott Corporation Employee Share Purchase Plan, effective as of October 1, 2015.

“Company Financial Statements” means the Company Annual Financial Statements and the Company Interim Financial Statements.

“Company Food Authorizations” shall have the meaning ascribed to it in Section 3.20(c).

“Company Improvements” shall have the meaning ascribed to it in Section 3.16(d).

“Company Indemnified Party” shall have the meaning ascribed to it in Section 7.6(a).

“Company Indentures” means, collectively, (a) the Indenture, dated as of October 22, 2020 (as amended, supplemented or otherwise modified), by and among Primo Water Holdings Inc., the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, The Bank of New York Mellon, as U.S. trustee, paying agent, registrar, transfer agent and authenticating agent, and The Bank of New York Mellon, London Branch, as London paying agent, governing Primo Water Holdings Inc.’s 3.875% Senior Notes due 2028, and (b) the Indenture, dated as of April 30, 2021 (as amended, supplemented or otherwise modified), by and among Primo Water Holdings Inc., the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, and The Bank of New York Mellon, as U.S. trustee, paying agent, registrar, transfer agent and authenticating agent, governing Primo Water Holdings Inc.’s 4.375% Senior Notes due 2029.

“Company Intellectual Property” means any and all Intellectual Property, including Company Registered Intellectual Property, that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Interim Financial Statements” means the unaudited interim consolidated financial statements of the Company for the quarterly period ended March 31, 2024, together with the notes thereto.

“Company IT Systems” shall have the meaning ascribed to it in Section 3.17(h).

“Company Material Adverse Effect” means any fact, circumstance, change, effect, event or occurrence that individually or in the aggregate with all other changes, effects, events or occurrences, has had or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect for purposes of this clause (a), any fact, circumstance, change, effect, event or occurrence directly arising out of or directly resulting from (i) general economic, credit, capital or financial markets or political or social conditions in Canada, the United States or globally, including with respect to interest rates or currency exchange rates, (ii) any outbreak of hostilities, acts of war (whether or not declared), sabotage or terrorism, or any escalation or any worsening thereof, (iii) any hurricane, tornado, flood, volcano, earthquake or other natural or man‑made disaster occurring after the date of this Agreement, (iv) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof by any Governmental Authority) which is proposed, approved or enacted on or after the date of this Agreement or any change in regulatory accounting requirements, (v) any change or development generally affecting the industries in which the Company and its Subsidiaries primarily operate, (vi) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Shares or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change and not otherwise disregarded hereunder may be taken into account in determining whether there has been a Company Material Adverse Effect), (vii) the negotiation, execution, announcement, performance or pendency of this Agreement or the consummation of the transactions contemplated hereby (it being understood that the exception in this clause (vii) shall not apply to the representations and warranties in Section 3.5), (viii) any action taken by the Company or its Subsidiaries at Parent’s written request or any other action taken by any Party required by this Agreement, (ix) any epidemics, pandemics or general disease outbreak, or any worsening thereof, or any binding Governmental Authority response thereto, or (x) the identity of, or any facts or circumstances relating to the Parent Parties or their respective Affiliates, except in the cases of clauses (i), (ii), (iii), (iv), (v) or (ix), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries primarily operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect), or (b) the ability of the Company to consummate the transactions contemplated by this Agreement, including the Arrangement.

“Company Material Contract” shall have the meaning ascribed to it in Section 3.11(a).

“Company Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held in accordance with this Agreement and the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution and for any other purpose as may be set out in the Circular.

“Company Multiemployer Plans” shall have the meaning ascribed to it in Section 3.14(f).

“Company Notes” means, collectively, Primo Water Holding Inc.’s 3.875% Senior Notes due 2028 and 4.375% Senior Notes due 2029, in each case, issued pursuant to the Company Indentures.

“Company Options” means, at any time, options to acquire Company Common Shares granted pursuant to the Company Stock Plans or otherwise which are, at such time, outstanding and unexercised, whether or not vested.

“Company Owned Real Property” shall have the meaning ascribed to it in Section 3.16(a).

“Company Preferred Shares” shall have the meaning ascribed to it in Section 3.3(a).

“Company Privacy Requirements” shall have the meaning ascribed to it in Section 3.17(g).

“Company Pro Forma Percentage” shall have the meaning ascribed to it in Section 2.4(h).

“Company PSU” means, at any time, each award of restricted stock units with respect to Company Common Shares subject to performance-based vesting granted pursuant to the Company Stock Plans or otherwise which is, at such time, outstanding, whether or not vested.

“Company Public Disclosure Record” means all forms, reports, schedules, statements and other documents filed by or on behalf of the Company on SEDAR+, filed with or furnished to the SEC by or on behalf of the Company or incorporated by reference into such documents on or after December 31, 2021 and publicly available prior to the date of this Agreement.

“Company Quarterly Dividend” shall have the meaning ascribed to it in Section 7.13.

“Company Recommendation” means the unanimous recommendation of the Company Board of Directors that the Company Shareholders vote in favor of the Arrangement Resolution.

“Company Registered Intellectual Property” shall have the meaning ascribed to it in Section 3.17(a).

“Company Revolving Credit Facility” means the revolving credit facility under the Company Credit Agreement.

“Company RSU” means, at any time, each restricted stock unit with respect to Company Common Shares subject to time-based vesting granted pursuant to the Company Stock Plans or otherwise which is, at such time, outstanding, whether or not vested.

“Company Shareholder” means a holder of one or more Company Common Shares.

“Company Shareholder Approval” means the affirmative vote of (a) at least 66 2/3% of the votes cast on the Arrangement Resolution by the Company Shareholders present in Person or represented by proxy at the Company Meeting, and (b) if required, a majority of the votes cast on the Arrangement Resolution by the Company Shareholders present in Person or represented by proxy at the Company Meeting, excluding for this purpose the votes required to be excluded by MI 61-101.

“Company Special Dividend” shall have the meaning ascribed to it in Section 7.13.

“Company Specified Leased Real Property” shall have the meaning ascribed to it in Section 3.16(b).

“Company Specified Real Property Landlord Leases” shall have the meaning ascribed to it in Section 3.16(c).

“Company Specified Real Property Leases” shall have the meaning ascribed to it in Section 3.16(b).

“Company Spring Source Real Property” shall have the meaning ascribed to it in Section 3.16(e).

“Company Stock Plans” means the Primo Water Corporation 2018 Equity Incentive Plan, and the Amended and Restated Primo Water Corporation Equity Incentive Plan, each, as amended or amended and restated from time to time.

“Company Termination Fee Event” shall have the meaning ascribed to it in Section 9.2(b).

“Company Voting Agreements” shall have the meaning ascribed to it in the recitals.

“Competition Act” means the Competition Act (Canada).

“Competition Act Approval” means either: (a) the issuance of the Advance Ruling Certificate; or (b) the applicable waiting period under Section 123 of the Competition Act shall have expired or been earlier terminated or the obligation to make a pre-merger notification under Part IX of the Competition Act shall have been waived by the Commissioner pursuant to Section 113(c) of the Competition Act.

“Compliant” means, with respect to the Required Financial Information, that (a) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financial Information not misleading under the circumstances, in each case, giving effect to all supplements and updates delivered with respect thereto, (b) such Required Financial Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the 1933 Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that would be applicable to such Required Financial Information (other than such provisions for which compliance is not customary in a Rule 144A offering of non-convertible high yield debt securities), and (c) the financial statements and other financial information included in such Required Financial Information (x) would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the 1933 Securities Act, including if the independent registered public accountants of the Company shall have withdrawn or otherwise modified any audit opinion contained in the Required Financial Information or if the Company issues a public statement indicating its intent to, or determines that it is required to, restate any historical financial statements of the Company included in the Required Financial Information or that any such restatement is under consideration, and (y) are sufficient to permit the Company’s independent accountants to issue a customary “comfort” letter to the Debt Financing Sources to the extent required as part of the Debt Financing, including as to customary negative assurances and customary change period comfort, in order to consummate any offering of debt securities (and such accountants have confirmed they are prepared to issue a comfort letter subject to their completion of customary procedures).

“Contract” means any contract, agreement, indenture, note, instrument, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (whether written or oral) to which a Person is a party or by which a Person is bound or affected or to which any of its properties or assets is subject.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, or (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“Debt Financing” means any debt financing to be incurred by Holdings, Parent or one of Parent’s Subsidiaries, to be obtained at the sole discretion of Parent, to consummate the transactions contemplated by this Agreement, including, at Parent’s sole discretion, to fund any change of control offer, tender offer, exchange offer, consent solicitation, redemption or repayment, as applicable, of the outstanding indebtedness of the Company and its Subsidiaries, including the Company Revolving Credit Facility and the Company Notes; provided that the incurrence of any Debt Financing would only occur (a) at or immediately following the Closing or (b) in the case of an issuance of debt securities, if necessary or advisable to incur such indebtedness prior to the Closing, pursuant to escrow arrangements with the related funds to be released at or immediately following the Closing.

“Debt Financing Sources” means the financial institutions acting as underwriters, initial purchasers, placement agents, arrangers, administrative agents, collateral agents, lenders or other agents in connection with any Debt Financing, as applicable.

“Debt Offer” shall have the meaning ascribed to it in Section 7.17(b).

“DGCL” shall have the meaning ascribed to it in Section 2.2(a).

“Director” means the Director appointed pursuant to Section 278 of the OBCA.

“Disclosure Letter” means the Company Disclosure Letter or Parent Disclosure Letter, as applicable.

“Dissent Rights” means the rights of dissent of the Company Shareholders in respect of the Arrangement pursuant to Article 4 of the Plan of Arrangement.

“Environmental Claims” means any Orders, Litigations or written notices of noncompliance by or from any Governmental Authority or any other Person alleging liability or obligations arising out of either the Release of any Hazardous Material or the failure to comply with any Environmental Law or any Authorization issued thereunder.

“Environmental Law” means any Law relating to pollution, protection or preservation of the environment or natural resources or human exposure to Hazardous Materials.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar interest in any Person and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing.

“ERISA” shall have the meaning ascribed to it in Section 3.14(a).

“ERISA Affiliate” means, with respect to any Person, any other Person who currently is, or has been within the last six years been, treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, treated as a single employer under Section 414 of the Code, with such initial Person.

“Excluded Benefits” shall have the meaning ascribed to it in Section 7.5(a).

“FDA” shall have the meaning ascribed to it in Section 3.20(a).

“Final Order” means the order of the Court in a form acceptable to the Company and Parent, each acting reasonably, approving the Arrangement under Section 182(5) of the OBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court (following the prior written consent of the Company and Parent, each acting reasonably) at any time prior to the Arrangement Effective Time or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended (following the prior written consent of the Company and Parent, each acting reasonably) on appeal.

“Food Laws” shall have the meaning ascribed to it in Section 3.20(b).

“Foreign Company Benefit Plan” shall have the meaning ascribed to it in Section 3.14(j).

“Foreign Parent Benefit Plan” shall have the meaning ascribed to it in Section 4.13(j).

“Fully Diluted Company Common Shares” means, at any given time, the sum of (a) the aggregate number of Company Common Shares issued and outstanding, plus (b) the aggregate maximum number of Company Common Shares issuable in respect of any Equity Interests of the Company, including with respect to Company Options, Company PSUs and Company RSUs, in each case that are outstanding or deemed outstanding (and assuming the vesting in full of any of the foregoing subject to vesting or similar conditions).

“Fully Diluted Holdings Common Shares” means, at any given time, the sum of (a) the aggregate number of Holdings Common Shares issued and outstanding, plus (b) the aggregate maximum number of Holdings Common Shares issuable in respect of any Equity Interests of Holdings, including with respect to Holdings Options, Holdings PSUs and Holdings RSUs (each as defined in the Plan of Arrangement), in each case that are outstanding or deemed outstanding (and assuming the vesting in full of any of the foregoing subject to vesting or similar conditions).

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, minister, department, division, bureau, agent, official, agency, commission, commissioner, board, cabinet or authority of any government, governmental body, quasi‑governmental, administrative or private body (including the TSX, the NYSE or any other stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi‑judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing.

“Hazardous Materials” means any materials or wastes that are listed, defined or regulated as hazardous, toxic, pollutants, or contaminants (or terms of similar import) under any applicable Environmental Law.

“Holdings” shall have the meaning ascribed to it in the preamble.

“Holdings Class A Common Share” means a share of Class A common stock, par value $0.01 per share, of Holdings.

“Holdings Class B Common Share” means a share of Class B common stock, par value $0.01 per share, of Holdings.

“Holdings Common Shares” means the Holdings Class A Common Shares and the Holdings Class B Common Shares.

“Holdings Equity Awards” means Holdings RSUs, Holdings PSUs and Holdings Options (or other Equity Interests granted as compensation or otherwise in respect of service) calculated in a manner that is consistent with the methodology for determining Fully Diluted Holdings Common Shares.

“Holdings Option” shall have the meaning ascribed to it in the Plan of Arrangement.

“Holdings PSU” shall have the meaning ascribed to it in the Plan of Arrangement.

“Holdings RSU” shall have the meaning ascribed to it in the Plan of Arrangement.

“HSR Act” means the United States Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” and “Indemnified Parties” shall have the meanings ascribed thereto in Section 7.6(a).

“Initial Parent Shareholder” means Triton Water Parent Holdings, LP, a Delaware limited partnership.

“Intellectual Property” means all intellectual property and proprietary rights, which may exist or be created under the laws of any jurisdiction worldwide, whether registered or unregistered, including all: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, design rights, and moral rights; (b) rights in information, data, databases and data collections; (c) trademark, trade name, service name, trade dress and service mark rights and similar rights; (d) trade secret rights; (e) patents and industrial property rights; (f) Internet addresses, domain names, and social media handles; and (g) rights in or relating to registrations, renewals, extensions, combinations, reexaminations, continuations, continuations-in-part, divisions, and reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

“Intended Tax Treatment” shall have the meaning ascribed to it in the recitals.

“Interim Order” means the interim order of the Court in a form reasonably acceptable to each of the Company and Parent to be issued following the application therefor contemplated by Section 2.4(b)(i) providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified, supplemented or varied by the Court with the prior written consent of both the Company and Parent, each acting reasonably.

“Investment Canada Act” means the Investment Canada Act (Canada).

“Investment Canada Act Approval” means that the responsible Minister under the Investment Canada Act shall have issued a letter stating that he or she is satisfied, or the responsible Minister by expiry of the applicable review period under the Investment Canada Act shall have issued a letter stating that he or she is deemed to be satisfied, that the transactions contemplated by this Agreement are likely to be of net benefit to Canada in accordance with the Investment Canada Act, and there shall be no outstanding order or notice under Part IV. 1 of the Investment Canada Act that has the effect of prohibiting the Closing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of the Company’s officers listed on Section 1.1(a) of the Company Disclosure Letter and, with respect to Parent, the actual knowledge of the Parent officers listed on Section 1.1(a) of the Parent Disclosure Letter.

“Labor Agreement” shall have the meaning ascribed to it in Section 3.13(b).

“Law” means any and all laws, statutes, codes, ordinances (including zoning), approvals, decrees, rules, regulations, bylaws, notices, policies, protocols, guidelines, treaties or other requirements of any Governmental Authority and any legal requirements arising under the common law or principles of law or equity.

“Liens” means any pledge, claim, lien, charge, option, hypothecation, mortgage, deed of trust, deed to secure debt, security interest, restriction, adverse right, prior assignment, lease, sublease, license, sublicense, title defect, easement, right to possession or any other encumbrance, right or restriction of any kind or nature whatsoever, whether contingent or absolute.

“Litigation” shall have the meaning ascribed to it in Section 3.9.

“Malicious Code” means any computer code or any other procedure, routines or mechanisms designed or intended to  (a) disrupt, disable, harm or impair in any material way such software’s or hardware’s operation, (b) cause such software or hardware to damage or corrupt any data, storage media, programs, equipment or communications of any Person or otherwise interfere with its use or operations or (c) permit any third party to access any such software or hardware without authorization to cause disruption, disablement, harm, impairment, damage erasure or corruption (sometimes referred to as “traps”, “viruses”, “access codes”, “back doors” “Trojan horses,” “time bombs,” “worms,” or “drop dead devices”).

“Matching Period” shall have the meaning ascribed to it in Section 6.4(e)(i)(E).

“Merger” shall have the meaning ascribed to it in the recitals.

“Merger Consideration” shall have the meaning ascribed to it in Section 2.2(e)(iii)(A).

“Merger Consideration Calculation” shall have the meaning ascribed to it in Section 2.2(e)(iii)(D).

“Merger Effective Time” shall have the meaning ascribed to it in Section 2.2(b)(i).

“Merger Sub” shall have the meaning ascribed to it in the preamble.

“Mergers” shall have the meaning ascribed to it in the recitals.

“Mergers Intended Tax Treatment” shall have the meaning ascribed to it in the recitals.

“Mutual Funds” shall have the meaning ascribed to it in Section 7.10(a).

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“Minister” means the responsible Minister under the Investment Canada Act and includes any Person designated by the Minister to act on his behalf.

“Misrepresentation” shall have the meaning ascribed to it under applicable Canadian Securities Laws.

“Multiemployer Plan” means “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA and subject to ERISA).

“New Holdings Bylaws” shall have the meaning ascribed to it in Section 2.3(c).

“New Holdings Certificate of Incorporation” shall have the meaning ascribed to it in Section 2.3(c).

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings.

“Non‑Disclosure Agreement” means the Confidentiality Agreement, effective as of June 2, 2022, by and between the Company, BlueTriton Brands, Inc., and One Rock Capital Management, LLC, as amended June 22, 2023, and June 16, 2024.

“NYSE” means the New York Stock Exchange.

“OBCA” means the Business Corporations Act (Ontario).

“Offering Documents” means prospectuses, private placement memoranda, offering memoranda, information memoranda, bank books, private side supplements and packages and lender and investor presentations, in each case, to the extent the same are customary or reasonably required in connection with any Debt Financing.

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, decrees or similar actions taken by, or applied by, any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“ordinary course of business”, or any phrase of similar import, means, with respect to an action taken or to be taken by any Person, that such action is consistent with the past practices of such Person (including with respect to amount and frequency) and is taken in the ordinary course of the normal day‑to‑day business and operations of such Person.

“Outside Date” shall have the meaning ascribed to it in Section 9.1(b)(i).

“Parent” shall have the meaning ascribed to it in the preamble.

“Parent Annual Financial Statements” shall have the meaning ascribed to it in Section 4.6(a).

“Parent Benefit Plan” means each (a) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (b) other compensation, bonus, commission, pension, supplemental pension, savings, profit sharing, deferred compensation, supplemental executive, split dollar life or other insurance, incentive compensation, stock ownership, stock purchase, restricted stock, stock option, phantom stock or other equity‑based, retirement, vacation or paid time off, change in control, retention, transaction bonus, supplemental unemployment benefit, perquisite, fringe benefit, severance, disability, death benefit, hospitalization, medical, flexible benefit, cafeteria, dependent care or other compensation or benefit plan, policy, program, arrangement agreement or Contract, or (c) any other employment, consulting, independent contractor policy, program, arrangement, agreement or Contract, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Parent or any of its Subsidiaries, or under or with respect to which Parent or any of its Subsidiaries has any current or contingent obligation or liability (whether absolute or contingent) (including as a result of any relationship to an ERISA Affiliate of Parent or any of its Subsidiaries), whether or not in writing, other than (i) any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) any “multi‑employer pension plan” (or term of similar import) as defined under the Pension Benefits Act (Ontario), as amended or other applicable Law in Canada, including similar pension standards legislation of Canada or a province and the Tax Act, (iii) any Labor Agreement or (iv) any plan, policy, program, arrangement or understanding mandated by applicable Law and sponsored or maintained by a Governmental Authority.

“Parent Board of Directors” means the board of directors of Parent.

“Parent Bylaws” shall have the meaning ascribed to it in Section 4.1.

“Parent Certificate of Incorporation” shall have the meaning ascribed to it in Section 4.1.

“Parent Common Share” means a share of common stock, par value $0.01 per share, of Parent.

“Parent Consent Solicitation” shall have the meaning ascribed to it in Section 7.16(a).

“Parent Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been delivered to the Company concurrently with the execution of this Agreement.

“Parent Financial Advisors” shall have the meaning ascribed to it in Section 4.25.

“Parent Financial Statements” shall have the meaning ascribed to it in Section 4.6(a).

“Parent Food Authorizations” shall have the meaning ascribed to it in Section 4.19(c).

“Parent Improvements” shall have the meaning ascribed to it in Section 4.15(d).

“Parent Indemnified Party” shall have the meaning ascribed to it in Section 7.6(a).

“Parent Indenture” means the Indenture, dated as of March 31, 2021 (as amended, supplemented or otherwise modified), by and among Triton Water Holdings, Inc., the guarantors party thereto, and Wilmington Trust, National Association, as trustee, governing Triton Water Holdings, Inc.’s 6.250% Senior Notes due 2029.

“Parent Intellectual Property” means any and all Intellectual Property, including Parent Registered Intellectual Property, that is owned or purported to be owned by Parent or any of its Subsidiaries.

“Parent Interim Financial Statements” shall have the meaning ascribed to it in Section 4.6(a).

“Parent IT Systems” shall have the meaning ascribed to it in Section 4.16(h).

“Parent Material Adverse Effect” means any fact, circumstance, change, effect, event or occurrence that individually or in the aggregate with all other changes, effects, events or occurrences, has had or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole; provided that none of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect for purposes of this clause (a), any fact, circumstance, change, effect, event or occurrence directly arising out of or directly resulting from (i) general economic, credit, capital or financial markets or political or social conditions in Canada, the United States or globally, including with respect to interest rates or currency exchange rates, (ii) any outbreak of hostilities, acts of war (whether or not declared), sabotage or terrorism, or any escalation or any worsening thereof, (iii) any hurricane, tornado, flood, volcano, earthquake or other natural or man‑made disaster occurring after the date of this Agreement, (iv) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof by any Governmental Authority) which is proposed, approved or enacted on or after the date of this Agreement or any change in regulatory accounting requirements, (v) any change or development generally affecting the industries in which Parent and its Subsidiaries primarily operate, (vi) the failure, in and of itself, of Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes after the date of this Agreement in the credit rating of Parent (it being understood that the underlying facts giving rise or contributing to such failure or change and not otherwise disregarded hereunder may be taken into account in determining whether there has been a Parent Material Adverse Effect), (vii) the negotiation, execution, announcement, performance or pendency of this Agreement or the consummation of the transactions contemplated hereby (it being understood that the exception in this clause (vii) shall not apply to the representations and warranties in Section 4.5), (viii) any action taken by Parent or its Subsidiaries at the Company’s written request or any other action taken by any Party required by this Agreement, (ix) any epidemics, pandemics or general disease outbreak, or any worsening thereof, or any binding Governmental Authority response thereto, or (x) the identity of, or any facts or circumstances relating to the Company or its Affiliates, except in the cases of clauses (i), (ii), (iii), (iv), (v) or (ix), to the extent that Parent and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which Parent and its Subsidiaries primarily operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Parent Material Adverse Effect), or (b) the ability of Parent or any other Parent Party to consummate the transactions contemplated by this Agreement, including the Mergers.

“Parent Material Contract” shall have the meaning ascribed to it in Section 4.10(a).

“Parent Notes” means Triton Water Holdings, Inc.’s 6.250% Senior Notes due 2029 issued pursuant to the Parent Indenture.

“Parent Owned Real Property” shall have the meaning ascribed to it in Section 4.15(a).

“Parent Parties” and “Parent Party” shall have the meaning ascribed to it in the preamble.

“Parent Preferred Shares” shall have the meaning ascribed to it in Section 4.3(a).

“Parent Privacy Requirements” shall have the meaning ascribed to it in Section 4.16(g).

“Parent Registered Intellectual Property” shall have the meaning ascribed to it in Section 4.16(a).

“Parent Related Parties” means former, current or future general or limited partners, shareholders, financing sources, managers, members, directors, officers, employees, advisors, counsel or Affiliates of Parent (other than the Parent Parties).

“Parent Shareholder” means the Initial Parent Shareholder and any Subsequent Parent Shareholder; provided, however, that in the event the Parent Shareholder consists of more than one Person at any time prior to the Merger Effective Time, then any action to be taken by, or rights that may be exercised by, the Parent Shareholder hereunder may be exercised by the holder(s) of a majority of the Parent Common Shares at such time.

“Parent Shareholder Consent” shall mean the irrevocable action by written consent of the Parent Shareholder evidencing the approval and adoption of this Agreement.

“Parent Specified Leased Real Property” shall have the meaning ascribed to it in Section 4.15(b).

“Parent Specified Real Property Landlord Leases” shall have the meaning ascribed to it in Section 4.15(c).

“Parent Specified Real Property Leases” shall have the meaning ascribed to it in Section 4.15(b).

“Parent Spring Source Real Property” shall have the meaning ascribed to it in Section 4.15(e).

“Parent Termination Fee Event” shall have the meaning ascribed to it in Section 9.2(c).

“Payoff Letters” shall have the meaning ascribed to it in Section 7.17(g).

“Permitted Facilities Sale” shall have the meaning ascribed to it in Section 7.2(e).

“Permitted Liens” means, for the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the context requires: (a) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in conformity with GAAP; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in conformity with GAAP; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation arising in the ordinary course of business; (d) easements, rights‑of‑way, covenants, restrictions and other encumbrances with respect to tangible or real properties incurred in the ordinary course of business that, individually or in the aggregate, are not material in amount and that do not, in each case, materially detract from the value, operation or the use of the property subject thereto; (e) Liens affecting the landlord’s interest in any real property subject to Company Specified Real Property Leases or Parent Specified Real Property Leases which do not and would not materially interfere with the current use or occupancy of such Company Specified Leased Real Property or Parent Specified Leased Real Property; (f) statutory landlords’ Liens and Liens granted to landlords under any Company Specified Real Property Leases or Parent Specified Real Property Leases, as applicable; (g) non‑exclusive licenses of non‑material Intellectual Property in the ordinary course of business; (h) any purchase money security interests, equipment leases or similar financing arrangements; (i) any Liens which are disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or the notes thereto; and (j) any Liens that are not material to the Company, its Subsidiaries or their businesses, taken as a whole, or Parent, its Subsidiaries or their businesses, taken as a whole, as applicable.

“Permitted Sell-Down Transferees” shall have the meaning ascribed to it in Section 7.10(a).

“Person” means an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural Person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status.

“Personal Information” means any information that identifies or could reasonably be used to identify any individual, as well as any information defined as “personal information,” “personally identifiable information,” or any similar term by applicable Law.

“Plan of Arrangement” means the plan of arrangement substantially in the form of Exhibit A hereto, as the same may be amended, supplemented or varied from time to time in accordance with Article 6 of the Plan of Arrangement or at the direction of the Court in the Final Order with the prior written consent of the Company and Parent, each acting reasonably.

“Pre‑Closing Restructuring” shall have the meaning ascribed to it in Section 7.10(b).

“Premium Cap” shall have the meaning ascribed to it in Section 7.6(b).

“Proxy Statement” shall have the meaning ascribed to it in Section 2.7(b).

“Proxy Statement/Circular” shall have the meaning ascribed to it in Section 2.7(b).

“Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

“Relevant Laws” shall have the meaning ascribed to it in Section 7.2(a).

“Representatives” shall have the meaning ascribed to it in Section 6.4(a)(i).

“Required Financial Information” means (a) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type and form that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of debt securities on a registration statement on Form S-1 under the 1933 Securities Act in order for the Company to consummate an offering of high-yield debt securities (including all audited financial statements and all unaudited quarterly interim financial statements, in each case, prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including applicable comparison period, which, in the case of unaudited quarterly interim financial statements (other than the fourth quarter), will have been reviewed by the Company’s independent public accountants as provided in Statement on Auditing Standards 100), and (b) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (or the Debt Financing Sources) to the extent that such information is (i) required in connection with any Debt Financing or of the type and form customarily included in (A) marketing documents used to syndicate credit facilities including the placement, incurrence or refinancing of “asset based” facilities or (B) an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the 1933 Securities Act or (ii) as otherwise necessary to receive from the Company’s independent public accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including negative assurance and customary change period comfort), together with drafts of customary comfort letters that such independent public accountants are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with any Debt Financing, with respect to the financial information to be included in such offering memorandum.

“Required Regulatory Approvals” shall have the meaning ascribed to it in Section 7.2(b)(iii).

“Returns” means all returns, reports, forms, elections, designations, schedules, statements, notices, estimates, claims for refund, declarations, and information statements, including any attachment thereto and any amendment thereof, filed or required to be filed with any Governmental Authority in respect of Taxes.

“Rights Agreement” means the Second Amended and Restated Shareholders Rights Plan Agreement, dated as of May 8, 2024, by and between the Company and Computershare Investor Services, Inc.

“Sanctions” shall have the meaning ascribed to it in Section 3.21(b).

“Sanctioned Country” shall have the meaning ascribed to it in Section 3.21(b).

“Sanctioned Person” shall have the meaning ascribed to it in Section 3.21(b).

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the 1933 Securities Act provided by Section 3(a)(10) thereof.

“Securities Act” means the Securities Act (Ontario).

“SEDAR+” means the System for Electronic Document Analysis and Retrieval +.

“Settlement Action” shall have the meaning ascribed to it in Section 7.2(e).

“Significant Company Customers” shall have the meaning ascribed to it in Section 3.10.

“Significant Company Suppliers” shall have the meaning ascribed to it in Section 3.10.

“Significant Parent Customers” shall have the meaning ascribed to it in Section 4.9.

“Significant Parent Suppliers” shall have the meaning ascribed to it in Section 4.9.

“Specified Mutual Funds” shall have the meaning ascribed to it in Section 7.10(a).

“Spring Source” means a spring or other naturally occurring body of water from which water is extracted.

“Spring Water” means water derived from an underground formation from which water flows naturally to the surface of the Earth.

“Stockholders Agreement” shall have the meaning ascribed to it in Section 7.12(b).

“Subject Securities” shall have the meaning ascribed to it in Section 2.4(b)(i).

“Subsequent Certificate of Merger” shall have the meaning ascribed to it in Section 2.3(b)(i).

“Subsequent Merger” shall have the meaning ascribed to it in the recitals.

“Subsequent Merger Effective Time” shall have the meaning ascribed to it in Section 2.3(b)(i).

“Subsequent Parent Shareholder” means all holders of Parent Common Shares, if any, other than the Initial Parent Shareholder.

“Subsequent Surviving Company” shall have the meaning ascribed to it in Section 2.3(a).

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of the outstanding voting securities are directly or indirectly owned by such Person (excluding joint ventures that are neither operated nor managed by such Person), or (b) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such party or any Subsidiary of such Person does not have a majority of the voting interests in such partnership).

“Superior Proposal” means any bona fide written Acquisition Proposal made by a Person or group of Persons acting jointly (other than any Parent Party or any of their respective Affiliates) that the Company Board of Directors determines in good faith and in the proper discharge of its fiduciary duties (after consultation with the Company’s financial advisor and outside legal counsel) that (a) did not result from or involve a material breach of Section 6.4, (b) is reasonably likely to be consummated in accordance with its terms without undue delay, (c) is not subject to any financing contingency and adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal, and (d) is more favorable to the Company Shareholders from a financial point of view than the Arrangement, the Mergers and the other transactions contemplated by this Agreement, taken as a whole, in each case taking into account all financial, legal, financing, regulatory and other aspects of such Acquisition Proposal (including the identity of the Person or group making the Acquisition Proposal) and of this Agreement (including any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.4(e)(ii)); provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

“Superior Proposal Notice” shall have the meaning ascribed to it in Section 6.4(e)(i)(C).

“Surviving Company” shall have the meaning ascribed to it in Section 2.2(a).

“Takeover Laws” shall have the meaning ascribed to it in Section 7.9.

“Tax” or “Taxes” means all taxes, duties, imposts, levies or other governmental assessments, tariffs, charges, contributions, premiums or obligations in the nature of a tax, however denominated, imposed, assessed or collected by any Governmental Authority, including all income taxes, including any tax on or based on net income, gross income, earnings, gross receipts, capital gains, profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes (including all withholdings on amounts paid to or by the relevant Person), sales taxes, use taxes, goods and services taxes, harmonized sales taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add‑on minimum taxes, franchise taxes, license taxes, occupation taxes, real and personal property taxes, land transfer taxes, severance taxes, capital stock taxes, stamp taxes, anti‑dumping taxes, countervailing taxes, occupation taxes, environmental taxes, transfer taxes, employment or unemployment insurance premium taxes and other employment or unemployment taxes, social security (or similar) taxes, insurance premium and worker’s compensation premium taxes, and pension (including Canada Pension Plan and Quebec Pension Plan) payments, and other taxes of any kind whatsoever, together with any interest, penalties and additional amounts imposed in respect thereof.

“Tax Act” means the Income Tax Act (Canada).

“Termination Fee” shall have the meaning ascribed to it in Section 9.2(a).

“Third-Party Consents” shall have the meaning ascribed to it in Section 7.3.

“Transaction Litigation” shall have the meaning ascribed to it in Section 7.4.

“Trustee” shall have the meaning ascribed to it in Section 7.17(c).

“TSX” means the Toronto Stock Exchange.

“Union” shall have the meaning ascribed to it in Section 3.13(b).

“U.S. ” or “United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia and all other areas subject to its jurisdiction.

“U.S. Securities Laws” means the 1933 Securities Act, the 1934 Exchange Act and all other state and federal securities Laws.

“Voting Company Debt” shall have the meaning ascribed to it in Section 3.3(c).

“Voting Parent Debt” shall have the meaning ascribed to it in Section 4.3(b).

“WARN Act” shall have the meaning ascribed to it in Section 3.13(g).

“Water Rights” means all rights to divert and beneficially use water pursuant to applicable Law.

“Withholding Agent” shall have the meaning ascribed to it in Section 2.5.

Section 1.2           Interpretation.

(a)          In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)          when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated;

(ii)        the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)        whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)       the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole (including the Exhibits  hereto and the Company Disclosure Letter and Parent Disclosure Letter executed concurrently herewith) and not to any particular provision of this Agreement;

(v)          the word “will” has the same meaning and effect as the word “shall”;

(vi)         the phrase “to the extent” means the degree to which a subject or other matter extends, and not simply “if”;

(vii)        the word “or” is not intended to be exclusive unless expressly indicated otherwise;

(viii)      the phrase “made available” or “provided” by a Party means any document or other information that was (A) included in such Party’s virtual data room hosted on Datasite (including via “clean room” arrangements) or (B) provided by such Party or its transaction counsel to the Company or its transaction counsel (in the case of Parent) or Parent or its transaction counsel (in the case of the Company), in each case at least one day prior to the date hereof;

(ix)         all references in this Agreement to days (other than Business Days), months or years shall be deemed references to calendar days, months or years;

(x)          the terms “dollars” and “$” mean United States Dollars;

(xi)       all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(xii)       the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to cover all genders;

(xiii)       references to a Person are also to its successors and permitted assigns;

(xiv)       references to any Contract (including this Agreement) are to the Contract as amended, modified, supplemented, restated or replaced from time to time (to the extent permitted by the terms thereof);

(xv)       references to any Law shall mean such Law as amended, updated, modified, supplemented and superseded from time to time, including by succession of comparable successor Law, instruments incorporated therein and the rules, regulations and published policies applicable thereto; and

(xvi)       the Company Disclosure Letter and the Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

(b)          The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 1.3        Disclosure. Except to the extent otherwise provided or that the context otherwise requires, all capitalized terms not defined in the Company Disclosure Letter or the Parent Disclosure Letter shall have the meanings ascribed to them in this Agreement. The representations and warranties of the Company in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Company Disclosure Letter. The representations and warranties of Parent in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Parent Disclosure Letter. Any information set forth in one section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent it is reasonably apparent on its face that such information is relevant to such other Section or subsection, and then only to the extent that the relevance of any disclosed event, item or occurrence in such Disclosure Letter to a matter covered by a representation or warranty set forth in this Agreement is reasonably apparent as to matters which are a subject of such representation or warranty, other than any matters required to be disclosed for purposes of Section 3.3, Section 3.24, Section 3.25, Section 4.3, Section 4.23 and Section 4.24, which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable. The mere inclusion of any item in any section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission by the Company or Parent, respectively, or to otherwise imply, that any such item has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, respectively, or otherwise represents an exception or material fact, circumstance, change, effect, event or occurrence for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement. Matters disclosed in any section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Headings inserted in the sections or subsections of the Company Disclosure Letter and the Parent Disclosure Letter are for convenience of reference only and shall not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

Section 1.4      Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement will not survive the consummation of the Combination and will expire and be terminated on the earlier of the Subsequent Merger Effective Time and, subject to the obligation to make any payment hereunder pursuant to Section 9.2, the date on which this Agreement is validly terminated in accordance with its terms. This Section 1.4 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Closing or the date on which this Agreement is terminated, as the case may be.

Section 1.5         Date of Action. If the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action will be required to be taken on the next succeeding day which is a Business Day.

ARTICLE 2
THE MERGER AND THE ARRANGEMENT

Section 2.1       Single Transaction. The Parent Parties and the Company acknowledge and agree that, in accordance with the terms and conditions of this Agreement, the following transaction steps shall occur in the following order, conditional on the immediately preceding step in the sequence:

(a)         on the Closing Date, prior to the consummation of the Merger, pursuant to Section 2.4 and the Plan of Arrangement and in accordance with the OBCA, at the Arrangement Effective Time, the Company shall effect steps a through g of Section 3.1 of the Plan of Arrangement pursuant to which, among other things, all of the outstanding Company Common Shares will be acquired by Amalgamation Sub in the manner set forth in the Plan of Arrangement;

(b)        on the Closing Date, pursuant to Section 2.2 and in accordance with the DGCL, at the Merger Effective Time but after the transactions described in Section 2.1(a), Merger Sub and Parent shall consummate the Merger; and

(c)        on the Closing Date, pursuant to Section 2.3 and in accordance with the DGCL, at the Subsequent Merger Effective Time but after the Merger Effective Time, Holdings and Parent shall consummate the Subsequent Merger.

Section 2.2           The Merger.

(a)          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), on the Closing Date at the Merger Effective Time, Merger Sub shall be merged with and into Parent. At the Merger Effective Time, the separate corporate existence of Merger Sub shall cease, and Parent shall continue as the surviving company in the Merger (the “Surviving Company”) and as a wholly-owned Subsidiary of Holdings.

(b)          Merger Effective Time.

(i)          On the Closing Date, Parent shall file with the Secretary of State of the State of Delaware a certificate of merger, in accordance with, and in such form as is required by, the relevant provisions of the DGCL, with respect to the Merger (the “Certificate of Merger”). The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed by the Company and Parent and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (the time the Merger becomes effective being the “Merger Effective Time”).

(ii)         The Merger will have the effects set forth in this Agreement, the Certificate of Merger and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, the separate existence of Merger Sub shall cease and all of the assets, property, rights, privileges, powers and franchises of Parent and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Parent and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, in each case as provided under the DGCL.

(c)          Certificate of Incorporation and Bylaws. At the Merger Effective Time, (i) by virtue of the Merger, the certificate of incorporation of Parent, as in effect immediately prior to the Merger Effective Time, shall be amended and restated as set forth in Exhibit D attached hereto and (ii) the Parent Parties shall take all necessary actions so that the bylaws of Parent, as in effect immediately prior to the Merger Effective Time, shall be amended and restated so that they read in their entirety the same as the bylaws of Merger Sub as in effect immediately prior to the Merger Effective Time (except that all references in the bylaws of Merger Sub to the name of Merger Sub shall be replaced by references to the name of Parent as provided in its bylaws immediately prior to the Merger Effective Time), in each case until thereafter changed or amended as provided therein or by applicable Law.

(d)          Directors and Officers of Surviving Company. The Parent Parties shall take all necessary actions so that the directors of Merger Sub immediately prior to the Merger Effective Time shall be installed as the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly appointed, elected and qualified, as the case may be. The Parent Parties shall take all necessary actions so that the officers of Merger Sub immediately prior to the Merger Effective Time shall be installed as the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(e)          Effect on Capital Stock.

(i)         Conversion of Merger Sub Common Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time held by Holdings, and all rights in respect thereof, shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company, which shall be held directly by Holdings (and, immediately after the Merger Effective Time, the Surviving Company shall be a direct, wholly-owned Subsidiary of Holdings).

(ii)        Cancellation of Parent‑Owned Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties, each Parent Common Share that is owned by Parent as treasury stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)        Conversion of Parent Common Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties:

(A)       The issued and outstanding Parent Common Shares as of immediately prior to the Merger Effective Time (other than shares to be cancelled in accordance with Section 2.2(e)(ii)) shall be converted into a number of Holdings Class A Common Shares and a number of Holdings Class B Common Shares (such Holdings Class A Common Shares and Holdings Class B Common Shares, collectively, the “Merger Consideration”), such that, as a result of the Merger, the Parent Shareholder holds, as of immediately following the Closing (including completion of the Arrangement Effective Time, the Merger Effective Time and the Subsequent Merger Effective Time), an aggregate number of Holdings Class A Common Shares and Holdings Class B Common Shares comprising 57.0% of the aggregate Fully Diluted Holdings Common Shares, with such Merger Consideration allocated between Holdings Class A Common Shares and Holdings Class B Common Shares in a manner so as to result in the Initial Parent Shareholder holding, as of such time, 49.0% of the aggregate Holdings Class A Common Shares and a number of Holdings Class B Common Shares that (assuming the full conversion thereof into Holdings Class A Common Shares at such time), when taken together with the Holdings Class A Common Shares included in the Merger Consideration held by the Parent Shareholder, represent 57.0% of the aggregate Fully Diluted Holdings Common Shares, in each case as determined in good faith by Holdings and the Company; provided, however, in the event the Initial Parent Shareholder holding a greater number of Holdings Class A Common Shares would not result in a “Change of Control” under the Company Indentures (including as a result of the operation of the immediately succeeding clause herein) as of the Closing, the Initial Parent Shareholder may, by written notice to Holdings prior to the Closing, elect to receive such greater number of Holdings Class A Common Shares in lieu of a corresponding number of Holdings Class B Common Shares; provided, further, that in the event the Parent Shareholder consists of more than one Person prior to the Merger Effective Time, then the portion of any Merger Consideration (x) consisting of Holdings Class B Common Shares that the Parent Shareholder is entitled to receive pursuant to this Section 2.2 shall be entirely allocated to the Initial Parent Shareholder and no shares of Holdings Class B Common Shares shall be allocated to any Subsequent Parent Shareholder and (y) consisting of Holdings Class A Common Shares that the Parent Shareholder is entitled to receive pursuant to this Section 2.2 shall be allocated among the Initial Parent Shareholder and each Subsequent Parent Shareholder on a pro rata basis based on the number of Parent Common Shares held by each such holder as of immediately prior to the Merger Effective Time, after accounting for the allocation set forth in the preceding clause (x).

(B)        All such Parent Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the Parent Shareholder shall cease to have any rights with respect to any such Parent Common Shares, except the right to receive the applicable Merger Consideration and cash in lieu of fractional shares in accordance with Section 2.2(e)(iv).

(C)         At least three and no more than five Business Days prior to the Closing, the Company shall deliver to Parent a certificate of the Company signed by an executive officer of the Company, and that is reasonably acceptable to Parent, setting forth, as of the date and time of the delivery of such certificate, the number of Fully Diluted Company Common Shares (the “Company Calculation Certificate”).  Prior to the Closing, and without prejudice to the Initial Parent Shareholder’s rights under Section 2.2(e)(iii)(F), Parent shall be entitled to review, and the Company shall consider in good faith any comments from Parent with respect to, the Company Calculation Certificate, and the Company shall, to the extent such comments from Parent are reasonable, deliver to Parent an updated version of such certificate reflecting any changes agreed to in writing (which may be via electronic mail) between the Company and Parent and such updated certificate shall be considered the Company Calculation Certificate for all purposes hereunder.

(D)       Based on the Company Calculation Certificate, the Parties shall calculate (I) the number of Fully Diluted Holdings Common Shares (calculated giving effect to the Mergers and the Arrangement as if they had each occurred immediately prior to such time (it being understood that such number is intended to be identical to the number determined pursuant to the Company Calculation Certificate)) and (II) the number of Holdings Class A Common Shares and Holdings Class B Common Shares comprising the Merger Consideration (the “Merger Consideration Calculation”).

(E)         From and after the delivery of the Company Calculation Certificate, the Company shall take such actions as are necessary such that the numbers set forth in the Company Calculation Certificate do not change including, for the avoidance of doubt, not issuing any Company Common Shares or Equity Interests of the Company, and suspending the ability to exercise any Company Options and any other rights to purchase Company Common Shares or Equity Interests of the Company.

(F)         If, at any time prior to the date that is 90 days from the Closing Date, either the Initial Parent Shareholder or the Company provides written notice to the other that it believes there was an inaccuracy in the Company Calculation Certificate or the Merger Consideration Calculation such that the number of Holdings Class A Common Shares or Holdings Class B Common Shares issued to the Parent Shareholder or the Company Shareholders at the Closing was not consistent with the number of Holdings Class A Common Shares or Holdings Class B Common Shares to which the Parent Shareholder is, or the Company Shareholders are, entitled pursuant to this Agreement, the Initial Parent Shareholder and the Company shall work in good faith to agree on the number of Holdings Class A Common Shares and/or Holdings Class B Common Shares comprising the Merger Consideration that, absent such inaccuracy, should have been issued as of the Closing (the “Adjusted Merger Consideration”).  As promptly as practicable following such resolution, Holdings shall issue to the Parent Shareholders, or the Parent Shareholders shall surrender to Holdings, as applicable, a number of Holdings Class A Common Shares and/or Holdings Class B Common Shares to reflect the Adjusted Merger Consideration.

(iv)        Fractional Shares. No certificates or scrip representing fractional shares of Holdings Class A Common Shares or Holdings Class B Common Shares shall be issued upon the conversion of Parent Common Shares pursuant to this Agreement. Notwithstanding any other provision of this Agreement, if the Initial Parent Shareholder or any Subsequent Parent Shareholder would otherwise have been entitled to receive a fraction of a share of either Holdings Class A Common Shares or Holdings Class B Common Shares, as applicable, the Initial Parent Shareholder or such Subsequent Parent Shareholder, as applicable, shall instead receive cash in an amount (without interest and rounded to the nearest cent) equal to the product of (A) the fractional share interest to which such Initial Parent Shareholder or Subsequent Parent Shareholder, as applicable, would otherwise be entitled (after taking into account and aggregating the total number of Holdings Class A Common Shares or Holdings Class B Common Shares, as applicable, to which such holder would be entitled) multiplied by (B) the Company Closing Price.

Section 2.3           The Subsequent Merger.

(a)         The Subsequent Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, on the Closing Date at the Subsequent Merger Effective Time, the Surviving Company shall be merged with and into Holdings.  At the Subsequent Merger Effective Time, the separate corporate existence of the Surviving Company shall cease, and Holdings shall continue as the surviving company in the Subsequent Merger (the “Subsequent Surviving Company”).

(b)          Subsequent Merger Effective Time.

(i)          On the Closing Date, Holdings shall file with the Secretary of State of the State of Delaware a certificate of merger, in accordance with, and in such form as is required by the relevant provisions of the DGCL with respect to the Subsequent Merger (the “Subsequent Certificate of Merger”). The Subsequent Merger shall become effective at the time (which shall be after the Merger Effective Time) that the Subsequent Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed by the Surviving Company and Holdings and specified in the Subsequent Certificate of Merger in accordance with the relevant provisions of the DGCL (the time the Subsequent Merger becomes effective being the “Subsequent Merger Effective Time”).

(ii)          The Subsequent Merger will have the effects set forth in this Agreement, the Subsequent Certificate of Merger and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Subsequent Merger Effective Time, the separate existence of the Surviving Company shall cease and all of the assets, property, rights, privileges, powers and franchises of Holdings and the Surviving Company shall vest in the Subsequent Surviving Company, and all debts, liabilities and duties of Holdings and the Surviving Company shall become the debts, liabilities and duties of the Subsequent Surviving Company, in each case as provided under the DGCL.

(c)         Certificate of Incorporation and Bylaws. At the Subsequent Merger Effective Time, (i) by virtue of the Subsequent Merger, the certificate of incorporation of Holdings, as in effect immediately prior to the Subsequent Merger Effective Time, shall be amended and restated to be in the form attached hereto as Exhibit E (the “New Holdings Certificate of Incorporation”) and (ii) the Parent Parties shall take all necessary actions so that the bylaws of Holdings, as in effect immediately prior to the Subsequent Merger Effective Time, shall be amended and restated in the form attached hereto as Exhibit F (the “New Holdings Bylaws”), in each case until thereafter changed or amended as provided therein or by applicable Law.

(d)          Directors and Officers of Subsequent Surviving Company. The Parent Parties shall take all necessary actions so that the directors and officers set forth in Sections 5.2 and 5.3 of the Stockholders Agreement or, if not set forth therein, as agreed between Parent and the Company or, if not so agreed, the Persons who are the directors and officers, respectively, of the Surviving Company immediately prior to the Subsequent Effective Time, are installed as the directors and officers, respectively, of the Subsequent Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(e)          Effect on Capital Stock.  As of the Subsequent Merger Effective Time, by virtue of the Subsequent Merger and without any action on the part of the Parties:

(i)          Each issued and outstanding share of the Surviving Company shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii)          Each issued and outstanding Holdings Class A Common Share and Holdings Class B Common Share shall be unaffected by the Subsequent Merger and shall remain outstanding as a corresponding share of the Subsequent Surviving Company.

Section 2.4           The Arrangement.

(a)        The Arrangement. The Company, Parent, Holdings and Amalgamation Sub agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

(b)        Implementation Steps by the Company. The Company covenants in favor of Parent, Holdings and Amalgamation Sub that upon the terms and subject to the conditions of this Agreement, the Company shall:

(i)         (A) as soon as reasonably practicable following the date on which the Proxy Statement/Circular is cleared by the SEC, apply for, in a manner reasonably acceptable to Parent, pursuant to Section 182(5) of the OBCA and, in cooperation with Parent, prepare, file, proceed with and diligently prosecute an application to the Court for the Interim Order in a manner and form reasonably acceptable to Parent and (B) in seeking the Interim Order, advise the Court that it is the intention of the Parties to rely upon the Section 3(a)(10) Exemption with respect to the issuance of all Arrangement Issued Securities to be issued pursuant to the Arrangement, based and conditioned on the Court’s approval of the Arrangement and its determination that the Arrangement is fair and reasonable to Company Shareholders who hold securities of the Company (collectively, the “Subject Securities”) whose rights are affected by the Arrangement and to whom will be issued Arrangement Issued Securities pursuant to the Arrangement, following a hearing and after consideration of the substantive and procedural terms and conditions thereof;

(ii)         as soon as reasonably practicable after obtaining the Interim Order, convene and hold the Company Meeting for the purpose of considering the Arrangement Resolution;

(iii)       subject to obtaining such approvals as are required by the Interim Order (including the Company Shareholder Approval), as soon as reasonably practicable after the Company Meeting and, in any event, not later than five Business Days thereafter, submit the Arrangement to the Court and apply pursuant to Section 182(5) of the OBCA for the Final Order in a manner and form reasonably acceptable to Parent and thereafter proceed with such application and diligently pursue obtaining the Final Order; and

(iv)        subject to obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Section 8.1 and Section 8.2 (excluding conditions that by their terms cannot be satisfied until the Arrangement Effective Time, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Arrangement Effective Time), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities (including the TSX and NYSE) necessary to give effect to the Merger and the Arrangement and carry out the terms of the Plan of Arrangement applicable to it prior to the Outside Date.

(c)         Implementation Steps by Parent and Holdings. Subject to the terms of this Agreement, Parent, Holdings and their respective Subsidiaries will cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order and, subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Section 8.1 and Section 8.3 (excluding conditions that by their terms cannot be satisfied until the Arrangement Effective Time, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Arrangement Effective Time), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities (including the TSX and NYSE) necessary to give effect to the Merger and the Arrangement and carry out the terms of the Plan of Arrangement applicable to each of them prior to the Outside Date.

(d)          Interim Order. The application referred to in Section 2.4(b)(i) shall, unless the Company and Parent otherwise agree, include a request that the Interim Order provide, among other things:

(i)           for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(ii)        for a confirmation of the record date for the purposes of determining the Company Shareholders entitled to receive notice of and to vote at the Company Meeting;

(iii)         for the calling and holding of the Company Meeting for the purpose of considering the Arrangement Resolution;

(iv)       that, subject to the discretion of the Court, the Company Meeting may be held as a virtual-only or hybrid meeting and that Company Shareholders that participate in the Company Meeting by virtual means will be deemed to be present at the Company Meeting;

(v)         that the Company Meeting may be adjourned or postponed from time to time by the Company subject to the terms of this Agreement (including Section 2.8(i) or as otherwise agreed to by the Parties) without the need for any additional approval by the Court;

(vi)       that the record date for the Company Shareholders entitled to receive notice of and to vote at the Company Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Company Meeting, unless required by Law;

(vii)        that the requisite and sole approval of the Arrangement Resolution will be the Company Shareholder Approval;

(viii)     for the grant of the Dissent Rights to the Company Shareholders who are registered shareholders of the Company, as contemplated in the Plan of Arrangement;

(ix)         for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(x)        that, in all other respects, the terms, restrictions and conditions of the constating documents of the Company (including the Company Bylaws), including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(xi)        that the deadline for the submission of proxies by Company Shareholders for the Company Meeting shall be 48 hours (excluding days which are Saturdays, Sundays and statutory holidays in Toronto, Ontario) prior to the time of the Company Meeting, subject to waiver by the Company in accordance with the terms of this Agreement;

(xii)       that the Company will not (A) waive any failure by any holder of Company Common Shares to timely deliver a notice of exercise of Dissent Rights without the prior written consent of Parent (which may not be unreasonably withheld, conditioned or delayed), or (B) settle, compromise or make any payment with respect to, or agree to settle, compromise or make any payment with respect to, any exercise or purported exercise of Dissent Rights without the prior written consent of Parent (which may be granted or withheld in Parent’s sole and absolute discretion); and

(xiii)     subject to the consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), for such other matters as Parent may reasonably require.

(e)         Court Proceedings. In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company will diligently pursue, and cooperate with Parent in diligently pursuing, the Interim Order and the Final Order. The Company will provide Parent and its legal counsel with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement prior to the service and filing of such materials and shall give reasonable and due consideration to all such comments (provided that all information relating to the Parent Parties and their respective Affiliates included in such materials shall be in form and content satisfactory to Parent, acting reasonably). The Company will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. Subject to applicable Laws, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except with Parent’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned; provided, however, that nothing herein shall require Parent to agree or consent to any increase in the consideration offered or change to the form of the consideration offered to Company Shareholders under the terms of the Plan of Arrangement or any modification or amendment to such filed or served materials that expands or increases the obligations of Holdings, Parent and any of their respective Subsidiaries set forth in any such filed or served materials or under this Agreement, the Mergers or the Arrangement. In addition, the Company will not object to Parent or its legal counsel making such submissions on the hearing of the application for the Interim Order and the application for the Final Order as Parent or its legal counsel considers reasonably appropriate. The Company will also provide Parent and its legal counsel, on a timely basis, with copies of any notice of appearance and evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether or not in writing, received by the Company or its legal counsel indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. The Company will also oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement and consult with Parent with respect to the defense or settlement of any Company Shareholder or derivative proceeding and shall not settle in respect of any such proceeding without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(f)         Articles of Arrangement. The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement and subject to the provisions of the Plan of Arrangement, implement the Plan of Arrangement. On the Closing Date, the Articles of Arrangement shall be sent to the Director pursuant to Section 183(1) of the OBCA. The Articles of Arrangement shall be in form reasonably satisfactory to each of Parent and the Company.

(g)         List of Securityholders. Upon the reasonable request from time to time of Parent, the Company will, as soon as reasonably practicable, provide Holdings or Parent with lists (in both written and electronic form) of the registered Company Shareholders, together with their addresses and respective holdings of Company Common Shares, lists of the names and addresses and holdings of all Persons having rights issued or granted by the Company to acquire or otherwise related to Company Common Shares (including holders of Company Equity Awards) and lists of non‑objecting beneficial owners of Company Common Shares and participants in book‑based nominee registers (such as CDS & Co. and CEDE and Co.), together with their addresses and respective holdings of Company Common Shares. The Company will from time to time furnish or require that its registrar and transfer agent furnish Holdings or Parent with such additional information, including updated or additional lists of Company Shareholders or other securityholders, information regarding beneficial ownership of Company Common Shares and lists of holdings and other assistance as Holdings or Parent may reasonably request.

(h)        Arrangement Issued Securities. The number of Arrangement Issued Securities issuable pursuant to the Arrangement shall be determined in accordance with the Exchange Ratio and the Merger Consideration and shall be consistent with and reflect the calculations set out in the Merger Consideration Calculation (subject to Section 2.2(e)(iii)(F)), such that immediately following the Closing (after giving effect to the Mergers and the Arrangement as if they had each occurred immediately prior to such time), the Parent Shareholder shall hold an aggregate number of shares of Holdings Common Shares comprising 57.0% of the aggregate Fully Diluted Holdings Common Shares (provided that the number of Holdings Common Shares issuable to the Parent Shareholder and their allocation as between Holdings Class A Common Shares and Holdings Class B Common Shares shall be subject to and in accordance with Section 2.2(e)(iii)(A)) and the Persons who were Company Shareholders and holders of Company Equity Awards as of immediately prior to the Closing shall hold an aggregate number of shares of Holdings Common Shares and Holdings Equity Awards comprising 43.0% of the aggregate Fully Diluted Holdings Common Shares (the “Company Pro Forma Percentage”).

(i)          Treatment of Company Equity Awards and Company ESPP. The Company Equity Awards and the Company Stock Plans and the Company ESPP shall be treated as contemplated by, and in the manner set forth in, the Plan of Arrangement, and the Company Board of Directors (or, if applicable, any committee thereof administering the Company Stock Plans and Company Equity Awards and the Company ESPP) shall adopt such resolutions or take such other necessary or appropriate actions such that the treatment of the Company Equity Awards and the Company ESPP as contemplated by the Plan of Arrangement is timely and properly effected. Further, the Company Board of Directors (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary or appropriate actions such that (i) any outstanding Offering Period(s) (as such term is defined in the applicable Company ESPP) under a Company ESPP as of the date hereof shall terminate and a Purchase Date (as such term is defined in the Company ESPP) shall occur under the Company ESPP upon the earlier to occur of (A) the day that is five Business Days prior to the Arrangement Effective Time or (B) the date on which such Offering Period(s) would otherwise end, and no additional Offering Periods shall commence under the Company ESPP after the date of this Agreement, (ii) no individual participating in a Company ESPP shall be permitted to (A) increase the amount of his or her rate of payroll contributions thereunder from the rate in effect as of the date of this Agreement, or (B) except to the extent required by applicable Law, make separate non-payroll contributions to a Company ESPP on or following the date of this Agreement, and (iii) no individual who is not participating in a Company ESPP as of the date of this Agreement may commence participation in a Company ESPP following the date of this Agreement.

(j)        Securityholder Communications. The Company and Parent agree to cooperate in the preparation of presentations, if any, to Company Shareholders or other securityholders regarding the transactions contemplated by this Agreement, including the Arrangement, and the Company agrees to consult with Parent in connection with any communication or meeting with Company Shareholders or other securityholders that it may have; provided, however, that the foregoing shall be subject to the Company’s overriding obligations to make any disclosure or filing required by applicable Laws or stock exchange rules; and provided, further, that if the Company is required to make any such disclosure, it shall give Parent and its legal counsel a reasonable opportunity to review and comment thereon prior to the dissemination of any such disclosure and shall give reasonable consideration to all such comments; and provided, further, that the restrictions set forth in this sentence shall not prevent the making of any filing or disclosure made or proposed to be made by the Company in connection with an Adverse Recommendation Change that is made in compliance with this Agreement.

(k)         Rights Agreement. The Company and the Company Board of Directors shall take all action necessary, immediately prior to the Arrangement Effective Time, to waive or otherwise render inapplicable the application of the Rights Agreement to the Arrangement and to ensure that the Rights Agreement does not interfere with or impede the success of the Arrangement and is terminated as of the Arrangement Effective Time.

Section 2.5       Withholding Rights. Each of Parent, Holdings, Merger Sub, the Company, Amalgamation Sub and the Depositary (as defined in the Plan of Arrangement) and any other applicable withholding agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any amount otherwise payable or deliverable to any Person in connection with this Agreement or the Plan of Arrangement such amounts as are required to be deducted and withheld with respect to the making of such payment or delivery under applicable Tax Law. Any amounts that are so withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. To the extent that amounts are so required under applicable Tax Law to be deducted or withheld from the payment or delivery of consideration to a holder of Parent Common Shares or from the payment or delivery of consideration to a holder of Company Common Shares, Company Equity Awards or other Equity Interests of the Company, the applicable Withholding Agent is hereby authorized to sell such portion of the consideration otherwise payable or deliverable to the applicable holder as is necessary to provide sufficient funds to the applicable Withholding Agent to enable it to comply with any such deduction or withholding requirements; provided that, in such case, the applicable Withholding Agent shall notify such holder of such sale and shall remit (a) the applicable portion of the net proceeds of such sale to the appropriate Governmental Authority and (b) the remaining net proceeds of such sale (after deduction for the amounts described in clause (a)), if any, to such holder.

Section 2.6          The Closing. The closing (the “Closing”) of the Mergers and the Arrangement shall take place by electronic exchange of executed documents at 10:00 a.m. New York City time on the third Business Day following the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article 8 (other than any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction of such conditions or (to the extent permitted by Law) waiver by the Party entitled to the benefits of such conditions at or prior to the Closing), or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.7           Parent Shareholder Actions; Preparation of Proxy Statement/Circular.

(a)          As soon as practicable upon receipt of the Parent Shareholder Consent, Parent will provide the Company with a copy of the Parent Shareholder Consent. In connection with the Parent Shareholder Consent, Parent shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 thereof, the Parent Certificate of Incorporation and the Parent Bylaws.

(b)        As promptly as reasonably practicable following the date hereof, each of the Parties shall cooperate in preparing and prepare, and the Company shall file with the Canadian securities administrators, the Director and the SEC (and, if applicable, any other Governmental Authority), mutually acceptable materials which shall include (i) the Circular, which shall also constitute the proxy statement relating to the matters to be submitted to the Company Shareholders at the Company Meeting, which shall include any documents or other information required by the OBCA or other applicable Laws in connection with the Company Meeting, and (ii) a proxy statement containing the information specified in Schedule 14A under the 1934 Exchange Act (the “Proxy Statement” and, together with the Circular and any amendments or supplements thereto, the “Proxy Statement/Circular”).

(c)       Each Party will provide legal counsel and other advisors to the other Party with a reasonable opportunity to review and comment on drafts of the Proxy Statement/Circular and other documents related to the Company Meeting prior to filing such documents with the applicable Governmental Authorities or mailing such documents to the Company Shareholders (provided that all information relating to the Parent Parties and their respective Affiliates included in such documents shall be in form and content satisfactory to Parent, acting reasonably, and all information relating to the Company and its Affiliates included in such documents shall be in form and content satisfactory to the Company, acting reasonably).

(d)          No filing or mailing of, or amendment or supplement to, the Proxy Statement/Circular will be made by any Party without the consent of the other Parties, which will not be unreasonably withheld, conditioned or delayed; provided, however, that the foregoing shall not apply to any filings with the SEC deemed to supplement the Proxy Statement/Circular or any document which forms a part thereof through its incorporation by reference therein.

(e)        The Company shall use reasonable best efforts to have the Proxy Statement/Circular cleared by the SEC (and, if applicable, any other Governmental Authority) as promptly as practicable. As promptly as practicable after such clearance and after having obtained the Interim Order, the Company shall, unless otherwise agreed to by the Parties, cause the Proxy Statement/Circular and other documentation required in connection with the Company Meeting to be sent to such Persons as required by the Interim Order and applicable Laws.

(f)          Each of the Parties shall, as promptly as practicable after receipt thereof, provide the other with copies of any written comments and advise the other Party of any oral comments with respect to the Proxy Statement/Circular received from the SEC, any relevant Canadian securities administrators, the TSX or the NYSE or their respective staff for amendments or supplements to the Proxy Statement/Circular or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, any Canadian securities administrator, the TSX or the NYSE or their respective staff, on the other hand, with respect to the Proxy Statement/Circular. Each Party shall give the other Party and its counsel a reasonable opportunity to participate in preparing the proposed response by such Party to comments received from the SEC, any Canadian securities administrator, the TSX or the NYSE or their respective staff and to provide comments on any proposed response thereto, and such Party shall give reasonable consideration to any such comments and shall not respond to the SEC, any Canadian securities administrator, the TSX or the NYSE prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each Party shall use reasonable best efforts to respond promptly to any comments of the SEC, any Canadian securities administrator, the TSX or the NYSE or their respective staff with respect to the Proxy Statement/Circular.

(g)         Each Party shall use its reasonable best efforts to ensure that the Proxy Statement/Circular complies in all material respects with applicable Laws (including, in the case of the Company, the OBCA, the Securities Act and the 1934 Exchange Act), the rules and regulations of the SEC and Canadian securities administrators applicable thereto, and the rules and regulations of the TSX and the NYSE, and make available to the other Party such information as is reasonably necessary to comply therewith, including with respect to the preparation and inclusion of any required pro forma or audited financial information. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Circular prior to filing such amendment or supplement with the SEC or any relevant Canadian securities administrators, and each Party will provide the other Party with a copy of all such filings made with the SEC or any relevant Canadian securities administrators.

(h)        Each Party shall furnish all information concerning it and the holders of its Equity Interests as may be reasonably requested in connection with the preparation and filing of the Proxy Statement/Circular. Each Party will advise the other Party, promptly after it receives notice thereof, of the suspension of the qualification of the Holdings Common Shares issuable in connection with the Mergers and the Arrangement, as applicable, for offering or sale in any jurisdiction, or any request by the SEC or any relevant Canadian securities administrators (or, if applicable, any other Governmental Authority) for amendment of the Proxy Statement/Circular.

(i)         If, at any time prior to the Closing, any information relating to any of the Parties or their respective Affiliates, officers or directors is discovered by any Party, and either Party could reasonably believe that such information is required to be or should be set forth in an amendment or supplement to the Proxy Statement/Circular so that the Proxy Statement/Circular would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any Misrepresentation, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by applicable Law or the rules and regulations of the SEC or any relevant Canadian securities administrators, an appropriate amendment or supplement describing such information, the Parties hereto shall cause to be promptly filed with the SEC and Canadian securities administrators (or, if applicable, any other Governmental Authority) and, to the extent required by Law, disseminated to the Company Shareholders, provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any Party or otherwise affect the remedies available hereunder to any Party.

(j)         The Proxy Statement/Circular shall include, subject to the terms and conditions set forth in Section 6.4, (i) the Company Recommendation and rationale therefor (unless the Company shall have effected an Adverse Recommendation Change made in accordance with the terms of this Agreement), and (ii) a statement that each director and officer of the Company has agreed to vote all of such individual’s Company Common Shares in favor of the Arrangement Resolution in accordance with the Company Voting Agreements.

Section 2.8          Company Meeting.

(a)       The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Meeting in accordance with the Company Articles of Incorporation, the Company Bylaws, the Interim Order and applicable Law, as promptly as practicable following the date upon which the SEC clears the Proxy Statement/Circular for the purpose of obtaining the Company Shareholder Approval.

(b)         The Company shall, in consultation with Parent, fix and publish the date of the Company Meeting and a record date for the purposes of determining the Company Shareholders entitled to receive notice of and vote at the Company Meeting.

(c)          The Company will promptly advise Parent of any material written or oral communication received after the date of this Agreement from any Company Shareholder or other Person in opposition to the Arrangement, and provide Parent with an opportunity to review and comment upon any written communication sent by or on behalf of the Company to any such Person.

(d)        The Company will promptly advise Parent of any written notice of dissent or purported exercise by any Company Shareholder of Dissent Rights received by the Company in relation to the Arrangement and any withdrawal of Dissent Rights received by the Company and any material written communications sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement.

(e)          The Company will not recognize any purported notice of exercise of Dissent Rights delivered after the deadline to deliver a notice of exercise of Dissent Rights without the prior written consent of Parent (which may not be unreasonably withheld, conditioned or delayed).

(f)        The Company will not change the record date for the Company Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by Law or the Interim Order or with the prior written consent of Parent (which may not be unreasonably withheld, conditioned or delayed).

(g)         Subject to the terms of this Agreement (including Section 6.4), the Company shall (i) use reasonable best efforts to solicit from the Company Shareholders proxies in favor of the approval of the Arrangement Resolution (and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the consummation of any of the transactions contemplated by this Agreement), including using the services of investment dealers and proxy solicitation agents, as appropriate to do so, and the Company shall take all other actions reasonably necessary (including as may be reasonably requested by Parent) to obtain the Company Shareholder Approval and such other matters as may be necessary to be approved in connection with the Arrangement and (ii) permit Parent to assist (if Parent elects to do so), and consult with Parent and keep Parent apprised, with respect to such solicitation and other related actions, provided that the Company shall not be required to include the Company Recommendation in the solicitation of proxies if there has been an Adverse Recommendation Change made in accordance with the terms of this Agreement.  If Parent elects to do so, the Company will permit Parent to, at Parent’s sole expense, directly or through a proxy solicitation services firm of its choice, actively solicit proxies in favor of the Arrangement (and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the consummation of any of the transactions contemplated by this Agreement) and the Company shall disclose in the Proxy Statement/Circular that Parent may make such solicitations if Parent elects to do so. The Company shall, prior to the Company Meeting, keep Parent reasonably informed of the number of proxy votes received in respect of matters to be acted upon at the Company Meeting, and in any event shall provide such number at least on a daily basis on each of the last ten Business Days prior to the date of the Company Meeting and promptly upon the request of Parent or its Representatives.

(h)         The Company will not propose or submit for consideration at the Company Meeting any business other than the Arrangement Resolution, unless otherwise consented to in writing by Parent.

(i)         The Company shall not adjourn, postpone, delay or cancel (or propose for adjournment, postponement, delay or cancellation) the Company Meeting without Parent’s prior written consent; provided that the Company shall be permitted to adjourn, delay or postpone convening the Company Meeting (A) if the failure to adjourn, delay or postpone the Company Meeting would not, based upon the advice of outside legal counsel, allow sufficient time under applicable Law for the distribution of any required supplement or amendment to the Proxy Statement/Circular, or (B) if as of the time the Company Meeting is scheduled to occur (as set forth in the Interim Order), there are insufficient Company Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting, but only until the Company Meeting can be held at which there are a sufficient number of Company Common Shares represented to constitute a quorum; provided that the Company Meeting shall not be postponed or adjourned to a date that is more than 15 Business Days after the date for which the Company Meeting was originally scheduled; provided, further, that the Company Meeting shall not be adjourned or postponed to a date that is on or after ten Business Days prior to the Outside Date. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligations to call, give notice of, convene and hold the Company Meeting in accordance with this Section 2.8 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal.

Section 2.9          U.S. Securities Law Matters. The Parties agree that the Arrangement will be carried out with the intention that, and the Parties will use their reasonable best efforts to ensure that, all Subject Securities will be issued by Holdings in reliance on the Section 3(a)(10) Exemption. In order to ensure the availability of the Section 3(a)(10) Exemption and to facilitate Holdings’ compliance with other U.S. Securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:

(a)          the Arrangement will be subject to the approval of the Court;

(b)         pursuant to Section 2.4(b)(i) of this Agreement, prior to the hearing to approve the Interim Order, the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption with respect to the issuance of all Subject Securities pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(c)          prior to the issuance of the Interim Order, the Company will file with the Court a copy of the proposed text of the Circular together with any other documents required by applicable Law in connection with the Company Meeting;

(d)        the Court will be required to satisfy itself as to the substantive and procedural fairness of the Arrangement to the holders of Subject Securities who will be issued Arrangement Issued Securities pursuant to the Arrangement;

(e)         the Interim Order approving the Company Meeting will specify that each Person entitled to receive Arrangement Issued Securities pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;

(f)          the Company will ensure that each Company securityholder entitled to receive Arrangement Issued Securities pursuant to the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to give approval to the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(g)        all Persons entitled to receive Arrangement Issued Securities pursuant to the Arrangement will be advised that such Arrangement Issued Securities have not been registered under the 1933 Securities Act and will be issued by Holdings in reliance on the Section 3(a)(10) Exemption, and shall be without trading restrictions under the 1933 Securities Act (other than those that would apply under the 1933 Securities Act in certain circumstances to Persons who are, or have been within 90 days of the Arrangement Effective Time, or, on or after the Arrangement Effective Time, become affiliates (as defined by Rule 144 under the 1933 Securities Act) of Holdings);

(h)         the Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as fair and reasonable to all Persons entitled to receive Arrangement Issued Securities pursuant to or in connection with the Arrangement;

(i)          holders of Company Options, Company RSUs and Company PSUs entitled to receive Holdings Options, Holdings RSUs and Holdings PSUs, respectively, pursuant to the Arrangement will be advised that such Holdings Options, Holdings RSUs and Holdings PSUs, issued pursuant to the Arrangement have not been registered under the 1933 Securities Act and will be issued and exchanged by Holdings in reliance on the Section 3(a)(10) Exemption, but that such exemption does not exempt the issuance of securities upon the exercise or vesting, as applicable, of such Holdings Options, Holdings RSUs and Holdings PSUs; therefore, the Holdings Common Shares issuable upon exercise or vesting, as applicable, of such Holdings Options, Holdings RSUs and Holdings PSUs, as applicable, cannot be issued in the United States or to a Person in the United States in reliance on the Section 3(a)(10) Exemption and such Holdings Options, Holdings RSUs and Holdings PSUs may only be exercised or vest, and the underlying Holdings Common Shares issued, pursuant to a then-available exemption from the registration requirements of the 1933 Securities Act and applicable state securities laws or pursuant to a registration statement on Form S-8;

(j)         each holder of Subject Securities will be advised that with respect to Arrangement Issued Securities issued to Persons who are, or have been within 90 days of the Arrangement Effective Time, or, on or after the Arrangement Effective Time become, affiliates (as defined by Rule 144 under the 1933 Securities Act) of Holdings, such securities will be subject to restrictions on resale under 1933 Securities Laws, including Rule 144 under the 1933 Securities Act

(k)          the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order; and

(l)         the Company shall include in the application contemplated by Section 2.4(b)(i) a statement to substantially the following effect: “If made, the order approving the Arrangement will serve as a basis of a claim to an exemption pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the issuance and distribution in the United States of America of securities of the Purchaser pursuant to the Plan of Arrangement.”

Notwithstanding anything to the contrary herein, if, after the date of this Agreement but prior to the Company Meeting, the Parties mutually determine (acting reasonably and in good faith) that the Section 3(a)(10) Exemption is unlikely to be reasonably available or is likely to be materially less advantageous than an available alternative (including a 1933 Securities Act registration statement or an alternative exemption therefrom), then the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby to utilize such alternative exemption or register the offer of the Arrangement Consideration on a then-available registration statement in a manner intended to achieve the more advantageous result.

Section 2.10        Adjustment to Consideration. Notwithstanding anything to the contrary, if between the date of this Agreement and the Subsequent Merger Effective Time (a) the outstanding Company Common Shares, Parent Common Shares or Holdings Common Shares shall have been changed into a different number of shares or units or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred or (b) the Company’s representations and warranties in Section 3.3(a), Parent’s representations and warranties in Section 4.3(a) or Holdings’ representations and warranties in Section 5.3(a) are not true in any non-de minimis respect with respect to the number of Fully Diluted Company Common Shares, outstanding and fully-diluted Parent Common Shares or Fully Diluted Holdings Common Shares, as applicable, then the number of Holdings Common Shares issued in the Mergers or the Arrangement, as applicable, will be equitably adjusted to provide to Parent and the Parent Shareholder, on the one hand, and the Company and the Company Shareholders, on the other hand, the same economic effect as contemplated by this Agreement prior to such event or to the extent of such representations and warranties being untrue, as applicable.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any Company Public Disclosure Record, other than any disclosures contained therein under the captions “Risk Factors” or “Forward Looking Statements” or disclosures contained in the Company Public Disclosure Record under any other captions to the extent the disclosures are predictive, cautionary or forward‑looking in nature, but it being understood that this clause (a) shall not be applicable to Section 3.3, Section 3.4, Section 3.23, Section 3.25, Section 3.26 and Section 3.27, and that any matter disclosed in any Company Public Disclosure Record will be deemed to be disclosed with respect to a section or subsection in this Article 3 only to the extent that it is reasonably apparent on the face of such disclosure in such Company Public Disclosure Record that it is applicable to such section or subsection, or (b) as set forth in the Company Disclosure Letter (but subject to Section 1.3), the Company represents and warrants to the Parent Parties as follows:

Section 3.1         Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted, except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True, complete and correct copies of the Articles of Incorporation of the Company (the “Company Articles of Incorporation”) and the Bylaws of the Company (the “Company Bylaws”), in each case as in effect on the date of this Agreement, are included in the Company Public Disclosure Record or have otherwise been made available to Parent prior to the date hereof.

Section 3.2        Subsidiaries. The chart attached to Section 3.2 of the Company Disclosure Letter sets forth, as of the date of this Agreement, each Subsidiary of the Company. All the outstanding shares of capital stock of, or other Equity Interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other Equity Interests in, any corporation, partnership, joint venture, association or other entity. There are no options, warrants, rights, convertible or exchangeable securities, stock‑based performance units, Contracts or undertakings of any kind to which any Subsidiary of the Company is a party or by which any of them is bound (a) obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or Equity Interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of, or Equity Interest in, any Subsidiary of the Company, (b) obligating any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, or (c) giving any Person the right to receive any economic interest of a nature accruing to the holders of capital stock of any of the Company’s Subsidiaries.

Section 3.3           Capital Structure.

(a)         The authorized share capital of the Company consists of (i) an unlimited number of Company Common Shares, (ii) an unlimited number of first preferred shares issuable in series, (iii) an unlimited number of first series of first preferred shares designated as Series A Convertible First Preferred Shares, (iv) an unlimited number of second series of first preferred shares designated as Series B Non-Convertible First Preferred Shares, (v) an unlimited number of second preferred shares issuable in series, and (vi) an unlimited number of first series of second preferred shares designated as convertible, participating voting Second Preferred Shares, Series 1 (the shares described in clauses (ii) through (vi) collectively, the “Company Preferred Shares”). At the close of business on June 14, 2024 (the “Capitalization Date”), (A) 160,263,427 Company Common Shares were issued and outstanding, (B) 4,882,950 Company Common Shares were reserved and available for issuance pursuant to the Company Stock Plans, and pursuant to such Company Stock Plans, (I) 1,413,712 Company Common Shares were subject to outstanding Company Options and (II) 2,159,016 Company Common Shares were subject to outstanding Company RSUs (being 793,040 time-based and 1,365,976 performance-based RSUs) and (C) no Company Preferred Shares were outstanding. Except as set forth above, at the close of business on the Capitalization Date, no shares of capital stock or other voting securities of or Equity Interests in the Company were issued, reserved for issuance or outstanding. From the Capitalization Date, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of, or Equity Interests, in the Company (including Company Equity Awards), other than issuances of Company Common Shares required pursuant to the terms of the Company Equity Awards outstanding on the Capitalization Date, and (y) there have been no issuances by the Company of options, warrants, rights, convertible or exchangeable securities, stock‑based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Shares, other than issuances of Company Common Shares required pursuant to the terms of the Company Equity Awards outstanding on the Capitalization Date.

(b)         Section 3.3(b) of the Company Disclosure Letter sets forth a true, complete and correct list as of the date of this Agreement of all Company Equity Awards outstanding under the Company Stock Plans, including the Company Stock Plan, under which each such Company Equity Award was granted, employee number, grant date, grant price, number of Company Common Shares, vesting terms, expiration date and number of Company Equity Awards unvested, as applicable. No Company Equity Awards have been granted outside of a Company Stock Plan. The Company has provided Parent with true, complete and correct copies of all forms of award agreement under the Company Stock Plans and each Company Equity Award has been granted under terms and conditions that are substantially equivalent to the terms and conditions set forth in such an award agreement.

(c)        All outstanding Company Common Shares are, and all such shares that may be issued prior to the Subsequent Merger Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Shares may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement or as otherwise set forth above, as of the Capitalization Date, there were no options, warrants, rights, convertible or exchangeable securities, stock‑based performance units, Contracts or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of, or Equity Interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of, or Equity Interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, or (iii) giving any Person the right to receive any economic interest of a nature accruing to the holders of Company Common Shares, and since the Capitalization Date, none of the foregoing has been issued. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants, rights, convertible or exchangeable securities, stock‑based performance units or other rights to acquire shares of capital stock of the Company.

(d)        The “Separation Time”, a “Flip-In Event” or a “Voting Share Acquisition Date” (as such terms are defined in the Rights Agreement) and any event or occurrence described in Article 3 of the Rights Agreement (i) has not occurred and (ii) will not occur or will not be deemed to have occurred as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including the Mergers and the Arrangement.

Section 3.4           Authority; Recommendation.

(a)         The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated by this Agreement and thereby, subject, in the case of the Arrangement, to receipt of the Interim Order (and approvals required thereunder), the Final Order (and approvals required thereunder) and the Company Shareholder Approval. The execution and delivery of this Agreement and the other agreements contemplated hereby by the Company and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate action or proceedings are required to consummate the transactions contemplated hereby, subject, in the case of the Arrangement, to receipt of the Interim Order (and approvals required thereunder), the Final Order (and approvals required thereunder) and the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.

(b)        The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that the consideration to be provided to the Company Shareholders under the Arrangement is fair, from a financial point of view, to the Company Shareholders, (ii) determined that the terms of the Arrangement and the other transactions contemplated hereby are fair, from a financial point of view, to and in the best interests of the Company and the Company Shareholders, (iii) approved the execution, delivery and, subject to the Company Shareholder Approval, performance of this Agreement and the transactions contemplated by this Agreement and (iv) resolved to recommend that the Company Shareholders vote in favor of the Arrangement Resolution.

Section 3.5       Non‑Contravention. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby do not, and the consummation and performance of the Arrangement and the other transactions contemplated by this Agreement and thereby and compliance with the provisions of this Agreement and the other agreements contemplated hereby will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, rent or payment or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created as a result of any action taken by a Parent Party), any provision of (a) the Company Articles of Incorporation, the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, or (b) subject to the filings and other matters referred to in the immediately following sentence, and assuming the accuracy of the representations and warranties of the Parent Parties set forth in Article 4 and Article 5, (i) any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, (ii) any Law or Order, in each case applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) any Authorizations of the Company or its Subsidiaries, other than, in the case of clause (b) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Authorization, Order, waiver of, action or nonaction by, or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the other agreements contemplated hereby by the Company or the consummation by the Company of the Arrangement or the other transactions contemplated by this Agreement, except for (A) the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order, (B) the Final Order, and any filings required in order to obtain the Final Order, (C) such filings and other actions required under applicable Canadian Securities Laws and U.S. Securities Laws and the rules and policies of the TSX and NYSE, in each case, as are contemplated by this Agreement, including the filing with the SEC and Canadian securities administrators (and, if applicable, any other Governmental Authority) of the Proxy Statement/Circular, (D) the Required Regulatory Approvals, or (E) any other Authorizations, Orders, filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or could not reasonably be expected to prevent or significantly impede or materially delay the consummation of the Arrangement, the Mergers or the other transactions contemplated by this Agreement.

Section 3.6          Securities Laws Matters; Financial Statements; Undisclosed Liabilities.

(a)          The Company is (i) a “reporting issuer” within the meaning of applicable Canadian Securities Laws in all provinces of Canada and has not taken any action to cease to be a reporting issuer in any of the provinces of Canada nor has the Company received notification from any Canadian securities administrator seeking to revoke the reporting issuer status of the Company, and (ii) not on the list of reporting issuers in default under applicable Canadian Securities Laws, and neither the SEC nor any other securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of the Company, and the Company is in compliance in all material respects with applicable Canadian Securities Laws and applicable U.S. Securities Laws. Trading in the Company Common Shares on the TSX and the NYSE is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of the Company is pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, no inquiry, review or investigation (formal or informal) of the Company by any Canadian securities administrator, the SEC, the NYSE or the TSX under applicable Canadian Securities Laws or U.S. Securities Laws or regulations of the TSX or the NYSE is pending or threatened. Except as set forth in this Section 3.6 or on Section 3.6 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Laws other than under Canadian Securities Laws and U.S. Securities Laws.

(b)        The Company has timely filed or furnished all material reports, schedules, forms, statements and other documents with Canadian securities administrators or the SEC required to be filed or furnished by the Company pursuant to Canadian Securities Laws or U.S. Securities Laws since January 1, 2021, which are all available on SEDAR+ or the EDGAR filing system, as applicable, together with any amendments, restatements or supplements thereto, and will file all such material reports, schedules, forms, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing. As of their respective effective dates (in the case of Company Public Disclosure Records that are registration statements filed pursuant to the requirements of the 1933 Securities Act) and as of their respective dates of filing (in the case of all other Company Public Disclosure Records), the Company Public Disclosure Records complied as to form in all material respects with the requirements of Canadian Securities Laws and U.S. Securities Laws, as the case may be, and the rules and regulations of Canadian securities administrators and the SEC promulgated thereunder applicable thereto, and, where applicable, the rules and policies of the NYSE and the TSX, and except to the extent amended or superseded by a subsequent filing with Canadian securities administrators or the SEC prior to the date of this Agreement, as of such respective dates, none of the Company Public Disclosure Records contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and did not contain any Misrepresentation. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC or with any Canadian securities administrator. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff or staff of any Canadian securities administrator with respect to any of the Company Public Disclosure Records. The Company has not filed any confidential material change report that remains confidential, and the Company has not made any filing with the SEC that as of the date hereof remains confidential. To the Knowledge of the Company, as of the date hereof, none of the Company Public Disclosure Records is the subject of any ongoing review or outstanding investigation by any Canadian securities administrator or the SEC.

(c)         The Company Financial Statements complied when filed as to form in all material respects with Canadian Securities Laws, U.S. Securities Laws and the published rules and regulations of the Canadian securities administrators and the SEC with respect thereto, and have been prepared in all material respects in accordance with GAAP consistently applied by the Company. The Company Financial Statements present fairly in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the Company Interim Financial Statements, to normal period‑end adjustments and the absence of footnotes (none of which are material to the Company and its Subsidiaries taken as a whole)).

(d)         Except for matters reflected or reserved against in the most recent audited consolidated balance sheet of the Company (or the notes thereto) included in the Company Public Disclosure Record, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities and obligations that (i) were incurred since the date of such balance sheet in the ordinary course of business, (ii) are incurred in connection with the transactions contemplated by this Agreement, or (iii) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.7          Internal Controls.

(a)         The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as such term defined in Rule 13a‑15 under the 1934 Exchange Act and in NI 52-109). Such internal controls provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since January 1, 2021, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respects the Company’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has made available to Parent copies of any material written materials relating to each of the foregoing. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee from January 1, 2021 to the Closing Date.

(b)        The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a‑15 under the 1934 Exchange Act and in NI 52-109) and such disclosure controls and procedures are designed so that material information relating to the Company required to be included in reports filed under the 1934 Exchange Act and applicable Canadian Securities Laws, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be disclosed by the Company in the reports that it files or submits to the SEC under the 1934 Exchange Act and applicable Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and applicable Canadian Securities Laws.

(c)         Since January 1, 2021, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b‑7 under the 1934 Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b‑7 under the 1934 Exchange Act) or director of the Company.

(d)        Neither the Company nor any of its Subsidiaries has or is subject to any “Off‑Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S‑K promulgated under the 1933 Securities Act).

(e)         There have not been during the preceding three years any transactions, Contracts or understandings or series of related transactions, Contracts or understandings, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, or if consummated or executed) would be required to be disclosed under Item 404 of Regulation S‑K promulgated under the 1933 Securities Act that have not been disclosed in the Company Public Disclosure Record filed prior to the date hereof.

(f)          To the Knowledge of the Company, no related party of the Company is entitled to receive as a consequence of the Arrangement, the Mergers or the other transactions contemplated by this Agreement any collateral benefit, other than a benefit described in paragraph (c) of the definition of collateral benefit where either (i) the related party, together with its associated entities, beneficially owns or exercises control or direction over less than one percent of the outstanding Company Common Shares or (ii) the requirements of clause (c)(iv)(B)(I) and (II) of the definition of collateral benefit have been satisfied with respect to that benefit and the Company will provide the disclosure contemplated by clause (c)(iv)(B)(III) in the definition of collateral benefit in the Proxy Statement/Circular. The terms “related party”, “associated entity” and “collateral benefit” are used in this paragraph as defined in MI 61-101.

Section 3.8          Absence of Certain Changes or Events. Between December 31, 2023 and the date of this Agreement, (a) there has not been any fact, circumstance, change, effect, event or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business, and (c) except as set forth in Section 3.8 of the Company Disclosure Letter, there has not been any circumstance, action or activity which, if taken after the date hereof, would be a violation of Section 6.1(b)(ii), Section 6.1(b)(iii), Section 6.1(b)(vii) or Section 6.1(b)(xx).

Section 3.9        Litigation. There is no suit, claim (or counterclaim), litigation, action, charge, complaint, arbitration, mediation, grievance or other proceeding brought, conducted or heard by or before any court or other Governmental Authority (each, a “Litigation”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or properties that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. There is no Order outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10        Customers and Suppliers. Section 3.10 of the Company Disclosure Letter sets forth the 15 largest customers (by total aggregate annual revenue received by the Company and its Subsidiaries) of the Company and its Subsidiaries for the 12-month period ending on December 31, 2023 (the “Significant Company Customers”) and the 15 largest suppliers (by total aggregate annual spend amounts paid to such suppliers by, or on behalf of, the Company and its Subsidiaries) (the “Significant Company Suppliers”) of the Company and its Subsidiaries for the 12-month period ending on December 31, 2023 (provided that Section 3.10 of the Company Disclosure Letter may be redacted so long as an unredacted version has been made available to Parent via “clean room” arrangements). During the 12-month period ending on December 31, 2023, no Significant Company Customer or Significant Company Supplier (x) cancelled or otherwise terminated, or, to the Knowledge of the Company, threatened in writing, to cancel or otherwise to terminate, its relationship with the Company or its Subsidiaries, or (y) materially decreased its business with, or, to the Knowledge of the Company, threatened in writing to materially decrease its business with the Company or its Subsidiaries, in each case, except as permitted by the terms of a Contract with the Company or any of its Subsidiaries or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.11        Contracts.

(a)          Except for this Agreement, Section 3.11(a) of the Company Disclosure Letter sets forth a true, complete and correct list of, as of the date of this Agreement, of any Contract to which the Company or any of its Subsidiaries is a party:

(i)         that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S‑K under the 1933 Securities Act (including any Contracts filed as an exhibit to the Company Public Disclosure Record);

(ii)         that limits or purports to limit, in any material respect, the ability of the Company or any of its Subsidiaries to (A) compete in any line of business, in any geographic area or with any Person, or (B) solicit any customer;

(iii)        creating a partnership, joint venture, strategic alliance or similar arrangement with respect to the Company’s or any of its Subsidiaries’ material business or assets;

(iv)      that, individually or together with any related Contracts, requires an aggregate payment, from and after the date hereof until the end of the term of such Contract, by or to the Company or any of its Subsidiaries, in excess of $10,000,000, that cannot be cancelled by the Company or any of its Subsidiaries without liability, penalty or future payment on less than 60 days’ notice;

(v)          providing for indebtedness for borrowed money (other than intercompany indebtedness owed by the Company or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to the Company) of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $5,000,000;

(vi)       that involves a material investment in any Person or the acquisition or disposition of any business enterprise, whether via merger, stock, share or asset purchase or otherwise, for a purchase price of more than $5,000,000, or that contains any “earn-out,” contingent purchase price, deferred purchase price or similar contingent payment obligation or any indemnification obligation, in each case that remains outstanding as of the date of this Agreement;

(vii)       that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (other than a Permitted Lien);

(viii)     that (A) grants any exclusive rights or “most favored nation” status to any Person (including, for the avoidance of doubt, any Contracts providing for exclusive distribution or sales of products in a particular geographic area), or (B) contains any “take-or-pay” or other provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements from a Person, except (in the case of clause (B)) for such rights and provisions that are not material to the Company and its Subsidiaries, taken as a whole;

(ix)         between the Company or any of its Subsidiaries with a Significant Company Customer or a Significant Company Supplier;

(x)         that is a settlement, consent or similar agreement and will or will reasonably be expected to involve payments in excess of $1,000,000 or which otherwise contains any material continuing obligations (including non-monetary obligations) of the Company or any of its Subsidiaries;

(xi)         that is a Labor Agreement covering any employee of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or otherwise subject;

(xii)        that is an employment, severance, retention, change-in-control, bonus or other agreement, arrangement or Contract with any employee of the Company or its Subsidiaries that provides for (A) the payment of any cash or other compensation or benefits by the Company or its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, or (B) severance or termination payments, or advance notice of termination (or payments or benefits in lieu of notice), upon a termination of the applicable employee’s employment or engagement in excess of the minimum entitlements provided under applicable Laws;

(xiii)      that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any equipment or other personal property that involves annual payments in excess of $100,000;

(xiv)       (A) with respect to Company Intellectual Property that is material to the operation of the Company and its Subsidiaries that is licensed to any third party, other than any (I) non-disclosure agreements and (II) non-exclusive licenses (including software as a service or “SaaS” license) granted by the Company or its Subsidiaries in the ordinary course of business or in connection with the marketing, advertising, provision, or sale of services and products by the Company or its Subsidiaries to customers, distributors, or marketing or advertising associates; or (B) pursuant to which a third party has licensed any Intellectual Property to the Company or any of its Subsidiaries that is material to the operation of the business of the Company and its Subsidiaries, other than any (1) non-disclosure agreements, (2) employee invention assignment agreements and similar agreements with independent contractors (except to the extent material Intellectual Property was developed by such independent contractors) entered into in the ordinary course of business, (3) non-exclusive licenses of unmodified, commercially available technology (including software as a service or “SaaS”) for which the Company and its Subsidiaries pay less than $500,000 in the aggregate in licensing, maintenance and other fees and (4) licenses for open source software;

(xv)        for the supply of water from a Spring Source or other third party, including those providing for deionization, reverse osmosis, purification or other similar process or arrangement; and

(xvi)      to which the Company or any of its Subsidiaries is a party that would reasonably be expected to prevent or significantly impede or materially delay the consummation of the Arrangement, the Mergers or the other transactions contemplated by this Agreement.

All Contracts of the types referred to in clauses (i) through (xvi) above, whether or not so listed on Section 3.11(a) of the Company Disclosure Letter, excluding any Company Benefit Plans, are referred to herein as “Company Material Contracts” (provided that order forms, purchase orders and statements of work need not be listed in Section 3.11(a) of the Company Disclosure Letter, but shall nonetheless constitute Company Material Contracts).

(b)         Except as otherwise set forth on the Company Disclosure Letter, as of the date of this Agreement, the Company has made available to Parent true, complete and correct copies of each Company Material Contract (provided that order forms, purchase orders and statements of work need not be made available pursuant to this sentence, but shall nonetheless constitute Company Material Contracts). Each of the Company Material Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no default under any Company Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.12         Compliance with Laws.

(a)         Each of the Company and its Subsidiaries and properties is, and has been since January 1, 2021, in compliance with all Laws applicable to its business or operations, in each case except for instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)        Each of the Company and its Subsidiaries holds, is operating in material compliance with, and has in full force and effect all approvals, authorizations, registrations, licenses, certificates, exemptions, orders, permits and consents of Governmental Authorities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted (including any Authorizations relating to all bottled water products manufactured, produced, processed, packed, sourced, labeled, held, distributed or sold by the Company or any of its Subsidiaries and including whether any water including in such products is provided by the Company or any of its Subsidiaries, sourced from third parties or supplied by the Company, any of its Subsidiaries or any third party), except for such Authorizations the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 3.12(b) of the Company Disclosure Letter sets forth a true, complete and correct list as of the date hereof of all such Authorizations that are material to the Company and its Subsidiaries taken as a whole. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice that any Authorizations will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.13         Employment Matters.

(a)          The Company has made available a materially true, complete and correct list of all employees of the Company and its Subsidiaries as of three Business Days prior to the date hereof or later, including any employee who is on a leave of absence of any nature. The Company has made available a materially true, complete and correct list of all individuals engaged directly by the Company or any of its Subsidiaries, or through a single member entity, on a Form 1099 or other non-employment basis. To the Knowledge of the Company and its Subsidiaries, each listed employee is legally authorized to work in the jurisdiction in which he or she works.

(b)          Except as disclosed in Section 3.13(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other similar Contract with any labor organization, trade or labor union, works council, employee association or other bargaining unit representative (each, a “Union,” and such a Contract with a Union or order or arbitration award, a “Labor Agreement”), nor are there any negotiations currently pending between the Company or any of its Subsidiaries and any Union regarding any Labor Agreement. Neither the Company nor any of its Subsidiaries is required to consult with or obtain the consent of any Union relating to the transactions contemplated by this Agreement. Except as disclosed in Section 3.13(b) of the Company Disclosure Letter, there are no Unions representing or purporting to represent any employee of the Company or any of its Subsidiaries relating to their employment with the Company or its Subsidiaries. No person or Union has applied to have any of the Company or its Subsidiaries declared a common or related employer pursuant to applicable Law.

(c)          There are, and in the past three years there have been, to the Knowledge of the Company, no (i) material Union organizing activities concerning any employees of the Company or any of its Subsidiaries, (ii) written demands by any Union for recognition, or Litigation seeking certification, as the bargaining unit representative of any employees of the Company or any of its Subsidiaries, or to be declared a related or successor employer pursuant to applicable labor or employment Law, or (iii) Unions that hold bargaining rights with respect to any of the employees of the Company or any of its Subsidiaries by way of certification, interim certification, voluntary recognition, or succession rights. There are no current or pending strikes, picketing, handbilling, slowdowns, work stoppages, lockouts, or other material labor disputes or disruptions pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries and no such disputes have occurred within the past three years.

(d)       For the last three years, the Company and its Subsidiaries have been and are in material compliance with all applicable Laws regarding labor, employment and employment practices, including Laws regarding terms and conditions of employment, hiring, background checks, worker classification, collective bargaining, disability rights or benefits, accommodations, privacy, identity and employment eligibility verification, immigration and authorization to work, workplace safety and insurance, occupational health and safety, unfair labor practice, child labor, reductions in force, plant closings, mass layoffs, termination of employment, group terminations, wages, compensation, hours and benefits, payment, working time, overtime, vacation pay, meal and rest breaks, human rights discrimination, harassment, employment discrimination, retaliation, pay equity, equal opportunity, pay transparency, affirmative action, record retention, notice, leaves of absence, workers’ compensation, unemployment compensation, language of work and the collection and payment of withholding or payroll Taxes and similar Taxes.

(e)          In the past three years, no material allegations or complaints of sexual harassment, sexual assault, or sexual misconduct have been made or threatened by or against any current or former officer, director, manager, executive or employee of or other individual service provider of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to such allegations. The Company and its Subsidiaries have promptly, thoroughly, and impartially investigated all allegations of sexual harassment or discriminatory harassment of which the Company or its Subsidiaries are or were aware and have taken all reasonable and necessary corrective actions with respect to such allegations that are reasonably calculated to prevent further improper action, discrimination or harassment with respect to each allegation with potential merit and neither the Company nor any of its Subsidiaries reasonably expects any material liability related to such allegations.

(f)          Except as contemplated by this Agreement, to the Knowledge of the Company, no director, executive, other key employee or group of employees has any intention to terminate his, her or their employment or engagement with the Company or any of its Subsidiaries (that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect).

(g)          During the last three years, neither the Company nor any of its Subsidiaries has announced or implemented any “mass layoffs” or “plant closings,” as such terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law (the “WARN Act”) or any group termination pursuant to the Employment Standards Act (Ontario) or any similar legislation in any jurisdiction in which the Company carries on business.

(h)       All compensation, including wages, commissions, bonuses, incentive compensation, and other compensation, payable to employees of the Company and its Subsidiaries for services performed on or prior to the date of this Agreement have been paid in full other than instances of noncompliance that, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 3.14        Employee Benefit Matters.

(a)         Section 3.14(a) of the Company Disclosure Letter contains a true, complete and correct list, as of the date of this Agreement, of each material Company Benefit Plan, separated by jurisdiction. Each Company Benefit Plan has been administered and funded in compliance with its terms and with applicable Law (including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code), other than instances of noncompliance that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b)         The Company has made available to Parent true, complete and correct copies of (to the extent applicable):  (i) the current plan document for each material Company Benefit Plan, (ii) the most recent annual report on Form 5500 or Annual Information Return as filed, in each case with respect to each material Company Benefit Plan (if any such report was required by applicable Law), (iii) each current trust agreement and funding agreement relating to any material Company Benefit Plan, (iv) the most recent summary plan description or employee booklet, if any, required under ERISA with respect to each material Company Benefit Plan, (v) the most recent actuarial reports and financial statements (as applicable) filed with a Governmental Authority or otherwise prepared by or at the request of the Company relating to each material Company Benefit Plan and (vi) all material, non-routine written communications to or from a Governmental Authority relating to any Company Benefit Plan. With respect to each Company Multiemployer Plan, the Company has made available to Parent true, complete and correct copies of:  (A) all estimates of or information regarding withdrawal liability or contribution base units, annual notices, and other material, written communications relating to such Multiemployer Plan submitted to or received from any plan sponsor or administrator, Governmental Authority or any union, works council, or labor organization, and (B) any actuarial reports prepared in relation thereto (and all relevant schedules and back-up information related to such reports), in each case, during the past three years.

(c)         Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the IRS, and, to the Knowledge of the Company, no event has occurred that could reasonably be expected to cause the loss of or adversely affect any such qualification.

(d)         Section 3.14(d) of the Company Disclosure Letter lists, as of the date of this Agreement, each Company Benefit Plan that provides post-employment welfare benefits (including health, dental or life insurance benefits) to, employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries or to any other Person after retirement or other termination of service (other than coverage or benefits required to be provided (i) under Section 4980B of the Code or any similar Law for which the full premium cost of such coverage is paid by the U.S. covered participant or beneficiary or (ii) applicable Canadian employment and labor standards Laws), and other than such post-employment welfare benefits, neither the Company nor any of its Subsidiaries have any obligation to provide any post-employment welfare benefits to any employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries or to any other Person.

(e)         Section 3.14(e) of the Company Disclosure Letter lists any Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. No Controlled Group Liability has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries or their respective ERISA Affiliates.

(f)          Except for the Multiemployer Plans as set forth on Section 3.14(f) of the Company Disclosure Letter (the “Company Multiemployer Plans”), neither the Company nor any of its Subsidiaries or any of their respective ERISA Affiliates contributes to or otherwise participates in or has any current or contingent liability or obligation with respect to (i) any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA), or (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA). With respect to each Company Multiemployer Plan, (A) none of the Company or its Subsidiaries or any of their respective ERISA Affiliates has experienced a partial or complete withdrawal for which the withdrawal liability has not been satisfied in full, (B) none of the Company or its Subsidiaries or any of their respective ERISA Affiliates have or could reasonably be expected to take any actions before the Closing with respect to such Company Multiemployer Plan that will trigger a partial or complete withdrawal, (C) none of the Company or its Subsidiaries or any of their respective ERISA Affiliates has received (or reasonably expects to receive) notice that any Company Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination), (D) all contributions (including installments) required to be made by the Company or its Subsidiaries or any of their respective ERISA Affiliates to any Company Multiemployer Plan have been timely and accurately made or properly accrued, in all material respects, and (E) no Proceeding against the Company or any of its Subsidiaries or any of their respective ERISA Affiliates by or related to any such Company Multiemployer Plan is (or in the past three years has been) pending or, to the Knowledge of the Company, threatened.

(g)         Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) no Litigation relating to any Company Benefit Plan has been asserted, instituted or, to the Knowledge of the Company, threatened (other than routine claims for benefits and appeals of such claims), and (ii) to the Knowledge of the Company, no fact or circumstances exists that could reasonably be expected to give rise to any such Litigation. No non‑exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA or other applicable Law) has occurred or is reasonably expected to occur with respect to any of the Company Benefit Plans, and no Company Benefit Plan is under, and neither the Company nor any of its Subsidiaries has received any notice of, an audit, examination or investigation by the IRS, Department of Labor or, to the Knowledge of the Company, any other Governmental Authority relating to any Company Benefit Plan other than as listed on Section 3.14(g) of the Company Disclosure Letter.

(h)         Other than as listed on Section 3.14(h) of the Company Disclosure Letter, the consummation of the Arrangement, the Mergers and the other transactions contemplated by this Agreement, alone or in combination with any other event occurring prior to, contemporaneous with or following the consummation of the Arrangement, the Mergers and any other transactions contemplated by this Agreement, will not (i) give rise to any liability, whether absolute or contingent, under any Company Benefit Plan, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, (ii) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any employee, officer or director of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries under any Company Benefit Plan, or (iii) result in any breach or violation of or default under or limit the rights of Parent, the Company or any of their Affiliates to amend, modify, merge or terminate any Company Benefit Plan or related trust. No amount that could be received (whether in cash or property, the vesting of property or otherwise) as a result of or otherwise related to the consummation of the Arrangement, the Mergers and the other transactions contemplated by this Agreement (whether alone or in combination with any other event) by any employee, officer or director or other service provider of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, would not be deductible by reason of Section 280G of the Code or would be subject to an excise Tax under Section 4999 of the Code.

(i)          No Tax penalties or additional Taxes have been imposed or would be reasonably expected to be imposed on any employee, officer or director of the Company or any of its Subsidiaries (whether current, former or retired), in each case, as a result of a failure to comply with Section 409A of the Code with respect to any Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any gross-up or indemnity obligation for any Taxes imposed on any employee, officer or director of the Company or any of its Subsidiaries (whether current, former or retired), including under Section 4999 or 409A of the Code.

(j)          Notwithstanding the generality of the foregoing, each Company Benefit Plan that primarily covers workers located outside of the United States or Canada or is otherwise subject to the applicable Laws of a jurisdiction outside of the United States or Canada (each a “Foreign Company Benefit Plan”), and each Company Benefit Plan that covers workers located in Canada or is otherwise subject to the applicable Laws of Canada (each, a “Canadian Company Benefit Plan”) (i) has in all material respects been established, registered (where required), funded, invested, operated and administered in accordance with the terms of the applicable plan document and all applicable Laws, and if intended to qualify for special tax treatment, satisfies all requirements for such treatment and (ii) if required or intended to be funded or book-reserved, are fully funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions in accordance with applicable Laws.

(k)        No Company Benefit Plan is, has ever been, or is intended to be (i) a “registered pension plan” as such term is defined in subsection 248(1) of the Tax Act, (ii) a “retirement compensation arrangement” as such term is defined in subsection 248(1) of the Tax Act, (iii) a “salary deferral arrangement” as such term is defined in subsection 248(1) of the Tax Act, or (iv) an “employee life and health trust” as such term is defined in subsection 248(1) of the Tax Act.  The only employer obligation under a Canadian “multi-employer pension plan” (or term of similar import) as defined under the Pension Benefits Act (Ontario), as amended or other applicable Law in Canada, including similar pension standards legislation of Canada or a province and the Tax Act, is to remit employer and employee contributions as set out in the respective Labor Agreement.

(l)          No event has occurred with respect to any Canadian Company Benefit Plan or, to the Knowledge of the Company, any Foreign Company Benefit Plan, that is intended to be registered (i) which would result in the revocation of the registration of such Canadian Company Benefit Plan or Foreign Company Benefit Plan or entitle any Governmental Authority (without the consent of the Company) to wind up or terminate any Canadian Company Benefit Plan or Foreign Company Benefit Plan, in whole or in part, or (ii) which could otherwise reasonably be expected to adversely affect the tax status of any such Canadian Company Benefit Plan or Foreign Company Benefit Plan.

Section 3.15         Taxes.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)          The Company and each of its Subsidiaries has duly and timely filed (taking into account applicable extensions) all Returns required to be filed by it with the appropriate Governmental Authority and all such Returns are true, complete and correct.

(ii)         The Company and each of its Subsidiaries has: (i) duly and timely paid all Taxes due and payable by it or for which it is liable and that are required to have been paid; (ii) duly and timely withheld all Taxes required to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority all such withheld Taxes; and (iii) duly and timely collected all amounts on account of sales or transfer Taxes, including goods and services, harmonized sales, value added, sales or similar Taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority all such collected Taxes required by applicable Tax Laws to be remitted by it. Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to the assessment of any Tax which extension is still in effect.

(iii)       No Litigation is pending or has been threatened in writing with respect to Taxes or Returns of the Company or any of its Subsidiaries that has not been resolved without any further liability to the Company or any of its Subsidiaries.

(iv)        The charges, accruals, and reserves for Taxes reflected on the Company Interim Financial Statements (whether or not in respect of Taxes that are currently due and whether or not in respect of Taxes shown on any Return but excluding any provision for deferred income Taxes) are adequate under GAAP to cover Taxes of the Company and each of its Subsidiaries accruing through the date of such Company Interim Financial Statements.

(v)          There are no Liens for Taxes on the property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(vi)        No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Return to the effect that such entity is or may be subject to taxation by such jurisdiction that would be the subject of such Return.

(vii)       Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502‑6 or Section 159 or 160 of the Tax Act (or any similar provision of state, local, or non‑U.S. Law), as a transferee or successor or by contract (other than any customary commercial contract entered into in the ordinary course of business not primarily relating to Taxes). Neither the Company nor any of its Subsidiaries is a party to any tax sharing, tax allocation or tax indemnification agreement (other than any (x) agreement exclusively between or among any of the Company and its Subsidiaries or (y) customary commercial contract entered into in the ordinary course of business not primarily relating to Taxes).

(viii)      No private letter rulings, technical advice memoranda, closing agreements, or similar agreements or rulings with respect to Taxes have been entered into or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries that are binding on such entity in respect of any taxable year for which the statute of limitations has not yet expired.

(ix)        Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011‑4, a “reportable transaction” as defined in subsection 237.3(1) of the Tax Act, or a “notifiable transaction” as defined in subsection 237.4(1) of the Tax Act.

(x)         Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non U.S. income Tax Law) entered into prior to the Closing; (B) intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (C) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting during any taxable period (or portion thereof) ending on or prior to the Closing; (D) installment sale or open transaction disposition made prior to the Closing; or (E) prepaid amount or deferred revenue received outside the ordinary course of business prior to the Closing. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code.

(xi)         Neither the Company nor any of its non‑U.S. Subsidiaries is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(xii)       There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes of, or the payment or remittance of Taxes by, the Company or any of its Subsidiaries.

(xiii)       The Company and its Subsidiaries have complied in all material respects with Laws related to unclaimed property and escheatment.

(xiv)       The Company and its Subsidiaries have complied with relevant transfer pricing Laws (including Section 247 of the Tax Act).

(b)          Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two‑year period ending on the date hereof.

(c)          The entity classification of the Company and each of its Subsidiaries for U.S. federal income tax purposes is set forth on Section 3.15(c) of the Company Disclosure Letter.

(d)          The Company is a taxable Canadian corporation as defined in the Tax Act.

(e)          Neither the Company nor any of its Subsidiaries has Knowledge of any facts or circumstances or has taken, failed to take, or agreed to take any action that would reasonably be expected to prevent or impede the Mergers from qualifying for the Mergers Intended Tax Treatment, the Arrangement from qualifying for the Arrangement Intended Tax Treatment or the Combination from qualifying for the Combination Intended Tax Treatment.

Section 3.16         Real Property.

(a)          Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete (in all material respects) list of all Company Owned Real Property, including the address with respect thereto. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid fee title to such Company Owned Real Property, in each case free and clear of all Liens, except for Permitted Liens. “Company Owned Real Property” means all real property owned, including any owned Company Spring Source Real Property (in each case, together with all Company Improvements and all easements and other rights and interests appurtenant thereto including, without limitation, Water Rights), as of the date of this Agreement, by the Company or any of its Subsidiaries. The Company has not executed any, and to the Knowledge of the Company, there are no outstanding options, rights of first refusal or other preemptive rights to purchase the Company Owned Real Property or any portion thereof or interest therein.

(b)          Section 3.16(b) of the Company Disclosure Letter sets forth a true and complete (in all material respects) list of Company Specified Real Property Leases together with the address of the related property and the parties to each such Company Specified Real Property Lease. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Subsidiary of the Company has a good and valid title to a leasehold or subleasehold estate in each Company Specified Leased Real Property, (ii) each Company Specified Real Property Lease is valid, binding and in full force and effect, and (iii) neither the Company, any of its Subsidiaries that is party to each Company Specified Real Property Lease, nor to the Knowledge of the Company, any other party to each Company Specified Real Property Lease, is in material breach or default thereunder which material breach or default continues on the date of this Agreement, and neither the Company nor any of its Subsidiaries has received or given any written notice of any material breach or default under each Company Specified Real Property Lease which default continues on the date of this Agreement. “Company Specified Real Property Leases” means all leases, subleases and licenses, including any leased Company Spring Source Real Property (including all material amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto) of real property under which, as of the date of this Agreement, the Company or any of its Subsidiaries is a tenant, licensee or a subtenant of any leasehold or subleasehold estate and other right to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property (“Company Specified Leased Real Property”).

(c)          Section 3.16(c) of the Company Disclosure Letter sets forth a true and complete (in all material respects) list of Company Specified Real Property Landlord Leases together with the address of the related property and the parties to each such Company Specified Real Property Landlord Lease. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each Company Specified Real Property Landlord Lease is valid, binding and in full force and effect and (ii) neither the Company nor any of its Subsidiaries that is party to each Company Specified Real Property Landlord Lease, nor to the Knowledge of the Company, any other party to each Company Specified Real Property Landlord Lease, is in material breach or default thereunder which material breach or default continues on the date of this Agreement, and neither the Company nor any of its Subsidiaries has received or given any written notice of any material breach or default under such Company Specified Real Property Landlord Lease which default continues on the date of this Agreement. “Company Specified Real Property Landlord Leases” means all leases, licenses, subleases or similar agreements under which, as of the date of this Agreement, the Company or any of its Subsidiaries conveys or grants to any Person a leasehold estate in, or the right to use or occupy, any Company Owned Real Property or portion thereof, other than leases, licenses, subleases and similar arrangements that do not provide for annual rent in excess of $1,000,000.

(d)         All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof included in the Company Owned Real Property (the “Company Improvements”) are in good condition and repair (reasonable wear and tear excepted) and sufficient for the operation of the business of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there are no material structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Company Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Company Improvements or any portion thereof in the operation of the business of the Company.

(e)        All Company Spring Source Real Property is included in Company Owned Real Property or real property that is subject to a Company Specified Real Property Lease and Section 3.16(a) and Section 3.16(b), as applicable, of the Company Disclosure Letter indicate which items of real property thereon pertain to a Spring Source. Each Spring Source owned or leased by the Company or a Subsidiary of the Company or with respect to which the Company or a Subsidiary of the Company is otherwise the beneficiary under any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement of any right to extract Spring Water (collectively, the “Company Spring Source Real Property”) has access to water resources sufficient for the operation of the business (x) as the business is currently conducted and (y) immediately following the Closing in all material respects in the same manner as currently conducted.

(f)          The Company and its Subsidiaries have complied with relevant transfer pricing Laws (including Section 247 of the Tax Act).

Section 3.17         Intellectual Property.

(a)        Section 3.17(a) of the Company Disclosure Letter sets forth a true, complete and correct (in all material respects) list, as of the date of this Agreement, of all issued and registered Intellectual Property (including Internet domain names) or applications for issuance or registration of any Intellectual Property included in the Company Intellectual Property (the “Company Registered Intellectual Property”), indicating for each, as applicable, (i) the jurisdiction, (ii) the application, patent or registration number and date, (iii) the record (and if different, beneficial) owner, and (iv) any other Person that has an ownership interest in such item of Company Registered Intellectual Property and the nature of such ownership interest. All material issued and registered Company Registered Intellectual Property is subsisting and has not expired, been cancelled or been abandoned, and to the Knowledge of the Company, is valid and enforceable and in full force and effect. The Company has maintained all material Company Registered Intellectual Property in the ordinary course of business consistent with reasonable business practices.

(b)         The Company or one of its Subsidiaries has the valid and enforceable right to use all Intellectual Property used in, or that is necessary for, the conduct of the business of the Company or any of its Subsidiaries as currently conducted. The Company or one of its Subsidiaries exclusively owns all right, title and interest in and to the Company Intellectual Property, free and clear of any Liens, except Permitted Liens.

(c)         Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement (including the Mergers and the Arrangement), will, with or without notice or the lapse of time,  result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company Intellectual Property, (ii) the release, disclosure, or delivery of any source code by or to any escrow agent or other Person or (iii) the grant, assignment, or transfer to any other Person of any license or other right or intent under, to, or in any Company Intellectual Property. Following the Closing, all of the material Company Intellectual Property shall be owned or available for use by the Company and its Subsidiaries on terms and conditions substantially the same as those under which the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Closing.

(d)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no claims or other suits, actions or proceedings are currently pending (or were previously pending at any time since January 1, 2021 and remain unresolved) or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or the operation of the Company’s or any of its Subsidiaries’ respective businesses (including any licensee) that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other Person, or that contest the validity, use, registrability, ownership or enforceability of any of the Company Intellectual Property (including any cancellation, opposition or similar proceedings), and, to the Knowledge of the Company, there is no reasonable basis for any such claim. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor the use of any Company Intellectual Property, nor the operation of the Company’s or any of its Subsidiaries’ respective businesses (including any licensee), infringes, misappropriates, dilutes or otherwise violates, or has at any time since January 1, 2021, infringed, misappropriated, diluted or otherwise violated, any Intellectual Property of any other Person. As of the date of this Agreement, no Person is infringing, misappropriating, diluting or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company Intellectual Property is not subject to any outstanding consent, settlement, lien, decree, order, injunction, judgment or ruling restricting the use thereof in a manner that would reasonably be expected to materially impair the continued operation of the Company and its Subsidiaries’ businesses in the ordinary course of business.

(e)         Each current and former officer, director, founder, employee, contractor and consultant of the Company and its Subsidiaries who have contributed to the invention, creation or development of any patents or patent applications or any material Intellectual Property purported to be owned by the Company or any of its Subsidiaries have executed written agreements pursuant to which such Person presently and irrevocably assigns to the Company or one of its Subsidiaries all of such Person’s rights in and to such inventions, creations or developments that may be owned by such Persons or that the Company or any of its Subsidiaries does not already own by operation of Law. To the Knowledge of the Company, no such Person is in default or breach of any such agreements.

(f)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain and protect the value, secrecy and confidentiality of its trade secrets and other material confidential information and to maintain, protect and enforce the other Company Intellectual Property. To the Knowledge of the Company, as of the date hereof, there has not been any unauthorized access to or use or disclosure of any such trade secrets or material confidential information. Without limiting the generality of the foregoing, the Company and its Subsidiaries have in place, and enforce, a policy requiring each employee, consultant and independent contractor that has access to any confidential information owned or held by the Company or any of its Subsidiaries to be subject to contractual obligations of confidentiality thereof, and, to the Knowledge of the Company, as of the date hereof, no such Person is, or was during employment or engagement with the Company or its Subsidiaries, in violation of any such obligations of confidentiality.

(g)         Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, since January 1, 2021, (i) each of the Company and its Subsidiaries is and has been in compliance with (A) its posted privacy policies and all other related notices, policies and programs, (B) all applicable data protection, privacy and other applicable Laws and binding standards regarding the collection, use, storage, distribution, transfer, processing, security, import, export, disposal or disclosure (in any form or medium) of any Personal Information, including any email, text message or telephone marketing laws, and the Payment Card Industry Data Security Standard, and (C) the requirements of any Contract concerning information security and data privacy to which the Company or any of its Subsidiaries is subject (collectively, the “Company Privacy Requirements”), (ii) there have not been any incidents of data security breaches, and (iii) the Company and its Subsidiaries have not been the subject of any complaint, claim or investigation related to their collection, use, storage, transfer, security or processing of Personal Information.

(h)        Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the information technology systems, including the software, hardware, databases, networks, servers and related assets, owned, leased or licensed by the Company and its Subsidiaries (the “Company IT Systems”), are sufficient for the operation of the business as currently conducted, and (ii) the Company and its Subsidiaries maintain, and have required any entity to which the Company or any of its Subsidiaries exchange Personal Information to maintain, commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, which are sufficient to comply with the Company Privacy Requirements and are designed to protect Personal Information and other data. In the prior 12 months, there has been no failure or other substandard performance of any Company IT Systems that caused any material disruption to the business of the Company and its Subsidiaries. The Company and its Subsidiaries have not suffered any material data loss, business interruption or other harm as a result of any Malicious Code. There have not been any illegal or unauthorized intrusions, access or breaches of the security of any of the Company IT Systems that have resulted in any material liability to the Company or any of its Subsidiaries or have not been fully remediated. The Company and its Subsidiaries have implemented any and all critical security patches or upgrades that are generally available for the Company IT Systems.

(i)         Section 3.17(i) of the Company Disclosure Letter lists all software owned or purported to be owned by the Company and its Subsidiaries that is material to the operation of the business of the Company taken as a whole.  Such software is not subject to any open source license that would: (i) require the divulgement to any Person of any source code or trade secret that is part of the Company Intellectual Property; (ii) grant a license to any Company Intellectual Property for the purpose of creating derivative works; or (iii) grant a license to any Person to redistribute any Company Intellectual Property at no charge.

Section 3.18       Environmental Matters. Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and for the past five years has been, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries is in violation of, or has any liability under, any Environmental Law, (ii) each of the Company and its Subsidiaries possesses and is in compliance with all Authorizations required under applicable Environmental Laws to conduct its business as presently conducted, (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) none of the Company or any of its Subsidiaries has Released or exposed any Person to, any Hazardous Materials, and no Hazardous Materials have been Released at, on, under or from any of the Company Owned Real Property or the Company Specified Leased Real Property, in a manner that would reasonably be expected to result in an Environmental Claim against the Company or any of its Subsidiaries.

Section 3.19        Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 3.20         Quality and Safety of Products.

(a)          Since January 1, 2021, (i) there have been no recalls, field corrections, field notifications, market withdrawals or replacements, warnings, safety alerts other notice of actions relating to an alleged lack of safety, of any product of the Company or any Subsidiary, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or a Subsidiary, (ii) to the Knowledge of the Company, none of the products of the Company or any Subsidiary have been adulterated, misbranded, mispackaged, or mislabeled in violation of or otherwise non-compliant with applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, and (iii) no facility at which any product of the Company or any of its Subsidiaries is manufactured, processed, packed or held has been subject to a shutdown or import or export prohibition, nor has the Company or any Subsidiary received any U.S. Food and Drug Administration (the “FDA”) Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make changes to any product of the Company or any Subsidiary, or similar correspondence, notice or proceeding from the FDA, the Canadian Food Inspection Authority (the “CFIA”) or other Governmental Authority in alleging or asserting non-compliance with any Law or Authorization (including any Food Law or Company Food Authorization), and to the Knowledge of the Company, no Governmental Authority is considering such action, except as set forth in clauses (a), (b) and (c), either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)          Except as set forth on Section 3.20(b) of the Company Disclosure Letter, the manufacture, testing, processing, packaging, labeling, storage, marketing, selling, importing, exporting, advertising, and distribution of products by or on behalf of the Company or any Subsidiary are being, and since January 1, 2021, have been, conducted in compliance with all Laws applicable to such products, including the Food and Drugs Act (Canada), Safe Food for Canadians Act, United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq. ) and standards of identity for beverages (21 C.F.R. Part 165) (“Food Laws”), except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have maintained and enforced policies and procedures, including food safety policies and procedures, designed to ensure compliance with all Food Laws, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)          The Authorizations included in Section 3.12(b) of the Company Disclosure Letter include all material Authorizations required by applicable Food Laws necessary for the Company and its Subsidiaries to conduct its business as presently conducted, including all product certifications and all facility registrations, permits, licenses and certifications required to comply with Food Laws, including all such Authorizations required by the FDA and the CFIA and other applicable Governmental Authorities (“Company Food Authorizations”).

Section 3.21        Certain Business Practices.

(a)          Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective officers, directors or employees, or agents or Persons acting on their behalf: (i) have made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, provincial, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was to obtain an improper business advantage or illegal under the laws of any federal, state, provincial, local or foreign jurisdiction; or (ii) have engaged in or otherwise participated in, assisted or facilitated any transaction, or taken any action, in each case that could constitute a violation of any Anti-Corruption Law, Anti-Money Laundering Law or any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government.

(b)         Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective officers, directors, employees or agents (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, the United Kingdom or other relevant sanctions authority (collectively, “Sanctions” and each such person, a “Sanctioned Person”) or (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (each, a “Sanctioned Country”). Neither the Company nor any of its Subsidiaries has engaged in any dealings or transactions with a Sanctioned Person, or with or in a Sanctioned Country, in each case since January 1, 2021.

(c)          Except as set forth in Section 3.21(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective officers, directors or employees, or agents or Persons acting on their behalf, have, with respect to Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions: (i) received from any Governmental Authority or any Person, a notice, inquiry, or allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit concerning any actual, suspected, or potential violation or wrongdoing.

(d)          No government official is, directly or indirectly, an owner, investor or otherwise has a financial or personal interest in the Company or its Subsidiaries.

Section 3.22        Cultural Business. Neither the Company nor any of its Subsidiaries provides any of the services or engages in any of the activities of a “cultural business” as defined in the Investment Canada Act.

Section 3.23       Information Supplied. The information relating to the Company, the Subsidiaries of the Company and its or their respective officers and directors that is or will be provided by the Company or its Representatives for inclusion in the Proxy Statement/Circular will not, at the date it is filed with the SEC or first mailed to the Company Shareholders, or at the time of any amendment thereof, contain (a) any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (b) any Misrepresentation.

Section 3.24        Voting Requirements. Subject to the terms of the Interim Order, the Company Shareholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the transactions contemplated hereby.

Section 3.25       Takeover Statutes. Assuming the accuracy of the representations and warranties of the Company set forth in Section 4.24, to the Knowledge of the Company, no Takeover Law applies or purports to apply to the Company with respect to this Agreement, the Arrangement, the Mergers or any of the other transactions contemplated by this Agreement.

Section 3.26       Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than BofA Securities and BMO Capital Markets, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Arrangement, the Mergers and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true, complete and correct copies of all agreements between the Company, on the one hand, and BofA Securities or BMO Capital Markets, on the other hand, to which BofA Securities or BMO Capital Markets, as the case may be, is entitled to a fee as a result of the Arrangement, the Mergers and the transactions contemplated by this Agreement.

Section 3.27        Opinion of BMO Capital Markets Corp.. The Company Board of Directors has received an opinion from BMO Capital Markets to the effect that, as of the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken set forth therein, the aggregate Arrangement Consideration to be received in the Arrangement by holders of Company Common Shares (other than, as applicable, Parent, Holdings, Merger Sub, Amalgamation Sub and their respective affiliates) pursuant to this Agreement resulting in the Company Pro Forma Percentage is fair, from a financial point of view, to such holders.  A true, complete and correct copy of such opinion will be provided by the Company to Parent not later than two Business Days after the date hereof (or, if later, within two Business Days following the Company’s receipt thereof in writing) for informational purposes only and solely on a non-reliance basis.

Section 3.28         No Other Representations and Warranties.

(a)        Except for the representations and warranties made by the Company in this Article 3 together with the certificates and other documents delivered by the Company pursuant hereto, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article 3 together with the certificates and other documents delivered by the Company pursuant hereto, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of the Company’s Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to Parent or any of its Representatives in the course of their due diligence investigation of the Company and its Subsidiaries, the negotiation of this Agreement or the consummation of the Mergers, the Arrangement and the other transactions contemplated by this Agreement, including the accuracy, completeness or currentness thereof, and neither the Company nor any other Person will have any liability to Parent or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud.

(b)         Parent acknowledges and agrees that it (i) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (ii) has had reasonable access to (A) the books and records of the Company and its Subsidiaries and (B) the documents provided by the Company for purposes of the Mergers, the Arrangement and the other transactions contemplated by this Agreement, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (iv) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the Mergers, the Arrangement and the other transactions contemplated by this Agreement, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries or otherwise, other than the representations and warranties of the Company expressly contained in this Article 3 and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, Parent further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Parent hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent is familiar, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other representatives with respect thereto.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent Disclosure Letter (but subject to Section 1.3), Parent represents and warrants to the Company as follows:

Section 4.1          Organization, Standing and Corporate Power. Each of Parent and its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted, except (other than with respect to Parent’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. True, complete and correct copies of the Certificate of Incorporation of Parent (the “Parent Certificate of Incorporation”) and the Bylaws of Parent (the “Parent Bylaws”), in each case as in effect on the date of this Agreement, have been made available to the Company prior to the date hereof.

Section 4.2          Subsidiaries. The chart attached to Section 4.2 of the Parent Disclosure Letter sets forth, as of the date of this Agreement, each Subsidiary of Parent. All the outstanding shares of capital stock of, or other Equity Interests in, each Subsidiary of Parent have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Parent free and clear of all Liens, other than Permitted Liens. Except for its interests in its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other Equity Interests in, any corporation, partnership, joint venture, association or other entity. There are no options, warrants, rights, convertible or exchangeable securities, stock‑based performance units, Contracts or undertakings of any kind to which any Subsidiary of Parent is a party or by which any of them is bound (a) obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or Equity Interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of, or Equity Interest in, any Subsidiary of Parent, (b) obligating any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, or (c) giving any Person the right to receive any economic interest of a nature accruing to the holders of capital stock of any of Parent’s Subsidiaries.

Section 4.3           Capital Structure.

(a)          The authorized capital stock of Parent consists of (i) 1,050,000 Parent Common Shares and (ii) 250,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Shares”). At the close of business on the Capitalization Date, (i) 1,030,365.298 Parent Common Shares were outstanding and (ii) no Parent Preferred Shares were outstanding. The Initial Parent Shareholder is the sole owner of all outstanding Parent Common Shares as of the date of this Agreement. Except as set forth above, at the close of business on the Capitalization Date, no shares of capital stock or other voting securities of or Equity Interests in Parent were issued, reserved for issuance or outstanding. From the Capitalization Date, (x) there have been no issuances by Parent of shares of capital stock or other voting securities of or Equity Interests in Parent, and (y) there have been no issuances by Parent of options, warrants, rights, convertible or exchangeable securities, stock‑based performance units or other rights to acquire shares of capital stock of Parent or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Parent Common Shares.

(b)        All outstanding Parent Common Shares are, and all such shares that may be issued prior to the Subsequent Merger Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Shares may vote (“Voting Parent Debt”). Except for any obligations pursuant to this Agreement or as otherwise set forth above, as of the Capitalization Date, there were no options, warrants, rights, convertible or exchangeable securities, stock‑based performance units, Contracts or undertakings of any kind to which Parent is a party or by which Parent is bound (i) obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or Equity Interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or Equity Interest in, Parent or of any of its Subsidiaries or any Voting Parent Debt, (ii) obligating Parent to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, or (iii) giving any Person the right to receive any economic interest of a nature accruing to the holders of Parent Common Shares, and since the Capitalization Date, none of the foregoing has been issued. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants, rights, convertible or exchangeable securities, stock‑based performance units or other rights to acquire shares of capital stock of Parent.

(c)          Parent does not have any stockholder rights plan in effect.

Section 4.4           Authority; Recommendation.

(a)         Parent has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated by this Agreement and thereby, subject, in the case of the Mergers, to receipt of the approval and adoption of this Agreement, to be evidenced by the delivery of the Parent Shareholder Consent (the “Parent Shareholder Approval”). The execution and delivery of this Agreement and the other agreements contemplated hereby by Parent and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement by Parent have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate action or proceedings are required to consummate the transactions contemplated hereby, subject, in the case of the Mergers, to receipt of the Parent Shareholder Approval. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.

(b)       The Parent Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Mergers and the other transactions contemplated hereby are fair to and in the best interests of Parent and the Parent Shareholder, (ii) approved and declared advisable this Agreement, the Mergers and the other transactions contemplated hereby, (iii) approved the execution, delivery and, subject to the Parent Shareholder Approval, performance of this Agreement and the transactions contemplated by this Agreement and (iv) resolved to recommend that the Parent Shareholder approve and adopt this Agreement by execution and delivery of the Parent Shareholder Consent.

Section 4.5         Non‑Contravention. The execution and delivery by Parent of this Agreement and the other agreements contemplated hereby do not, and the consummation and performance of the Mergers and the other transactions contemplated by this Agreement and thereby and compliance with the provisions of this Agreement and the other agreements contemplated hereby will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, rent or payment or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under (other than any such Lien created as a result of any action taken by the Company), any provision of (a) the Parent Certificate of Incorporation, the Parent Bylaws or the comparable organizational documents of any of its Subsidiaries, or (b) subject to the filings and other matters referred to in the immediately following sentence, and assuming the accuracy of the representations and warranties of the Company set forth in Article 3, (i) any Parent Material Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, (ii) any Law or Order, in each case applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) any Authorizations of Parent or its Subsidiaries, other than, in the case of clause (b) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No Authorization, Order, waiver of, action or nonaction by, or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the other agreements contemplated hereby by Parent or the consummation by Parent of the Mergers or the other transactions contemplated by this Agreement, except for (A) the Required Regulatory Approvals, (B) the filing of the Certificate of Merger and the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware, and (C) any Authorizations, Orders, Sfilings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or could not reasonably be expected to prevent or significantly impede or materially delay the consummation of the Arrangement, the Mergers or the other transactions contemplated by this Agreement.

Section 4.6           Financial Statements; Undisclosed Liabilities.

(a)         Parent has delivered to the Company copies of (i) the audited balance sheets of Triton  Water Holdings, Inc. and its Subsidiaries as of December 31, 2023, December 31, 2022 and December 31, 2021, and audited income statements, statements of cash flows and operations and shareholder’s equity of Triton Water Holdings, Inc. and its Subsidiaries for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021 (the “Parent Annual Financial Statements”), and (ii) the unaudited balance sheet of Triton Water Holdings, Inc. and its Subsidiaries as of March 31, 2024 and unaudited income statements, statements of operations and cash flows and shareholder’s equity of Triton Water Holdings, Inc. and its Subsidiaries for the three months ended March 31, 2024 (the “Parent Interim Financial Statements” and, collectively with the Parent Annual Financial Statements, the “Parent Financial Statements”). The Parent Financial Statements have been prepared in all material respects in accordance with GAAP consistently applied by Parent and present fairly in all material respects the financial position, results of operations and cash flows of Triton Water Holdings, Inc. and its Subsidiaries as at the dates and for the periods indicated herein (subject, in the case of the Parent Interim Financial Statements, to normal period‑end adjustments and the absence of footnotes (none of which are material to Triton Water Holdings, Inc. and its Subsidiaries taken as a whole)). Triton Water Holdings, Inc. is an indirect, wholly-owned Subsidiary of Parent.

(b)         Except for matters reflected or reserved against in the Parent Financial Statements, neither Parent nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of Parent (including the notes thereto), except liabilities and obligations that (i) were incurred since the date of such balance sheet in the ordinary course of business, (ii) are incurred in connection with the transactions contemplated by this Agreement, or (iii) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)          Parent and its Subsidiaries maintain a system of internal controls over financial reporting designed to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP applied on a consistent basis.

Section 4.7          Absence of Certain Changes or Events. Between December 31, 2023 and the date of this Agreement, (a) there has not been any fact, circumstance, change, effect, event or occurrence that has had or would reasonably be expected to have a Parent Material Adverse Effect, (b) Parent and its Subsidiaries have conducted their businesses only in the ordinary course of business, and (c) except as set forth in Section 4.7 of the Parent Disclosure Letter, there has not been any circumstance, action or activity which, if taken after the date hereof, would be a violation of Section 6.2(b)(ii), Section 6.2(b)(iii), Section 6.2(b)(iv), Section 6.2(b)(viii) and Section 6.2(b)(xxii) hereof.

Section 4.8          Litigation. There is no Litigation pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or properties that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. There is no Order outstanding against Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.9        Customers and Suppliers. Section 4.9 of the Parent Disclosure Letter sets forth the 15 largest customers (by total aggregate annual revenue received by Parent and its Subsidiaries) of Parent and its Subsidiaries for the 12-month period ending on December 31, 2023 (the “Significant Parent Customers”) and the 15 largest suppliers (by total aggregate annual spend amounts paid to such suppliers by, or on behalf of, Parent and its Subsidiaries) (the “Significant Parent Suppliers”) of Parent and its Subsidiaries for the 12-month period ending on December 31, 2023 (provided that Section 4.9 of the Parent Disclosure Letter may be redacted so long as an unredacted version has been made available to the Company via “clean room” arrangements). During the 12-month period ending on December 31, 2023, no Significant Parent Customer or Significant Parent Supplier (x) cancelled or otherwise terminated, or, to the Knowledge of Parent, threatened in writing, to cancel or otherwise to terminate, its relationship with Parent or its Subsidiaries, or (y) materially decreased its business with, or, to the Knowledge of Parent, threatened in writing to materially decrease its business with Parent or its Subsidiaries, in each case, except as permitted by the terms of a Contract with Parent or any of its Subsidiaries or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.10         Contracts.

(a)          Except for this Agreement, Section 4.10(a) of the Parent Disclosure Letter sets forth a true, complete and correct list of, as of the date of this Agreement, of any Contract to which Parent or any of its Subsidiaries is a party:

(i)           that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S‑K under the 1933 Securities Act;

(ii)         that limits or purports to limit, in any material respect, the ability of Parent or any of its Subsidiaries to (A) compete in any line of business, in any geographic area or with any Person, or (B) solicit any customer;

(iii)         creating a partnership, joint venture, strategic alliance or similar arrangement with respect to Parent’s or any of its Subsidiaries’ material business or assets;

(iv)       that, individually or together with any related Contracts, requires an aggregate payment, from and after the date hereof until the end of the term of such Contract, by or to Parent or any of its Subsidiaries, in excess of $10,000,000, that cannot be cancelled by Parent or any of its Subsidiaries without liability, penalty or future payment on less than 60 days’ notice;

(v)          providing for indebtedness for borrowed money (other than intercompany indebtedness owed by Parent or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to Parent) of Parent or any of its Subsidiaries having an outstanding principal amount in excess of $5,000,000;

(vi)       that involves a material investment in any Person or the acquisition or disposition of any business enterprise, whether via merger, stock, share or asset purchase or otherwise, for a purchase price of more than $5,000,000, or that contains any “earn-out,” contingent purchase price, deferred purchase price or similar contingent payment obligation or any indemnification obligation, in each case that remains outstanding as of the date of this Agreement;

(vii)       that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Parent or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (other than a Permitted Lien);

(viii)     that (A) grants any exclusive rights or “most favored nation” status to any Person (including, for the avoidance of doubt, any Contracts providing for exclusive distribution or sales of products in a particular geographic area), or (B) contains any “take-or-pay” or other provision that requires the purchase of all of Parent’s or any of its Subsidiaries’ requirements from a Person, except (in the case of clause (B)) for such rights and provisions that are not material to Parent and its Subsidiaries, taken as a whole;

(ix)         between Parent or any of its Subsidiaries with a Significant Parent Customer or a Significant Parent Supplier;

(x)         that is a settlement, consent or similar agreement and will or will reasonably be expected to involve payments in excess of $1,000,000 or which otherwise contains any material continuing obligations (including non-monetary obligations) of Parent or any of its Subsidiaries;

(xi)        that is a Labor Agreement covering any employee of Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries is bound or otherwise subject;

(xii)      that is an employment, severance, retention, change-in-control, bonus or other agreement, arrangement or Contract with any employee of Parent or its Subsidiaries that provides for (A) the payment of any cash or other compensation or benefits by Parent or its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, or (B) severance or termination payments, or advance notice of termination (or payments or benefits in lieu of notice), upon a termination of the applicable employee’s employment or engagement in excess of the minimum entitlements provided under applicable Laws;

(xiii)      that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any equipment or other personal property that involves annual payments in excess of $100,000;

(xiv)     (A) with respect to Parent Intellectual Property that is material to the operation of the business of Parent and its Subsidiaries that is licensed to any third party, other than any (I) non-disclosure agreements and (II) non-exclusive licenses (including software as a service or “SaaS” license) granted by Parent or its Subsidiaries in the ordinary course of business or in connection with the marketing, advertising, provision, or sale of services and products by Parent or its Subsidiaries to customers, distributors, or marketing or advertising associates; or (B) pursuant to which a third party has licensed any Intellectual Property to Parent or any of its Subsidiaries that is material to the operation of the business of Parent and its Subsidiaries, other than any (1) non-disclosure agreements, (2) employee invention assignment agreements and similar agreements with independent contractors (except to the extent material Intellectual Property was developed by such independent contractors) entered into in the ordinary course of business, (3) non-exclusive licenses of unmodified, commercially available technology (including software as a service or “SaaS”) for which Parent and its Subsidiaries pay less than $500,000 in the aggregate in licensing, maintenance and other fees and (4) licenses for open source software;

(xv)       for the supply of water from a Spring Source or other third party, including those providing for deionization, reverse osmosis, purification or other similar process or arrangement; and

(xvi)     to which Parent or any of its Subsidiaries is a party that would reasonably be expected to prevent or significantly impede or materially delay the consummation of the Arrangement, the Mergers or the other transactions contemplated by this Agreement.

All Contracts of the types referred to in clauses (i) through (xvi) above, whether or not so listed on Section 4.10(a) of the Parent Disclosure Letter, excluding any Parent Benefit Plans, are referred to herein as “Parent Material Contracts” (provided that order forms, purchase orders and statements of work need not be listed in Section 4.10(a) of the Parent Disclosure Letter, but shall nonetheless constitute Parent Material Contracts).

(b)         Except as otherwise set forth on the Parent Disclosure Letter, as of the date of this Agreement, Parent has made available to the Company true, complete and correct copies of each Parent Material Contract (provided that order forms, purchase orders and statements of work need not be made available pursuant to this sentence, but shall nonetheless constitute Parent Material Contracts). Each of the Parent Material Contracts is valid and binding on Parent or the Subsidiary of Parent party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There is no default under any Parent Material Contract by Parent or any of its Subsidiaries or, to the Knowledge of Parent, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any of its Subsidiaries or, to the Knowledge of Parent, by any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11         Compliance with Laws.

(a)          Each of Parent and its Subsidiaries and properties is, and has been since January 1, 2021, in compliance with all Laws applicable to its business or operations, in each case except for instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)         Each of Parent and its Subsidiaries holds, is operating in material compliance with, and has in full force and effect all Authorizations necessary for it to conduct its business as presently conducted (including any Authorizations relating to all bottled water products manufactured, produced, processed, packed, sourced, labeled, held, distributed or sold by Parent or any of its Subsidiaries and including whether any water including in such products is provided by Parent or any of its Subsidiaries, sourced from third parties or supplied by Parent, any of its Subsidiaries or any third party), except for such Authorizations the absence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Section 4.11(b) of the Parent Disclosure Letter sets forth a true, complete and correct list as of the date hereof of all such Authorizations that are material to Parent and its Subsidiaries taken as a whole. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has received notice that any Authorizations will be terminated or modified or cannot be renewed in the ordinary course of business, and Parent has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.12         Employment Matters.

(a)         Parent has made available a materially true, complete and correct list of all employees of Parent and its Subsidiaries as of three Business Days prior to the date hereof or later, including any employee who is on a leave of absence of any nature. Parent has made available a materially true, complete and correct list of all individuals engaged directly by Parent or any of its Subsidiaries, or through a single member entity, on a Form 1099 or other non-employment basis. To the Knowledge of Parent and its Subsidiaries, each listed employee is legally authorized to work in the jurisdiction in which he or she works.

(b)         Neither Parent nor any of its Subsidiaries is a party to or bound by any Labor Agreement, nor are there any negotiations currently pending between Parent or any of its Subsidiaries and any Union regarding any Labor Agreement. Neither Parent nor any of its Subsidiaries is required to consult with or obtain the consent of any Union relating to the transactions contemplated by this Agreement. There are no Unions representing or purporting to represent any employee of Parent or any of its Subsidiaries relating to their employment with Parent or its Subsidiaries. No person or Union has applied to have any of Parent or its Subsidiaries declared a common or related employer pursuant to applicable Law.

(c)         Except as disclosed on Section 4.12(c) of the Parent Disclosure Letter, there are, and in the past three years there have been, to the Knowledge of Parent, no (i) material Union organizing activities concerning any employees of Parent or any of its Subsidiaries, (ii) written demands by any Union for recognition, or Litigation seeking certification, as the bargaining unit representative of any employees of Parent or any of its Subsidiaries or to be declared a related or successor employer pursuant to applicable labor or employment Law, or (iii) Unions that hold bargaining rights with respect to any of the employees of Parent or any of its Subsidiaries by way of certification, interim certification, voluntary recognition, or succession rights. There are no strikes, picketing, handbilling, slowdowns, work stoppages, lockouts, or other material labor disputes or disruptions pending or, to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries and no such disputes have occurred within the past three years.

(d)        Except as disclosed in Section 4.12(d) of the Parent Disclosure Letter, tor the last three years, Parent and its Subsidiaries have been and are in material compliance with all applicable Laws regarding labor, employment and employment practices, including Laws regarding terms and conditions of employment, hiring, background checks, worker classification, collective bargaining, disability rights or benefits, accommodations, privacy, identity and employment eligibility verification, immigration and authorization to work, workplace safety and insurance, occupational health and safety, unfair labor practice, child labor, reductions in force, plant closings, mass layoffs,  termination of employment, group terminations, wages, compensation, hours and benefits, payment, working time, overtime, vacation pay, meal and rest breaks, human rights discrimination, harassment, employment discrimination, retaliation, pay equity, equal opportunity, pay transparency, affirmative action, record retention, notice, leaves of absence, workers’ compensation, unemployment compensation, language of work and the collection and payment of withholding or payroll Taxes and similar Taxes.

(e)         In the past three years, no material allegations or complaints of sexual harassment, sexual assault, or sexual misconduct have been made or threatened by or against any current or former officer, director, manager, executive or employee of or other individual service provider of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries has entered into any settlement agreements related to such allegations. Parent and its Subsidiaries have promptly, thoroughly, and impartially investigated all allegations of sexual harassment or discriminatory harassment of which Parent or its Subsidiaries are or were aware and have taken all reasonable and necessary corrective actions with respect to such allegations that are reasonably calculated to prevent further improper action, discrimination or harassment with respect to each allegation with potential merit and neither Parent nor any of its Subsidiaries reasonably expects any material liability related to such allegations.

(f)         Except as contemplated by this Agreement, to the Knowledge of Parent, no director, executive, other key employee or group of employees has any present intention to terminate his, her or their employment or engagement with Parent or any of its Subsidiaries (that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect).

(g)       Except as disclosed in Section 4.12(g) of the Parent Disclosure Letter, during the last three years, neither Parent nor any of its Subsidiaries has announced or implemented any “mass layoffs” or “plant closings,” as such terms are defined in the WARN Act, or any group termination pursuant to the Employment Standards Act (Ontario) or any similar legislation in any jurisdiction in which Parent carries on business.

(h)         All compensation, including wages, commissions, bonuses, incentive compensation, and other compensation, payable to employees of Parent and its Subsidiaries for services performed on or prior to the date of this Agreement have been paid in full other than instances of noncompliance that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 4.13         Employee Benefit Matters.

(a)        Section 4.13(a) of the Parent Disclosure Letter contains a true, complete and correct list, as of the date of this Agreement, of each material Parent Benefit Plan, separated by jurisdiction. Each Parent Benefit Plan has been administered and funded in material compliance with its terms and with applicable Law (including ERISA and the Code), other than instances of noncompliance that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b)         Parent has made available to the Company true, complete and correct copies of (to the extent applicable): (i) the current plan document for each material Parent Benefit Plan, (ii) the most recent annual report on Form 5500 or Annual Information Return, as filed, in each case with respect to each material Parent Benefit Plan (if any such report was required by applicable Law), (iii) each current trust agreement and funding agreement relating to any material Parent Benefit Plan, (iv) the most recent summary plan description or employee booklet, if any, required under ERISA with respect to each material Parent Benefit Plan, (v) the most recent actuarial reports and financial statements (as applicable) filed with a Governmental Authority or otherwise prepared by or at the request of Parent relating to each material Parent Benefit Plan and (vi) all material, non-routine written communications to or from any Governmental Authority relating to any Parent Benefit Plan.

(c)          Each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the IRS, and, to the Knowledge of Parent, no event has occurred that could reasonably be expected to cause the loss of or adversely affect any such qualification.

(d)        Section 4.13(d) of the Parent Disclosure Letter lists, as of the date of this Agreement, each Parent Benefit Plan that provides post-employment welfare benefits (including health, dental or life insurance benefits) to employees or former employees (or any of their beneficiaries) of Parent or any of its Subsidiaries or to any other Person after retirement or other termination of service (other than coverage or benefits required to be provided under (i) Section 4980B of the Code or any similar Law for which the full premium cost of such coverage is paid by the U.S. covered participant or (ii) beneficiary or applicable Canadian employment and labor standards Laws), and other than such post-employment welfare benefits, neither Parent nor any of its Subsidiaries have any obligation to provide any post-employment welfare benefits to any employees or former employees (or any of their beneficiaries) of Parent or any of its Subsidiaries or to any other Person.

(e)        No Parent Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. No Controlled Group Liability has been or is reasonably expected to be incurred by Parent or any of its Subsidiaries or their respective ERISA Affiliates.

(f)         Neither Parent nor any of its Subsidiaries or any of their respective ERISA Affiliates contributes to or otherwise participates in or has any current or contingent liability or obligation with respect to (i) any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) or (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(g)        Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) no Litigation relating to any Parent Benefit Plan has been asserted, instituted or, to the Knowledge of Parent, threatened (other than routine claims for benefits and appeals of such claims), and (ii) to the Knowledge of Parent, no fact or circumstances exists that could reasonably be expected to give rise to any such Litigation. No non‑exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA or other applicable Law) has occurred or is reasonably expected to occur with respect to any of the Parent Benefit Plans, and no Parent Benefit Plan is under, and neither Parent nor any of its Subsidiaries has received any notice of, an audit, examination or investigation by the IRS, Department of Labor or, to the Knowledge of Parent, any other Governmental Authority relating to any Parent Benefit Plan.

(h)        The consummation of the Arrangement, the Mergers and the other transactions contemplated by this Agreement, alone or in combination with any other event occurring prior to, contemporaneous with or following the consummation of the Arrangement, the Mergers and any other transactions contemplated by this Agreement, will not (i) give rise to any liability, whether absolute or contingent, under any Parent Benefit Plan, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, (ii) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any employee, officer or director of Parent or any of its Subsidiaries (whether current, former or retired) or their beneficiaries under any Parent Benefit Plan, or (iii) result in any breach or violation of or default under or limit the rights of Parent, the Company or any of their Affiliates to amend, modify, merge or terminate any Parent Benefit Plan or related trust. No amount that could be received (whether in cash or property, the vesting of property or otherwise) as a result of or otherwise related to the consummation of the Arrangement, the Mergers and the other transactions contemplated by this Agreement (whether alone or in combination with any other event) by any employee, officer or director or other service provider of Parent or any of its Subsidiaries under any Parent Benefit Plan or otherwise, would not be deductible by reason of Section 280G of the Code or would be subject to an excise Tax under Section 4999 of the Code.

(i)          No Tax penalties or additional Taxes have been imposed or would be reasonably expected to be imposed on any employee, officer or director of Parent or any of its Subsidiaries (whether current, former or retired), in each case, as a result of a failure to comply with Section 409A of the Code with respect to any Parent Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Neither Parent nor any of its Subsidiaries has any gross-up or indemnity obligation for any Taxes imposed on any employee, officer or director of Parent or any of its Subsidiaries (whether current, former or retired), including under Section 4999 or 409A of the Code.

(j)          Notwithstanding the generality of the foregoing, each Parent Benefit Plan that primarily covers workers located outside of the United States or Canada or is otherwise subject to the applicable Laws of a jurisdiction outside of the United States or Canada (each, a “Foreign Parent Benefit Plan”), and each Parent Benefit Plan that covers workers located in Canada or is otherwise subject to the applicable Laws of Canada (each, a “Canadian Parent Benefit Plan”) (i) has in all material respects been established, registered (where required), funded, invested, operated and administered in accordance with the terms of the applicable plan document and all applicable Laws, and if intended to qualify for special tax treatment, satisfies all requirements for such treatment and (ii) if required or intended to be funded or book-reserved, are funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions, in accordance with applicable Laws.

(k)        No Parent Benefit Plan is, has ever been, or is intended to be (i) a “registered pension plan” as such term is defined in subsection 248(1) of the Tax Act; (ii) a “retirement compensation arrangement” as such term is defined in subsection 248(1) of the Tax Act; (iii) a “salary deferral arrangement” as such term is defined in subsection 248(1) of the Tax Act; or (iv) an “employee life and health trust” as such term is defined in subsection 248(1) of the Tax Act. The only employer obligation under a “multi-employer pension plan” (or term of similar import) as defined under the Pension Benefits Act (Ontario), as amended or other applicable Law in Canada, including similar pension standards legislation of Canada or a province and the Tax Act, is to remit employer and employee contributions as set out in the respective Labor Agreement.

(l)         No event has occurred with respect to any Canadian Parent Benefit Plan or, to the Knowledge of Parent, any Foreign Parent Benefit Plan, that is intended to be registered (i) which would result in the revocation of the registration of such Canadian Parent Benefit Plan or Foreign Parent Benefit Plan or entitle any Governmental Authority (without the consent of Parent) to wind up or terminate any Canadian Parent Benefit Plan or Foreign Parent Benefit Plan, in whole or in part, or (ii) which could otherwise reasonably be expected to adversely affect the tax status of any such Canadian Parent Benefit Plan or Foreign Parent Benefit Plan.

Section 4.14         Taxes.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(i)        Parent and each of its Subsidiaries has duly and timely filed (taking into account applicable extensions) all Returns required to be filed by it with the appropriate Governmental Authority and all such Returns are true, complete and correct.

(ii)         Parent and each of its Subsidiaries has (i) duly and timely paid all Taxes due and payable by it or for which it is liable and that are required to have been paid, (ii) duly and timely withheld all Taxes required to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority all such withheld Taxes; and (iii) duly and timely collected all amounts on account of sales or transfer Taxes, including goods and services, harmonized sales, value added, sales or similar Taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority all such collected Taxes required by applicable Tax Laws to be remitted by it. Neither Parent nor any of its Subsidiaries has waived or extended any statute of limitations with respect to the assessment of any Tax which extension is still in effect.

(iii)        No Litigation is pending or has been threatened in writing with respect to Taxes or Returns of Parent or any of its Subsidiaries that has not been resolved without any further liability to the Company or any of its Subsidiaries.

(iv)        The charges, accruals, and reserves for Taxes reflected on the Parent Interim Financial Statements (whether or not in respect of Taxes that are currently due and whether or not in respect of Taxes shown on any Return but excluding any provision for deferred income Taxes) are adequate under GAAP to cover Taxes of Parent and each of its Subsidiaries accruing through the date of such Parent Interim Financial Statements.

(v)          There are no Liens for Taxes on the property or assets of Parent or any of its Subsidiaries, except for Permitted Liens.

(vi)        No claim has been made in writing by a taxing authority in a jurisdiction where Parent or any of its Subsidiaries does not file a Return to the effect that such entity is or may be subject to taxation by such jurisdiction that would be the subject of such Return.

(vii)       Neither Parent nor any of its Subsidiaries has any liability for Taxes of any other Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502−6 or Section 159 or 160 of the Tax Act (or any similar provision of state, local, or non‑U.S. Law), as a transferee or successor or by contract (other than any customary commercial contract entered into in the ordinary course of business not primarily relating to Taxes). Neither Parent nor any of its Subsidiaries is a party to any tax sharing, tax allocation or tax indemnification agreement (other than (x) agreement exclusively between or among any of the Company and its Subsidiaries or (y) any customary commercial contract entered into in the ordinary course of business not primarily relating to Taxes).

(viii)      No private letter rulings, technical advice memoranda, closing agreements, or similar agreements or rulings with respect to Taxes have been entered into or issued by any Governmental Authority with respect to Parent or any of its Subsidiaries that are binding on such entity in respect of any taxable year for which the statute of limitations has not yet expired.

(ix)      Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011‑4, a “reportable transaction” as defined in subsection 237.3(1) of the Tax Act, or a “notifiable transaction” as defined in subsection 237.4(1) of the Tax Act.

(x)         Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non U.S. income Tax Law) entered into prior to the Closing; (B) intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (C) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting during any taxable period (or portion thereof) ending on or prior to the Closing; (D) installment sale or open transaction disposition made prior to the Closing; or (E) prepaid amount or deferred revenue received outside the ordinary course of business prior to the Closing. Neither Parent nor any of its Subsidiaries has made an election under Section 965(h) of the Code.

(xi)        None of Parent’s non‑U.S. Subsidiaries is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(xii)      There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes of, or the payment or remittance of Taxes by, Parent or any of its Subsidiaries.

(xiii)       Parent and its Subsidiaries have complied in all material respects with Laws related to unclaimed property and escheatment.

(xiv)       Parent and its Subsidiaries have complied with relevant transfer pricing Laws (including Section 247 of the Tax Act).

(b)          Neither Parent nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two‑year period ending on the date hereof.

(c)          The entity classification of Parent and each of its Subsidiaries for U.S. federal income tax purposes is set forth on Section 4.14(c) of the Parent Disclosure Letter.

(d)         Neither Parent nor any of its Subsidiaries has Knowledge of any facts or circumstances or has taken, failed to take, or agreed to take any action that would reasonably be expected to prevent or impede the Mergers from qualifying for the Mergers Intended Tax Treatment, the Amalgamation from qualifying for the Amalgamation Intended Tax Treatment, or the Combination from qualifying for the Combination Intended Tax Treatment.

Section 4.15        Real Property.

(a)          Section 4.15(a) of the Parent Disclosure Letter sets forth a true and complete (in all material respects) list of all Parent Owned Real Property, including the address with respect thereto. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent or a Subsidiary of Parent has good and valid fee title to such Parent Owned Real Property, in each case free and clear of all Liens, except for Permitted Liens. “Parent Owned Real Property” means all real property owned, including any owned Parent Spring Source Real Property (in each case, together with all Parent Improvements and all easements and other rights and interests appurtenant thereto including, without limitation, Water Rights), as of the date of this Agreement, by Parent or any of its Subsidiaries. Parent has not executed any, and to the Knowledge of Parent, there are no outstanding options, rights of first refusal or other preemptive rights to purchase the Parent Owned Real Property or any portion thereof or interest therein.

(b)          Section 4.15(b) of the Parent Disclosure Letter sets forth a true and complete (in all material respects) list of Parent Specified Real Property Leases together with the address of the related property and the parties to each such Parent Specified Real Property Lease. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) Parent or a Subsidiary of Parent has a good and valid title to a leasehold or subleasehold estate in each Parent Specified Leased Real Property, (ii) each Parent Specified Real Property Lease is valid, binding and in full force and effect; and (iii) neither Parent, any of its Subsidiaries that is party to each Parent Specified Real Property Lease, nor to the Knowledge of Parent, any other party to each Parent Specified Real Property Lease, is in material breach or default thereunder which material breach or default continues on the date of this Agreement, and neither Parent nor any of its Subsidiaries has received or given any written notice of any material breach or default under each Parent Specified Real Property Lease which default continues on the date of this Agreement. “Parent Specified Real Property Leases” means all leases, subleases and licenses, including any leased Parent Spring Source Real Property (including all material amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto) of real property under which, as of the date of this Agreement, Parent or any of its Subsidiaries is a tenant, licensee or a subtenant of any leasehold or subleasehold estate and other right to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property (“Parent Specified Leased Real Property”).

(c)         Section 4.15(b) of the Parent Disclosure Letter sets forth a true and complete (in all material respects) list of Parent Specified Real Property Landlord Leases together with the address of the related property and the parties to each such Parent Specified Real Property Landlord Lease.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (i) each Parent Specified Real Property Landlord Lease is valid, binding and in full force and effect and (ii) neither Parent nor any of its Subsidiaries that is party to each Parent Specified Real Property Landlord Lease, nor to the Knowledge of Parent, any other party to each Parent Specified Real Property Landlord Lease, is in material breach or default thereunder which material breach or default continues on the date of this Agreement, and neither Parent nor any of its Subsidiaries has received or given any written notice of any material breach or default under such Parent Specified Real Property Landlord Lease which default continues on the date of this Agreement. “Parent Specified Real Property Landlord Leases” means all leases, licenses, subleases or similar agreements under which, as of the date of this Agreement, Parent or any of its Subsidiaries conveys or grants to any Person a leasehold estate in, or the right to use or occupy, any Parent Owned Real Property or portion thereof, other than leases, licenses, subleases and similar arrangements that do not provide for annual rent in excess of $1,000,000.

(d)         All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof included in the Parent Owned Real Property (the “Parent Improvements”) are in good condition and repair (reasonable wear and tear excepted) and sufficient for the operation of the business of Parent, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, there are no material structural deficiencies or latent defects affecting any of the Parent Improvements and there are no facts or conditions affecting any of the Parent Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Parent Improvements or any portion thereof in the operation of the business of Parent.

(e)          All Parent Spring Source Real Property is included in Parent Owned Real Property or real property that is subject to a Parent Specified Real Property Lease and Section 4.15(a) and Section 4.15(b), as applicable, of the Parent Disclosure Letter indicate which items of real property thereon pertain to a Spring Source. Each Spring Source owned or leased by Parent or a Subsidiary of Parent or with respect to which Parent or a Subsidiary of Parent is otherwise the beneficiary under any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement of any right to extract Spring Water (collectively, the “Parent Spring Source Real Property”) has access to water resources sufficient for the operation of the business (x) as the business is currently conducted and (y) immediately following the Closing in all material respects in the same manner as currently conducted.

Section 4.16         Intellectual Property.

(a)          Section 4.16(a) of the Parent Disclosure Letter sets forth a true, complete and correct (in all material respects) list, as of the date of this Agreement, of all issued and registered Intellectual Property (including Internet domain names) or applications for issuance or registration of any Intellectual Property included in the Parent Intellectual Property (the “Parent Registered Intellectual Property”), indicating for each, as applicable, (i) the jurisdiction, (ii) the application, patent or registration number and date, (iii) the record (and if different, beneficial) owner, and (iv) any other Person that has an ownership interest in such item of Parent Registered Intellectual Property and the nature of such ownership interest. All material issued and registered Parent Registered Intellectual Property is subsisting and has not expired, been cancelled or been abandoned, and to the Knowledge of Parent, is valid and enforceable and in full force and effect. Parent has maintained all material Parent Registered Intellectual Property in the ordinary course of business consistent with reasonable business practices.

(b)          Parent or one of its Subsidiaries has the valid and enforceable right to use all Intellectual Property used in, or that is necessary for, the conduct of the business of Parent or any of its Subsidiaries as currently conducted. Parent or one of its Subsidiaries exclusively owns all right, title and interest in and to the Parent Intellectual Property, free and clear of any Liens, except Permitted Liens.

(c)         Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement (including the Mergers and the Arrangement), will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Parent Intellectual Property, (ii) the release, disclosure, or delivery of any source code by or to any escrow agent or other Person or (iii) the grant, assignment, or transfer to any other Person of any license or other right or intent under, to, or in any Parent Intellectual Property. Following the Closing, all of the material Parent Intellectual Property shall be owned or available for use by Parent and its Subsidiaries on terms and conditions substantially the same as those under which Parent and its Subsidiaries owned or used the Parent Intellectual Property immediately prior to the Closing.

(d)         Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no claims or other suits, actions or proceedings are currently pending (or were previously pending at any time since January 1, 2021 and remain unresolved) or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or the operation of Parent’s or any of its Subsidiaries’ respective businesses (including any licensee) that Parent or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other Person, or that contest the validity, use, registrability, ownership or enforceability of any of the Parent Intellectual Property (including any cancellation, opposition or similar proceedings), and, to the Knowledge of Parent, there is no reasonable basis for any such claim. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries nor the use of any Parent Intellectual Property, nor the operation of Parent’s or any of its Subsidiaries’ respective businesses (including any licensee), infringes, misappropriates, dilutes or otherwise violates, or has at any time since January 1, 2021, infringed, misappropriated, diluted or otherwise violated, any Intellectual Property of any other Person. As of the date of this Agreement, no Person is infringing, misappropriating, diluting or otherwise violating the rights of Parent or any of its Subsidiaries with respect to any Parent Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Parent Intellectual Property is not subject to any outstanding consent, settlement, lien, decree, order, injunction, judgment or ruling restricting the use thereof in a manner that would reasonably be expected to materially impair the continued operation of Parent and its Subsidiaries’ businesses in the ordinary course of business.

(e)          Each current and former officer, director, founder, employee, contractor and consultant of Parent and its Subsidiaries who have contributed to the invention, creation or development of any patents or patent applications or any material Intellectual Property purported to be owned by Parent or any of its Subsidiaries have executed written agreements pursuant to which such Person presently and irrevocably assigns to Parent or one of its Subsidiaries all of such Person’s rights in and to such inventions, creations or developments that may be owned by such Persons or that Parent or any of its Subsidiaries does not already own by operation of Law. To the Knowledge of Parent, no such Person is in default or breach of any such agreements.

(f)          Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of Parent and its Subsidiaries has taken commercially reasonable steps to maintain and protect the value, secrecy and confidentiality of its trade secrets and other material confidential information and to maintain, protect and enforce the other Parent Intellectual Property. To the Knowledge of Parent, as of the date hereof, there has not been any unauthorized access to or use or disclosure of any such trade secrets or material confidential information. Without limiting the generality of the foregoing, Parent and its Subsidiaries have in place, and enforce, a policy requiring each employee, consultant and independent contractor that has access to any confidential information owned or held by Parent or any of its Subsidiaries to be subject to contractual obligations of confidentiality thereof, and, to the Knowledge of Parent, as of the date hereof, no such Person is, or was during employment or engagement with Parent or its Subsidiaries, in violation of any such obligations of confidentiality.

(g)         Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent, since January 1, 2021, (i) each of Parent and its Subsidiaries is and has been in compliance with (A) its posted privacy policies and all other related notices, policies and programs, (B) all applicable data protection, privacy and other applicable Laws and binding standards regarding the collection, use, storage, distribution, transfer, processing, security, import, export, disposal or disclosure (in any form or medium) of any Personal Information, including any email, text message or telephone marketing laws, and the Payment Card Industry Data Security Standard, and (C) the requirements of any Contract concerning information security and data privacy to which Parent or any of its Subsidiaries is subject (collectively, the “Parent Privacy Requirements”), (ii) there have not been any incidents of data security breaches, and (iii) Parent and its Subsidiaries have not been the subject of any complaint, claim or investigation related to their collection, use, storage, transfer, security or processing of Personal Information.

(h)         Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) the information technology systems, including the software, hardware, databases, networks, servers and related assets, owned, leased or licensed by Parent and its Subsidiaries (the “Parent IT Systems”), are sufficient for the operation of the business as currently conducted; and (ii) Parent and its Subsidiaries maintain, and have required any entity to which Parent or any of its Subsidiaries exchange Personal Information to maintain, commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, which are sufficient to comply with the Parent Privacy Requirements and are designed to protect Personal Information and other data. In the prior 12 months, there has been no failure or other substandard performance of any Parent IT Systems that caused any material disruption to the business of Parent and its Subsidiaries. Parent and its Subsidiaries have not suffered any material data loss, business interruption or other harm as a result of any Malicious Code. There have not been any illegal or unauthorized intrusions, access or breaches of the security of any of the Parent IT Systems that have resulted in any material liability to Parent or any of its Subsidiaries or have not been fully remediated. Parent and its Subsidiaries have implemented any and all critical security patches or upgrades that are generally available for the Parent IT Systems.

(i)          Section 4.16(i) of the Parent Disclosure Letter lists all software owned or purported to be owned by Parent and its Subsidiaries that is material to the operation of the business of Parent taken as a whole.  Such software is not subject to any open source license that would: (i) require the divulgement to any Person of any source code or trade secret that is part of the Parent Intellectual Property; (ii) grant a license to any Parent Intellectual Property for the purpose of creating derivative works; or (iii) grant a license to any Person to redistribute any Parent Intellectual Property at no charge.

Section 4.17        Environmental Matters. Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) each of Parent and its Subsidiaries is, and for the past five years has been, in compliance with all applicable Environmental Laws, and neither Parent nor any of its Subsidiaries has received any written communication alleging that Parent or any of its Subsidiaries is in violation of, or has any liability under, any Environmental Law, (b) each of Parent and its Subsidiaries possesses and is in compliance with all Authorizations required under applicable Environmental Laws to conduct its business as presently conducted, (c) there are no Environmental Claims pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, and (d) none of Parent or any of its Subsidiaries has Released or exposed any Person to, any Hazardous Materials, and no Hazardous Materials have been Released at, on, under or from any of the Parent Owned Real Property or the Parent Specified Leased Real Property, in a manner that would reasonably be expected to result in an Environmental Claim against Parent or any of its Subsidiaries.

Section 4.18        Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) Parent and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) all insurance policies of Parent and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither Parent nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 4.19         Quality and Safety of Products.

(a)          Since January 1, 2021, (a) there have been no recalls, field corrections, field notifications, market withdrawals or replacements, warnings, safety alerts other notice of actions relating to an alleged lack of safety, of any product of Parent or any Subsidiary, whether ordered by a Governmental Authority or undertaken voluntarily by Parent or a Subsidiary; (b) to the Knowledge of Parent, none of the products of Parent or any Subsidiary have been adulterated, misbranded, mispackaged, or mislabeled in violation of or otherwise non-compliant with applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner; and (c) no facility at which any product of Parent or any of its Subsidiaries is manufactured, processed, packed or held has been subject to a shutdown or import or export prohibition, nor has Parent or any Subsidiary received any FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make changes to any product of Parent or any Subsidiary, or similar correspondence, notice or proceeding from the FDA, the CFIA or other Governmental Authority in alleging or asserting non-compliance with any Law or Authorization (including any Food Law or Parent Food Authorization), and to the Knowledge of Parent, no Governmental Authority is considering such action, except as set forth in clauses (a), (b) and (c), either individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)          The manufacture, testing, processing, packaging, labeling, storage, marketing, selling, importing, exporting, advertising, and distribution of products by or on behalf of Parent or any Subsidiary are being, and since January 1, 2021, have been, conducted in compliance with all applicable Food Laws, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries have maintained and enforced policies and procedures, including food safety policies and procedures, designed to ensure compliance with all Food Laws, except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c)          The Authorizations included in Section 4.11(b) of the Parent Disclosure Letter include all material Authorizations required by applicable Food Laws necessary for Parent and its Subsidiaries to conduct its business as presently conducted, including all product certifications and all facility registrations, permits, licenses and certifications required to comply with Food Laws, including all such Authorizations required by the FDA and the CFIA and other applicable Governmental Authorities (“Parent Food Authorizations”).

Section 4.20         Certain Business Practices.

(a)          Neither Parent nor any of its Subsidiaries, nor to the Knowledge of Parent, any of their respective officers, directors or employees, or agents or Persons acting on their behalf: (i) have made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, provincial, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was to obtain an improper business advantage or illegal under the laws of any federal, state, provincial, local or foreign jurisdiction; or (ii) have engaged in or otherwise participated in, assisted or facilitated any transaction, or taken any action, in each case that could constitute a violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government.

(b)          Neither Parent nor any of its Subsidiaries, nor to the Knowledge of Parent, any of their respective officers, directors, employees or agents (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, Sanctioned Persons or Persons that are currently the subject of any Sanctions or (ii) is located, organized or resident in a Sanctioned Country. Neither Parent nor any of its Subsidiaries has engaged in any dealings or transactions with a Sanctioned Person, or with or in a Sanctioned Country, in each case since January 1, 2021.

(c)          Neither Parent nor any of its Subsidiaries, nor to the Knowledge of Parent, any of their respective officers, directors or employees, or agents or Persons acting on their behalf, have, with respect to Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions: (i) received from any Governmental Authority or any Person, a notice, inquiry, or allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit concerning any actual, suspected, or potential violation or wrongdoing.

(d)          No government official is, directly or indirectly, an owner, investor or otherwise has a financial or personal interest in Parent or its Subsidiaries.

Section 4.21         Investment Canada Act. Parent is not a Canadian within the meaning of the Investment Canada Act.

Section 4.22       Information Supplied. The information relating to the Parent Parties, the Subsidiaries of Parent and their respective officers and directors that is or will be provided by Parent or its Representatives for inclusion in the Proxy Statement/Circular will not, at the date it is filed with the SEC or first mailed to the Company Shareholders, or at the time of any amendment thereof, contain (a) any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (b) any Misrepresentation.

Section 4.23        Voting Requirements. The Parent Shareholder Approval is the only vote of the holders of any class or series of capital stock of Parent necessary for Parent to adopt this Agreement and approve the transactions contemplated hereby. The delivery of the Parent Shareholder Consent will constitute the Parent Shareholder Approval.

Section 4.24       Takeover Statutes. Assuming the accuracy of the representations and warranties of the Company set forth in Section 3.25, to the Knowledge of Parent, no Takeover Law applies or purports to apply to Parent with respect to this Agreement, the Arrangement, the Mergers or any of the other transactions contemplated by this Agreement.

Section 4.25        Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC and Deutsche Bank Securities, Inc. (the “Parent Financial Advisors”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Arrangement, the Mergers and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent has furnished to the Company true, complete and correct copies of all agreements between Parent and any Parent Financial Advisor to which any Parent Financial Advisor is entitled to a fee as a result of the Arrangement, the Mergers and the transactions contemplated by this Agreement.

Section 4.26         No Other Representations and Warranties.

(a)          Except for the representations and warranties made by Parent in this Article 4 together with the certificates and other documents delivered by Parent pursuant hereto, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent in this Article 4 together with the certificates and other documents delivered by Parent pursuant hereto, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of Parent’s Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to the Company or any of its Representatives in the course of their due diligence investigation of Parent and its Subsidiaries, the negotiation of this Agreement or the consummation of the Mergers, the Arrangement and the other transactions contemplated by this Agreement, including the accuracy, completeness or currentness thereof, and neither Parent nor any other Person will have any liability to the Company or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud.

(b)          The Company acknowledges and agrees that it (i) has had an opportunity to discuss the business of the Parent Parties and their respective Subsidiaries with the management of the Parent Parties, (ii) has had reasonable access to (A) the books and records of the Parent Parties and their respective Subsidiaries and (B) the documents provided by the Parent Parties for purposes of the Mergers, the Arrangement and the other transactions contemplated by this Agreement, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Parent Parties and (iv) has conducted its own independent investigation of the Parent Parties and their respective Subsidiaries, their respective businesses and Mergers, the Arrangement and the other transactions contemplated by this Agreement, and has not relied on any representation, warranty or other statement by any Person on behalf of the Parent Parties or any of their respective Subsidiaries or otherwise, other than the representations and warranties of the Parent Parties expressly contained in this Article 4 and Article 5 and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, the Company further acknowledges and agrees that none of the Parent Parties or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Parent Parties, their respective Subsidiaries or their respective businesses and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which the Company is familiar, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that the Company will have no claim against any Parent Party or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other representatives with respect thereto.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Parent and Holdings represent and warrant to the Company as follows:

Section 5.1           Organization, Standing and Power.

(a)         Each of Holdings, Merger Sub and Amalgamation Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as presently conducted.

(b)        Holdings has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby, including the Subsequent Merger.  The execution and delivery of this Agreement and the other agreements contemplated hereby by Holdings and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement and the other agreements contemplated hereby, including the Subsequent Merger, by Holdings shall be duly authorized by Parent, as the sole stockholder of Holdings, by written consent following the execution of this Agreement, no other proceedings on the part of Holdings is necessary to authorize this Agreement and the other agreements contemplated hereby or to consummate the transactions contemplated hereby and thereby, including the Subsequent Merger. This Agreement has been duly executed and delivered by Holdings and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.

(c)       Each of Merger Sub and Amalgamation Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated by this Agreement and thereby, including the Merger and the Arrangement. The execution and delivery of this Agreement and the other agreements contemplated hereby by each of Merger Sub and Amalgamation Sub and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement and the other agreements contemplated hereby, including the Merger and the Arrangement, by each of Merger Sub and Amalgamation Sub shall be duly authorized by Holdings, as the sole stockholder of each of Merger Sub and Amalgamation Sub, by written consent following the execution of this Agreement, and no other corporate proceedings on the part of Merger Sub or Amalgamation Sub are necessary to authorize this Agreement and the other agreements contemplated hereby or to consummate the transactions contemplated by this Agreement and thereby, including the Merger and the Arrangement. This Agreement has been duly executed and delivered by each of Merger Sub and Amalgamation Sub and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of each of Merger Sub and Amalgamation Sub, enforceable against each of Merger Sub and Amalgamation Sub in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.

(d)          The board of directors of Merger Sub has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (iii) approved the execution, delivery and, subject to the approval and adoption of this Agreement by Holdings in its capacity as sole stockholder of Merger Sub, performance of this Agreement and the transactions contemplated by this Agreement, and (iv) resolved to recommend that its sole stockholder approve and adopt this Agreement.

(e)          The board of directors of Holdings has unanimously (i) determined that this Agreement, the Subsequent Merger and the other transactions contemplated hereby are fair to and in the best interests of Holdings and its sole stockholder, (ii) approved and declared advisable this Agreement, the Subsequent Merger and the other transactions contemplated hereby, (iii) approved the execution, delivery and, subject to the approval and adoption of this Agreement by Parent in its capacity as sole stockholder of Holdings, performance of this Agreement and the transactions contemplated by this Agreement and (iv) resolved to recommend that its sole stockholder approve and adopt this Agreement.

(f)          The execution and delivery of this Agreement and the other agreements contemplated hereby by each of Holdings, Merger Sub and Amalgamation Sub does not, and the consummation of the Mergers, the Arrangement and the other transactions contemplated by this Agreement and the other agreements contemplated hereby, as applicable, and compliance with the provisions of this Agreement and the other agreements contemplated hereby will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of such Parent Party or any of its Subsidiaries under (other than any such Lien created as a result of any action taken by the Company), any provision of (i) the organizational documents of such Parent Party or any of its Subsidiaries, or (ii) subject to the filings and other matters referred to in the immediately following sentence, and assuming the accuracy of the representations and warranties of the Company set forth in Article 3, (A) any Contract to which such Parent Party or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, (B) any Law or Order, in each case applicable to such Parent Party or any of its Subsidiaries or any of their respective properties or assets, or (C) any Authorizations of such Parent Party or its Subsidiaries, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Parent Party to consummate the transactions contemplated by this Agreement and the other agreements contemplated hereby. No Authorization, Order, waiver of, action or nonaction by, or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to any of Holdings, Merger Sub, Amalgamation Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement and the other agreements contemplated hereby by such Parent Party or the consummation by such Parent Party of the transactions contemplated by this Agreement and the other agreements contemplated hereby, except for (I) the Required Regulatory Approvals, (II) the filing of the Certificate of Merger and the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware, (III) in connection or in compliance with the 1933 Securities Act or the 1934 Exchange Act or applicable Canadian Securities Laws, (IV) applicable state securities and “blue sky” laws, (V) satisfaction by Holdings of the initial listing standards of the NYSE and (VI) any Authorizations and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to be material to such Parent Party and its Subsidiaries, taken as a whole, or to have a material adverse effect on the ability of such Parent Party to consummate the transactions contemplated by this Agreement and the other agreements contemplated hereby.

Section 5.2           Prior Operations. Each of Holdings, Merger Sub and Amalgamation Sub were formed solely for purposes of effecting the Combination. Since their respective dates of formation, none of Holdings, Merger Sub or Amalgamation Sub have carried on any business or conducted any operations other than the execution of this Agreement, the performance of their respective obligations hereunder and matters ancillary hereto.

Section 5.3           Capital Structure.

(a)          As of the date hereof, the authorized share capital of Holdings consists of 1,000 shares of common stock, par value $0.01 per share, of Holdings, of which 100 shares are issued and outstanding. The entire number of Holdings Common Shares (other than the common shares, par value $0.01 per share, of Holdings that are issued and outstanding as of the date hereof) that will be issued and outstanding immediately following the Closing will be determined solely pursuant to and in accordance with the Plan of Arrangement and this Agreement. The Holdings Common Shares to be issued as Arrangement Consideration and Merger Consideration pursuant to the Plan of Arrangement and this Agreement (i) will be duly authorized, and, upon issuance, will be validly issued, fully paid and not subject to calls for any additional payments (non‑assessable) and not subject to preemptive rights, (ii) will not be issued in violation of the New Holdings Certificate of Incorporation or New Holdings Bylaws or other organizational documents of Holdings, as the case may be, or any agreement, contract, covenant, undertaking, or commitment to which Holdings is a party or bound, and (iii) other than solely pursuant to and in accordance with the Plan of Arrangement and this Agreement, as of immediately following the Closing, there will be no other issued or outstanding Equity Interests in Holdings or any other issued or outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind that obligate Holdings to issue or sell any Equity Interest in Holdings to any Person.

(b)          All of the authorized share capital of Merger Sub and Amalgamation Sub is held directly or indirectly by Holdings and has been validly issued, free and clear of any Lien.

Section 5.4        No Other Representations and Warranties. Except for the representations and warranties made by Holdings and Parent in this Article 5 together with the certificates and other documents delivered by Parent pursuant hereto, none of Holdings, Merger Sub or Amalgamation Sub or any other Person makes any express or implied representation or warranty with respect to Holdings, Merger Sub or Amalgamation Sub or any Subsidiary of Holdings, Merger Sub or Amalgamation Sub or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Holdings, Merger Sub and Amalgamation Sub, respectively, hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent and Holdings in this Article 5 together with the certificates and other documents delivered by Parent pursuant hereto, none of Holdings, Merger Sub or Amalgamation Sub or any other Person makes or has made any representation or warranty to the Company or any of its Representatives, with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Holdings, Merger Sub or Amalgamation Sub, any Subsidiary of Holdings, Merger Sub or Amalgamation Sub or their respective businesses or operations or (b) any oral or written information furnished or made available to the Company or any of its Representatives in the course of its due diligence investigation of Holdings, Merger Sub and Amalgamation Sub, the negotiation of this Agreement or the consummation of the Mergers, the Arrangement and the other transactions contemplated by this Agreement, including the accuracy, completeness or currentness thereof, and none of Holdings, Merger Sub or Amalgamation Sub or any other Person will have any liability to the Company or any other Person in respect of such information, including any subsequent use of such information, except in the case of fraud.

ARTICLE 6
COVENANTS REGARDING THE CONDUCT OF BUSINESS

Section 6.1           Operations of the Company. The Company covenants and agrees that, until the earlier of the Closing and the time that this Agreement is validly terminated in accordance with its terms, except (w) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), provided that Parent shall be deemed to have consented in writing if it provides no response within three Business Days after a written request by the Company for such consent, (x) as is set forth on Section 6.1(b) of the Company Disclosure Letter, (y) as is expressly permitted, required or contemplated by this Agreement (including the Pre-Closing Restructuring) or (z) as is required by applicable Law or Order (provided that the Company shall provide Parent with prior written notice of any such requirement in the case of any action taken pursuant to Section 6.1(b)(xxiv)):

(a)          the Company will, and will cause each of its Subsidiaries to (i) conduct business only in the ordinary course of business and (ii) use all commercially reasonable efforts to (A) preserve intact its and its Subsidiaries’ current business organization and properties, (B) keep available the services of its and its Subsidiaries’ current officers and employees and (C) preserve its and its Subsidiaries’ current relationships with significant customers, suppliers, licensors, licensees, distributors, wholesalers, lessors, Governmental Authorities and other Persons having material business dealings or regulatory relationships with the Company and its Subsidiaries, as applicable;

(b)          without limiting the Company’s obligations under Section 6.1(a), the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(i)           alter or amend (including by merger, consolidation, conversion or otherwise) its articles, charter, bylaws or other organizational documents;

(ii)         (A) split, divide, subdivide, consolidate, combine or reclassify the Company Common Shares or authorize the issuance of any other securities in lieu of, or in substitution for, shares of capital stock or (B) amend the material terms of any securities of the Company or any of its Subsidiaries;

(iii)        issue, deliver, grant, sell or pledge or authorize, or agree to issue, deliver, grant, sell or pledge, any Company Common Shares or other voting securities or Equity Interests of the Company or its Subsidiaries (including Company Equity Awards or any equity‑based or equity‑linked awards such as restricted or deferred share units or phantom share plans), or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Company Common Shares or other voting securities or Equity Interests of the Company or its Subsidiaries, other than (A) the issuance of Company Common Shares issuable pursuant to the exercise or settlement of Company Equity Awards outstanding on the date hereof and set forth on Section 3.3 of the Company Disclosure Letter in accordance with their terms as in effect on the date hereof, (B) the grant of Company Equity Awards that are (I) annual grants made in the ordinary course of business, with time-based and performance-based metrics and goals that are consistent with past practice or (II) as otherwise permitted under Section 6.1(b)(v)(D), or (C) the issuance of Company Common Shares issuable to directors consistent with the Primo Water Corporation Non-Employee Director Compensation Policy (as in effect as of the date of this Agreement);

(iv)       redeem, purchase or otherwise acquire any outstanding Company Common Shares or other securities or securities convertible into or exchangeable or exercisable for Company Common Shares or any such other securities, other than (A) in transactions between two or more Company wholly‑owned Subsidiaries or between the Company and a Company wholly‑owned Subsidiary, (B) the acquisition by the Company of Company Common Shares in connection with the surrender of Company Common Shares by holders of Company Options in order to pay the exercise price of the Company Options in transactions properly treated as compensatory for U.S. federal income tax purposes, or (C) the withholding of Company Common Shares to satisfy tax obligations with respect to payments in respect of Company Equity Awards properly treated as compensation for U.S. federal income tax purposes;

(v)        except as required by applicable Law, any Company Benefit Plan, any Labor Agreement, any employment Contract or this Agreement: (A) grant any increases in the compensation of any of its directors, executive officers or employees, except (I) with respect to employees with a title of below Vice President in connection with the Company’s annual compensation review in the ordinary course of business, up to 5% in the aggregate and (II) relocation program awards in the ordinary course of business in connection with the Company’s existing relocation program; (B) (I) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, (II) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Benefit Plan, or (III) adopt, enter into, or terminate or amend any Company Benefit Plan (or any plan, program, agreement, or arrangement that would constitute a Company Benefit Plan if in effect on the date hereof), other than in connection with an annual benefit plan review in the ordinary course of business or adoption, entry into, termination or amendment of any Company Benefit Plan in a manner that would not increase costs to the Company, Parent, Holdings or any of their respective Affiliates by more than a de minimis amount; (C) hire any Person to be employed by the Company or any of its Subsidiaries or terminate without cause the employment of any employee of the Company or any of its Subsidiaries, in either case other than the hiring or termination of employees with a title of below Vice President; (D) grant any equity or equity‑based awards (including any Company Equity Awards) other than grants of such awards made consistent with past practice to employees hired after the date hereof, provided that such awards shall not include any terms or conditions that could result in accelerated vesting in connection with the transactions contemplated by this Agreement; or (E) amend the terms and conditions of any bonus or other cash incentive awards or Company Equity Awards (including amendment, modification, acceleration, or waiver of any vesting terms or any performance targets with respect to any outstanding bonus or equity awards);

(vi)      (A) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or any of its Subsidiaries or (B) reorganize, amalgamate or merge the Company or any of its Subsidiaries with any other Person (including the Company or any of its Subsidiaries);

(vii)       make any material changes to any of its financial accounting policies, principles, methods, practices or procedures (including by adopting any material new financial accounting policies, principles, methods, practices or procedures), except as required by (A) applicable Laws, including Canadian Securities Laws and U.S. Securities Laws, or (B) GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board of the SEC or any similar organization or Governmental Authorities;

(viii)       except as set forth on Section 6.1(b)(viii) of the Company Disclosure Letter, sell, pledge, lease, license, transfer, dispose of, abandon, suffer or permit the incurrence of any Liens (except for Permitted Liens) or encumber any assets or properties of the Company (including the Equity Interests of any Subsidiary of the Company or any business division) or of any of its Subsidiaries other than (A) inventory in the ordinary course of business or equipment that is no longer used or useful in the operations of the Company or any of its Subsidiaries or (B) the non‑exclusive licensing or sublicensing (or abandonment) of Intellectual Property in the ordinary course of business;

(ix)       (A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other Equity Interests or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or (other than in the ordinary course of business, such as the purchase of supplies, equipment and inventory) any property or asset, (B) make any investment by the purchase of securities, contribution of capital, property transfer or (other than in the ordinary course of business, such as the purchase of supplies, equipment and inventory) purchase of any property or assets of any other Person, or (C) make any loans or capital contributions to, or investments in, any other Person, in each case, that, together with all other such acquisitions, investments, contributions, transfers or purchases, has a value greater than $100,000,000 in the aggregate, other than (I) to any wholly-owned Subsidiary of the Company or (II) in respect of accounts payable to trade creditors or accrued liabilities incurred in the ordinary course of business;

(x)         prepay any long-term indebtedness before its scheduled maturity (other than as contemplated by Section 7.17), or incur or assume any long‑term indebtedness or incur or assume any short‑term indebtedness, enter into any capital leases or similar purchase money indebtedness, issue or sell any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for any such indebtedness or debt securities of any other Person, in each case other than (A) indebtedness incurred, assumed, or otherwise entered into in the ordinary course of business, (B) indebtedness incurred in connection with the refinancing of any indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder (including as contemplated by Section 7.17), or (C) indebtedness incurred, assumed or otherwise entered into pursuant to the Company’s existing credit facilities (including in respect of letters of credit);

(xi)       enter into any material currency, commodity, interest rate or equity related hedge, derivative, swap or other financial risk management Contract, other than in the ordinary course of business;

(xii)      pay, discharge or satisfy any claim or voluntarily waive, release, assign, settle or compromise any Litigation, other than the such payment, discharge, satisfaction, waiver, release, assignment, settlement or compromise that requires payments by the Company or any of its Subsidiaries (net of insurance proceeds) in an amount not to exceed $5,000,000 individually or $20,000,000 in the aggregate; provided, however, that the foregoing shall not permit the Company or any of its Subsidiaries to pay, discharge, satisfy, waive, release, assign, settle or compromise any Litigation that would impose any material restrictions or changes on the business or operations of the Company or any of its Subsidiaries or, following the Closing, Holdings;

(xiii)     (A) enter into any material new line of business or enterprise or (B) enter into a new material joint venture investment agreement, exclusive development agreement or other similar Contract;

(xiv)      expend or commit to expend any amounts with respect to capital expenses, where any such expenditures or commitments exceed, in the aggregate, the amount set forth in Section 6.1(b)(xiv) on the Company Disclosure Letter by more than ten percent;

(xv)        transfer, convey or assign any Company Spring Source Real Property to a trust;

(xvi)       other than in the ordinary course of business (A) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), with individual annual rents in excess of $2,000,000 or aggregate annual rents in excess of $5,000,000, (B) terminate, modify, amend or exercise any right to renew any Company Specified Real Property Lease or Company Specified Real Property Landlord Lease, with individual annual rents in excess of $2,000,000 or aggregate annual rents in excess of $5,000,000, or (C) acquire any interest in real property (including any direct or indirect interests therein) with a purchase price in excess of $4,000,000;

(xvii)     other than in the ordinary course of business (A) enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract, or (B) materially modify, materially amend or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder;

(xviii)     enter into or amend any Contract with any broker, finder or investment banker, including, for the avoidance of doubt, BMO or BofA Securities, in connection with the Combination or any component part thereof;

(xix)     other than as permitted by Section 6.1(b)(iii) or Section 6.1(b)(v), enter into any Contract, transaction or arrangement between the Company or any of its Subsidiaries and any Affiliate, shareholder, director, officer, partner or member of the Company or any of its Subsidiaries, other than a Contract, transaction or arrangement solely between two or more wholly‑owned Subsidiaries of the Company or solely between the Company and a wholly‑owned Subsidiary of the Company;

(xx)       other than in the ordinary course of business, fail to use commercially reasonable efforts to maintain in full force and effect the existing material insurance policies covering the Company or any of its Subsidiaries;

(xxi)      (A) make, change, revoke or rescind any material Tax election, (B) make any “check‑the‑box” election pursuant to Treasury Regulations Section 301.7701‑3, (C) make any material amendment with respect to any material Return, (D) settle or compromise any material Tax liability for an amount that materially exceeds the amount disclosed, reflected or reserved against in the Company Interim Financial Statements, (E) request any rulings from or enter into any closing agreement with any tax authority with respect to a material amount of Taxes (except in connection with a settlement of a tax liability for an amount that does not materially exceed the amount disclosed, reflected or reserved against in the Company Interim Financial Statements), (F) initiate a voluntary disclosure with respect to material Taxes, (G) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax (excluding extensions of time to file Returns validly obtained in the ordinary course of business), (H) surrender any right to claim a material Tax refund, (I) change an annual accounting period for Tax purposes, or (J) change any material accounting method for Tax purposes, except, with respect to clause (A), for actions taken in the ordinary course of business;

(xxii)     take any action or knowingly fail to take any reasonable action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying for the Mergers Intended Tax Treatment, the Amalgamation from qualifying for the Amalgamation Intended Tax Treatment, or the Combination from qualifying for the Combination Intended Tax Treatment;

(xxiii)     implement any “mass layoff” or “plant closings” as defined under the WARN Act;

(xxiv)     enter into any new, or terminate or materially amend or modify, any Labor Agreement; or

(xxv)      agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 6.1(b).

Nothing in this Section 6.1 shall give Parent or any other Parent Party the right to control, directly or indirectly, the operations or the business of the Company or any of its Subsidiaries at any time prior to the Closing.

Section 6.2          Operations of Parent. Each Parent Party covenants and agrees that, until the earlier of the Closing and the time that this Agreement is validly terminated in accordance with its terms, except (w) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), provided that the Company shall be deemed to have consented in writing if it provides no response within three Business Days after a written request by Parent for such consent, (x) as is set forth on Section 6.2(b) of the Parent Disclosure Letter, (y) as is expressly permitted, required or contemplated by this Agreement, or (z) as is required by applicable Law or Order (provided that Parent shall provide the Company with prior written notice of any such requirement in the case of any action taken pursuant to Section 6.2(b)(xxv)):

(a)         each Parent Party will, and will cause each of their respective Subsidiaries to (i) conduct business only in the ordinary course of business and (ii) use all commercially reasonable efforts to (A) preserve intact its and its Subsidiaries’ current business organization and properties, (B) keep available the services of its and its Subsidiaries’ current officers and employees, and (C) preserve its and its Subsidiaries’ current relationships with significant customers, suppliers, licensors, licensees, distributors, wholesalers, lessors, Governmental Authorities and other Persons having material business dealings or regulatory relationships with the Parent Parties and their Subsidiaries, as applicable;

(b)        without limiting any Parent Party’s obligations under Section 6.2(a), no Parent Party will, nor will any Parent Party permit any of its Subsidiaries to, directly or indirectly:

(i)           alter or amend (including by merger, consolidation, conversion or otherwise) its articles, charter, bylaws or other organizational documents;

(ii)          declare, set aside or pay any dividend on or make any distribution (whether in cash, stock or property) or payment or return of capital, or set any record date therefor, in each case (A) in respect of the Equity Interests of such Parent Party or (B) in respect of the Equity Interests of any Subsidiary of such Parent Party that is not directly or indirectly wholly owned by such Parent Party, in each case other than (I) in connection with Section 7.13 or (II) dividends or distributions by a direct or indirect wholly‑owned Subsidiary of Parent to its parent company in the ordinary course of business;

(iii)        (A) split, divide, subdivide, consolidate, combine or reclassify the Equity Interests of such Parent Party or authorize the issuance of any other securities in lieu of, or in substitution for, shares of capital stock or (B) amend the material terms of any securities of such Parent Party or its Subsidiaries;

(iv)       issue, deliver, grant, sell or pledge or authorize, or agree to issue, deliver, grant, sell or pledge, any Equity Interests of such Parent Party or other voting securities of such Parent Party or its Subsidiaries (including stock options or any equity‑based or equity‑linked awards such as restricted or deferred share units or phantom share plans), or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Parent Common Shares or other voting securities or Equity Interests of any Parent Party or its Subsidiaries;

(v)       redeem, purchase or otherwise acquire any outstanding Equity Interests of any such Parent Party or other securities or securities convertible into or exchangeable or exercisable for Equity Interests of such Parent Party or any such other securities, other than in transactions between two or more wholly‑owned Subsidiaries of such Parent Party or between such Parent Party and a wholly‑owned Subsidiary of such Parent Party;

(vi)        except as required by applicable Law, any Parent Benefit Plan, any Labor Agreement, any employment Contract or this Agreement: (A) grant any increases in the compensation of any of its directors, executive officers or employees, except with a title of below Vice President in connection with Parent’s annual compensation review in the ordinary course of business, up to 5% in the aggregate; (B) (I) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, (II) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Parent Benefit Plan, or (III) adopt, enter into, or terminate or amend any Parent Benefit Plan (or any plan, program, agreement, or arrangement that would constitute a Parent Benefit Plan if in effect on the date hereof), other than in connection with an annual benefit plan review in the ordinary course of business or adoption, entry into, termination or amendment of any Parent Benefit Plan in a manner that would not increase costs to the Company, Parent, Holdings or any of their respective Affiliates by more than a de minimis amount; (C) hire any Person to be employed by any Parent Party or any of its Subsidiaries or terminate without cause the employment of any employee of any Parent Party or any of its Subsidiaries, in either case other than the hiring or termination of employees with a title of below Vice President; (D) grant any equity or equity‑based awards other than grants of such awards made consistent with past practice to employees hired after the date hereof, provided that such awards shall not include any terms or conditions that could result in accelerated vesting in connection with the transactions contemplated by this Agreement; or (E) amend the terms and conditions of any bonus or other cash incentive awards (including amendment, modification, acceleration, or waiver of any vesting terms or any performance targets with respect to any outstanding bonus or equity awards);

(vii)      (A) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of any Parent Party or any of its Subsidiaries or (B) reorganize, amalgamate or merge any Parent Party or any of its Subsidiaries with any other Person (including any Parent Party or any of its Subsidiaries);

(viii)      make any material changes to any of its financial accounting policies, principles, methods, practices or procedures (including by adopting any material new financial accounting policies, principles, methods, practices or procedures), except as required by (A) applicable Laws or (B) GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board of the SEC or any similar organization or Governmental Authorities;

(ix)        except as set forth on Section 6.2(b)(ix) of the Parent Disclosure Letter, sell, pledge, lease, license, transfer, dispose of, abandon, suffer or permit the incurrence of any Liens (except for Permitted Liens) or encumber any assets or properties of any such Parent Party (including the Equity Interests of any Subsidiary of such Parent Party or any business division) or of any of its Subsidiaries other than (A) inventory in the ordinary course of business or equipment that is no longer used or useful in the operations of any Parent Party or any of its Subsidiaries or (B) the non‑exclusive licensing or sublicensing (or abandonment) of Intellectual Property in the ordinary course of business;

(x)        (A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other Equity Interests or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or (other than in the ordinary course of business, such as the purchase of supplies, equipment and inventory) any property or asset, (B) make any investment by the purchase of securities, contribution of capital, property transfer or (other than in the ordinary course of business, such as the purchase of supplies, equipment and inventory) purchase of any property or assets of any other Person or (C) make any loans or capital contributions to, or investments in, any other Person, in each case, that, together with all other such acquisitions, investments, contributions, transfers or purchases, has a value greater than $100,000,000 in the aggregate, other than (I) to any wholly-owned Subsidiary of a Parent Party or (II) in respect of accounts payable to trade creditors or accrued liabilities incurred in the ordinary course of business;

(xi)       prepay any long-term indebtedness before its scheduled maturity (other than as contemplated by Section 7.15 and Section 7.17), or incur or assume any long‑term indebtedness or incur or assume any short‑term indebtedness, enter into any capital leases or similar purchase money indebtedness, issue or sell any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for any such indebtedness or debt securities of any other Person, in each case other than (A) indebtedness incurred, assumed, or otherwise entered into in the ordinary course of business, (B) indebtedness incurred in connection with the refinancing of any indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder (including as contemplated by Section 7.15 and Section 7.17) or (C) indebtedness incurred, assumed or otherwise entered into pursuant to any Parent Party’s existing credit facilities (including in respect of letters of credit);

(xii)       enter into any material currency, commodity, interest rate or equity related hedge, derivative, swap or other financial risk management Contract, other than in the ordinary course of business;

(xiii)     pay, discharge or satisfy any claim or voluntarily waive, release, assign, settle or compromise any Litigation, other than the such payment, discharge, satisfaction, waiver, release, assignment, settlement or compromise that requires payments by any Parent Party or any of its Subsidiaries (net of insurance proceeds) in an amount not to exceed $5,000,000 individually or $20,000,000 in the aggregate; provided, however, that the foregoing shall not permit any Parent Party or any of its Subsidiaries to pay, discharge, satisfy, waive, release, assign, settle or compromise any Litigation that would impose any material restrictions or changes on the business or operations of any Parent Party or any of its Subsidiaries;

(xiv)     (A) enter into any material new line of business or enterprise or (B) enter into a new material joint venture investment agreement, exclusive development agreement or other similar Contract;

(xv)      expend or commit to expend any amounts with respect to capital expenses, where any such expenditures or commitments exceed, in the aggregate, the amount set forth in Section 6.2(b)(xv) on the Parent Disclosure Letter by more than ten percent;

(xvi)       transfer, convey or assign any Parent Spring Source Real Property to a trust;

(xvii)     other than in the ordinary course of business (A) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), with individual annual rents in excess of $2,000,000 or aggregate annual rents in excess of $5,000,000, (B) terminate, modify, amend or exercise any right to renew any Parent Specified Real Property Lease or Parent Specified Real Property Landlord Lease, with individual annual rents in excess of $2,000,000 or aggregate annual rents in excess of $5,000,000, or (C) acquire any interest in real property (including any direct or indirect interests therein) with a purchase price in excess of $4,000,000;

(xviii)    other than in the ordinary course of business (A) enter into any Contract that would, if entered into prior to the date hereof, be a Parent Material Contract, or (B) materially modify, materially amend or terminate any Parent Material Contract or waive, release or assign any material rights or claims thereunder;

(xix)     enter into or amend any Contract with any broker, finder or investment banker, including, for the avoidance of doubt, any Parent Financial Advisor, in connection with the Combination or any component part thereof;

(xx)       other than as permitted by Section 6.2(b)(iv) or Section 6.2(b)(vi), enter into any Contract, transaction or arrangement between any Parent Party or any of its Subsidiaries and any Affiliate, shareholder, director, officer, partner or member of such Parent Party or any of its Subsidiaries, other than a Contract, transaction or arrangement solely between two or more wholly‑owned Subsidiaries of such Parent Party or solely between such Parent Party and a wholly‑owned Subsidiary of such Parent Party;

(xxi)      other than in the ordinary course of business, fail to use commercially reasonable efforts to maintain in full force and effect the existing material insurance policies covering any Parent Party or any of its Subsidiaries;

(xxii)     (A) make, change, revoke or rescind any material Tax election, (B) make any “check‑the‑box” election pursuant to Treasury Regulations Section 301.7701‑3, (C) make any material amendment with respect to any material Return, (D) settle or compromise any material Tax liability for an amount that materially exceeds the amount disclosed, reflected or reserved against in the Parent Interim Financial Statements, (E) request any rulings from or enter into any closing agreement with any tax authority with respect to a material amount of Taxes (except in connection with a settlement of a tax liability for an amount that does not materially exceed the amount disclosed, reflected or reserved against in the Parent Interim Financial Statements), (F) initiate a voluntary disclosure with respect to material Taxes, (G) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax (excluding extensions of time to file Returns validly obtained in the ordinary course of business), (H) surrender any right to claim a material Tax refund, (I) change an annual accounting period for Tax purposes, or (J) change any material accounting method for Tax purposes, except, with respect to clause (A), for actions taken in the ordinary course of business;

(xxiii)    take any action or knowingly fail to take any reasonable action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying for the Mergers Intended Tax Treatment, the Amalgamation from qualifying for the Amalgamation Intended Tax Treatment, or the Combination from qualifying for the Combination Intended Tax Treatment;

(xxiv)     implement any “mass layoff” or “plant closings” as defined under the WARN Act;

(xxv)      enter into any new, or terminate or materially amend or modify, any Labor Agreement; or

(xxvi)     agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 6.2(b).

Nothing in this Section 6.2 shall give the Company the right to control, directly or indirectly, the operations or the business of any Parent Party or any of its Subsidiaries at any time prior to the Closing.

Section 6.3           Notification of Changes.

(a)         The Company will promptly notify Parent in writing of any fact, circumstance, change, effect, event or occurrence that, to the Knowledge of the Company, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would reasonably be expected to give rise to a failure of the condition precedent set forth in Section 8.3(a) or Section 8.3(b).

(b)         Parent will promptly notify the Company in writing of any fact, circumstance, change, effect, event or occurrence that, to the Knowledge of Parent, has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that would reasonably be expected to give rise to a failure of the condition precedent set forth in Section 8.2(b) or Section 8.2(c).

Section 6.4           Acquisition Proposals.

(a)          No Solicitation.

(i)          Except as expressly permitted by this Section 6.4, the Company agrees that it shall not, and shall cause its Subsidiaries not to, and shall direct its and their respective officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors and other representatives (collectively, “Representatives”) not to (and shall not authorize or give permission to its or their respective Representatives to), directly or indirectly:

(A)        solicit, assist, seek, initiate or knowingly facilitate or encourage or promote (including by way of discussion, negotiation, furnishing information or access to the Company or any of its Subsidiaries, or entering into any agreement, arrangement or understanding) any proposal, offer, inquiry or indication of interest that constitutes, or may reasonably be expected to constitute or lead to, any Acquisition Proposal;

(B)        engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal, offer, inquiry or indication of interest that constitutes, or may reasonably be expected to constitute or lead to, any Acquisition Proposal;

(C)        accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for a period of no more than five Business Days following the public announcement or public disclosure of such Acquisition Proposal, or, in the event the Company Meeting is scheduled to occur within such five-Business Day period, prior to the third Business Day prior to the date of the Company Meeting (or, if the public announcement were made less than three Business Days prior to the Company Meeting, prior to the second Business Day before the Company Meeting) will not be considered to be in violation of this Section 6.4(a)(i)(C), provided that the Company Board of Directors has rejected such Acquisition Proposal and affirmed the Company Recommendation by press release before the end of such period);

(D)       accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend any Acquisition Proposal or any letter of intent, memorandum of understanding, acquisition agreement, agreement in principle or similar agreement with any Person in respect of an Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted by and in accordance with Section 6.4(d)); or

(E)        waive or release any other Person from, forebear in the enforcement of, or amend (i) any standstill agreement (or any standstill provisions of any other contract or agreement with respect to Company Common Shares or other Equity Interests of the Company), confidentiality, non-disclosure or similar agreement to which the Company or any of its Subsidiaries is or may hereafter become a party in accordance with Section 6.4(d) or (ii) the Rights Agreement.  The Company shall take all necessary action to enforce, any standstill agreement (or any standstill provisions of any other contract or agreement with respect to Company Common Shares or other Equity Interests of the Company), confidentiality, non-disclosure or similar agreement to which the Company or any of its Subsidiaries is or may hereafter become a party in accordance with Section 6.4(d).  For greater certainty, the automatic termination or automatic release, in each case pursuant to the terms thereof, of any standstill restrictions of any such agreements as a result of the entering into and announcement of this Agreement shall not be a violation of this Section 6.4(a)(i)(E).

(ii)         The Company shall, and shall cause its Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated all solicitations, discussions, negotiations or activities with any Person that may be ongoing with respect to any proposal, offer, inquiry or indication of interest that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal and, in connection therewith, the Company shall (A) immediately cease to provide any other Person with access to and disclosure of any non-public information concerning itself or any of its Subsidiaries, including any data room and any properties, facilities, books and records of such Party or any of its Subsidiaries, and (B) promptly deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to such proposal, offer, inquiry or indication of interest, effective as of the date hereof, which notice shall also request such Person to promptly return or destroy all confidential information concerning such Party and its Subsidiaries and destroy all material including or incorporating or otherwise reflecting such confidential information (and such Party shall use all commercially reasonable efforts to ensure that such request is fully complied with).

(b)        Notice of Acquisition Proposals and Inquiries. If the Company or any of its Subsidiaries or any of its or their respective Representatives receive or otherwise become aware of any proposal, offer, inquiry or indication of interest that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or any Subsidiary, including information, access or disclosure relating to the properties, facilities, books or records of the Company or any of its Subsidiaries, in connection with an Acquisition Proposal, the Company shall promptly (and in any event within 24 hours) notify Parent, at first orally and then as soon as practicable thereafter in writing, of any such Acquisition Proposal, proposal, offer, inquiry or indication of interest, including an unredacted copy of such Acquisition Proposal, proposal, offer, inquiry or indication of interest made in writing (including any material updates, revisions or supplements thereto) provided to the Company or any of its Subsidiaries or Representatives (including any financing commitments or other documents containing material terms and conditions thereof), and a summary of the material terms and conditions of any Acquisition Proposal not made in writing (including any material updates, revisions or supplements thereto) provided to the Company or any of its Subsidiaries or Representatives (including any financing commitments or other documents containing material terms and conditions of such Acquisition Proposal) and, in each case, the identity of the Person or group of Persons making such Acquisition Proposal (provided that the identity of any Person making the Acquisition Proposal, inquiry, proposal, offer or request does not have to be disclosed by the Company if doing so would result in a breach by the Company of its confidentiality obligations to such Person that was in effect on the date of this Agreement). The Company shall keep Parent fully informed of any significant developments, discussions or negotiations regarding any Acquisition Proposal, proposal, offer, inquiry or indication of interest on a reasonably prompt basis (and in any event within 24 hours of the occurrence of any change in any price term or any other material term thereof), and shall respond as promptly as practicable to all reasonable inquiries by Parent with respect thereto.

(c)         Adverse Recommendation Change. Except as expressly permitted by Section 6.4(e), the Company Board of Directors or any committee thereof shall not (i): (A) fail to recommend, or amend, change, qualify, withhold, withdraw or modify the Company Recommendation or publicly propose or state an intention to do any of the foregoing, or fail to make or include the Company Recommendation in the Proxy Statement/Circular; (B) accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend an Acquisition Proposal; (C) within the earlier of (x) five Business Days of a tender or exchange offer or take-over bid relating to securities of the Company having been commenced and (y) two Business Days prior to the Company Meeting, fail to (1) publicly recommend against such tender or exchange offer or take-over bid or fail to send to the Company Shareholders a statement disclosing that the Company recommends rejection of such tender or exchange offer or take-over bid, and (2) publicly reaffirm (without qualification) the Company Recommendation (if previously made at such time); (D) following the disclosure or announcement of an Acquisition Proposal or at any other time following the reasonable request in writing by Parent (provided that Parent shall be entitled to make such a written request for reaffirmation only once for each Acquisition Proposal and once for each amendment or modification of such Acquisition Proposal), fail to reaffirm (without qualification) publicly the Company Recommendation within the earlier of (x) five Business Days after Parent requests in writing that the Company Recommendation be reaffirmed publicly and (y) two Business Days prior to the Company Meeting; or (E) accept, approve, endorse, recommend or authorize the Company to enter into a written agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.4(d)) concerning an Acquisition Proposal (in each of the cases set forth in clause (A), (B), (C), (D) or (E), an “Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement.

(d)          Discussions.

(i)         If at any time prior to the time the Company Shareholder Approval is obtained, the Company or any of its Subsidiaries or any of its or their respective Representatives receives a bona fide written unsolicited Acquisition Proposal, the Company may (x) contact such Person solely to clarify the terms and conditions thereof and (y) subject to entering into an Acceptable Confidentiality Agreement and having provided a true, complete and final executed copy thereof to Parent, furnish information (including non‑public information) with respect to the Company and its Subsidiaries and afford access to the business, properties, assets, books, records and personnel of the Company and its Subsidiaries, to the Person or group of Persons who has made such Acquisition Proposal and engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal, if and only if, in the case of clause (y):

(A)        the Company Board of Directors determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal;

(B)         such Acquisition Proposal does not result from a breach of this Section 6.4;

(C)       such Person making the Acquisition Proposal was not restricted from making such Acquisition Proposal pursuant to a confidentiality, standstill or similar agreement, restriction or covenant with the Company or any of its Subsidiaries; and

(D)        any information concerning the Company or its Subsidiaries that is made available to any Person given such access shall have already been or shall promptly (and in any event within 24 hours) be made available to Parent.

(ii)         The Company agrees that it and its Subsidiaries will not enter into any Contract with any Person subsequent to the date hereof which prohibits them from complying with the terms and conditions of, or providing any information to Parent in accordance with, this Section 6.4(d). The Company represents and warrants to Parent that neither it nor any of its Subsidiaries are party to any agreement with any Person that prohibits it from complying with the terms and conditions of, or providing any information to Parent in accordance with, this Section 6.4(d).

(e)          Superior Proposal.

(i)          If the Company receives an Acquisition Proposal that constitutes a Superior Proposal prior to obtaining the Company Shareholder Approval, the Company Board of Directors may, or may cause the Company to, subject to compliance with Section 9.1(d)(ii) and Section 9.2, enter into a definitive agreement with respect to such Superior Proposal (an “Alternative Acquisition Agreement”) or recommend such Superior Proposal, if and only if:

(A)         such Superior Proposal does not result from a breach of this Section 6.4;

(B)        such Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to a confidentiality, standstill or similar agreement, restriction or covenant with the Company or any of its Subsidiaries;

(C)       the Company or its Representatives have delivered to Parent a written notice of the determination of the Company Board of Directors that such Acquisition Proposal constitutes a Superior Proposal, of the value and financial terms that the Company Board of Directors (in consultation with the Company’s financial advisors) has determined should be ascribed to any non-cash consideration offered under such Superior Proposal and of the intention to enter into a definitive agreement with respect to such Superior Proposal (such notice, a “Superior Proposal Notice”);

(D)       the Company or its Representatives have delivered to Parent an unredacted copy of the Superior Proposal, an unredacted copy of the relevant proposed transaction agreements, a copy of any financing commitments relating thereto and a written summary of the material terms of any Superior Proposal not made in writing, including any financing commitments relating thereto;

(E)       a period of five Business Days (the “Matching Period”) has elapsed from the date that is the later of (x) the date on which Parent received the Superior Proposal Notice and (y) the date on which Parent received all of the materials referred to in Section 6.4(e)(i)(D);

(F)        after the Matching Period, the Company Board of Directors has determined in good faith, (x) after consultation with the Company’s outside legal counsel, that failure to cause the Company to enter into such definitive agreement would be inconsistent with the directors’ fiduciary duties under applicable Law; and (y) after consultation with the Company’s financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal (if applicable, compared to the terms of this Agreement as proposed to be amended by Parent under Section 6.4(e)(ii)); and

(G)        prior to or concurrently with entering into such definitive agreement, the Company terminates this Agreement pursuant to Section 9.1(d)(ii) and pays the Termination Fee pursuant to Section 9.2.

(ii)         During the Matching Period, (A) Parent shall have the opportunity (but not the obligation) to offer to amend this Agreement in order for such Acquisition Proposal to cease to be a Superior Proposal and the Company Board of Directors shall, in consultation with the Company’s financial advisors and outside legal counsel, review any such offer made by Parent to amend the terms of this Agreement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal, and (B) if the Acquisition Proposal would no longer constitute a Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent to make such amendments to the terms of this Agreement as would enable Parent to proceed with the transactions contemplated by this Agreement on such amended terms. If the Company Board of Directors, after consultation with its financial advisors and outside legal counsel, shall have determined that such Superior Proposal would cease to be a Superior Proposal as a result of negotiations with Parent, with respect to proposed revisions or other proposal, the Parties shall amend this Agreement to reflect such offer and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(iii)        Each successive amendment to such Superior Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Shareholders or other material terms or conditions of such Superior Proposal prior to the termination of the Agreement pursuant to Section 9.1(d)(ii) shall constitute a new Acquisition Proposal for the purpose of this Section 6.4, except that Parent shall be afforded a new three Business Day Matching Period (rather than the initial five Business Day Matching Period contemplated above) from the later of (x) the date on which Parent received the Superior Proposal Notice for the new Superior Proposal and (y) the date on which Parent received all of the materials referred to in Section 6.4(e)(i)(D) with respect to such new Superior Proposal.

(iv)        The Company Board of Directors shall promptly reaffirm the Company Recommendation by press release after (A) any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or publicly disclosed, or (B) the Company Board of Directors determines that a proposed amendment to the terms of this Agreement as contemplated under Section 6.4(e)(ii) would result in an Acquisition Proposal no longer being a Superior Proposal. The Company shall provide Parent and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by Parent and its outside legal counsel.

(v)          If the Company provides a Superior Proposal Notice to Parent after a date that is less than ten Business Days before the Company Meeting, the Company shall be entitled to, and shall upon reasonable request from Parent, postpone the Company Meeting to a date that is not more than 15 Business Days after the scheduled date of the Company Meeting (but in any event the Company Meeting shall not be postponed to a date which would prevent the Arrangement Effective Time from occurring on or prior to the Outside Date).

(f)         Disclosure Obligations. Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from (i) complying with its disclosure obligations under U.S. or Canadian federal, provincial or state Law, including, as applicable, taking and disclosing to its shareholders a position contemplated by Rule 14d‑9 and Rule 14e‑2(a) promulgated under the 1934 Exchange Act or issuing a directors’ circular in accordance with Canadian Securities Laws (or any similar communication to shareholders), or (ii) making any “stop‑look‑and‑listen” communication to its shareholders, as applicable, pursuant to Rule 14d‑9(f) promulgated under the 1934 Exchange Act (or any similar communications to its shareholders); provided that complying with such obligations or making such disclosure shall not in any way limit or modify the effect, if any, that any such action has under this Agreement; provided, further, that the Company shall provide Parent and its legal counsel with a reasonable opportunity to review and comment on the form and content of any disclosure to be made pursuant to this Section 6.4(f) and shall give reasonable consideration to such comments.

(g)         Actions of Representatives. Any breach of this Section 6.4 by a Subsidiary of the Company or by a Representative of the Company or any of its Subsidiaries shall constitute a breach of this Section 6.4 by the Company.

ARTICLE 7
ADDITIONAL COVENANTS

Section 7.1           Access to Information.

(a)         From the date of this Agreement until the earlier of the Closing and the valid termination of this Agreement in accordance with its terms, subject to applicable Law, upon reasonable notice, each Party shall (and shall cause its respective Subsidiaries to) afford the other Parties’ officers and other Representatives reasonable access during normal business hours, to its employees, properties, books, Contracts and records, and, during such period, such disclosing Party shall (and shall cause its Subsidiaries to) furnish as promptly as practicable to the other Parties all information concerning its business, properties and personnel as may be reasonably requested, and shall provide such on‑site access for a reasonable number of Representatives of the other Parties at such disclosing Party’s headquarters and other key facilities during normal business hours for Representatives of such other Party who will be designated by such Party to assist in transitional matters; provided, however, that no Party shall be permitted to conduct any sampling of soil, groundwater or other water, air or building materials or any other invasive testing of any such properties without the other Parties’ prior written consent. All requests for information made pursuant to this Section 7.1(a) shall be directed to the executive officer or other Persons designated by the disclosing Party. No information received pursuant to this Section 7.1(a) or at any time prior to or following the date of this Agreement shall affect or be deemed to modify any representation or warranty made by such disclosing Party herein.

(b)         This Section 7.1 shall not require a Party or its Subsidiaries to permit any access, or to disclose any information that, in the reasonable, good faith judgment, after consultation with counsel, of such disclosing Party, is likely to result in the breach of any material Contract, any violation of any Law or cause any privilege (including attorney‑client privilege) that such disclosing Party or its Subsidiaries would be entitled to assert to be undermined with respect to such information; provided that, the Parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (i) would not (in the good faith belief of such disclosing Party, after consultation with counsel) be reasonably likely to result in the breach of any material Contract, any violation of any such Law or be likely to cause such privilege to be undermined with respect to such information or (ii) could reasonably (in the good faith belief of such disclosing Party, after consultation with counsel) be managed through the use of customary “clean‑room” arrangements.

(c)          The information provided pursuant to this Section 7.1 shall be governed by the terms and conditions of the Non‑Disclosure Agreement.

Section 7.2           Consents and Approvals.

(a)         Without limiting the rights and obligations set forth in Article 6, but subject to the other terms and conditions of this Section 7.2, from and after the date of this Agreement and prior to the earlier of the Closing or the valid termination of this Agreement in accordance with its terms, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, reasonably cooperate with each other and use its respective reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable on its part under this Agreement to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated hereby in accordance with the terms and limitations hereof, including preparing and delivering or submitting documentation to (i) effect the expirations of all waiting periods under applicable antitrust, competition, foreign direct investment or similar Laws required to consummate the transactions contemplated by this Agreement (collectively, “Relevant Laws”), including in connection with the Required Regulatory Approvals, and (ii) make with and obtain from, as applicable, any Governmental Authority in respect of Relevant Laws, all filings, notices, reports, consents, registrations, approvals, non-objections, permits and authorizations, in each case, necessary or advisable under Relevant Law (including in connection with the Required Regulatory Approvals) in order to consummate the transactions contemplated by this Agreement.

(b)         Without limiting the generality of the foregoing,

(i)           each Party shall, or shall cause its relevant Subsidiaries to, file, within ten Business Days after the date of this Agreement, notifications under the HSR Act;

(ii)         in furtherance of obtaining the Investment Canada Act Approval, Parent shall, or shall cause its relevant Subsidiaries to, file as promptly as practicable, but no later than 15 Business Days after the date of this Agreement or such other period as may be agreed between the Parties, an application for review under the Investment Canada Act; and

(iii)         in furtherance of obtaining the Competition Act Approval, within 15 Business Days after the date of this Agreement or such other period as may be agreed between the Parties, (A) Parent shall, or shall cause its relevant Subsidiaries to, file a request with the Commissioner of Competition for an advance ruling certificate under Section 102 of the Competition Act or, in the alternative, a “No Action” letter and (B) each Party shall, or shall cause its relevant Subsidiaries to, file with the Commissioner of Competition a notification under Part IX of the Competition Act; and

(iv)       each Party shall, or shall cause its relevant Subsidiaries to, file with the relevant Governmental Authorities set forth on Section 7.2 of the Company Disclosure Letter such filings, notifications and other requests for the approvals set forth on Section 7.2 of the Company Disclosure Letter (the approvals and clearances required by the Laws referenced in the foregoing clauses (i) through (iv), the “Required Regulatory Approvals”).

(c)          All filing fees and applicable Taxes in respect of any filing made to any Governmental Authority in respect of any Required Regulatory Approval shall be borne 50% by the Company and 50% by Parent.

(d)          With respect to obtaining the Required Regulatory Approvals, each Party shall:

(i)         promptly notify the other Parties of written or oral communications from a Governmental Authority relating to the transactions contemplated hereby and provide the other Parties with copies or summaries thereof, except to the extent of competitively or commercially sensitive information in respect of any Required Regulatory Approval, which competitively sensitive or commercially sensitive information will be redacted or provided only to the external legal counsel or external expert of the other and shall not be shared by such counsel or expert with any other Person; provided that, for clarity, copies of the communication with redactions approved by external legal counsel for the Parties may be shared;

(ii)         subject to Section 7.2(d)(i), Section 7.2(d)(iii) and Section 7.2(d)(iv), make an appropriate response as promptly as reasonably practicable to the applicable Governmental Authority in respect of any request made by the appropriate Governmental Authority pursuant to any Required Regulatory Approval, including complying with any request for information pursuant to the HSR Act as reasonably necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(iii)       permit the other Parties to review and discuss in advance any proposed written or oral communications of any nature with a Governmental Authority in respect of the transactions contemplated hereby, and provide the other Parties with final copies thereof unless the timing of the response requested by the Governmental Authority does not reasonably permit such review or except in respect of competitively or commercially sensitive information, which competitively or commercially sensitive information will be redacted from the draft written communications to be shared with the other Parties pursuant to this Section 7.2(d)(iii) and will be provided (on an unredacted basis) only to the external legal counsel or external expert of the other and shall not be shared by such counsel or expert with any other Person;

(iv)         not participate in any non-ministerial meeting or discussion (whether in person, by phone or otherwise) with a Governmental Authority in respect of any Required Regulatory Approval unless it consults with the other Parties in advance and gives the other Parties the opportunity to attend and participate thereat (except (A) where the timing of the response requested by the Governmental Authority does not reasonably permit such participation, (B) the Governmental Authority does not permit the other to be present at the meeting or discussion or part or parts of the meeting or discussion or (C) where competitively or commercially sensitive information may be discussed, in which case, with respect to meetings and discussions with the Governmental Authority, external legal counsel to the other Parties may participate absent conditions described in clauses (A) and (B));

(v)        cooperate in good faith in the process to obtain the Required Regulatory Approvals and in the case of a disagreement over the strategy, tactics or decisions relating to obtaining the Required Regulatory Approvals; provided that in the event of any disagreement between the Parties with respect to the matters described in the foregoing clause, the General Counsel of Parent and the General Counsel of the Company shall seek to resolve such disagreement reasonably and in good faith; provided, further, that if the General Counsels (or such equivalents) of the Parties cannot resolve any such disagreement, the Chairman of the Company and the Chairman of Parent shall seek to resolve such disagreement reasonably and in good faith; provided, further, that if the Parties cannot resolve any such disagreement following such efforts, the Parent Parties shall have the final and ultimate authority over the appropriate strategy, tactics and decisions, subject to the terms and conditions hereof; provided, further, that for the avoidance of doubt, in no event shall the Parent Parties’ authority pursuant to the immediately preceding proviso supersede the express obligations of any Party pursuant to this Section 7.2; and

(vi)         use its reasonable best efforts to (A) defend through litigation on the merits any claim asserted in any court, agency or other Litigation by any Governmental Authority with respect to the Required Regulatory Approvals seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and (B) vacate, modify, reverse, suspend, prevent, eliminate or remove any temporary, preliminary or permanent injunction or other Order entered or issued in any Litigation or inquiry of any kind that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the transactions contemplated by this Agreement (subject in all cases to the limitations set forth in Section 7.2(e)).

(e)         Notwithstanding any other provision of this Agreement to the contrary (but other than with respect to the Investment Canada Act Approval, which approval shall be governed by the provisions of Section 7.2(f)) in no event shall any Party or its Affiliates be required (and the use of reasonable best efforts shall not require any Party or its Affiliates) to propose, negotiate, agree to or effect (whether by undertaking, consent agreement, hold separate agreement or otherwise): (i) the sale, divestiture, licensing, holding separate or disposition of any part of the businesses or assets of any Party or its respective Affiliates; (ii) the termination of any existing contractual rights, relationships and obligations, or entry into or amendment of any such contractual arrangements; (iii) the taking of any action that, after consummation of the transactions contemplated by this Agreement, including the Mergers and the Arrangement, would limit the freedom of action of, or impose any other requirement on, any Party or its respective Affiliates with respect to the operation of one or more of the businesses, or the assets, of the Party or its respective Subsidiaries or Affiliates; or (iv) any other remedial action whatsoever that may be necessary in order to obtain the Required Regulatory Approvals (any such action in clauses (i) through (iv), a “Settlement Action”); provided that, notwithstanding the foregoing, the Parties and their Subsidiaries shall be required to take or agree to take any Settlement Action(s) to the extent that (A) such Settlement Action(s) are limited to the sale, divestiture or disposition of one or more facilities of the Parties and any of their Subsidiaries involving (x) the combined commercial and residential revenues generated by any such facilities sold, divested, or otherwise disposed of in connection with such Settlement Action of not, individually or in the aggregate, more than $75,000,000 during fiscal year 2023, and (y) to the extent reasonably requested by the acquirer of such facilities, one or more of the Parties or their Subsidiaries entering into one or more agreements for the supply of water with the acquirer of such facilities on reasonable and customary terms that are approved by Parent and the Company (such approval not to be unreasonably withheld, conditioned or delayed) so as to allow such acquirer reasonable access to water for such facilities to the extent not reasonably available from alternative suppliers (such action permitted pursuant to this proviso, a “Permitted Facilities Sale”), (B) taking or agreeing to take such Permitted Facilities Sales is necessary in order to obtain the Required Regulatory Approvals, and (C) any such Permitted Facilities Sale is conditioned on the occurrence of, and shall become effective only from and after, the Closing. For the further avoidance of doubt, in no event shall any Party or its Affiliate take or agree to effect a Settlement Action (other than a Permitted Facilities Sale in accordance with the terms and conditions hereof) without the prior written consent of Parent and the Company.

(f)        Notwithstanding any other provision of this Agreement to the contrary, as it concerns the Investment Canada Act Approval exclusively, reasonable best efforts shall include the following obligations: within 15 Business Days of the later of submitting the application for review described in Section 7.2(b)(ii) and a reasonable request by the Minister for the same, Parent shall, or shall cause its relevant Subsidiary to, propose and file with the Minister draft written undertakings to be provided by Amalgamation Sub of a type that are reasonable and customary for a transaction of this nature.

(g)        To the extent the Minister proposes or requires amendments or enhancements to the proposed undertakings referred to in Section 7.2(f) or subsequently filed draft undertakings to obtain the Investment Canada Act Approval, Parent shall, or shall cause Amalgamation Sub to, take account of those proposed required amendments and in good faith propose, file, negotiate and cause Amalgamation Sub (and, if necessary, Parent) to enter into undertakings with His Majesty the King in right of Canada with respect to the operations of the Company and its Subsidiaries conducted in Canada that are reasonable and customary for a transaction of this nature and are required to obtain the Investment Canada Act Approval as soon as reasonably possible and in any event prior to the Outside Date. Notwithstanding the prior sentence, Parent (or its Subsidiary, as applicable) shall not be required to, or to cause Amalgamation Sub to, enter into or perform any undertakings unless: (i) the undertakings are conditioned upon Closing; and (ii) Parent determines in good faith that such undertakings do not impose a material burden on the Canadian business of Parent and its Subsidiaries (taken as a whole) or the Canadian business of the Company and its Subsidiaries (taken as a whole).  For the avoidance of doubt, the Company and its Affiliates may not suggest, negotiate, commit to or enter into any undertakings or agreements relating to Investment Canada Act Approval without the prior written approval of Parent.

(h)        Subject to Section 6.1(b) and Section 6.2(b) and the specific rights and obligations in relation to the Required Regulatory Approvals set forth in this Section 7.2, from and after the date of this Agreement and prior to the earlier of the Closing or the valid termination of this Agreement in accordance with its terms, each Party shall not, and shall cause its respective Subsidiaries to not, take or agree to take any action, or assist counsel or encourage any third party not to take or agree to take any action, whether directly or indirectly, that involves the acquisition of stock or assets or otherwise, of any business, equity interests or assets from any other Person, that would be reasonably likely to (i) materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority necessary to be obtained prior to Closing, (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, including the Mergers and the Arrangement, (iii) materially increase the risk of not being able to have vacated, lifted, reversed or overturned any such Order on appeal or otherwise, or (iv) otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, including the Mergers and the Arrangement; provided that the foregoing shall not require any Party to waive any of the conditions set forth in Article 8.

Section 7.3       Non-Regulatory Efforts and Consents. Separate and apart from the obligations set forth in Article 6 and Section 7.2, from and after the date of this Agreement and prior to the earlier of the Closing or the valid termination of this Agreement in accordance with its terms, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, reasonably cooperate with each other and use its respective reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable on its part under this Agreement to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated hereby in accordance with the terms and limitations hereof, including (a) preparing and delivering or submitting documentation to make with and obtain from, as applicable, any Governmental Authority all filings, notices, reports, consents, registrations, approvals, non-objections, permits and authorizations, in each case, necessary or advisable under applicable Law in order to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement and (b) giving, obtaining or effecting (as the case may be) as promptly as practicable following the date of this Agreement all notices, acknowledgments, waivers, consents, amendments, supplements or other modifications required under any Contract to which Parent, the Company or any of their respective Subsidiaries is a party to or bound (the “Third-Party Consents”) and that are necessary or advisable to be given, obtained or effected in order to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement; provided that in connection with the obligations in this clause (b), none of Parent, the Company or any of their respective Subsidiaries shall (i) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of value, (ii) amend, supplement or otherwise modify any such Contract, or (iii) agree or commit to do any of the foregoing, in each case for the purposes of giving, obtaining or effecting any Third-Party Consents without the prior consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Separate and apart from the obligations set forth in Article 6 and Section 7.2, neither the Company nor Parent shall, nor shall either permit any of their respective Subsidiaries or any of its or their respective Representatives to, participate in any substantive meetings, calls, presentations and other communications with any Governmental Authority or to make with or obtain from any Governmental Authority, as applicable, all filings, notices, reports, consents, registrations, approvals, permits and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate thereat. For the avoidance of doubt, this Section 7.3 shall not apply to any matters related to the Relevant Laws, Investment Canada Act Approval or Required Regulatory Approvals, which shall be governed exclusively by Section 7.2.

Section 7.4          Transaction Litigation. Subject to the other provisions of this Section 7.4, the Parties shall use their respective reasonable best efforts to prevent the entry of (and, if entered, to have vacated, lifted, reversed or overturned) any Order that results from any Litigation against the Parties or any of their respective directors or officers in connection with, arising from or relating to this Agreement and the transactions contemplated hereby including the Mergers and the Arrangement (other than any Litigation which arises from, or relates to, matters set forth in Section 7.2, which in each case shall be governed by Section 7.2) (collectively, “Transaction Litigation”). The Company and Parent shall each give the other the opportunity to participate in, but not control, the defense or settlement of any Transaction Litigation, and no such settlement of any Transaction Litigation shall be agreed to without Parent’s and the Company’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Each of Parent and the Company shall keep the other reasonably informed of any Transaction Litigation (including providing the other Party notice within 24 hours of the commencement of any such shareholder litigation of which such Party has received notice), unless doing so would, in the reasonable judgment of such Party, jeopardize any privilege of such Party or any of its Subsidiaries with respect to such Transaction Litigation.

Section 7.5           Employee Matters.

(a)         During the period of 12 months beginning on the Closing Date (or, if shorter, during the period of continued employment of the relevant employee), Holdings shall provide, or cause to be provided, to each employee of each of the Company and its Subsidiaries and Parent and its Subsidiaries as of immediately prior to the Arrangement Effective Time or the Merger Effective Time, as applicable, who continues employment with Holdings or any of its Subsidiaries immediately following the Closing (including, upon their return to active employment, employees who are not actively at work on account of illness, disability, workers’ compensation or leave of absence) (an “Affected Employee”), (i) base compensation and target cash incentive opportunities that, in each case, are substantially comparable, in the aggregate, to those provided to the Affected Employee as of immediately prior to the Arrangement Effective Time or the Merger Effective Time, as applicable, and (ii) all other compensation and employee benefits (excluding from such comparison equity‑based compensation, defined benefit pension benefits, nonqualified deferred compensation benefits and retiree health and welfare benefits, and executive perquisites (the “Excluded Benefits”)) that are substantially comparable in the aggregate to the compensation and employee benefits provided to the Affected Employee as of immediately prior to the Arrangement Effective Time or the Merger Effective Time, as applicable.

(b)         Holdings shall use commercially reasonable efforts to cause any employee benefit plans in which the Affected Employees are entitled to participate after the Closing Date to take into account for purposes of eligibility and level of benefits, but not for purposes of any Excluded Benefits, service for the Company and its Subsidiaries and Parent and its Subsidiaries, as if such service were with Holdings, to the same extent such service was credited for the same purpose under a comparable Company Benefit Plan or Parent Benefit Plan, as applicable, prior to the Closing Date (except to the extent it would result in a duplication of benefits or compensation with respect to the same period of service). Holdings shall take all necessary actions so that each Affected Employee shall after the Arrangement Effective Time or the Merger Effective Time, as applicable, continues to be credited with the unused paid time off credited to such Affected Employee through the Arrangement Effective Time or the Merger Effective Time, as applicable, under the applicable paid time off policies of Holdings (subject to the same forfeiture conditions and accrual limits applicable prior to the Arrangement Effective Time or the Merger Effective Time, as applicable). To the extent any health benefit plan replaces a Company Benefit Plan or Parent Benefit Plan that is a health benefit plan in the plan year in which the Arrangement Effective Time or the Merger Effective Time, as applicable, occurs, Holdings shall, and shall cause its Subsidiaries (including the Surviving Company) to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee to the extent waived or satisfied under the replaced Company Benefit Plan or Parent Benefit Plan prior to the Closing Date and (ii) credit each Affected Employee for any co‑payments, deductibles and other out‑of‑pocket expenses paid prior to the Closing Date under the terms of the replaced Company Benefit Plan or Parent Benefit Plan in satisfying any applicable deductible, co‑payment or out‑of‑pocket requirements for the plan year in which the Arrangement Effective Time or the Merger Effective Time, as applicable, occurs.

(c)         Without limiting the generality of Section 10.6, nothing contained in this Section 7.5 shall (i) be construed to establish, amend or modify any benefit or compensation plan, program, agreement, Contract, policy or arrangement, including any Company Benefit Plan and Parent Benefit Plan, (ii) limit the ability of Holdings or any of its Subsidiaries or Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, Contract, policy or arrangement maintained by Holdings or any of its Subsidiaries or Affiliates, respectively, at any time assumed, established, sponsored or maintained by any of them, (iii) create any rights or obligations, including any third‑party beneficiary rights, in any Person (including any Affected Employee) other than the Parties, or any right to employment or continued employment or to a particular term or condition of employment with the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, Holdings or any of its Subsidiaries, or any of their respective Affiliates, or (iv) limit the right of Holdings or any of its Subsidiaries, or any of their respective Affiliates, to terminate the employment or service of any employee, including the Affected Employees, or other service‑provider following the Closing Date at any time and for any or no reason.

Section 7.6           Indemnification and Insurance.

(a)          Each of Holdings, the Company, Parent and their respective Subsidiaries agree that all rights to indemnification, advancement of expenses or exculpation now existing in favor of the present and former directors and officers of the Company, Parent or of any of their respective Subsidiaries (each such present or former director or officer (i) of Parent or any of its Subsidiaries being herein referred to as a “Parent Indemnified Party” and (ii) of the Company or any of its Subsidiaries being herein referred to as a “Company Indemnified Party” and each Parent Indemnified Party and Company Indemnified Party being an “Indemnified Party” and such Persons collectively being referred to as the “Indemnified Parties”) as provided in the applicable governing documents of the Company, Parent or any of their respective Subsidiaries or any Contract by which the Company, Parent or any of their respective Subsidiaries is bound and which is in effect as of the date hereof, will survive the consummation of the Arrangement and the Mergers and continue in full force and effect and shall not be amended, repealed or otherwise modified (except as required by applicable Law) in any manner that would adversely affect any right thereunder of any such Indemnified Party, with respect to actions or omissions of the Indemnified Parties occurring at or prior to the Closing.

(b)         Holdings will, or will cause the Company, Parent and their respective Subsidiaries to, maintain in effect without any reduction in scope or coverage for six years from the Closing Date customary policies of directors’ and officers’ liability insurance providing protection no less favorable to the protection provided by the policies maintained by the Company, Parent or their respective Subsidiaries, as applicable, which are in effect immediately prior to the Closing Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Closing Date; provided that in no event shall Holdings be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the sum of, as applicable, (x) the annual premiums currently paid by the Company or its Subsidiaries for such insurance and (y) the annual premiums currently paid by Parent for such insurance (such amount, the “Premium Cap”); provided, further, that if the annual premiums of such insurance coverage exceed such Premium Cap, Holdings shall obtain a policy with the greatest coverage available for a cost not exceeding such Premium Cap. Notwithstanding the foregoing sentence, the Company or Parent shall, prior to the Closing Date, and if the Company and Parent are unable to do so, the Surviving Company as of the Closing Date shall, purchase prepaid non‑cancellable run‑off or “tail” directors’ and officers’ liability insurance on terms, including with respect to coverage and amounts, no less favorable to those covered thereby than the directors’ and officers’ liability policies currently maintained by the Company or Parent, as applicable, but providing coverage for a period of six years from the Closing Date with respect to claims arising from or related to facts or events which occurred on or prior to the Closing Date; provided that the premiums for such insurance do not exceed the Premium Cap; provided, further, that Holdings may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Party.

(c)         The covenants contained in this Section 7.6 (i) are intended to be for the irrevocable benefit of, and shall be enforceable by, the Indemnified Parties and their respective heirs, executors, administrators and other legal representatives and (ii) shall not be deemed exclusive of any other rights to which an Indemnified Party has under Law, Contract or otherwise, and shall be binding on Holdings and any of its successors.

(d)          If the Company, Parent, Holdings or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, Holdings shall, in each case, ensure that any such successor or assign assumes all of the obligations set forth in this Section 7.6.

Section 7.7          Rule 16b‑3 Actions. Prior to the Closing, Holdings and the Company shall take all such steps as may be required to cause (a) any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) resulting from the Arrangement or the Mergers and the other transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to the Company immediately prior to the Arrangement Effective Time to be exempt under Rule 16b‑3 promulgated under the 1934 Exchange Act and (b) any acquisitions of Holdings Common Shares or Company Common Shares (including derivative securities with respect to Holdings Common Shares or Company Common Shares, as applicable) resulting from the Arrangement or the Mergers and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the 1934 Exchange Act with respect to Holdings to be exempt under Rule 16b‑3 promulgated under the 1934 Exchange Act.

Section 7.8           Stock Exchange Listings.

(a)          The Company and Holdings shall use their respective reasonable best efforts to cause the Holdings Class A Common Shares to be approved for listing on NYSE, subject only to official notice of issuance, prior to the Closing, and in each case each of the Company and Holdings agrees to cooperate with such other Parties in taking, or causing to be taken, all actions necessary for such listings.

(b)         Each of the Parties agrees to cooperate with each other in taking, or causing to be taken, all actions reasonably necessary, proper or advisable to delist the Company Common Shares from the NYSE and the TSX and to cause the Company to cease to be a reporting issuer in each jurisdiction in Canada and to terminate registration of the Company Common Shares under the 1934 Exchange Act; provided that such delisting and termination shall not be effective until after the Subsequent Merger Effective Time.

(c)         The Company will use its reasonable best efforts to update any such information and disclosure provided to Parent to ensure that such information and disclosure, (x) if included within an application of the type referred to in clause (i) above, remains accurate and complete in all material respects, and (y) if included within a prospectus referred to in clause (ii) above, when taken as a whole, does not contain as of the time provided to Parent, after giving effect to any prior updates thereto provided by the Company pursuant to this paragraph, any untrue statement of a material fact or omit to state any material fact that is required to be stated in such prospectus or that is necessary in order to make the statements contained therein not materially misleading. The Company hereby consents to the use of the Company’s logos in connection with any of the materials referred to in this Section 7.8(c); provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective intellectual property rights.

Section 7.9         Takeover Statutes. If any state or provincial antitakeover statute, “moratorium,” “control share acquisition,” “business combination,” “fair price” or similar statute or regulation (collectively, “Takeover Laws”) is or may become applicable to the transactions contemplated by this Agreement, the Company and its Affiliates shall use reasonable best efforts to (a) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any Takeover Laws on the transactions contemplated hereby.

Section 7.10         Pre-Closing Restructuring.

(a)          Without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), the Initial Parent Shareholder shall not, directly or indirectly (including by merger, consolidation, contractual voting rights, grant of proxy or otherwise), transfer Parent Common Shares, Parent Preferred Shares or other equity interests of Parent or any of its Subsidiaries, or permit or allow such transfer to occur, (including, in each case, that would result in any Person directly holding Holdings Common Shares immediately following Closing) other than (i) to an existing equity owner of the Initial Parent Shareholder as of the date of this Agreement or any Affiliate thereof who is controlled by the Person or Persons or their Affiliates that directly or indirectly control the Initial Parent Shareholder (such Affiliate, a “Common Control Affiliate”), (ii) (x) up to 20% of Parent’s equity interests (directly or indirectly through the Initial Parent Shareholder or a Common Control Affiliate) to the Persons set forth on Section 7.10(a)(ii)(x) of the Parent Disclosure Letter or its Affiliates or (y) up to (inclusive of any amount transferred pursuant to clause (x)) 40% of Parent’s equity interests (directly or indirectly through the Initial Parent Shareholder or a Common Control Affiliate) to the Persons set forth on Section 7.10(a)(ii)(y) of the Parent Disclosure Letter or its Affiliates (collectively, “Specified Mutual Funds”) or (iii) any other Person approved by the Company (such consent not to be unreasonably withheld, conditioned or delayed) (collectively, with respect to subsections (i), (ii) and (iii), the “Permitted Sell-Down Transferees”).  For clarity, (i) the Initial Parent Shareholder shall not transfer any securities to a Permitted Sell-Down Transferee in a transaction that would obligate Parent or Holdings to issue securities other than Parent Common Shares or Holdings Common Shares and (ii) transfers of the equity of the Initial Parent Shareholder or a Subsequent Parent Shareholder, or of their respective members or equity owners (other than transfers by members in or equity owners of investment funds whose direct or indirect holdings in Parent and its Subsidiaries comprise less than a majority of the assets under management of such funds) constitute indirect transfers of the equity interests of Parent.

(b)         The Company agrees that, upon request of Parent, acting reasonably, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to: (i) implement such reorganizations of their corporate structure, capital structure, business, operations and assets or such other transactions as Parent may request, acting reasonably, including amalgamations, liquidations, reorganizations, continuances (including commencing a continuance process), share transfers or asset transfers, and the making of any Tax election under the Tax Act (including an election under paragraph 111(4)(e) of the Tax Act) (any such transactions, the “Pre-Closing Restructuring”); (ii) reasonably cooperate with Parent and its advisors to determine the nature of the Pre-Closing Restructurings that might be undertaken and the manner in which they would most effectively be undertaken; and (iii) assess what material consents, approvals, waivers or similar authorizations, if any, would be reasonably required in connection with the Pre-Closing Restructuring, and reasonably cooperate with Parent and its advisors to seek to obtain any such consents, approvals, waivers or similar authorizations. In addition, following the entry into this Agreement, the Company, on the one hand, and Parent, on the other hand, shall keep the other apprised of, and consult with the other in advance of implementing, any reorganizations of its or its Subsidiaries’ corporate structure or any reorganizations, restructurings, transactions or other actions by or among it or any of its Subsidiaries.

(c)          Notwithstanding the foregoing, the Company will not be obligated to implement any Pre-Closing Restructuring pursuant to this Section 7.10 unless such Pre-Closing Restructuring:

(i)           is not prejudicial to the Company or the Company Shareholders;

(ii)        does not impair the ability of the Company or Parent to consummate, and will not materially delay the consummation of, the Arrangement, including to prevent the satisfaction of any conditions set forth in Article 8;

(iii)      does not reduce the Arrangement Consideration or change the form of Consideration to be received by Company Shareholders (other than Company Shareholders exercising Dissent Rights), as applicable;

(iv)       does not require the Company or any of its Subsidiaries to take any action that could reasonably be expected to result in any adverse Tax or other consequences to the Company, any of its Subsidiaries or the Company Shareholders (including any Taxes being imposed on such Persons) that are incrementally greater than the Taxes or other consequences that would be imposed on such Persons in connection with the Transactions in the absence of any action being taken as part of the Pre-Closing Restructuring;

(v)          does not become effective prior to such time that Parent has waived or confirmed in writing the satisfaction of all conditions in its favor under Article 8, and has confirmed in writing that it is prepared to promptly and without condition (other than compliance with this Section 7.10) proceed to effect the Arrangement;

(vi)         does not require the Company to obtain the approval of any Company Shareholders or the Court;

(vii)      would not result in the breach or violation of any contract to which the Company or any of its Subsidiaries is a party where the necessary consents, waivers, approvals or similar authorizations have not been or cannot reasonably be obtained prior to the Closing Date; and

(viii)      is effected as close as reasonably practicable to the Arrangement Effective Time.

(d)        Parent must provide written notice to the Company of any proposed Pre-Closing Restructuring at least 20 Business Days prior to the Closing Date (unless in the opinion of Company, acting reasonably, providing such notice less than 20 Business Days prior to the Closing Date is not prejudicial to the Company or the Company Shareholders, and further provided that in no event shall the Company be obligated to consider or act upon any notice that is not provided at least ten Business Days prior to the Closing Date).  Upon receipt of such notice, the Company and Parent shall work cooperatively and use their reasonable efforts to prepare prior to the Arrangement Effective Time all documentation reasonably necessary and do such other acts and things as are reasonably necessary to give effect to such Pre-Closing Restructuring, including any amendment to this Agreement (provided that such amendments do not require the Company to obtain approval of the Court or the Company Shareholders or regulatory approval from any Governmental Authority).

(e)         Parent agrees that the implementation of any Pre-Closing Restructuring will not be considered in determining whether a representation or warranty or covenant or agreement of the Company under this Agreement has been breached (including where any such Pre-Closing Restructuring requires the consent of any third party under a Contract).

(f)         If the Arrangement is not completed and this Agreement is terminated, Parent will indemnify the Company or any of its Subsidiaries undertaking any Pre-Closing Reorganization for all losses and costs and expenses (including any professional fees and expenses and Taxes) incurred by the Company or any of its Subsidiaries in implementing or effecting such Pre-Closing Reorganization, and in connection with reversing or unwinding any Pre-Closing Reorganization, in each case only to the extent that such Pre-Closing Restructuring was not approved in writing by the Company.

Section 7.11       Publicity. The initial press release regarding this Agreement, the Arrangement, the Mergers and the transactions contemplated by this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, none of Parties shall, and none of the Parties shall permit any of their respective Affiliates to, issue or cause the publication of any press release or similar public announcement with respect to, or otherwise make any public statement concerning, this Agreement, the Arrangement, the Mergers or the other transactions contemplated by this Agreement without first consulting with Parent, in the case of a proposed announcement or statement by the Company or its Subsidiaries, or the Company, in the case of a proposed announcement or statement by a Parent Party or any of their respective Affiliates and, in each case, providing Parent or the Company, as applicable, a reasonable opportunity to comment; provided, however, that the restrictions set forth in this Section 7.11 will not apply to any release or public statement (a) made or proposed to be made by the Company in connection with an Adverse Recommendation Change or any action taken pursuant thereto, in each case in accordance with the terms of this Agreement, or (b) in connection with any dispute between the Parties regarding this Agreement, the Arrangement, the Mergers, or the transactions contemplated by this Agreement; provided, further, that the foregoing shall be subject to each Party’s overriding obligation to make disclosure in accordance with applicable Law, and if such disclosure is required and the other Party has not reviewed or commented on such disclosure, the Party or such Affiliate making such disclosure shall use reasonable best efforts to give prior oral or written notice to the other Party. For the avoidance of doubt, the foregoing shall not prevent either Party from making internal announcements to employees and having discussions with shareholders and financial analysts and other stakeholders so long as such statements and announcements are consistent with the most recent press releases, public disclosures or public statements made by the Parties in accordance with the terms hereof, or prevent Parent or its Affiliates from making disclosure to its direct or indirect, existing or potential, equity holders, lenders and other financing sources, in each case who have an obligation of confidentiality to Parent or its Affiliates.

Section 7.12        Governance Matters.

(a)          Name. Effective upon and following the Closing, the Parties shall cause the certificate of incorporation of Holdings to be amended so that the name of Holdings is changed to a name to be mutually agreed by Parent and the Company.

(b)       Stockholders Agreement. Effective upon and following the Closing, Holdings and the Initial Parent Shareholder, and, as applicable, each Subsequent Parent Shareholder, shall enter into a Stockholders Agreement in the form attached hereto as Exhibit G (the “Stockholders Agreement”); provided, however, that, subject to Section 7.10(a), the form of Stockholders Agreement shall be updated prior to Closing and revised as directed by the Initial Parent Shareholder to allocate any rights of the Initial Parent Shareholder therein to one or more Subsequent Parent Shareholders as may be determined by the Initial Parent Shareholder together with any other revisions thereto as may be agreed among Holdings, the Company and the Initial Parent Shareholder.

(c)         Additional Governance Matters.  The Parties shall effectuate the additional governance matters set forth in Sections 5.2 and 5.3 of the Stockholders Agreement, in each case so as to cause the governance matters set forth therein to be implemented and effective as of the Closing.

Section 7.13       Dividends. Following the date hereof until the earlier of the Closing and the valid termination of this Agreement in accordance with its terms, (a) the Company may pay, declare or set aside, as applicable, (i) a quarterly dividend to holders of Company Common Shares in an amount not to exceed $0.09 per share per quarter (calculated in accordance with past practice) (the aggregate amount of any such dividend(s) declared or paid since the date hereof, a “Company Quarterly Dividend”), and (ii) a one-time special dividend to holders of Company Common Shares in an amount not to exceed $133,000,000 in the aggregate (the amount of such dividend declared or paid, the “Company Special Dividend”) and (b) Parent shall be entitled to pay, declare or set aside, as applicable, in an aggregate amount not to exceed (x) $76,880,000, plus (y) 132% of any Company Quarterly Dividend, as a dividend to the equityholders of Parent or a transaction fee to One Rock Capital Partners, LLC or its Affiliate or other Person designated by Parent; provided that in the case of any dividend pursuant to this Section 7.13, any declared or set aside dividends shall be paid by the Company or Parent (solely out of the cash on hand of the Party paying the dividend prior to the Closing), as applicable, prior to the Closing; provided, further, that in the event that the Company pays, declares or sets aside a dividend in excess of any Company Quarterly Dividend or the Company Special Dividend, then Parent shall be entitled to pay, declare or set aside, in an aggregate amount not to exceed 132% of such excess, a dividend to the equityholders of Parent or a transaction fee to One Rock Capital Partners, LLC or its Affiliate or other Person designated by Parent.

Section 7.14         Tax Matters.

(a)          Intended Tax Treatment.

(i)          Each of the Parties shall (and shall cause each of its Subsidiaries to) use its reasonable best efforts to cause (A) the Mergers to qualify for the Mergers Intended Tax Treatment, (B) the Arrangement to qualify for the Arrangement Intended Tax Treatment, and (C) the Combination to qualify for the Combination Intended Tax Treatment. Each of the Parties will not (and will not permit any of its Subsidiaries to) take any action, or fail to take any reasonable action, as a result of which (1) the Mergers would, or would reasonably be expected to, fail to qualify for the Mergers Intended Tax Treatment, (2) the Arrangement would, or would reasonably be expected to, fail to qualify for the Arrangement Intended Tax Treatment, or (3) the Combination would, or would reasonably be expected to, fail to qualify for the Combination Intended Tax Treatment. The Parties agree to (and to cause their Affiliates to) reasonably cooperate to support the Intended Tax Treatment, to complete all procedural requirements and other Returns and Tax filings required to support the Intended Tax Treatment, and (assuming the Parties’ compliance with the terms of this Agreement and assuming no action outside the control of any Party with respect to dissenters that would render any portion of the Intended Tax Treatment unavailable) to report the Mergers and the Arrangement in a manner consistent with the Intended Tax Treatment and not take any position inconsistent therewith, unless otherwise required by a change in applicable Law after the date hereof or a “determination” within the meaning of Section 1313(a) of the Code. The Parties agree to cooperate to prepare and file any Internal Revenue Service Forms 8937 required by the Code in connection with the transactions contemplated hereby, and to furnish each other such information and assistance relating to Taxes as is reasonably necessary for the filing of all Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.  For the avoidance of doubt, any obligation set forth in this Section 7.14 to use reasonable best efforts to cause the transactions contemplated hereby to qualify for the Intended Tax Treatment (or to use reasonable best efforts to pursue an Alternative Transaction Structure) shall not require the parties to alter or renegotiate the material economic terms of the transactions contemplated hereby.

(ii)         In the event that the SEC requests any Tax opinion regarding the Tax consequences of the Arrangement or the Combination to the Company Shareholders in connection with the Proxy Statement/Circular, (A) each Party shall reasonably cooperate  to execute and deliver to counsel to the Company customary Tax representation letters as are reasonably satisfactory to counsel to the Company and provide such other information as is reasonably requested by such counsel for purposes of rendering any such opinion, and (B) the Company shall use reasonable best efforts to cause such Company counsel to deliver such opinion.  The Parties agree to reasonably cooperate with respect to the issuance of any Tax opinion that any Party may seek in connection with the transactions contemplated hereby.

(b)        FIRPTA Certificates. Parent shall deliver to Holdings at or prior to the Closing a certification of Parent, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c) dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of Parent, certifying that no interest in Parent is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2) (provided, that the only remedy for any failure to deliver the documentation described in this paragraph shall be to make an appropriate withholding (to the extent required by applicable Law) from consideration deliverable in connection with this Agreement consistent with the terms of Section 2.5.

(c)         Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the Closing, the Parties mutually determine (acting reasonably and in good faith) that (i) with respect to the Mergers, the Mergers are not expected to qualify for the Mergers Intended Tax Treatment or the Combination Intended Tax Treatment or (ii) with respect to the Arrangement, the Arrangement is not expected to qualify for the Arrangement Intended Tax Treatment or the Combination Intended Tax Treatment; then the Parties shall use reasonable best efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure (A) with respect to the Mergers, to qualify for the Mergers Intended Tax Treatment or the Combination Intended Tax Treatment and (B) with respect to the Arrangement, to qualify for the Arrangement Intended Tax Treatment or the Combination Intended Tax Treatment.

(d)        Filings. The Parties will cooperate reasonably and in good faith to determine whether the transactions set out in this Agreement and any related transactions are required to be reported to any applicable Governmental Authority pursuant to section 237.3 or 237.4 of the Tax Act (or any provisions of similar effect) and, if so, the Parties shall cooperate to make such reporting in a comprehensive and timely manner, in the form required by applicable Law. The Parties may request reasonable representations and warranties from each other to the extent necessary to establish any factual matters relevant to the determination of whether reporting is required and the content of such reporting.

Section 7.15         Assistance with Debt Financing.

(a)          If Parent determines in its discretion, with the consent of the Company (not to be unreasonably withheld, conditioned, or delayed), to fund any change of control offer, tender offer, exchange offer, redemption or repayment, as applicable, of the outstanding indebtedness of the Company and its Subsidiaries, including the Company Revolving Credit Facility and the Company Notes, including in connection with any Debt Financing, using, in whole or in part, cash held by Parent and its Subsidiaries or by the Company and its Subsidiaries, the Parent and Company shall, and shall cause their Subsidiaries and their respective officers and employees to, and shall direct their Representatives to, use reasonable best efforts to provide such cash as is necessary, in Parent’s discretion, with the consent of the Company (not to be unreasonably withheld, conditioned, or delayed), to consummate such transactions concurrently with, and conditioned on, the Closing; provided that neither Parent nor the Company shall be required to fund any such cash prior to the Closing Date.

(b)          If Parent determines, in its discretion, with the consent of the Company (not to be unreasonably withheld, conditioned or delayed), to pursue or cause Holdings to pursue any Debt Financing, prior to the Closing, the Company shall, and shall cause its Subsidiaries and their respective officers and employees to, and shall direct its Representatives to, use reasonable best efforts to provide such customary or necessary cooperation in connection with the arrangement and implementation of such Debt Financing as Parent may reasonably request, from time to time, upon reasonable advance notice, including using reasonable best efforts to:

(i)           as promptly as practicable (A) furnish Parent with the Required Financial Information and (B) inform Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company or any member of the audit committee of the Company Board of Directors shall have actual knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) included in or including the Required Financial Information is reasonably probable or required in order for such financial statements (or portion thereof) to comply with GAAP;

(ii)          assist with the preparation of, and review and comment on, Offering Documents;

(iii)       designate a member of senior management of the Company to execute customary authorization letters with respect to the Offering Documents relating to the “bank” financing that authorize the distribution of information to prospective lenders, and identify any portion of such information that constitutes material, non-public information regarding the Company or its Subsidiaries or their securities, and cause members of senior management of the Company to participate, at reasonable and mutually agreed times and upon reasonable advance notice, in a reasonable number of customary presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with any Debt Financing, which may be telephonic or held by videoconference, including (A) direct contact between such senior management of the Company and Debt Financing Sources and other potential lenders and investors in the financing, (B) otherwise cooperating with the marketing efforts for any Debt Financing and (C) assisting Parent and the Debt Financing Sources with obtaining ratings as contemplated by any Debt Financing;

(iv)        in the event the Debt Financing includes an offering of debt securities, request and facilitate its independent auditors to (A) provide customary accountant’s comfort letters (including “negative assurance” comfort and customary change period comfort), together with drafts of such comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with any Debt Financing, and consents from the Company’s independent auditors with respect to financial information regarding the Company and its Subsidiaries, (B) provide reasonable assistance to Parent in connection with Parent’s preparation of pro forma financial statements and pro forma financial information (provided that the Company will not be required to provide information or assistance relating to any financial information related to Parent or any of its Subsidiaries), (C) attend a reasonable number of accounting due diligence sessions and drafting sessions, which sessions shall be telephonic or held by videoconference and (D) provide, consistent with customary practice, consent to the use of their reports in any materials relating to the Debt Financing;

(v)         (A) assist Parent in its preparation of, and execution and delivery of definitive financing documents (including any guarantee, pledge and security documents, perfection or information certificates, supplemental indentures, currency or interest rate hedging arrangement, other definitive financing documents or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Sources (including a customary certificate of the chief financial officer or officer performing the equivalent function of the Company with respect to (x) solvency matters or (y) certain financial information in the offering documents not otherwise covered by the comfort letters described in Section 7.15(b)(iv) (such certificate in this clause (y), the “CFO Comfort Certificate”))) and the schedules and exhibits thereto, in each case subject to the occurrence of the Closing and (B) assist with the preparation of field examinations and collateral audits and provide access to books and records, inventory and systems for any third party completing such field examinations and collateral audits;

(vi)       (A) facilitate the pledging of collateral for any Debt Financing, including using reasonable best efforts to deliver any original stock certificates and related powers and any original promissory notes and related allonges and providing reasonable assistance with any collateral documents that involve a third party, including landlord waivers, deposit account control agreements, blocked account arrangements or lock box arrangements, if applicable and in each case subject to the occurrence of the Closing and (B) assist with obtaining release of existing Liens; provided that such releases shall be subject to the occurrence of the Closing;

(vii)       furnish Parent and the Debt Financing Sources at least eight Business Days prior to the Closing Date (solely to the extent requested by Parent at least ten Business Days prior to the Closing Date) with all documentation and other information related to the Company and its Subsidiaries required by any Governmental Authority with respect to any Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and any beneficial ownership certifications;

(viii)      solely with respect to financial information and data derived from the Company’s historical books and records, provide reasonable assistance to Parent with Parent’s preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the Debt Financing Sources to be included in any marketing materials or Offering Documents (provided that the Company shall not be responsible for the preparation of any pro forma financial statements or pro forma adjustments thereto);

(ix)       take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of any Debt Financing (provided that no such action shall be required of the Company Board of Directors prior to the Closing);

(x)         reasonably cooperate in satisfying the conditions precedent set forth in the definitive documents relating to any Debt Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries; and

(xi)       ensure that the Debt Financing Sources and their advisors and consultants shall have customary and reasonable access, at mutually agreed times and places, to the Company and its Subsidiaries to evaluate the Company’s and its Subsidiaries’ current assets, inventory, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing, and reasonably assist with other customary collateral audits, collateral appraisals and due diligence examinations.

(c)          Notwithstanding anything to the contrary in this Section 7.15:

(i)          nothing in this Section 7.15 will require any cooperation to the extent the same would (A) unreasonably interfere with the ongoing operations of the Company or its Subsidiaries, (B) cause any officer or employee of the Company or any of its Subsidiaries or any of its or their Representatives to incur any personal liability, (C) require the Company or any of its Subsidiaries to cause its legal counsel to deliver any legal opinions (except as contemplated by Section 7.17), or (D) reasonably be expected to conflict with, violate, breach or otherwise contravene (I) any Law or (II) any Company Material Contract;

(ii)        neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other fee or have any liability or obligation, including any indemnification obligation, under any agreement or any document related to any Debt Financing prior to the Closing Date; and

(iii)       neither the Company nor any of its Subsidiaries or any of their respective Representatives shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document (except any authorization letters delivered pursuant to Section 7.15(b)(iii) or any certificate, including the CFO Comfort Certificate, document, instrument or agreement provided in accordance with Section 7.15(b)(iii), Section 7.15(b)(v) or Section 7.17), with respect to any Debt Financing or adopt resolutions approving the agreements, documents or instruments pursuant to which any Debt Financing is obtained or pledge any collateral with respect to any Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing.

(d)         In the event this Agreement is validly terminated in accordance with its terms, each of Parent and the Company agree that any reasonable, documented out-of-pocket expenses (including reasonable attorneys’ fees) incurred by Parent or its Subsidiaries or by the Company or its Subsidiaries in connection with any Debt Financing (including, for the avoidance of doubt, in connection with the assistance provided by the Company pursuant to this Section 7.15) shall be borne 57.0% by Parent and 43.0% by the Company on terms to be reasonably agreed. In addition, to the extent that (i) any Debt Financing consists of high yield debt securities and such Debt Financing is consummated and funded into escrow prior to the Closing, and (ii) following such time, this Agreement is validly terminated in accordance with its terms and the transactions contemplated by this Agreement have not been consummated, any interest expense in connection with such Debt Financing accrued from the date of consummation of such Debt Financing to the date such Debt Financing is redeemed or otherwise repaid in accordance with the terms of such Debt Financing shall be borne 57.0% by Parent and 43.0% by the Company on terms to be reasonably agreed.  Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities or losses (other than expenses addressed by the previous sentence) suffered or incurred by them prior to the Closing Date in connection with the arrangement of any Debt Financing and any information utilized in connection therewith (other than liabilities or losses resulting solely from information provided by the Company or its Subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the intentional misrepresentation, bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company, its Subsidiaries or any of their Representatives. All material non-public information regarding the Company and its Subsidiaries provided to Parent or its Representatives pursuant to this Section 7.15 shall be kept confidential by them in accordance with the Non-Disclosure Agreement.

(e)         The Company hereby consents, on behalf of itself and its Subsidiaries, to the use of the Company’s and its Subsidiaries’ logos in connection with any Debt Financing; provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company’s or its Subsidiaries’ reputation or goodwill.

(f)         The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to periodically update any Required Financial Information provided to Parent as may be necessary so that such Required Financial Information (i) is Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information.”  For the avoidance of doubt, Parent may, to most effectively access the financing markets, request the cooperation of the Company and its Subsidiaries under this Section 7.15 at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing. The Company agrees to use reasonable best efforts to file all reports on Form 10-K, Form 10-Q and Form 8-K, in each case, required to be filed with the SEC pursuant to the 1934 Exchange Act prior to the Closing Date in accordance with the periods required by the 1934 Exchange Act. The Company agrees to use reasonable best efforts to review all Offering Documents and marketing materials for any Debt Financing (subject to Parent providing the Company with reasonable time to review) and identify for Parent any information contained therein that it reasonably believes constitutes material non-public information with respect to the Company and its Subsidiaries (taken as a whole) or their respective securities. If the Company identifies any such information then the Company shall file a Current Report on Form 8-K containing such material non-public information.

Section 7.16         Assistance with Parent Consent Solicitation.

(a)          Parent will be permitted to commence and conduct, at Parent’s sole discretion, in accordance with the terms of the Parent Indenture, and conditioned on the Closing, one or more consent solicitations, in each case, soliciting consents from the holders of Parent Notes (each such consent solicitation, a “Parent Consent Solicitation”) in connection with the transactions contemplated by this Agreement. If Parent decides to commence a Parent Consent Solicitation, each of the Company and its Subsidiaries shall use its respective reasonable best efforts to, and will use its respective reasonable best efforts to cause its respective Affiliates, officers, employees and Representatives to, reasonably cooperate with Parent in good faith to permit any such Parent Consent Solicitation to be effected on such terms, conditions and timing as reasonably requested by Parent, including, if so reasonably requested by Parent, causing any such Parent Consent Solicitation to be consummated substantially concurrently with, and conditioned on, the Closing, and Parent shall, and the Company and its Subsidiaries shall reasonably assist and cooperate with Parent to, prepare any documentation related thereto, and shall provide the Company reasonable time to review such documentation; it being understood that in no event shall the Company or any of its Subsidiaries be required to incur any financing or provide assistance in obtaining any financing other than in connection with any Debt Financing contemplated by Section 7.15 and in accordance with the terms thereof; it being further understood that no such Parent Consent Solicitation shall delay the Closing beyond the date that it is required to occur under Section 2.6. The Parent Consent Solicitations will be conducted in compliance with the Parent Indenture and applicable Law, and the Company will not be required to cooperate with respect to any Parent Consent Solicitation that would reasonably be expected to be inconsistent with the terms of the Parent Indenture or applicable Law.

(b)          In the event this Agreement is validly terminated in accordance with its terms, each of Parent and the Company agree that any reasonable, documented out-of-pocket expenses (including reasonable attorneys’ fees) incurred by Parent or its Subsidiaries or by the Company or its Subsidiaries in connection with any Parent Consent Solicitation (including, for the avoidance of doubt, in connection with the assistance provided by the Company pursuant to this Section 7.16) shall be borne 57.0% by Parent and 43.0% by the Company on terms to be reasonably agreed.  Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities or losses (other than expenses addressed by the previous sentence) suffered or incurred by them prior to the Closing Date in connection with any Parent Consent Solicitation, in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the intentional misrepresentation, bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company and its Subsidiaries or any of their Representatives.

Section 7.17         Company Indebtedness.

(a)         On the Closing Date, the Company shall, as and to the extent required by the Company Indentures in connection with the transactions contemplated by this Agreement, cause to be delivered the officer’s certificate, opinion of counsel and any other notices or documentation required by the Company Indentures in connection with the transactions contemplated by this Agreement. The Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such officers’ certificate, legal opinion and other notices or documentation prior to the delivery thereof, each of which shall be subject to the prior approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed).

(b)          Parent or its Subsidiaries, with the consent of the Company (not to be unreasonably withheld, conditioned, or delayed), will be permitted to commence and conduct, in accordance with the terms of the Company Indentures, one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the Company Indentures) or any tender offer, or any exchange offer, and to conduct one or more consent solicitations, if any (each such offer or solicitation by Parent or its Subsidiaries, a “Debt Offer”) in connection with the transactions contemplated by this Agreement. If Parent decides to commence and conduct a Debt Offer in accordance with this Section 7.17(b), and the Company consents to Parent doing so, each of the Company and its Subsidiaries shall use its respective reasonable best efforts to, and will use its respective reasonable best efforts to cause its respective Affiliates, officers, employees and Representatives (and, in the case of the Company, the trustees, paying agents, registrars, transfer agents, authenticating agents and other parties under the Company Indentures) to, reasonably cooperate with Parent and its Subsidiaries in good faith to permit any such Debt Offer to be effected on such terms, conditions and timing as reasonably requested by Parent, including, if so reasonably requested by Parent, causing any such Debt Offer to be consummated substantially concurrently with the Closing (but, for the avoidance of doubt, no Debt Offer, whether in whole or in part, shall be consummated prior to the Closing), and Parent shall, and the Company shall reasonably assist and cooperate with Parent to, prepare any documentation related thereto, and shall provide the Company reasonable time to review such documentation; it being understood that in no event shall the Company or any of its Subsidiaries be required to (i) fund, or (ii) incur any financing or provide assistance in obtaining any financing for a Debt Offer other than in connection with any Debt Financing contemplated by Section 7.15 and in accordance with the terms thereof; it being further understood that no such Debt Offer shall delay the Closing beyond the date that it is required to occur under Section 2.6. If requested by Parent or the Company, the closing (or, if applicable, operativeness) of the Debt Offers will be expressly conditioned on the occurrence of the Closing, the acceptance for purchase of the applicable Company Notes by Parent or the Company, or, to the extent applicable, the receipt of requisite consents from the holders of the Company Notes, and the Parties will use reasonable best efforts to cause the Debt Offers to close (or become operative) on the Closing Date. The Debt Offers will be conducted in compliance with the applicable Company Indenture and applicable Law, and the Company will not be required to cooperate with respect to any Debt Offer that would reasonably be expected to be inconsistent with the terms of the Company Indentures or applicable Law.

(c)         Subject to the receipt of any requisite consents, the Company and its Subsidiaries will execute one or more supplemental indentures to the applicable Company Indenture in accordance with the Company Indentures, amending the terms and provisions of the applicable Company Indenture as described in the applicable Debt Offer, as reasonably requested by Parent, which supplemental indentures shall become effective upon the execution thereof and operative no earlier than the Closing Date or the acceptance for purchase of the applicable Company Notes by Parent or the Company, and will use reasonable best efforts to cause the applicable trustee under the applicable Company Indenture (the “Trustee”) to enter into such supplemental indenture; provided, however, that in no event will the Company or any of its officers, directors or other Representatives have any obligation to authorize, adopt or execute any amendments or other agreement that would reasonably be expected to be inconsistent with the terms of the Company Indentures or applicable Law or would become operative before the Closing Date or the time of acceptance for purchase of the applicable Company Notes by Parent or the Company. Subject to the terms and conditions of this Section 7.17, the Company will provide and will use reasonable best efforts to have its officers and Representatives and Subsidiaries provide all cooperation reasonably requested by Parent in connection with the execution of supplemental indentures, including execution and delivery of notices or officer’s certificates required by the Company Indentures. If requested by Parent, the Company will use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the transactions contemplated by this Section 7.17 to the extent such legal opinion is required to be delivered before the Closing Date. Notwithstanding the foregoing, in no event will the Company or its legal counsel be required to give an opinion with respect to a Debt Offer that in the opinion of the Company, its legal counsel or the Trustee, does not comply with applicable Law or the applicable Company Indenture.

(d)          If requested by Parent in its sole discretion, in lieu of or in addition to Parent or its Subsidiaries commencing any Debt Offers for the Company Notes, the Company shall (i) send any notices of redemption with respect to all or a portion of the outstanding aggregate principal amount of any Company Notes (which shall be in form required under the Company Indentures and conditioned upon the consummation of the Closing, if sent prior to the Closing) to the Trustee, (ii) take such actions as may be required under each Company Indenture to cause the Trustee to proceed with the redemption of the applicable Company Notes under such Company Indenture and to provide the notice of redemption (conditioned upon consummation of the Closing, if provided prior to the Closing) to the holders of such Company Notes pursuant to the applicable Company Indenture and (iii) prepare and deliver all other documents required under each Company Indenture (including any officer’s certificates and legal opinions) as may be required under each Company Indenture to issue notices of redemption (conditioned upon consummation of the Closing, if issued prior to the Closing) for such Company Notes in accordance with the Company Indentures, as well as providing (x) for the redemption on the Closing Date or such later date as shall be specified by Parent for such Company Notes or (y) for satisfaction and discharge of the Company Notes and the Company Indentures on the Closing Date, in each case, pursuant to the requisite provisions of the applicable Company Indenture (subject to the consummation of the Closing, if sent prior to the Closing).

(e)         If permitted by the applicable Company Indenture, the notices of redemption delivered to the Trustee and holders of the Company Notes (if delivered prior to Closing) may state that the redemption date may be delayed until such time as any condition to redemption stated therein shall be satisfied or such redemption may not occur and such notice may be rescinded in the event such condition shall not have been satisfied. On the Closing Date, Parent or the Company shall make, or cause to be made, a deposit with the Trustee of funds, including, if applicable, from any Debt Financing or cash held by Parent and its Subsidiaries or cash held by the Company and its Subsidiaries, sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the applicable redemption date on, and applicable redemption premiums related to, the Company Notes so redeemed, together with payment of other fees and expenses payable by the Company under each Company Indenture.

(f)          In the event this Agreement is validly terminated in accordance with its terms, each of Parent and the Company agree that any reasonable, documented out-of-pocket expenses (including reasonable attorneys’ fees) incurred by Parent or its Subsidiaries or by the Company or its Subsidiaries in connection with any of actions taken pursuant to this Section 7.17 (including, for the avoidance of doubt, in connection with the assistance provided by the Company pursuant to this Section 7.17) shall be borne 57.0% by Parent and 43.0% by the Company on terms to be reasonably agreed. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities or losses (other than expenses addressed by the previous sentence) suffered or incurred by them prior to the Closing Date in connection with any Debt Offer, in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the intentional misrepresentation, bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, of the Company and its Subsidiaries or any of their Representatives.

(g)         Unless otherwise agreed in writing by Parent, (i) the Company shall deliver to the agents under the Company Credit Agreement customary prepayment notices on or prior to the date required by the Company Credit Agreement, with copies delivered concurrently to Parent, to enable the repayment thereof at Closing (ii) the Company shall deliver to Parent at least three Business Days prior to the Closing Date (A) an appropriate and customary payoff letter with respect to the debt facility borrowed pursuant to the Company Credit Agreement (the “Payoff Letters”), in each case, executed by the agent(s) and / or lender(s), as applicable, thereunder and specifying the aggregate payoff amount of the Company’s obligations (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such indebtedness) that will be outstanding under such indebtedness as of the Closing and providing for a release of all Liens and guarantees thereunder upon the receipt of the respective payoff amounts specified in the Payoff Letter (it being understood and agreed that Parent, Holdings and / or the Company (as determined by Parent, with (if such payor is the Company) the approval of the Company (not to be unreasonably withheld, conditioned or delayed)) shall be responsible for paying all amounts under the Payoff Letters) and (B) all documentation relating to the release of all Liens with respect to the Company Credit Agreement (including any termination statements on Form UCC-3, or other releases), and (iii) the Company shall have delivered to Parent at least ten Business Days prior to the Closing Date copies of all letters of credit and shall use commercially reasonable efforts to facilitate the backstop or replacement of such letters of credit.

Section 7.18      Intercompany Services Agreement.  Unless Parent and the Company otherwise agree, Parent and the Company shall each cooperate in good faith to prepare and negotiate an intercompany services agreement, to be entered into at Closing by and among one or more of Holdings and/or certain of its Subsidiaries, if on and after the Closing Date (a) the Parent Indenture and any Company Indenture remain outstanding and (b) it is necessary or advisable to enter into such an agreement under the Parent Indenture and/or any Company Indenture, in order to facilitate transactions following the Closing between Holdings’ Subsidiaries and the Company and its Subsidiaries, including permitting the provision of goods and services on terms to be agreed and to be in accordance with the applicable terms of the Parent Indenture and the Company Indentures.

ARTICLE 8
CONDITIONS PRECEDENT

Section 8.1           Mutual Conditions Precedent. The respective obligations of the Parties to consummate the Mergers and the Arrangement are subject to the satisfaction, or mutual waiver by Parent and the Company in writing, on or before the Closing Date, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by Parent and the Company at any time:

(a)          the Company Shareholder Approval shall have been obtained at the Company Meeting in accordance with the Interim Order and applicable Laws;

(b)        each of the Interim Order and Final Order shall have been obtained on terms consistent with this Agreement and the Final Order shall not have been set aside or modified in a manner unacceptable to either the Company or Parent, each acting reasonably, on appeal or otherwise;

(c)          subject to Section 2.9, the issuance of the Arrangement Issued Securities pursuant to the Arrangement shall be exempt from the registration requirements of the 1933 Securities Act pursuant to the Section 3(a)(10) Exemption; provided, however, that the Company shall not be entitled to the benefit of the conditions in this Section 8.1(c), and shall be deemed to have waived such condition in the event that the Company fails to (i) advise the Court prior to the hearing in respect of the Interim Order that Holdings intends to rely on the exemption from registration afforded by the Section 3(a)(10) Exemption based on the Court’s approval of the Arrangement or (ii) comply with the requirements set forth in Section 2.9 on its part to be complied with;

(d)          the Holdings Class A Common Shares shall have been approved for listing on the NYSE, subject only to official notice of issuance;

(e)       the Required Regulatory Approvals shall have been obtained or concluded and shall be in full force and effect and any waiting or suspensory periods (and any extensions thereof pursuant to an agreement with a Governmental Authority) related to the Required Regulatory Approvals shall have expired or been terminated; and

(f)          no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order, in any case which is in effect and which prevents, prohibits or makes illegal consummation of the Arrangement, the Mergers or any of the other transactions contemplated in this Agreement.

Section 8.2           Additional Conditions Precedent to Obligations of the Company. The obligation of the Company to consummate the Mergers and the Arrangement shall be subject to the satisfaction, or waiver by the Company in writing, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of the Company and which may be waived by the Company at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Company may have:

(a)          the Parent Shareholder Consent shall have been duly executed and delivered to Parent and the Company;

(b)         Parent and the other Parent Parties shall have complied in all material respects with their respective obligations, covenants and agreements required to be performed by them under this Agreement to be performed and complied with on or before the Closing Date;

(c)          (i) the representations and warranties of Parent and Holdings contained in Section 4.3(a) and Section 5.3 shall, in all but de minimis respects, be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (ii) the representations and warranties of the Parent Parties contained in Section 4.4, Section 4.23, Section 4.24, Section 5.1(b), Section 5.1(c) and Section 5.2, shall, in all material respects, be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (iii) the representation and warranty of Parent contained in Section 4.7(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (iv) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date, all other representations and warranties of the Parent Parties set forth in this Agreement shall be true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made on the Closing Date (in each case, without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect or similar phrases set forth therein), except, in the case of this clause (iv), for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(d)        since the date of this Agreement, no fact, circumstance, change, effect, event or occurrence has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(e)          the Company shall have received a certificate of Parent signed by an executive officer of Parent for and on behalf of Parent and Holdings and dated the Closing Date certifying that the conditions set out in Section 8.2(b), Section 8.2(c) and Section 8.2(d) with respect to Parent or Holdings, as applicable, have been satisfied.

Section 8.3         Additional Conditions Precedent to Obligations of Parent Parties. The obligation of the Parent Parties to consummate the Mergers and the Arrangement shall be subject to the satisfaction, or waiver by Parent in writing, on or before the Closing Date, of each of the following conditions, each of which is for the benefit of the Parent Parties and which may be waived by Parent at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Parent may have:

(a)         the Company shall have complied in all material respects with its obligations, covenants and agreements required to be performed by it under this Agreement to be performed and complied with on or before the Closing Date;

(b)         (i) the representations and warranties of the Company contained in Section 3.3(a) (Capital Structure) shall, in all but de minimis respects, be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (ii) the representations and warranties of the Company contained in Section 3.3(d), Section 3.4, Section 3.24, Section 3.25, Section 3.26 and Section 3.27 shall, in all material respects, be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (iii) the representation and warranty of the Company contained in Section 3.8(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (iv) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date, all other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made on the Closing Date (in each case, without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect or similar phrases set forth therein), except, in the case of this clause (iv), for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c)        since the date of this Agreement, no fact, circumstance, change, effect, event or occurrence has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)         the number of Company Common Shares held by Company Shareholders that have validly exercised Dissent Rights shall not exceed 7.5% of the number of Company Common Shares outstanding as of the date hereof; and

(e)          Parent shall have received a certificate of the Company signed by an executive officer of the Company for and on behalf of the Company and dated the Closing Date certifying that the conditions set out in Section 8.3(a), Section 8.3(b), Section 8.3(c) and Section 8.3(d) have been satisfied.

Section 8.4          Conditions Precedent to the Mergers. The respective obligations of the Parties to consummate the Mergers are conditioned solely upon the consummation of the Arrangement.

ARTICLE 9
TERMINATION

Section 9.1           Termination.

(a)          Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Company and Parent.

(b)          Termination by Either the Company or Parent. This Agreement may be terminated by either the Company or Parent at any time prior to the Closing if:

(i)          the Closing shall not have occurred by September 16, 2025 (such date, as it may be extended pursuant to this Section 9.1(b)(i), the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a Party if the failure of such Party to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to occur by the Outside Date; provided, further, that if as of the original Outside Date, all of the conditions to the obligations of the Parties are satisfied or (to the extent permitted by Law) waived, other than the condition set forth in Section 8.1(e) and the condition set forth in Section 8.1(f) (as it relates to Section 8.1(e)) and those conditions that by their nature are to be satisfied at the Closing, either Party may, by written notice to the other Party, extend the Outside Date until December 16, 2025.

(ii)          the Company Shareholder Approval is not obtained at the Company Meeting; or

(iii)       any Governmental Authority of competent jurisdiction shall have issued a Law or Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Arrangement or either Merger, and such Law, Order, ruling or other action is or shall have become final and nonappealable.

(c)          Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Closing if:

(i)           at any time prior to the time the Company Shareholder Approval is obtained, there has occurred an Adverse Recommendation Change; or

(ii)        there shall be any breach or inaccuracy in any of the Company’s representations or warranties set forth in this Agreement or the Company has failed to perform any of its covenants or agreements set forth in this Agreement, which breach, inaccuracy or failure to perform (A) would cause any of the conditions set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied and (B) is either not curable or is not cured by the earlier of (1) the Outside Date and (2) the date that is 45 days following written notice from Parent of such breach, inaccuracy or failure; provided that Parent is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would cause any of the conditions set forth in Section 8.2(b) and Section 8.2(c) not to be satisfied.

(d)          Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing if:

(i)           the Parent Shareholder Consent is not duly executed and delivered to the Company by Parent within 24 hours after the execution of this Agreement;

(ii)         at any time prior to the time the Company Shareholder Approval is obtained, the Company Board of Directors authorizes the Company to enter into a written agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.4(d)), with respect to a Superior Proposal in accordance with Section 6.4, provided that the Company is not in material breach of Section 6.4 and that prior to or simultaneously with such termination the Company pays the Termination Fee in accordance with Section 9.2; or

(iii)        there shall be any breach or inaccuracy in any of the representations or warranties given by the Parent Parties set forth in this Agreement or a Parent Party has failed to perform any of its covenants or agreements set forth in this Agreement, which breach, inaccuracy or failure to perform (A) would cause any of the conditions set forth in Section 8.2(b) or Section 8.2(c) not to be satisfied and (B) is either not curable or is not cured by the earlier of (1) the Outside Date and (2) the date that is 45 days following written notice from the Company of such breach, inaccuracy or failure; provided that the Company is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would cause any of the conditions set forth in Section 8.3(a) and Section 8.3(b) not to be satisfied.

Section 9.2           Termination Fees.

(a)         If a Company Termination Fee Event occurs, the Company shall pay (or cause to be paid) to Parent a termination fee of $105,000,000 (the “Termination Fee”) by wire transfer in immediately available funds to an account specified in writing by Parent. If a Parent Termination Fee Event occurs, Parent shall pay (or cause to be paid) to the Company the Termination Fee by wire transfer in immediately available funds to an account specified in writing by the Company.

(b)          “Company Termination Fee Event” means:

(i)          the termination of this Agreement (A) by the Company pursuant to Section 9.1(d)(ii), in which case the Company shall pay the Termination Fee to Parent prior to or concurrently with such termination, or (B) by Parent pursuant to Section 9.1(c)(i), in which case the Company shall pay the Termination Fee no later than two Business Days after the date of such termination; or

(ii)         the termination of this Agreement by (A) either the Company or Parent pursuant to Section 9.1(b)(i) or Section 9.1(b)(ii) or (B) Parent pursuant to Section 9.1(c)(ii), if, in either of the cases set forth in clause (A) or (B), (x) prior to such termination, an Acquisition Proposal shall have been received by the Company or made public or proposed publicly to the Company or the Company Shareholders, and (y) at any time after the execution of this Agreement and prior to the expiration of the one-year anniversary of the termination of this Agreement, the Company shall have consummated any Acquisition Proposal or the Company or any of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a definitive agreement in respect of an Acquisition Proposal, in which case the Termination Fee shall be paid by the Company on the earlier of the date of consummation of any such transaction and the date such definitive agreement is executed. For purposes of this Section 9.2(b)(ii) references to “20%” in the definition of “Acquisition Proposal” shall be substituted with references to “50%.”

(c)       “Parent Termination Fee Event” means the termination of this Agreement by the Company pursuant to Section 9.1(d)(i), in which case Parent shall pay the Termination Fee to the Company within two Business Days of such termination.

(d)         Each of the Parties acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and that without these agreements the other Parties would not enter into this Agreement. Accordingly, if the Company or Parent fails to timely pay any amount due pursuant to this Section 9.2 and, in order to obtain the payment, Parent or the Company, as applicable, commences a suit which results in a judgment against the other Party for the payment set forth in this Section 9.2, the Party that has failed to timely pay pursuant to this Section 9.2 shall pay the other Party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made to and including the date on which such payment was actually received. Notwithstanding any other provision in this Agreement, in no event will (i) the Company be obligated to pay the Termination Fee more than once or (ii) Parent be obligated to pay the Termination Fee more than once.

(e)          In the event that Parent shall receive full payment of the Termination Fee pursuant to this Section 9.2 under circumstances where the Termination Fee was payable by the Company, (i) the receipt of the Termination Fee by Parent shall be in consideration for the disposition of Parent Parties’ rights under this Agreement, and shall be deemed to be liquidated damages for, and shall be the sole and exclusive remedy of the Parent Parties and their respective Affiliates and shareholders against the Company or any of its Affiliates for, any and all losses or damages suffered or incurred by any Parent Party or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby or any matter forming the basis for such termination, and (ii) following such receipt (A) no Parent Party nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement (or the termination thereof) or the transactions contemplated herein and (B) neither the Company nor any of its Affiliates shall have any further liability with respect to this Agreement or the transactions contemplated hereby to any Parent Party or any of their respective Affiliates. Notwithstanding anything in this Agreement to the contrary, while the Parent Parties may pursue both a grant of specific performance in accordance with Section 10.11 and the payment of the Termination Fee by the Company under Section 9.2, under no circumstances shall the Parent Parties be permitted or entitled to receive both a grant of specific performance of the Company’s obligation to consummate the transactions contemplated hereby and any monetary damages, including all or any portion of the Termination Fee payable by the Company.

(f)         In the event that the Company shall receive full payment of the Termination Fee pursuant to this Section 9.2 under circumstances where the Termination Fee was payable by Parent, (i) the receipt of the Termination Fee by the Company shall be in consideration for the disposition of the Company’s rights under this Agreement, and shall be deemed to be liquidated damages for, and shall be the sole and exclusive remedy of the Company and its Subsidiaries and its shareholders against the Parent Related Parties or any of their respective Affiliates, any and all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement, the transactions contemplated hereby (and the termination thereof) or any matter forming the basis for such termination, and (ii) following such receipt (A) neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Parent Related Parties or any of their respective Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby (or the termination thereof) and (B) neither Parent nor any of their respective Affiliates shall have any further liability with respect to this Agreement or the transactions contemplated hereby to the Company. Notwithstanding anything in this Agreement to the contrary, while the Company may pursue both a grant of specific performance in accordance with Section 10.11 and the payment of the Termination Fee by Parent under Section 9.2, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the Parent Parties’ obligation to consummate the transactions contemplated by this Agreement and any monetary damages, including all or any portion of the Termination Fee payable by Parent.

Section 9.3         Effect of Termination. If this Agreement is validly terminated in accordance with Section 9.1, this Agreement shall become void and of no force and effect and no Party will have any liability or further obligation to the other Party hereunder, except that (a) the provisions of Article 1, Section 7.1(c), Section 7.2(c), Section 9.2, Article 10 and this Section 9.3 shall survive any termination hereof and (b) the indemnification obligations of Parent set forth in Section 7.15, Section 7.16 and Section 7.17 shall survive any termination hereof for the maximum limitation period permitted under Law.  Notwithstanding anything to the contrary contained in this Agreement, (i) neither the termination of this Agreement nor anything contained in Section 9.2 or this Section 9.3 will relieve (A) any Party from any liability for willful and material breach of any covenants, representations or warranties contained in this Agreement, or fraud, or (B) relieve Parent from any liability pursuant to Section 7.15, Section 7.16 or Section 7.17 and (ii) the Non‑Disclosure Agreement shall survive any termination hereof in accordance with the terms thereof. For purposes of this Agreement, (x) “fraud” means intentional fraud under the Laws of the State of Delaware by a Party with respect to the making of the representations and warranties of such Party contained in this Agreement and (y) “willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would, or would be reasonably expected to, result in a material breach of this Agreement.

ARTICLE 10
GENERAL

Section 10.1        Notices. Any demand, notice or other communication to be given in connection with this Agreement (unless stated otherwise to the contrary) must be (a) given in writing and will be given by overnight courier personal delivery or by electronic transmission, in each case, with either confirmation of receipt or, if given via email, with a confirmatory copy delivered by internationally or nationally recognized courier service within three Business Days following transmission of such email, and (b) addressed to the recipient as follows:

(i)          if to a Parent Party:

Triton Water Parent, Inc.
c/o BlueTriton Brands, Inc.
900 Long Ridge Rd
Stamford, CT 06902
Attention:	Legal Department
Email:	Legal@BlueTriton.com

with a copy (which will not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:	Alexander Johnson
Andrew Elken
Javier Stark
Email:	alex.johnson@lw.com
andrew.elken@lw.com
javier.stark@lw.com

and

Stikeman Elliott LLP
1155 René-Lévesque Blvd. West
41st floor
Montréal, Québec H3B 3V2
Attention:	John Leopold
David Massé
Email:	jleopold@stikeman.com
dmasse@stikeman.com

(ii)          if to the Company:

Primo Water Corporation
1150 Assembly Drive, Suite 800
Tampa, Florida 33607
Attention:	Chief Legal Officer and Secretary
Email:	mpoe@primowater.com

with a copy (which will not constitute notice) to:

Faegre Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103

Attention:	Matthew H. Meyers
Jonathan L. H. Nygren
Adam S. Weinstock
Email:	matthew.meyers@faegredrinker.com
jon.nygren@faegredrinker.com
adam.weinstock@faegredrinker.com

and

Goodmans LLP
Bay-Adelaide Centre
333 Bay St. #3400
Toronto, ON M5H 2S7
Attention:	Michelle Vigod
Email:	mvigod@goodmans.ca

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Christian O. Nagler
Email:	christian.nagler@kirkland.com

or to such other street address, individual or electronic communication number or address as may be designated by notice given by the Company to Parent, or Parent to the Company, as applicable. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the following Business Day if not given during such hours on any day.

Section 10.2       Expenses. Except as otherwise specified herein, each Party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred.

Section 10.3      No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties; provided that each Parent Party shall have the right to assign all or any portion of its rights pursuant to this Agreement from and after the consummation of the Combination to one or more of its Subsidiaries or to any lenders for collateral purposes. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentences in this Section 10.3, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.4         Governing Law; Service of Process.

(a)          This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except that the Arrangement and the provisions hereof which expressly relate to the Arrangement, the internal affairs of the Company or the OBCA (including the approval and effectiveness of the Arrangement and the exercise and adjudication of Dissent Rights) shall be construed, performed, governed and enforced in accordance with the Laws of the Province of Ontario. Subject to the last sentence of this Section 10.4(a), the Parties hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware lacks jurisdiction, the United States District Court for the District of Delaware or the Superior Court of the State of Delaware (Complex Commercial Division)) for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated herein (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by registered mail to the addresses of the Parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against any Party in such courts. Subject to the last sentence of this Section 10.4(a), the Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated herein in the courts of the State of Delaware and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum. Notwithstanding the foregoing, the Parties hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the Courts of the Province of Ontario situated in the City of Toronto for any actions, suits or proceedings expressly related to the Arrangement or to the provisions hereof which expressly relate to the Arrangement or the OBCA (including the approval and effectiveness of the Arrangement) and hereby (i) agree not to commence any action, suit or proceeding relating thereto except in such courts, (ii) irrevocably and unconditionally waive any objection to the laying of venue of such action, suit or proceeding in such courts, and (iii) further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

(b)          Each Party hereby agrees that any service of process, summons, notice or document by registered mail addressed to such Person at its address set forth in Section 10.1 shall be effective service of process for any suit, action or proceeding relating to any dispute arising out of this Agreement or the transactions contemplated by this Agreement.

Section 10.5       Entire Agreement. This Agreement, together with the Non‑Disclosure Agreement and any documents delivered hereunder, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties, with respect to the subject matter thereof.

Section 10.6         No Third Party Beneficiaries.

(a)          Except (i) with respect to the Indemnified Parties and only after the Subsequent Merger Effective Time, as provided in Section 7.6, (ii) the rights of the Parent Related Parties set forth in Section 9.2(f) and Affiliates of the Company set forth in Section 9.2(e) and (iii) the rights of the Initial Parent Shareholder set forth in Section 2.2(e)(iii)(C) and Section 2.2(e)(iii)(F), the Parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(b)          The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.8 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters.

(c)          Except as provided in this Section 10.6, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 10.7         Amendment.

(a)          Subject to compliance with applicable Law, the Interim Order and the Final Order, this Agreement may be amended at any time before or after receipt of the Company Shareholder Proposal or the Parent Shareholder Approval by the Parties, including with respect to the Company and Parent, by action taken or authorized by the Company Board of Directors and the Parent Board of Directors, respectively; provided, however, that after the receipt of the Company Shareholder Approval or Parent Shareholder Approval, as applicable, no amendment shall be made which by applicable Law requires further approval of the Company Shareholders or the Parent Shareholder, as applicable, without the further approval of such Persons. This Agreement may not be amended except by an instrument in writing signed on behalf of the Parties.

(b)          Notwithstanding the foregoing, the Plan of Arrangement may only be supplemented or amended in accordance with the provisions thereof.

Section 10.8       Waiver and Modifications. Any Party may (a) waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it thereunder or in any document to be delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Parties, (c) to the extent permitted by Law and subject to Section 10.7, waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto, or (d) to the extent permitted by Law and subject to Section 10.7, waive the fulfilment of any condition to its own obligations contained herein. No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless made in writing and signed by the Party or Parties purporting to give the same and, unless otherwise provided, will be limited to the specific breach or condition waived. The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at Law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled. No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

Section 10.9       Severability. Upon any determination that any provision or term of this Agreement is illegal, invalid or unenforceable, (a) all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect to the extent as is enforceable and (b) the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement, including the Mergers and the Arrangement, be consummated as originally contemplated to the fullest extent possible.

Section 10.10     Further Assurances. Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Closing, reasonably require to carry out this Agreement and the transactions contemplated hereby.

Section 10.11       Injunctive Relief. The Parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree (and further agree not to take any contrary position in any litigation concerning this Agreement) that (a) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the obligations of the Parties hereto to consummate the Closing in accordance with Article 2) in the courts of the State of Delaware (or with respect to the Arrangement, the internal affairs of the Company or the provisions hereof which expressly relate to the OBCA, including the approval and effectiveness of the Arrangement, in the Courts of the Province of Ontario situated in the City of Toronto) without proof of damages or otherwise, and that such relief may be sought in addition to and shall not limit diminish, or otherwise impair, any other remedy to which they are entitled under this Agreement, at law, in equity or otherwise, (b) the provisions set forth in Section 9.2 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to limit, diminish or otherwise impair in any respect any Party’s right to specific enforcement, and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other Parties have an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 10.12       Counterparts. This Agreement may be executed and delivered in any number of counterparts (including by electronic transmission, which includes pdf or Docusign), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by personal delivery, electronic transmission or otherwise).

Section 10.13       Obligations of the Parent Parties. Parent agrees that:

(a)         Parent will cause each other Parent Party to perform its obligations under this Agreement, the Plan of Arrangement and the agreements contemplated hereby and thereby in accordance with, and subject to, the terms and conditions hereof and thereof;

(b)         Parent absolutely guarantees, as a principal and not as a surety, to the Company the full and complete performance by each other Parent Party of its obligations under this Agreement and the Plan of Arrangement and the agreements contemplated hereby and thereby, including all payment obligations given or undertaken or expressed to be given or undertaken in this Agreement, the Plan of Arrangement and the agreements contemplated hereby and thereby which are to be performed on or prior to the Closing, in each case in accordance with, and subject to, the terms and conditions hereof and thereof, subject to the limitations of liability in Section 9.2(f);

(c)        Parent will be responsible for any breach or liability of each other Parent Party under this Agreement, the Plan of Arrangement and the agreements contemplated hereby and thereby; and

(d)          Parent hereby waives diligence, presentment, demand of performance, filing of any claim and any right to require any proceeding first against any other Parent Party.

[The remainder of this page is left intentionally blank. Signature pages follow.]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TRITON WATER PARENT, INC.

By:	/s/ Tony W. Lee
Name:	Tony W. Lee
Title:	Vice President

TRITON US HOLDCO, INC.

By:	/s/ Tony W. Lee
Name:	Tony W. Lee
Title:	Secretary and Treasurer

TRITON MERGER SUB 1, INC.

By:	/s/ Hih Song Kim
Name:	Hih Song Kim
Title:	Executive Vice President, General Counsel
and Corporate Secretary

1000922661 ONTARIO INC.

By:	/s/ Hih Song Kim
Name:	Hih Song Kim
Title:	Director

[Signature Page to Arrangement Agreement and Plan of Merger]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRIMO WATER CORPORATION

By:	/s/ Marni Morgan Poe
Name:	Marni Morgan Poe
Title:	Chief Legal Officer and Secretary

[Signature Page to Arrangement Agreement and Plan of Merger]

EXHIBIT A
PLAN OF ARRANGEMENT

Ex. A-1

PLAN OF ARRANGEMENT
UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT
(ONTARIO)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1          Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the respective meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of those terms have the corresponding meanings):

“1933 Securities Act” means the United States Securities Act of 1933;

“Amalco” means the entity formed in Section 3.1(g);

“Amalco Shares” means the common shares in the capital of Amalco;

“Amalgamation” has the meaning ascribed thereto in Section 3.1(g);

“Amalgamation Sub” means 1000922661 Ontario Inc., a corporation incorporated under the laws of the Province of Ontario;

“Arrangement” means the arrangement of the Company under Section 182 of the OBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations of this Plan of Arrangement made in accordance with the Arrangement Agreement and this Plan of Arrangement or made at the discretion of the Court in the Final Order (with the consent of the Company and Parent, each acting reasonably);

“Arrangement Agreement” means the Arrangement Agreement and Plan of Merger dated as of June 16, 2024, among Parent, Holdings, Merger Sub, Amalgamation Sub and the Company (including the Exhibits attached thereto) as may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms;

“Arrangement Resolution” means the special resolution of the Company Shareholders to be considered and, if thought fit, passed at the Company Meeting, substantially in the form of Exhibit B to the Arrangement Agreement;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement to be filed with the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in form and substance satisfactory to Parent and the Company, each acting reasonably;

“AS Common Shares” means the common shares in the capital of Amalgamation Sub;

“AS Delivered Common Shares” has the meaning ascribed thereto in Section 3.1(e);

Ex. A-2

“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Toronto, Ontario or New York, New York are authorized by law to be closed;

“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Company” means Primo Water Corporation, a corporation existing under the laws of Ontario;

“Company Common Shares” means the common shares in the capital of the Company;

“Company Equity Awards” means Company RSUs, Company PSUs and Company Options (or other Equity Interests granted as compensation or otherwise in respect of service) whether or not granted pursuant to the Company Stock Plans;

“Company ESPP” means the Cott Corporation Employee Share Purchase Plan, effective as of October 1, 2015;

“Company Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Arrangement Agreement and the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution and for any other purpose as may be set out in the Circular and agreed to in writing by Parent;

“Company Options” means, at any time, options to acquire Company Common Shares granted pursuant to the Company Stock Plans or otherwise which are, at such time, outstanding and unexercised, whether or not vested;

“Company PSU” means, at any time, each award of restricted stock units with respect to Company Common Shares subject to performance-based vesting granted pursuant to the Company Stock Plans or otherwise which is, at such time, outstanding, whether or not vested;

“Company RSU” means, at any time, each award of restricted stock units with respect to Company Common Shares subject to time-based vesting granted pursuant to the Company Stock Plans or otherwise which is, at such time, outstanding, whether or not vested;

“Company Shareholders” means the registered or beneficial holders of the Company Common Shares, as the context requires;

“Company Stock Plans” means the Primo Water Corporation 2018 Equity Incentive Plan, and the Amended and Restated Primo Water Corporation Equity Incentive Plan, each, as amended or amended and restated from time to time;

“Court” means the Ontario Superior Court of Justice (Commercial List);

Ex. A-3

“Depositary” means such Person as the Company may appoint to act as depositary in relation to the Arrangement with the approval of Parent, acting reasonably;

“Director” means the Director appointed pursuant to Section 278 of the OBCA;

“Dissent Rights” has the meaning set out in Section 4.1;

“Dissenting Shareholder” means a registered holder of Company Common Shares who has duly and validly exercised its Dissent Rights in respect of the Arrangement Resolution and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Company Common Shares in respect of which Dissent Rights are validly exercised and not withdrawn or deemed to have been withdrawn by such Company Shareholder;

“DRS Advice” has the meaning set out in Section 5.1(b);

“Exchange Ratio” means one Holdings Class A Common Share for each Company Common Share, subject to adjustment pursuant to Section 3.3 hereof;

“Effective Date” means the date of the Certificate of Arrangement;

“Effective Time” means 12:01 a.m. (Toronto Time) on the Effective Date, or such other time as the Parties may agree to in writing before the Effective Date;

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar interest in any Person and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing;

“Final Order” means the order of the Court in a form acceptable to the Company and Parent, each acting reasonably, each acting reasonably, approving the Arrangement under Section 182(5) of the OBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court (following the prior written consent of the Company and Parent, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended (following the prior written consent of the Company and Parent, each acting reasonably) on appeal;

“Fully Diluted Holdings Common Shares” means, at any given time, the sum of (a) the aggregate number of Holdings Common Shares issued and outstanding, plus (b) the aggregate maximum number of Holdings Common Shares issuable in respect of any Equity Interests of Holdings, including with respect to Holdings Options, Holdings PSUs and Holdings RSUs, in each case that are outstanding or deemed outstanding (and assuming the vesting in full of any of the foregoing subject to vesting or similar conditions);

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, minister, department, division, bureau, agent, official, agency, commission, commissioner, board, cabinet or authority of any government, governmental body, quasi‑governmental or private body (including the TSX, the NYSE or any other stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi‑judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing;

Ex. A-4

“Holdings” means Triton US HoldCo, Inc., a corporation incorporated under the laws of Delaware;

“Holdings Class A Common Share” means a share of Class A common stock, par value $0.01 per share, of Holdings;

“Holdings Class B Common Share” means a share of Class B common stock, par value $0.01 per share, of Holdings;

“Holdings Common Shares” means the Holdings Class A Common Shares and the Holdings Class B Common Shares;

“Holdings Option” has the meaning set out in Section 3.1(d)(i);

“Holdings RSU” has the meaning set out in Section 3.1(d)(ii);

“Holdings PSU” has the meaning set out in Section 3.1(d)(iii);

“Interim Order” means the interim order of the Court in a form reasonably acceptable to each of the Company and Parent to be issued following the application therefor contemplated by Section 2.4(b)(i) of the Arrangement Agreement providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified, supplemented or varied by the Court with the prior written consent of both the Company and Parent, each acting reasonably;

“Law” means any and all laws, statutes, codes, ordinances (including zoning), approvals, decrees, rules, regulations, bylaws, notices, policies, protocols, guidelines, treaties or other requirements of any Governmental Authority and any legal requirements arising under the common law or principles of law or equity;

“Letter of Transmittal” means the letter of transmittal to be delivered by the Company for use by Company Shareholders with respect to the Arrangement;

“Liens” means any pledge, claim, lien, charge, option, hypothec, mortgage, deed of trust, deed to secure debt, security interest, restriction, adverse right, prior assignment, lease, sublease, license, sublicense, imperfections of title, encroachments, covenants, conditions, restrictions, title defects, easements, right to possession or any other encumbrance, right or restriction of any kind or nature whatsoever, whether contingent or absolute;

“NYSE” means the New York Stock Exchange;

“OBCA” means the Business Corporations Act (Ontario);

Ex. A-5

“Parent” means Triton Water Parent, Inc., a corporation incorporated under the laws of Delaware;

“Person” means an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural Person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status;

“Plan of Arrangement”, “hereof”, “herein”, “hereto” and like references mean and refer to this plan of arrangement;

“Rights Agreement” means the Second Amended and Restated Shareholders Rights Plan Agreement dated as of May 8, 2024, between the Company and Computershare Investor Services, Inc.;

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the 1933 Securities Act provided by Section 3(a)(10) thereof;

“Tax Act” means the Income Tax Act (Canada); and

“TSX” means the Toronto Stock Exchange.

1.2          Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement.

1.3          Article References

When a reference is made in this Plan of Arrangement to an Article, Section or subsection such reference is to an Article, Section or subsection of this Plan of Arrangement unless otherwise indicated.

1.4          Number and Gender

The definitions contained in this Plan of Arrangement are applicable to the singular as well as the plural forms of such terms and, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to cover all genders.

1.5          Date for Any Action and Computation of Time

If the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place. A period of time is to be computed as beginning on the day following the event that began the period and ending at 5:00 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 5:00 p.m. on the next Business Day if the last day of the period is not a Business Day.

Ex. A-6

1.6          Statutory References

References to any Law shall mean such Law as amended, updated, modified, supplemented and superseded from time to time, including by succession of comparable successor Law, instruments incorporated therein and the rules, regulations and published policies applicable thereto.

1.7          Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States and “$” refers to US dollars.

1.8          Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are in Toronto, Ontario local time unless otherwise stipulated.

1.9          Successors

Unless otherwise indicated, references in this Plan of Arrangement to a Person are also to its successors and permitted assigns.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1          Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement (except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein), and constitutes an arrangement as referred to in Section 182 of the OBCA.

2.2          Binding Effect

This Plan of Arrangement shall become effective at, and be binding at and after, the Effective Time, on the Parties, all Company Shareholders (including Dissenting Shareholders), all holders or beneficial owners of Company Equity Awards, the Depositary and all other Persons at and after the Effective Time, without any further act or formality required on the part of any Person.

ARTICLE 3
ARRANGEMENT

3.1          Arrangement

At the Effective Time, prior to the Merger becoming effective in accordance with the relevant provisions of the DCGL, the following shall occur and shall be deemed to occur sequentially in the following sequence without any further authorization, act or formality, in each case, unless stated otherwise:

Ex. A-7

(a)          the Rights Agreement shall be terminated (and all rights thereunder shall expire) and shall be of no further force or effect;

(b)          each outstanding Company Common Share held by a Dissenting Shareholder in respect of which Dissent Rights have been validly exercised and not withdrawn shall be, and shall be deemed to be, transferred and assigned by the holder thereof to Amalgamation Sub without any further act or formality by or on behalf of the Dissenting Shareholder in consideration for the right to receive an amount determined and payable in accordance with Article 4, and:

(i)          such Dissenting Shareholder shall cease to be the holder of such Company Common Shares and to have any rights as a Company Shareholder other than the right to receive an amount determined and payable in accordance with Article 4 hereof;

(ii)          the name of such Dissenting Shareholder shall be removed from the register of Company Shareholders maintained by or on behalf of the Company; and

(iii)        Amalgamation Sub shall be recorded in the register of Company Shareholders maintained by or on behalf of the Company as the registered holder of such Company Common Share and shall be, and be deemed to be, the legal and beneficial owner thereof free and clear of all Liens;

(c)          the outstanding Company Common Shares (other than any Company Common Shares held by Dissenting Shareholders or by Amalgamation Sub or any of its Affiliates) shall be, and shall be deemed to be, transferred and assigned by the holders thereof to Amalgamation Sub without any further act or formality by or on behalf of the holders of such Company Common Shares in exchange for the issuance on behalf of Amalgamation Sub by Holdings to the holders thereof of a number of fully paid and non-assessable Holdings Class A Common Shares equal to the Exchange Ratio, which (together with Holdings Equity Awards issued in respect of Company Equity Awards) shall be the equivalent of 43.0% of the Fully Diluted Holdings Common Shares issued and outstanding immediately following the Closing, and in respect of each Company Common Share so transferred and assigned:

(i)          the holder thereof shall cease to be the holder of such Company Common Share and to have any rights as a Company Shareholder, other than the right to receive the Holdings Class A Common Shares to be issued pursuant to this Section 3.1(c);

(ii)          the name of such holder shall be removed from the register of Company Shareholders maintained by or on behalf of the Company; and

(iii)        Amalgamation Sub shall be recorded in the register of Company Shareholders maintained by or on behalf of the Company as the registered holder of such Company Common Share, and shall be, and be deemed to be, the legal and beneficial owner thereof free and clear of all Liens;

(d)         concurrent with the preceding step, without any further action on the part of any holder thereof, any of the Parties, each then-outstanding Company Equity Award and the Company ESPP shall be treated as follows:

Ex. A-8

(i)          Company Options. Each Company Option (whether vested or unvested) shall automatically be converted into and thereafter evidence an option to acquire that number of Holdings Class A Common Shares that is equal to the product of (A) the number of Company Common Shares underlying subject to such Company Option as of immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number (after such conversion, a “Holdings Option”), at an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of the Company Option by (y) the Exchange Ratio, rounded up to the nearest whole cent, provided, however, that the exercise price and the number of Holdings Class A Common Shares covered by such Holdings Option will be determined in a manner that is intended to be consistent with the requirements of Section 409A of the Code. It is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the aforesaid exchange of options. Accordingly, and notwithstanding the foregoing, if required, the exercise price of a Holdings Option will be adjusted such that the "in-the-money amount" of the Holdings Option immediately after the exchange does not exceed the "in-the-money amount" of the Company Option immediately before the exchange. Each Holdings Option will otherwise continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time, and shall be governed by the terms of the applicable Company Stock Plan and any document evidencing a Company Option shall thereafter evidence and be deemed to evidence such Holdings Option.

(ii)        Company RSUs. Each Company RSU (whether vested or unvested) that is outstanding immediately prior to the Effective Time shall be automatically assumed and converted into a restricted stock unit award to acquire Holdings Class A Common Shares (each, a “Holdings RSU”). Each such Holdings RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company RSU immediately prior to the Effective Time, except that, as of the Effective Time, the number of Holdings Class A Common Shares subject to the Holdings RSU shall equal the product of (A) the number of Company Common Shares underlying such Company RSU multiplied by (B) the Exchange Ratio, rounded down to the nearest whole share.

(iii)       Company PSUs. Each Company PSU (whether vested or unvested) that is outstanding immediately prior to the Effective Time shall be automatically assumed and converted into a restricted stock unit award to acquire Holdings Class A Common Shares (each a “Holdings PSU”). Each such Holdings PSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company PSU immediately prior to the Effective Time, except that (A) as of the Effective Time, the number of Holdings Class A Common Shares subject to the Holdings PSU shall equal the product of (x) the target number of Company Common Shares underlying such Company PSU by (y) the Exchange Ratio, rounded down to the nearest whole share and (B) the applicable performance metrics shall be equitably adjusted to reflect the transactions contemplated by the Arrangement Agreement as agreed between the Parties, each acting reasonably.

(iv)       Company Stock Plans. Holdings shall assume all the obligations of the Company under the Company Stock Plans, each outstanding Company Equity Award and the agreements evidencing the grants thereof (as modified by this Section 3.1(d)), and the number and kind of shares available for issuance under the Company Stock Plans shall be adjusted to reflect Holdings Class A Common Shares in accordance with the provisions of the Company Stock Plans; provided that no new awards under the Company Stock Plans shall be permitted to be awarded following the Effective Time.

Ex. A-9

(v)          Company ESPP. The Company ESPP shall be terminated.

(e)          concurrent with the preceding step, in consideration for Holdings delivering, on behalf of Amalgamation Sub, Holdings Class A Common Shares directly to the Company Shareholders pursuant to Section 3.1(c), AS Common Shares (the “AS Delivered Common Shares”) with the aggregate fair market value equal to the fair market value of the aggregate number of Holdings Class A Common Shares so delivered, shall be issued to Holdings, and in respect thereof, there shall be added to the stated capital account maintained by Amalgamation Sub for AS Common Shares an amount equal to the fair market value of the aggregate number of Holdings Class A Common Shares so delivered (the “Share Consideration Value”);

(f)           immediately following the preceding step, the stated capital of the Company Common Shares shall be reduced to $1.00 without any distribution;

(g)         Amalgamation Sub and the Company shall amalgamate to form one corporate entity with the same effect as if they were amalgamated under Section 177 of the OBCA (the “Amalgamation”), except that the separate legal existence of the Company shall not cease (the Company, as such surviving entity, “Amalco”). Without limiting the foregoing, upon the occurrence of the Amalgamation, the separate legal existence of Amalgamation Sub will cease without Amalgamation Sub being liquidated or wound-up and the Company and Amalgamation Sub will continue as one company and the property of Amalgamation Sub will become the property of Amalco. For greater certainty, the Parties intend that the Amalgamation will qualify as an amalgamation for purposes of subsection 87(11) of the Tax Act. On and after the Amalgamation, the following shall apply:

(i)           Name. The name of Amalco shall be the name of the Company;

(ii)          Registered Office. The registered office of Amalco shall be the registered office the Company;

(iii)         Business and Powers. There shall be no restrictions on the business that Amalco may carry on or on the powers it may exercise;

(iv)       Authorized Share Capital. Amalco shall be authorized to issue an unlimited number of Amalco Shares, which shall have the same rights, privileges, conditions and restrictions as the AS Common Shares;

(v)        Shares. Each AS Common Share shall be converted into one fully paid and non-assessable Amalco Share, and each Company Common Share shall be cancelled without any repayment of capital. No securities will be issued and no assets will be distributed by Amalco in connection with the Amalgamation;

Ex. A-10

(vi)         Restrictions on Transfer. The restrictions on the issue, transfer or ownership of shares applicable to Amalgamation Sub shall apply to Amalco, mutatis mutandis;

(vii)        Number of Directors. The number of directors of Amalco shall consist of a minimum number of one director and a maximum number of ten directors;

(viii)       Initial Directors. The directors of Amalgamation Sub immediately prior to the Effective Time shall be installed as the board of directors of Amalco;

(ix)         By-laws. The by-laws of Amalgamation Sub immediately prior to the Amalgamation shall be adopted as the by-laws of Amalco;

(x)         Stated Capital. The aggregate of the stated capital of the issued and outstanding Amalco Shares shall be equal to the aggregate of the stated capital of the issued and outstanding AS Common Shares immediately before the Amalgamation;

(xi)         Effect of Amalgamation. Upon the amalgamation of Amalgamation Sub and the Company to form Amalco becoming effective pursuant to Section 3.1(g):

(A)         Amalco shall possess all the property, rights, privileges and franchises and be subject to all liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of Amalgamation Sub and the Company;

(B)        Amalco is liable for all of the liabilities and obligations of Amalgamation Sub and the Company, and all rights of creditors or others have been, and will continue to be, unimpaired by the Amalgamation, and all liabilities and obligations of Amalgamation Sub and the Company, whether arising by contract or otherwise, may be enforced against Amalco to the same extent as if such obligations had been incurred or contracted by it;

(C)         any existing cause of action, claim or liability to prosecution has not been and will not be affected;

(D)       a civil, criminal or administrative action or proceeding pending by or against either Amalgamation Sub or the Company may be continued by or against Amalco;

(E)         a conviction against, or ruling, order or judgment in favor of or against Amalgamation Sub or the Company may be enforced by or against Amalco; and

(F)      Amalco shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against Amalgamation Sub or the Company before the amalgamation has become effective;

(xii)      Articles. The Articles of Arrangement shall be deemed to be the articles of amalgamation and articles of incorporation of Amalco and the Certificate of Arrangement shall be deemed to be the certificate of amalgamation and certificate of incorporation of Amalco.

Ex. A-11

3.2          No Fractional Shares

(a)         No fractional Holdings Class A Common Shares shall be issued to the Company Shareholders in connection with this Plan of Arrangement. Where the aggregate number of Holdings Class A Common Shares to be issued to a Company Shareholder as consideration under this Plan of Arrangement would result in a fraction of a Holdings Class A Common Share being issuable, then, the number of Holdings Class A Common Shares to be delivered to such Company Shareholders shall be rounded down to the nearest whole Holdings Class A Common Share and, in lieu of the delivery of such fractional Holdings Class A Common Share, Holdings will pay to each such holder a cash payment (rounded down to the nearest cent) determined by reference to the volume weighted average price of the Company Common Shares on the NYSE as reported by the NYSE for the ten trading day period ending with the second complete trading day prior to the Effective Date (not counting the Effective Date).

(b)         If the aggregate cash amount which a Company Shareholder is entitled to receive pursuant to Section 3.1(c) would otherwise include a fraction of $0.01, then the aggregate cash amount to which such Company Shareholder shall be entitled to receive shall be rounded down to the nearest whole $0.01. All calculations and determinations made in good faith by the Depositary or any other Person for the purposes of this Plan of Arrangement shall be conclusive, final and binding.

3.3          Adjustment to Consideration

The Exchange Ratio, and any other dependent item set out in this Plan of Arrangement, shall be adjusted in the circumstances and in the manner described in Section 2.10 of the Arrangement Agreement, except as may be otherwise agreed by the Company and Parent.

3.4          U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that, and the Parties will use their reasonable best efforts to ensure that, all Subject Securities will be issued by Holdings in reliance on the Section 3(a)(10) Exemption.

3.5          U.S. Tax Matters

The Parties intend that (a) the Arrangement Agreement constitute and be adopted as a “plan of reorganization” within the meaning of United States Treasury Regulations Section 1.368‑1, (b) the Arrangement qualify as a “reorganization” under Section 368(a) of the Code, and (c) the Arrangement and the Mergers, taken together in the Combination, qualify as transfers of property to Holdings described under Section 351 of the Code.

Ex. A-12

ARTICLE 4
DISSENT RIGHTS

4.1          Dissent Rights

Registered Shareholders as of the record date of the Company Meeting may exercise dissent rights with respect to all of the Company Common Shares held by such holders (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 185 of the OBCA, as modified by the Interim Order, the Final Order and this Article 4, provided that notwithstanding Section 185(6) of the OBCA, the written objection to the Arrangement Resolution contemplated by Section 185(6) of the OBCA must be received by the Company no later than 5:00 p.m. (Toronto time) on the second Business Day immediately prior to the date of the Company Meeting (as it may be adjourned or postponed from time to time). Each Dissenting Shareholder who duly exercise Dissent Rights shall be deemed to have transferred the Company Common Shares held by such holder to Amalgamation Sub as provided and as of the time stipulated in Section 3.1(b). Each such holder who is ultimately determined to be:

(a)         entitled to be paid fair value for such holder's Company Common Shares: (i) shall be deemed not to have participated in the transactions in Article 3 (other than Section 3.1(b)); (ii) will be entitled to be paid the fair value of such Company Common Shares by Amalgamation Sub, less any applicable withholdings, which fair value, notwithstanding anything to the contrary contained in Part XIV of the OBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted, and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Dissenting Shareholder not exercised Dissent Rights in respect of such Company Common Shares; or

(b)         not entitled, for any reason, to be paid such fair value for such Company Common Shares, shall be deemed to have participated in the Arrangement with respect to such Company Common Shares on the same basis as a holder of Company Common Shares to which Section 3.1(c) hereof applies.

4.2          Recognition of Dissenting Shareholders

(a)          In no circumstances shall the Parties or any other Person be required to recognize a Person exercising Dissent Rights unless such Person (i) as of the record date for the Company Meeting, is the registered holder of those Company Common Shares in respect of which such rights are sought to be exercised; (ii) as of the deadline for exercising Dissent Rights, is the registered holder of those Company Common Shares in respect of which such rights are sought to be exercised; and (iii) has strictly complied with the procedures for exercising Dissent Rights and has not withdrawn such dissent prior to the Effective Time.

(b)          In no case shall the Parties or any other Person be required to recognize Dissenting Shareholders as holders of Company Common Shares after the completion of the transfer under Section 3.1(b), and the names of such Dissenting Shareholders shall be removed from the registers of holders of Company Common Shares at the same time as the event described in Section 3.1(b) occurs.

(c)          Company Shareholders who withdraw, or are deemed to withdraw, their right to exercise Dissent Rights shall be deemed to have participated in the Arrangement, as of the Effective Time, and shall be entitled to receive the consideration to which Company Shareholders who have not exercised Dissent Rights are entitled under Section 3.1(c).

Ex. A-13

(d)          In addition to any other restrictions under the Interim Order or Section 185 of the OBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Company Equity Awards (in their capacity as holders of Company Equity Awards); (ii) Company Shareholders who vote or have instructed a proxyholder to vote Company Common Shares in favor of the Arrangement Resolution; (iii) any Person who is not a registered holder of Company Common Shares (including any beneficial owner of Company Common Shares); and (iv) Holdings and its Affiliates.

ARTICLE 5
DELIVERY OF CONSIDERATION

5.1          Payment of Consideration

(a)          On or prior to the Effective Date and prior to the filing of the Articles of Arrangement with the Director, Amalgamation Sub shall deposit or cause to be deposited in escrow pending the Effective Time with the Depositary (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) sufficient Holdings Class A Common Shares (and any treasury directions addressed to Holdings’ transfer agent as may be necessary) and the requisite cash in lieu of fractional Holdings Class A Common Shares, if any, to satisfy the aggregate consideration payable to the Company Shareholders pursuant to this Plan of Arrangement (other than with respect to Dissenting Shareholders), to be held by the Depositary as agent and nominee for the Company Shareholders (other than the Dissenting Shareholders) at and after the time of the transactions in Section 3.1(c) for distribution to the Company Shareholders (other than the Dissenting Shareholders) in accordance with the provisions of Article 5 hereof and the depositary agreement to be entered into among, inter alia, the Company, Parent and the Depositary.

(b)          Upon surrender to the Depositary for cancellation of a certificate or of a direct registration statement (DRS) advice (a “DRS Advice”) which immediately prior to the Effective Time represented outstanding Company Common Shares that were transferred pursuant to Section 3.1(c), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the former Company Shareholder shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such former Company Shareholder, the consideration which such holder has the right to receive under this Plan of Arrangement for such Company Shares, less any amounts withheld pursuant to Section 5.3, and any certificate(s) or DRS Advice so surrendered shall forthwith be cancelled.

(c)         From and after the Effective Time, each certificate or DRS Advice that immediately prior to the Effective Time represented Company Common Shares (other than Company Common Shares in respect of which Dissent Rights have been validly exercised and not withdrawn), shall be deemed to represent only the right to receive upon such surrender the consideration to which the holder is entitled under this Plan of Arrangement in lieu of such certificate or DRS Advice as contemplated in this Section 5.1, less any amounts withheld pursuant to Section 5.3 hereof. Any such certificate or DRS Advice formerly representing Company Common Shares not duly surrendered on or before the third anniversary of the Effective Time shall cease to represent a claim by or interest of any kind or nature against or in any of the Parties. On such date, any and all consideration to which such former holder was entitled shall be deemed to have been surrendered to Amalco and shall be paid over by the Depositary to Amalco or as directed by Amalco.

Ex. A-14

(d)        Any payment made by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the third anniversary of the Effective Time, shall be returned by the Depositary to Amalco, and any right or claim to payment hereunder that remains outstanding on the third anniversary of the Effective Time shall cease to represent a right or claim by or interest of any kind or nature and the right of a former holder of Company Common Shares to receive the consideration for such Company Common Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Amalco for no consideration.

(e)       No former holder of Company Common Shares shall be entitled to receive any consideration with respect to such Company Common Shares other than the consideration to which such former holder is entitled to receive in accordance with Section 3.1 and this Section 5.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith other than as contemplated in Section 5.6.

5.2          Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented outstanding Company Common Shares that were transferred pursuant to Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the consideration to which the holder is entitled pursuant to this Plan or Arrangement. When authorizing such exchange for any lost, stolen or destroyed certificate, the Person to whom such consideration is to be delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to Holdings and the Depositary (each acting reasonably) in such sum as Holdings may direct (acting reasonably), or otherwise indemnify Holdings, Amalco and the Depositary in a manner satisfactory to Holdings and the Depositary (acting reasonably) against any claim that may be made against Holdings, Amalco or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3          Withholding Rights

Each of Parent, Holdings, Amalco, Amalgamation Sub, the Company and the Depositary and any other applicable withholding agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any amount otherwise payable or deliverable to any Person in connection with this Plan of Arrangement or the Arrangement Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment or delivery under the Tax Act, the Code or any provision of provincial, state, local, or foreign tax law, in each case as amended (“Tax Law”). Any amounts that are so deducted or withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Plan of Arrangement as having been paid to the Person in respect of which such deduction or withholding was made. To the extent that amounts are so required under applicable Tax Law to be deducted or withheld from the payment of consideration to a holder of Parent Common Shares or from the payment of consideration to a holder of Company Common Shares, Company Equity Awards or other Equity Interests of the Company, the applicable Withholding Agent is hereby authorized to sell such portion of the consideration otherwise payable to the applicable holder as is necessary to provide sufficient funds to the applicable Withholding Agent to enable it to comply with such deduction or withholding requirements provided that, in such case, the applicable Withholding Agent shall notify such holder of such sale and remit (x) the applicable portion of the net proceeds of such sale to the appropriate taxing authority and (y) the remaining net proceeds of such sale (after deduction for the amounts described in clause (x)), if any, to such holder.

Ex. A-15

5.4          Interest

Under no circumstances shall interest accrue or be paid by Holdings, Amalco, Amalgamation Sub, the Company, the Depositary or any other Person to persons depositing duly completed and executed Letters of Transmittal pursuant to Section 5.1, regardless of any delay in making any payment contemplated hereby.

5.5          No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

5.6          Post-Effective Time Dividends and Distributions

No dividends or other distributions payable in respect of Holdings Class A Common Shares with a record date after the Effective Time shall be paid to the holder of any certificate or certificates which, immediately prior to the Effective Time, represented outstanding Company Common Shares that were transferred pursuant to Section 3.1(c) and in respect of which Holdings Class A Common Shares were issued pursuant to the Arrangement, and all such dividends and other distributions shall be paid by Holdings to the Depositary and shall be held by the Depositary in trust for such holders, in each case until the surrender of such certificate or certificates (or affidavit in accordance with Section 5.2) in accordance with Section 5.1(b) or until surrendered and/or forfeited in accordance with Sections 5.1(c) and 5.1(d). Subject to applicable Laws, following surrender of any such certificate or certificates (or affidavit in accordance with Section 5.2) in accordance with Section 5.1(b) there shall be paid to the holder thereof, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Holdings Class A Common Shares to which such holder is entitled pursuant to the Arrangement.

ARTICLE 6
AMENDMENTS

6.1          Amendments to Plan of Arrangement

(a)          Parent and the Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be: (i) set out in writing; (ii) approved by Parent and the Company in writing, acting reasonably; (iii) filed with the Court and, if made following the Company Meeting, approved by the Court; and (iv) communicated to Company Shareholders if and as required by the Court.

Ex. A-16

(b)          Any amendment, modification and/or supplement to this Plan of Arrangement may be proposed by the Company or Parent at any time prior to the Company Meeting (provided that Parent or the Company, as applicable, shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)          Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if: (i) it is consented to in writing by each of Parent and the Company (in each case, acting reasonably); and (ii) if required by the Court, it is consented to by the Company Shareholders, voting in the manner directed by the Court.

(d)          Notwithstanding anything in this Plan of Arrangement or the Arrangement Agreement, Parent and the Company may, and following the Effective Time, Parent may unilaterally, amend, modify and/or supplement this Plan of Arrangement at any time and from time to time without the approval of, or communication to, the Court, the Company Shareholders or any other Persons, provided that each such amendment, modification and/or supplement (i) must concern a matter which, in the reasonable opinion of each of the Company and Parent, is of an administrative nature, required to better give effect to the implementation of this Plan of Arrangement or required in connection with any Pre-Closing Restructuring, and (ii) is not adverse to the economic interests of any Company Shareholders or, to the extent the amendment, modification and/or supplement is made following the Effective Time, former Company Shareholders.

ARTICLE 7
TERMINATION

7.1          Termination

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 8
 PARAMOUNTCY

8.1          Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Company Common Shares and Company Equity Awards issued prior to the Effective Time, (b) the rights and obligations of the Company Shareholders, the holders of Company Equity Awards, the Parties, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to securities of the Company, including any Company Common Shares and Company Equity Awards, shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

Ex. A-17

ARTICLE 9
FURTHER ASSURANCES

9.1          Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall use their reasonable best efforts to make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out herein.

Ex. A-18

EXHIBIT B
ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.
The arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”) involving Primo Water Corporation (the “Company”), pursuant to the Arrangement Agreement and Plan of Merger (as may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Agreement”) between Triton Water Parent, Inc., Triton US HoldCo, Inc., Triton Merger Sub 1, Inc., 1000922661 Ontario Inc. and the Company dated June 16, 2024, all as more particularly described and set forth in the management information circular of the Company dated [●], 2024 (the “Circular”) accompanying the notice of this meeting and forming part of the proxy statement/circular contemplated by the Agreement is hereby authorized, approved and adopted.

2.
The plan of arrangement of the Company, as it has been or may be modified, amended or supplemented in accordance with the Agreement and its terms, (the “Plan of Arrangement”), the full text of which is set out as Appendix [●] to the Circular, is hereby authorized, approved and adopted.

3.
The Agreement and all transactions contemplated therein, the actions of the directors of the Company in approving the Arrangement, the actions of the officers or directors of the Company in executing and delivering the Agreement and any modifications, amendments or supplements thereto, and causing the performance by the Company of its obligations thereunder (including the Company's application for an interim order from the Ontario Superior Court of Justice (Commercial List) (the “Court”)), are hereby ratified and approved.

4.	The Company is hereby authorized to apply for a final order from the Court to approve the Arrangement on the terms set forth in the Agreement and the Plan of Arrangement.

5.
Notwithstanding that this resolution has been passed (and the Plan of Arrangement adopted) by the holders of common shares of the Company or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered, without further notice to or approval of the shareholders of the Company: (i) to amend, modify or supplement the Agreement or the Plan of Arrangement to the extent permitted by the Agreement or the Plan of Arrangement, as applicable; and (ii) subject to the terms of the Agreement, not to proceed with the Arrangement and any related transactions.

6.
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver for filing with the Director under the OBCA and to deliver or file all such other documents and instruments as are necessary or desirable to give effect to the Arrangement in accordance with the Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement or any such other document or instrument.

7.
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person's opinion, may be necessary or desirable to give full force and effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

EXHIBIT C
FORM OF COMPANY VOTING AGREEMENT

[Filed separately]

EXHIBIT D
FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

TRITON WATER PARENT, INC.

FIRST:                The name of the corporation is Triton Water Parent, Inc. (the "Corporation").

SECOND:         The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

THIRD:           The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended.

FOURTH:          The total number of shares of all classes of stock which the Corporation shall have authority to issue is one thousand (1,000), consisting of 1,000 shares of Common Stock, having a par value of $0.01 per share.

FIFTH:               The Corporation is to have perpetual existence.

SIXTH:           The directors in their discretion may submit any contract or other transaction or act for approval or ratification by the stockholders by written consent or at any meeting of the stockholders, and any contract or other transaction or act that shall be approved or be ratified by the written consent of the holders of a majority of the outstanding stock of the Corporation entitled to vote with respect to such approval or ratification or by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be valid and as binding upon the Corporation and upon all of the stockholders of the Corporation, as though it had been approved or ratified by every stockholder of the Corporation.

SEVENTH:       No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this Article SEVENTH shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

EIGHTH:          The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

NINTH:             The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of lncorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed this [   ] day of [   ].

By:
Name:
Title:

EXHIBIT E

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION1

OF

[COMPANY NAME]2

The present name of the corporation is                      (the “Corporation”). The Corporation was incorporated under the name “                                 ” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on                      (as amended prior to the date hereof, the “Original Certificate”). This Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which amends, restates and integrates the provisions of the Original Certificate, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the Corporation’s stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Original Certificate is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I
NAME

The name of the Corporation is .

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

1 NTD: In the event that proposed DGCL Sec 122(h) is not adopted in a form satisfactory to ORCP prior to the filing hereof, the provisions of Sections V and VI of the form of Stockholders Agreement attached as Exhibit G to the Arrangement Agreement and Plan of Merger shall also be included herein, in addition to some additional protective provisions.
2 NTD: Unless a certificate of amendment is filed first with the name change, the initial name of the holding company will be used in the header, the introductory paragraphs and the signature block. The new name of the company would solely be in Article I.

ARTICLE III
PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended and supplemented from time to time, the “DGCL”). The Corporation is to have a perpetual existence.

ARTICLE IV
CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is                      , which shall be divided into three classes as follows:

shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”);

shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”)3; and

shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Section 1. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board”) and outstanding from time to time in accordance with the terms of this Certificate of Incorporation.

Section 2. Except as otherwise provided herein or expressly required by law, each holder of Class A Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Class A Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter; provided, that prior to the Beneficial Ownership Sunset Time (as defined below), Triton Water Parent Holdings, LP or any other investment funds Affiliated (as defined below) with One Rock Capital Partners, LLC (collectively, “ORCP”) and ORCP’s Affiliates (as defined below), including any group (as defined in Rule 13d-3 of the Exchange Act (as defined below), each, a “Group”) that includes ORCP or its Affiliates (such Groups, collectively with ORCP and its Affiliates, the “ORCP Group”) may not, collectively, vote more than 49.0% of the shares of Class A Common Stock then outstanding. The provisions of the Stockholders Agreement, dated as of                      , between the Corporation and Triton Water Parent Holdings, LP, a Delaware limited partnership (as it may be amended and/or restated from time to time in accordance with its terms, the “Stockholders Agreement”), are hereby incorporated by reference, and the inclusion therein of any matter that requires the approval of one or more stockholders or the Board as set forth therein, shall be treated as if such provision was included herein.

3 NTD: To the extent that the Beneficial Ownership Sunset Time shall occur prior to the Effective Time, this Certificate of Incorporation shall be revised to provide for the issuance of a single class of common stock (Class A) and all provisions relating to the Class B common stock shall be removed.
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Section 3. Except as otherwise provided herein or expressly required by law, (a) holders of Class B Common Stock, as such, shall not be entitled to vote on the election, appointment or removal of directors of the Corporation, and (b) each holder of Class B Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders, other than the election, appointment or removal of directors, and shall be entitled to one vote for each share of Class B Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Shares of Class B Common Stock shall not be included in determining the number of shares of Common Stock voting or entitled to vote on the election, appointment or removal of directors of the Corporation.

Section 4. Except as otherwise required by law or the Stockholders Agreement, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

Section 5. Except as expressly set forth in (a) Section 3 of this Article IV with respect to voting rights and (b) Article V with respect to conversion rights, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally to, share ratably with and be identical in all respects as to all matters. If the Corporation in any manner subdivides or combines the shares of Class A Common Stock, then the shares of Class B Common Stock will be subdivided or combined in the same proportion and manner, and if the Corporation in any manner subdivides or combines the shares of Class B Common Stock, then the outstanding shares of Class A Common Stock will be subdivided or combined in the same proportion and manner.

Section 6. Shares of Preferred Stock may be issued from time to time in one or more series. Subject to the terms of the Stockholders Agreement, the Board is hereby expressly authorized to provide from time to time, by resolution or resolutions, for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate of designation relating thereto with the Secretary of State of the State of Delaware pursuant to the DGCL, setting forth such resolution or resolutions and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the terms of such series, the voting powers (full or limited, or no voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, and subject to the rights of the holders of any series of Preferred Stock then outstanding, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series to the extent permitted by law and this Certificate of Incorporation. The terms, voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Unless otherwise provided in the certificate of designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series of Preferred Stock and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series of Preferred Stock.

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Section 7. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock). Except as otherwise expressly provided in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

Section 8. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board in its discretion shall determine, and the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, identically and ratably, on a per share basis, in such dividends as may be declared by the Board from time to time with respect to the Common Stock out of the assets legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall be entitled to receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), and holders of Class B Common Stock shall be entitled to receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), as applicable.

Section 9. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.

Section 10. In the case of any consolidation or merger of the Corporation with or into any other entity or any conversion, domestication, transfer or continuance of the Corporation, the holders of shares of Class A Common Stock or Class B Common Stock shall be treated identically and ratably on a per share basis with respect to any consideration into which such shares are converted or any such consideration paid or otherwise distributed to the stockholders.

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Section 11. The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of the holders of Class A Common Stock, Class B Common Stock, or Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

ARTICLE V
CONVERSION RIGHTS

Section 1. Following the earliest to occur of (a) the repayment or redemption in full of both series of the Primo Notes in accordance with the terms and conditions of the Primo Indentures, (b) 11:59 P.M. Eastern Time on April 30, 2029 or (c) the waiver of (or amendment to render inapplicable) the “change of control” provisions in each of the Primo Indentures by holders of a majority of the aggregate principal amount then outstanding of each series of the Primo Notes (such time on which the earliest event occurs, the “Beneficial Ownership Sunset Time”), all of the shares of Class B Common Stock shall automatically, and without any further action on the part of the holders of the Class B Common Stock, convert into an equal number of shares of Class A Common Stock. As promptly as practicable thereafter, the Corporation shall provide notice to the converting holder(s) of Class B Common Stock of such event and the resulting conversion of Class B Common Stock to Class A Common Stock pursuant to this Article V.

Section 2. Prior to the Beneficial Ownership Sunset Time, each share of Class A Common Stock held by a member of the ORCP Group may be converted into one share of Class B Common Stock at any time at the option of such holder.

Section 3. Subject to Section 1 and Section 4 of this Article V, each share of Class B Common Stock may be converted into one share of Class A Common Stock at any time at the option of the holder.

Section 4. Prior to the Beneficial Ownership Sunset Time, the Corporation shall not effect any conversion of shares of Class B Common Stock into shares of Class A Common Stock and no holder of Class B Common Stock shall be entitled to convert shares of Class B Common Stock into shares of Class A Common Stock to the extent that, after giving effect to such conversion, any Person (as defined below), Group or any of their respective Affiliates would beneficially own in excess of 49.0% of the shares of Class A Common Stock of the Corporation outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Class A Common Stock beneficially owned by any such Person, Group or any of their respective Affiliates shall include the number of shares of Class A Common Stock issuable upon conversion of the Class B Common Stock with respect to which such conversion is being requested, but shall exclude shares of Class A Common Stock that would be issuable upon (x) conversion of the remaining, unconverted shares of Class B Common Stock beneficially owned by such Person, Group or any of their respective Affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Person, Group or any of their respective Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.

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Section 5. Prior to the Beneficial Ownership Sunset Time, if any transfer, issuance or other event occurs that, if effective, would result in the ORCP Group beneficially owning in excess of 49.0% of the shares of Class A Common Stock of the Corporation outstanding immediately after such transfer, issuance or other event, (i) then that number of shares of Class A Common Stock that would otherwise cause the ORCP Group to beneficially own in excess of 49.0% of the shares of Class A Common Stock of the Corporation outstanding (rounded up to the nearest whole share) shall be automatically converted into shares of Class B Common Stock or, (ii) if, for any reason, the conversion described in clause (i) of this sentence is not automatically effective as provided therein to prevent the ORCP Group from beneficially owning more than 49.0% of the shares of Class A Common Stock then outstanding, then the transfer, issuance or other event that otherwise would cause the ORCP Group to beneficially own more than 49.0% of the shares of Class A Common Stock then outstanding shall be void ab initio and the ORCP Group shall have no rights in respect of such additional shares of Class A Common Stock.

Section 6. In connection with any conversion of shares of Class A Common Stock into shares of Class B Common Stock or Class B Common Stock into shares of Class A Common Stock pursuant to this Article V, if reasonably required by the Corporation’s transfer agent, the Corporation shall, as promptly as practicable, deliver or cause to be delivered to such transfer agent any opinions, authorizations, certificates and/or directions in order to authorize and direct the transfer agent to issue such shares of Common Stock in accordance with the provisions of this Article V.

Section 7. Upon any conversion of shares of Class A Common Stock into shares of Class B Common Stock or shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Certificate of Incorporation, the holder shall surrender each certificate or certificates (if shares are in certificated form) representing the shares being converted, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at its principal corporate office stating the name or names in which the certificate or certificates representing the shares issued upon such conversion are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock or Class B Common Stock, as the case may be (if such shares are certificated), to which such holder shall be entitled as aforesaid or, if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately upon the occurrence of any event described in Section 1, Section 2 or Section 3 of this Article V, and the Person or Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares as of such date.

Section 8. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, the number of shares of Class A Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of Class B Common Stock. Prior to the Beneficial Ownership Sunset Time, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, the number of shares of Class B Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of Class A Common Stock then held by the ORCP Group. The Corporation covenants that all shares issued upon any such conversion will, upon issuance, be validly issued, fully paid and non-assessable.

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Section 9. In the event any shares of Class B Common Stock shall be converted into shares of Class A Common Stock pursuant to this Article V, the shares of Class B Common Stock so converted shall be retired and shall not be reissued by the Corporation.

ARTICLE VI
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to (a) the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock), (b) this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, or (c) the Stockholders Agreement, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board. Directors of the Corporation shall be elected annually for terms of one year and, subject to the terms of the Stockholders Agreement, any such director shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her death, resignation, retirement, disqualification or removal from office.

Section 2. Subject to any special rights of the holders of one or more outstanding series of Preferred Stock or the rights granted pursuant to the Stockholders Agreement, any or all of the directors may be removed with or without cause only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of voting stock of the Corporation entitled to vote on the election of directors; provided, however, that prior to the Trigger Event (as defined below), any of the directors nominated by a Sponsor Stockholder may be removed with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of voting stock of the Corporation entitled to vote on the election of directors.

Section 3. Except as otherwise expressly required by law, and subject to any special rights of the holders of one or more outstanding series of Preferred Stock or the rights granted pursuant to the Stockholders Agreement, any vacancies on the Board resulting from death, resignation, disqualification, removal, retirement or other causes (if the size of the Board is not to be reduced as specified in the Stockholders Agreement) and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and shall not be filled by the stockholders; provided, however, that prior to the Trigger Event, and except as otherwise expressly required by law, and subject to any special rights of the holders of one or more outstanding series of Preferred Stock or the rights granted pursuant to the Stockholders Agreement, any vacancies on the Board resulting from death, resignation, disqualification, removal, retirement or other causes of a director nominated by a Sponsor Stockholder (if the size of the Board is not to be reduced as specified in the Stockholders Agreement) shall be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, by the sole remaining director, or by the stockholders. Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

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Section 4. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues and subject to the terms of the Stockholders Agreement: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of additional directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to the Certificate of Incorporation (including any certificate of designation establishing such series of Preferred Stock), and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to the certificate of designation establishing such series of Preferred Stock, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation (including any certificate of designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Certificate of Incorporation (including pursuant to any such certificate of designation), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification, retirement or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 5. The directors of the Corporation need not be elected by written ballot unless the amended and restated bylaws of the Corporation (as in effect from time to time, the “Bylaws”) so provide.

Section 6. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VII
STOCKHOLDERS

Section 1. At any time prior to the Trigger Event, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL. From and after the Trigger Event, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be effected by any consent in lieu of a meeting); provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

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Section 2. Except as otherwise required by law and subject to any special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board or the Chair of the Board, and such special meetings may not be called by stockholders or any other Person or Persons; provided, however, that prior to the Trigger Event, special meetings of stockholders of the Corporation shall also be called, for any purpose or purposes, at any time by or at the direction of the Board or the Chair of the Board at the request of ORCP.

Section 3. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VIII
LIABILITY

Section 1. No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2. Neither any amendment nor repeal of this Article VIII, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VIII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE IX
CERTAIN STOCKHOLDER RELATIONSHIPS

Section 1. In recognition and anticipation that (a) certain directors, principals, members, officers, associated funds, employees and/or other representatives of the Sponsor Stockholders (as defined below) and their Affiliates may serve as directors, officers or agents of the Corporation, (b) the Sponsor Stockholders and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of (i) the Sponsor Stockholders or any of their Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith, subject to the provisions set out in the Stockholders Agreement.

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Section 2. None of the Identified Persons shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (b) competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation, except as provided in Section 4 of this Article IX. Subject to Section 4 of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation or any of its Affiliates.

Section 3. The Corporation and its Affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived therefrom, and the Corporation agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Corporation or may employ or otherwise engage any officer or employee of the Corporation.

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Section 4. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 2 of this Article IX shall not apply to any such corporate opportunity.

Section 5. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (b) from its nature, is not in the line of the Corporation’s business (or is not under development and projected to grow into a material business for the Corporation) or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.

Section 6. For purposes of this Article IX, “Affiliate” shall mean (a) in respect of any Sponsor Stockholder, any Person that, directly or indirectly, is controlled by such Sponsor Stockholder, controls such Sponsor Stockholder or is under common control with such Sponsor Stockholder and shall include (i) any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any Person that is controlled by the Corporation) and (ii) any funds or vehicles advised by Affiliates of such Sponsor Stockholder, (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any Person that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Section 7. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. Subject to the provisions of this Article X, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of stock required by this Certificate of Incorporation (including any certificate of designation in respect of one or more series of Preferred Stock) or applicable law, the following provisions of this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of voting stock of the Corporation entitled to vote thereon, voting together as a single class: Article VI, Article VII, Article VIII, this Article X or Article XI. From and after the Trigger Event, notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of stock required by this Certificate of Incorporation (including any certificate of designation in respect of one or more series of Preferred Stock) or applicable law, the following provisions of this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of voting stock of the Corporation entitled to vote thereon, voting together as a single class: Section 6 of Article IV, or Article IX. For so long as any shares of Class B Common Stock are outstanding, (a) none of Section 5 or Section 10 of Article IV or Section 8 or Section 9 of Article IV (as they relate to the equal treatment of the Class B Common Stock) shall be waived, altered, amended or repealed (whether by merger, consolidation or otherwise), in whole or in part, without the unanimous vote of the holders of the outstanding shares of Class B Common Stock and (b) none of Section 3 of Article IV, Article V or this proviso of Article X shall be waived, altered, amended or repealed (whether by merger, consolidation or otherwise), in whole or in part, without (i) the affirmative vote of the holders of a majority in voting power of all the then-outstanding shares of Class A Common Stock plus (ii) the unanimous vote of the holders of the outstanding shares of Class B Common Stock.

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Section 2. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation or the Stockholders Agreement. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of capital stock of the Corporation required by this Certificate of Incorporation (including any certificate of designation in respect of one or more series of Preferred Stock), by the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE XI
DGCL SECTION 203 AND BUSINESS COMBINATIONS

Section 1. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 2. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

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a)	prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

b)
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

c)
at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 3. The restrictions contained in this Article XI shall not apply if a stockholder becomes an interested stockholder inadvertently and (a) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (b) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership.

Section 4. For purposes of this Article XI, references to:

a)	“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

b)
“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other person of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

c)
“ORCP Direct Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any of the ORCP Group beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.

d)
“ORCP Indirect Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any ORCP Direct Transferee or any other ORCP Indirect Transferee beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.

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e)	“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

i.
any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other person if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 2 of this Article XI is not applicable to the surviving entity;

ii.
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

iii.
any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C)-(E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

iv.
any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

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v.
any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

f)
“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other person shall be presumed to have control of such person, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XI, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such person.

g)
“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include or be deemed to include, in any case, (A) ORCP,                      [4] or any of their respective current and future Affiliates (so long as such Affiliates remain an Affiliate) or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

4 NTD: To include ORCP Direct Transferees or ORCP Indirect Transferees which acquire beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation prior to the Closing, other than the Specified Mutual Funds (terms as defined in the Arrangement Agreement and Plan of Merger, dated as of June 16, 2024).
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h)	“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

i.	beneficially owns such stock, directly or indirectly; or

ii.
has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

iii.
has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) of the definition of “owner” above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

i)	“person” means any individual, corporation, partnership, unincorporated association or other entity.

j)	“stock” means, with respect to any corporation, capital stock and, with respect to any other person, any equity interest.

k)	“voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE XII
MISCELLANEOUS

If any provision or provisions of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, any certificate of designation relating to any series of Preferred Stock and each portion of any paragraph of this Certificate of Incorporation or certificate of designation containing any such provision or provisions held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

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When the terms of this Certificate of Incorporation refer to a specific agreement or other document or a decision by any body or Person that determines the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof will be provided free of charge to any stockholder who makes a request therefor. Unless expressly provided herein or the context otherwise requires, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein).

ARTICLE XIII
DEFINITIONS

As used in this Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Affiliate” means, other than as set forth in Section 5 of Article IX and Section 3 of Article XI, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For the purpose of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), as a personal representative or executor, by contract, credit arrangement or otherwise and “controlled” and “controlling” have meanings correlative to the foregoing. The term “Affiliated” shall have a correlative meaning.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations).

“Person” means, other than as set forth in Section 4 of Article XI, any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, trust, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Primo Indentures” means, collectively, (a) the Indenture, dated as of October 22, 2020 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms), by and among Primo Water Holdings Inc., the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, The Bank of New York Mellon, as U.S. trustee, paying agent, registrar, transfer agent and authenticating agent, and The Bank of New York Mellon, London Branch, as London paying agent, governing Primo Water Holdings Inc.’s 3.875% Senior Notes due 2028, and (b) the Indenture, dated as of April 30, 2021 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms), by and among Primo Water Holdings Inc., the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, and The Bank of New York Mellon, as U.S. trustee, paying agent, registrar, transfer agent and authenticating agent, governing Primo Water Holdings Inc.’s 4.375% Senior Notes due 2029.

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“Primo Notes” means, collectively, Primo Water Holding Inc.’s 3.875% Senior Notes due 2028 and 4.375% Senior Notes due 2029, in each case, issued pursuant to the Primo Indentures.

“Sponsor Stockholders” means, collectively, (i) ORCP and (ii) any other Person that (x) becomes a party to the Stockholders Agreement by executing a Joinder Agreement thereto and (y) is designated as a Sponsor Stockholder under the Stockholders Agreement.

“Trigger Event” means the first date on which ORCP ceases to beneficially own (directly or indirectly) more than 40% of the voting power of the outstanding shares of Class A Common Stock. For the purpose of this Certificate of Incorporation, “beneficial ownership” or the phrase “beneficially own” shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

* * * *

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IN WITNESS WHEREOF, [Company Name] has caused this Certificate of Incorporation to be executed by its duly authorized officer on this _____ day of __________.

[COMPANY NAME]

By:	/s/
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]

EXHIBIT F

Form of Amended and Restated Bylaws of

(a Delaware corporation)

as of                      )

Table of Contents

Article I – Corporate Offices		1

1.1	Registered Office	1

1.2	Other Offices	1

Article II – Meetings of Stockholders		1

2.1	Place of Meetings	1

2.2	Annual Meeting	1

2.3	Special Meetings	1

2.4	Notice of Business to be Brought Before a Meeting	2

2.5	Notice of Nominations for Election to the Board of Directors	6

2.6	Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors	10

2.7	Action by Written Consent in Lieu of a Meeting	11

2.8	Notice of Stockholders’ Meetings	12

2.9	Quorum	12

2.10	Adjourned Meeting; Notice	12

2.11	Organization; Conduct of Business	13

2.12	Voting	13

2.13	Record Date for Stockholder Meetings and Other Purposes	14

2.14	Proxies	15

2.15	List of Stockholders Entitled to Vote	15

2.16	Inspectors of Election	15

2.17	Delivery to the Corporation	16

Article III – Directors		16

3.1	Powers	16

3.2	Number of Directors	16

3.3	Election, Qualification and Term of Office of Directors	17

3.4	Chairperson of the Board.	17

3.5	Lead Independent Director.	17

3.6	Resignation and Vacancies	17

3.7	Place of Meetings; Meetings by Telephone	17

3.8	Regular Meetings	17

3.9	Special Meetings; Notice	18

3.10	Quorum	18

i

3.11	Board Action by Written Consent without a Meeting	18

3.12	Fees and Compensation of Directors	19

Article IV – Committees		19

4.1	Committees of Directors	19

4.2	Committee Minutes	19

4.3	Meetings and Actions of Committees	19

4.4	Subcommittees	20

4.5	Quorum	20

Article V – Officers		20

5.1	Officers	20

5.2	Appointment of Officers	21

5.3	Subordinate Officers	21

5.4	Removal and Resignation of Officers	21

5.5	Vacancies in Offices	21

5.6	Representation of Shares of Other Corporations	21

5.7	Authority and Duties of Officers	21

5.8	Compensation	22

Article VI – General Matters		22

6.1	Execution of Corporate Contracts and Instruments	22

6.2	Stock Certificates	22

6.3	Lost Certificates	22

6.4	Shares Without Certificates	23

6.5	Construction; Definitions	23

6.6	Dividends	23

6.7	Fiscal Year	23

6.8	Seal	23

6.9	Transfer of Stock	23

6.10	Agreements Regarding Transfer	24

6.11	Registered Stockholders	24

6.12	Waiver of Notice	24

Article VII – Notice		24

7.1	Delivery of Notice; Notice by Electronic Transmission	24

Article VIII – Indemnification		25

8.1	Indemnification of Directors and Officers	25

ii

8.2	Indemnification of Others	26

8.3	Prepayment of Expenses	26

8.4	Determination; Claim	26

8.5	Non-Exclusivity of Rights	26

8.6	Insurance	27

8.7	Other Indemnification	27

8.8	Continuation of Indemnification	27

8.9	Amendment or Repeal; Interpretation	27

Article IX – Amendments		28

Article X – Forum Selection		28

Article XI – Interpretation		29

Article XII – Definitions		29

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Amended and Restated Bylaws of
[COMPANY NAME]

Article I – Corporate Offices

1.1          Registered Office.

The address of the registered office of                      (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2          Other Offices.

The Corporation may have additional offices at any place or places, either within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may from time to time require.

Article II – Meetings of Stockholders

2.1          Place of Meetings.

Meetings of stockholders shall be held at any place either within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2          Annual Meeting.

The Board shall designate the date and time of the annual meeting of stockholders. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.3          Special Meetings.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board; provided, however, that, with respect to any special meeting of stockholders previously scheduled by the Board or the chairperson of the Board at the request of ORCP, the Board shall not postpone, reschedule or cancel such special meeting without the prior written consent of ORCP.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such special meeting given by or at the direction of the Person calling the meeting pursuant to this Section 2.3.

2.4          Notice of Business to be Brought Before a Meeting.

(i)          At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting (or supplement thereto) given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) (A) was a record owner of shares of capital stock of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.4 in all applicable respects or (2) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before the annual meeting of stockholders. In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these bylaws and applicable law. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of stockholders, or a qualified representative of such proposing stockholder, appear at such annual meeting, either in person or by means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at or before the annual meeting of stockholders in writing or by electronic communication. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii)        Without qualification, for business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.4(i)(c), the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation (the “Secretary”) and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting which, in the case of the first annual meeting of stockholders following the closing of the transactions contemplated by the Arrangement Agreement and Plan of Merger, dated as of June 16, 2024, by and among Triton Water Parent, Inc. (“Parent”), a corporation incorporated under the laws of Delaware, Triton US HoldCo, Inc., a corporation incorporated under the laws of Delaware and a wholly-owned subsidiary of Parent (“Holdings”), Triton Merger Sub 1, Inc., a corporation incorporated under the laws of Delaware and direct, wholly owned subsidiary of Holdings (“Merger Sub”), 1000922661 Ontario Inc., a corporation organized under the laws of the Province of Ontario and a direct, wholly owned subsidiary of Holdings, and Primo Water Corporation, a corporation organized under the laws of Ontario, the date of the preceding year’s annual meeting shall be deemed to be ; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not more than the 120th day prior to such annual meeting and not later than (i) the 90th day prior to such annual meeting or, (ii) if later, the 10th day following the day on which public disclosure (as defined below) of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

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(iii)         To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a)         As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); (2) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of capital stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future; (3) the date or dates such shares were acquired; (4) the investment intent of such acquisition of shares; and (5) any pledge by such Proposing Person with respect to any of such shares (the disclosures to be made pursuant to the foregoing clauses (1) through (5), “Stockholder Information”);

(b)        As to each Proposing Person, (1) the material terms and conditions of any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) or a “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Exchange Act) or other derivative or synthetic arrangement in respect of any class or series of shares of capital stock of the Corporation (“Synthetic Equity Position”) that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person, including, without limitation: (A) any option, warrant, convertible security, stock appreciation right, future or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of capital stock of the Corporation, (B) any derivative or synthetic arrangement having the characteristics of a long position or a short position in any class or series of shares of capital stock of the Corporation, including, without limitation, a stock loan transaction, a stock borrowing transaction, or a share repurchase transaction or (C) any contract, derivative, swap or other transaction or series of transactions designed to (x) produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of capital stock of the Corporation, (y) mitigate any loss relating to, reduce the economic risk (of ownership or otherwise) of, or manage the risk of share price decrease in, any class or series of shares of capital stock of the Corporation, or (z) increase or decrease the voting power in respect of any class or series of shares of capital stock of the Corporation held or maintained by, held for the benefit of, or involving such Proposing Person; including, without limitation, due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or

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volatility of any class or series of shares of capital stock of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of capital stock of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the holder thereof may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the price or value of any shares of any class or series of shares of capital stock of the Corporation; provided, that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie any Synthetic Equity Position that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer; (2) a description of any agreement, arrangement or understanding with respect to any rights to dividends on the shares of any class or series of shares of capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable pursuant to such agreement, arrangement or understanding from the underlying shares of capital stock of the Corporation; (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation; (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand; (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (6) any proportionate interest in shares of capital stock of the Corporation or a Synthetic Equity Position held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such Proposing Person (A) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (B) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity; (7) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies or votes from stockholders in support of such proposal; and (8) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to

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Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (8), “Disclosable Interests”); and

(c)          As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (A) between or among any of the Proposing Persons or (B) between or among any Proposing Person and any other Person or entity (including their names) in connection with the proposal of such business by such stockholder and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the record owner directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

(iv)        For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(v)          The Board may request that any Proposing Person furnish such additional information as may be reasonably required by the Board. Such Proposing Person shall provide such additional information within 10 days after it has been requested by the Board.

(vi)        A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than 5 business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

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(vii)       Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if the Board so determines, the chairperson of the meeting shall have the power and authority to so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. If at any meeting of stockholders business is proposed to be brought before the meeting for which advance notice was not given or provided as required by this Section 2.4, the chairperson of the meeting shall have the power and authority to declare that such proposed business shall not be transacted.

(viii)    This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(ix)        For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(x)         Notwithstanding anything to the contrary contained in these bylaws, for so long as the Stockholders Agreement (as defined below) remains in effect with respect to ORCP, ORCP (to the extent then subject to the Stockholders Agreement) shall not be subject to the notice procedures set forth in this Section 2.4.

2.5         Notice of Nominations for Election to the Board of Directors.

(i)          Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the Person calling such special meeting) may be made at such meeting only (a) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (b) by a stockholder present in person who (1) was a record owner of shares of capital stock of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.5 and 2.6 as to such notice and nomination; provided, that, notwithstanding anything to the contrary contained in these bylaws, for so long as ORCP is entitled to nominate a Director pursuant to the Stockholders Agreement, ORCP shall not be subject to this Section 2.5. For purposes of this Section 2.5, “present in person” shall mean that the stockholder nominating any person for election to the Board at the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting, either in person or by means of remote communication to present the nomination. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other Person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such Person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at or before the meeting of stockholders in writing or by electronic transmission. The foregoing clause (b) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

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(ii)         Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to each Nominating Person (as defined below) and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(iii)        Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the Person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (a) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (b) provide the information, agreements and questionnaires with respect to each Nominating Person and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure of the date of such special meeting at which directors are to be elected was first made by the Corporation (such notice and within such time periods, “Special Meeting Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv)       In no event may a Nominating Person (as defined below) provide Timely Notice or Special Meeting Timely Notice, as applicable, with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. Notwithstanding anything in paragraph (ii) of this Section 2.5 to the contrary, in the event that the number of directors subject to election at the meeting is increased, such stockholder’s notice as to any additional nominees only shall be due on the later of (a) the conclusion of the time period for Timely Notice or Special Meeting Timely Notice, as applicable, or (b) the 10th day following the date of public disclosure of such increase.

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(v)          To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a)         As to each Nominating Person, the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(b)          As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the nomination of persons for election to the Board to be brought before the meeting); and provided that, in lieu of including the information set forth in Section 2.4(iii)(b)(7), the Nominating Person’s notice for purposes of this Section 2.5 shall include a representation as to whether the Nominating Person intends or is part of a group which intends to deliver a proxy statement and solicit the holders of shares representing at least sixty-seven percent (67%) of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act; and

(c)          As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in a proxy statement and accompanying proxy card relating to the Corporation’s next meeting of stockholders at which directors are to be elected and to serving as a director for a full term if elected), (2) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates (as defined in Rule 14a-1(a) promulgated under the Exchange Act) or any other participants (as defined in paragraphs (a)(ii) through (vi) of Instruction 3 of Item 4 of Schedule 14A) in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) and (2), the “Nominee Information”), and (3) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

(vi)         For purposes of this Section 2.5 and Section 2.6, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (c) any participant (as defined in paragraphs (a)(ii)-(vi) in Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

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(vii)       The Board may request that any Nominating Person furnish such additional information as may be reasonably required by the Board. Such Nominating Person shall provide such additional information within 10 days after it has been requested by the Board.

(viii)      A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice or the materials delivered pursuant to this Section 2.5, as applicable, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination, including by changing or adding nominees, to submit any new nomination, or to submit any new proposal, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(ix)        In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, (a) no Nominating Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Nominating Person has, or is part of a group that has, complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder, in accordance with the time frames required in this Section 2.5 or by Rule 14a-19 promulgated under the Exchange Act, as applicable, and (b) if (1) any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act and (2) (x) such notice in accordance with Rule 14a-19(b) is not provided within the time period of Timely Notice of Special Meeting Timely Notice, as applicable and (y) such Nominating Person subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act, or (z) such Nominating Person fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence, then the nomination of such Nominating Person’s proposed nominees shall be disregarded, notwithstanding that each such nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any annual meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than seven business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

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2.6          Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i)           To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in the case of a nomination by a stockholder of record, in accordance with the time periods set forth in Section 2.5), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in the same form used for the Corporation’s existing directors, to be provided by the Corporation upon written request of any stockholder of record therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (b) a written representation and agreement (in the form provided by the Corporation upon written request of any stockholder of record therefor) that such candidate for nomination (1) is not and, if elected as a director during his or her term of office, will not become a party to (A) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (2) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (3) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary shall provide to such candidate for nomination all such policies and guidelines then in effect), and (4) if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(ii)          The Board may also require any proposed candidate for nomination as a director to furnish such other information related to such candidate’s eligibility or qualification to serve as a director as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon. Without limiting the generality of the foregoing, the Board may request such other information in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation or to comply with the director qualification standards and additional selection criteria in accordance with the Corporation’s [Corporate Governance Guidelines]. Such other information shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the request by the Board has been delivered to, or mailed and received by, the Nominating Person.

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(iii)        A candidate for nomination as a director by a stockholder pursuant to Section 2.5(i)(b) shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(iv)         No candidate proposed to be nominated by a stockholder in accordance with these bylaws shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The Board shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if the Board so determines, the chairperson of the meeting shall have the power and authority to so declare to the meeting and the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect. If at any meeting of stockholders a nomination is made for which advance notice was not given or provided as required by Section 2.5 and this Section 2.6, the chairperson of the meeting shall have the power and authority to declare that such nomination shall be disregarded.

(v)        Subject to Section 2.6(vi) of these bylaws, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated in accordance with Section 2.5 and this Section 2.6; provided, however, that nothing in Section 2.5 and this Section 2.6 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

(vi)         Notwithstanding anything in these bylaws to the contrary, for so long as ORCP is entitled to nominate a Director pursuant to the Stockholders Agreement, ORCP shall not be subject to Section 2.5 or this Section 2.6.

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2.7          Action by Written Consent in Lieu of a Meeting.

Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice, and without a vote only to the extent permitted by and in the manner provided in the Certificate of Incorporation and in accordance with applicable law.

2.8          Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 7.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.9          Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time until a quorum is present or represented. At any adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.10        Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the DGCL. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix the record date for determining stockholders entitled to notice of such adjourned meeting in accordance with Section 213(a) of the DGCL, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

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2.11        Organization; Conduct of Business.

Meetings of stockholders shall be presided over by the chairperson of the Board, if any, or, in his or her absence, by the chief executive officer of the Corporation or, in the absence of the foregoing persons, by a chairperson, who shall be a director or officer of the Corporation, designated by the Board. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt by resolution such rules and regulations (which need not be in writing) for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting (whether or not a quorum is present), to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for the removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairperson at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.12       Voting.

Except as may be otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Unless a different or minimum vote is provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law, or pursuant to any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

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2.13        Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment or postponement thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment or postponement of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned or postponed meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned or postponed meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned or postponed meeting.

To the extent stockholder action by consent is permitted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

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2.14        Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy as permitted by law, including Rule 14a-19 promulgated under the Exchange Act, filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

2.15        List of Stockholders Entitled to Vote.

The Corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days ending on the day before the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.15 or to vote in person or by proxy at any meeting of stockholders.

2.16       Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment or postponement and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint one or more inspectors to act at the meeting.

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Such inspectors shall:

(i)          determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)         count all votes or ballots;

(iii)        determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(iv)       certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine.

2.17       Delivery to the Corporation.

Other than as specified by Section 2.14, whenever this Article II requires one or more Persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II (other than as specified by Section 2.14).

Article III – Directors

3.1          Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board.

3.2          Number of Directors.

The total number of directors constituting the Board shall be determined from time to time in the manner as set forth in the Certificate of Incorporation. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

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3.3          Election, Qualification and Term of Office of Directors.

The terms of directors shall be as set forth in the Certificate of Incorporation. Directors need not be stockholders to be qualified for election or service as a director of the Corporation. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4          Chairperson of the Board.

The Board may appoint from among its members a chairperson of the Board and/or a vice chairperson of the Board. Neither the chairperson nor the vice chairperson need be an officer of the Corporation. The chairperson or the vice chairperson of the Board, in each case, if appointed and when present, shall have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

3.5          Lead Independent Director.

The Board may appoint from among its members a Lead Independent Director (who must meet applicable independence requirements). The Lead Independent Director, if there be one, shall perform such duties and exercise such powers as may from time to time be assigned by these bylaws, applicable law or regulatory requirement or by the Board of Directors.

3.6          Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt.

Any vacancies or newly created directorships shall be filled as set forth in the Certificate of Incorporation.

3.7          Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.8          Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place, if any, as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

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3.9          Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Lead Independent Director, the chief executive officer, the president, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i)           delivered personally by hand, by courier or by telephone;

(ii)          sent by United States first-class mail, postage prepaid;

(iii)         sent by facsimile or electronic mail; or

(iv)         sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.10       Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation, the Stockholders Agreement or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.11       Board Action by Written Consent without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board or committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

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3.12        Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation, the Stockholders Agreement or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV – Committees

4.1          Committees of Directors.

The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. Unless otherwise required by the Stockholders Agreement, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Unless otherwise required by the Stockholders Agreement, in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law or provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2          Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3          Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)           Section 3.7 (Place of Meetings and Meetings by Telephone);

(ii)          Section 3.8 (Regular Meetings);

(iii)         Section 3.9 (Special Meetings and Notice);

(iv)         Section 3.11 (Board Action by Written Consent without a Meeting); and

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(v)          Section 6.12 (Waiver of Notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i)         the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)       special meetings of committees may also be called by resolution of the Board or by the chairperson of the applicable committee; and

(iii)        the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation, the Stockholders Agreement or applicable law.

4.4          Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee, or the charter of such committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

4.5          Quorum.

At all committee meetings, unless otherwise provided by the Certificate of Incorporation, a majority of the directors then serving on such committee shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the committee, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws.

Article V – Officers

5.1          Officers.

The officers of the Corporation shall include a [chief executive officer, a president and a secretary].1 The Corporation may also have, at the discretion of the Board, a chief financial officer, a treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as deemed necessary or advisable and as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same Person. Officers need not be stockholders or directors of the Corporation for service as an officer of the Corporation.

1 NTD: To confirm list of officers to be included.
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5.2          Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3          Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the [president]2, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board or an authorized officer (as applicable), may from time to time determine.

5.4          Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer appointed by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice, by electronic transmission or otherwise, to the Corporation. Any resignation shall take effect upon receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5          Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Sections 5.2 and 5.3, as applicable.

5.6          Representation of Shares of Other Corporations.

The chairperson of the Board, the chief executive officer or the president of this Corporation, or any other Person authorized by the Board, the chief executive officer or the president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or securities of any other corporation or other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7          Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

2 NTD: To confirm.
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5.8          Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI – General Matters

6.1          Execution of Corporate Contracts and Instruments.

The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, or as set forth herein (including pursuant to Section 5.7 and Section 6.2), no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

6.2          Stock Certificates.

The shares of the Corporation shall be represented by certificates; provided, that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, chief executive officer, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

6.3          Lost Certificates.

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time in accordance with applicable law. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

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6.4          Shares Without Certificates.

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

6.5          Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

6.6          Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL, (ii) the Certificate of Incorporation or (iii) the Stockholders Agreement, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation and meeting contingencies.

6.7          Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

6.8          Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

6.9          Transfer of Stock.

Except as otherwise provided in the Certificate of Incorporation or the Stockholders Agreement, shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. To the fullest extent permitted by law, no transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

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6.10       Agreements Regarding Transfer.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

6.11        Registered Stockholders.

The Corporation:

(i)         shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii)        shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

6.12       Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VII – Notice

7.1         Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

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Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)           if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)         if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)         if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article VIII – Indemnification

8.1          Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such Person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 8.4, the Corporation shall be required to indemnify a Person in connection with a Proceeding (or part thereof) initiated by such Person only if the Proceeding (or part thereof) was authorized in the specific case by the Board.

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8.2          Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such Person in connection with any such Proceeding.

8.3          Prepayment of Expenses.

The Corporation shall to the fullest extent permitted by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director of the Corporation, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Person to repay all amounts advanced if it should be ultimately determined that the Person is not entitled to be indemnified under this Article VIII or otherwise.

8.4          Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article VIII is not paid in full within 60 days, or a claim for advancement of expenses under this Article VIII is not paid in full within 30 days after a written claim therefor has been received by the Corporation, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

8.5          Non-Exclusivity of Rights.

The rights conferred on any Person by this Article VIII shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors, these bylaws or otherwise.

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8.6          Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

8.7          Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

8.8          Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article VIII shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

8.9         Amendment or Repeal; Interpretation.

The provisions of this Article VIII shall constitute a contract between, on the one hand, the Corporation and, on the other hand, each individual who serves or has served as a director, officer, employee or agent of the Corporation (whether before or after the adoption of these bylaws), in consideration of such Person’s performance of such services, and pursuant to this Article VIII the Corporation intends to be legally bound to each such current or former director, officer, employee or agent of the Corporation. With respect to current and former directors, officers, employees or agents of the Corporation, the rights conferred under this Article VIII are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of these bylaws. With respect to any directors, officers, employees or agents of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director, officer, employee or agent commencing service as a director, officer, employee or agent of the Corporation. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to a director, officer, employee or agent of the Corporation in effect prior to the time of such repeal or modification.

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Any reference to an officer of the Corporation in this Article VIII shall be deemed to refer exclusively to the chief executive officer, president and secretary, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article VIII.

Article IX – Amendments

Subject to the Stockholders Agreement, the Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to alter, amend, repeal or rescind the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation or these bylaws, such action by stockholders shall require the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

Article X – Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have, or declines to accept, jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these bylaws (as either may be amended from time to time), (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine, or (v) any action in the right of the Corporation asserting a claim as to which the DGCL confers jurisdiction upon the Court of Chancery; and (b) subject to the preceding provisions of this Article X, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

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Any Person purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. This provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that Person and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.

Article XI – Interpretation

If any provision or provisions of these bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of these bylaws shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these bylaws shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

For as long as the Stockholders Agreement remains in effect, in the event of any conflict between the terms and provisions of these bylaws and those contained in the Stockholders Agreement, the terms and provisions of the Stockholders Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

Article XII – Definitions

As used in these bylaws, unless the context otherwise requires, the term:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For the purpose of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), as a personal representative or executor, by contract, credit arrangement or otherwise and “controlled” and “controlling” have meanings correlative to the foregoing.

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An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks (including email) or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“ORCP” means, collectively, Triton Water Parent Holdings, LP, a Delaware limited partnership, and any other investment funds Affiliated with One Rock Capital Partners, LLC.

“Sponsor Stockholders” means, collectively, (i) ORCP and (ii) any other Person that (x) becomes a party to the Stockholders Agreement by executing a Joinder Agreement thereto and (y) is designated as a Sponsor Stockholder under the Stockholders Agreement.

“Stockholders Agreement” means the Stockholders Agreement, dated as of , between the Corporation and Triton Water Parent Holdings, LP, a Delaware limited partnership, as may be amended from time to time.

“Trigger Event” means the first date on which ORCP ceases to beneficially own (directly or indirectly) more than 40% of the voting power of the outstanding shares of Class A Common Stock. For the purpose of these Amended and Restated Bylaws, “beneficial ownership” or the phrase “beneficially own” shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

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[COMPANY NAME]

Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting [Secretary] of           , a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on           , effective as of           , by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this [st/nd/rd/th] day of .

/s/
Name:
Title: [Secretary]

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Exhibit G

FORM OF

STOCKHOLDERS AGREEMENT

BY AND AMONG

[New US HoldCo],

AND

THE INITIAL ORCP STOCKHOLDER1

[ ˜ ]

1 NTD: Parties to Stockholders Agreement to be confirmed.

TABLE OF CONTENTS

SECTION I. DEFINITIONS		2
1.1	Drafting Conventions; No Construction Against Drafter.	2
1.2	Defined Terms.	2
SECTION II. REPRESENTATIONS AND WARRANTIES AND COVENANTS		7
2.1	Representations and Warranties of the Initial ORCP Stockholder.	7
2.2	Representations and Warranties and Covenants of the Company.	7
SECTION III. REGISTRATION RIGHTS		7
3.1	Demand and Piggyback Rights.	7
3.2	Notices, Cutbacks and Other Matters.	11
3.3	Facilitating Registrations and Offerings.	15
3.4	Indemnification.	21
3.5	Transfer Restrictions.	23
3.6	Rule 144.	26
SECTION IV. PURCHASE AND NOTICE RIGHTS		26
4.1	Purchase and Notice Rights.	26
SECTION V. BOARD OF DIRECTORS MATTERS		29
5.1	Board of Directors.	29
5.2	Initial Board Matters.	34
5.3	Other Governance Matters.	36
SECTION VI. MATTERS REQUIRING CONSENT		36
6.1	Matters Requiring Consent.	36
SECTION VII. MISCELLANEOUS PROVISIONS		38
7.1	Information and Access Rights.	38
7.2	Confidentiality.	40
7.3	Reliance.	41
7.4	Access to Agreement; Amendment and Waiver; Actions of the Board of Directors.	41
7.5	Notices.	41
7.6	Counterparts.	42
7.7	Remedies; Severability.	42
7.8	Entire Agreement; Termination of Prior Agreements.	42
7.9	Termination.	42
7.10	Governing Law.	43
7.11	Successors and Assigns; Beneficiaries.	43
7.12	Consent to Jurisdiction; Specific Performance; WAIVER OF JURY TRIAL.	43
7.13	Further Assurances; Company Logo.	44
7.14	Regulatory Matters.	44
7.15	No Inconsistent Agreements; Most Favored Nations.	44
7.16	In-Kind Distributions.	45
7.17	Recapitalization Transactions.	45

ii

EXHIBIT
Exhibit A: Form of Joinder Agreement
Exhibit B: Role of Initial Chairperson

FORM OF

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is made as of [ ˜ ] by and among [New US HoldCo], a Delaware corporation (the “Company”), Triton Water Parent Holdings, LP, a Delaware limited partnership (the “Initial ORCP Stockholder”), [[ ˜ ]]2 and any Permitted Transferee who from time to time becomes party to this Agreement by execution of a joinder agreement substantially in the form of Exhibit A (a “Joinder Agreement”).

RECITALS

WHEREAS, the Company, Triton Water Parent, Inc., Triton Merger Sub 1, Inc., 1000922661 Ontario Inc. and Primo Water Corporation are parties to an Arrangement Agreement and Plan of Merger, dated as of June 16, 2024 (the “Merger Agreement”);

WHEREAS, the Initial ORCP Stockholder and the Company desire to enter into this Agreement effective upon and following the Closing (as defined in the Merger Agreement) (the “Effective Time”), and from and after the Effective Time, this Agreement shall be in full force and effect, with such changes hereto, if any, as agreed among the Initial ORCP Stockholder and the Company, subject to Section 7.4 of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has approved this Agreement; and

WHEREAS, the parties hereto desire to agree upon the respective rights and obligations after the Effective Time with respect to the securities of the Company now or hereafter issued and outstanding and held by the parties to this Agreement and certain matters with respect to their investment in the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

2 NTD: The Initial ORCP Stockholder shall have the right to designate any of the Permitted Sell-Down Transferees (as defined in the Merger Agreement) as a “Sponsor Stockholder” and to update this Agreement to allocate any rights of the ORCP Stockholder contained herein to such transferee to the extent that such rights are contemplated to be able to be held by persons other than the ORCP Stockholder subject to the limitations contained herein (including as to the number of director designation rights that may be granted pursuant to Section 5.1); provided, that in no event shall any of the Specified Mutual Funds be granted any director designation rights pursuant to Section 5.1 of this Agreement.
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SECTION I. DEFINITIONS

1.1 Drafting Conventions; No Construction Against Drafter.

(a) The headings in this Agreement are provided for convenience and do not affect its meaning. Except to the extent otherwise provided or that the context otherwise requires: (i) the words “include,” “includes” and “including” are to be read as if they were followed by the phrase “without limitation”; (ii) any reference to an agreement means that agreement as amended or supplemented, subject to any restrictions on amendment contained in such agreement; (iii) any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time and any corresponding provisions of successor statutes or regulations; (iv) the words “party” and “parties” refer only to a party named in this Agreement or one who joins this Agreement as a party pursuant to the terms hereof; (v) the phrase “to the extent” means the degree to which a subject or other matter extends, and not simply “if”; and (vi) the word “or” is not intended be exclusive unless expressly indicated otherwise. If any date specified in this Agreement as a date for taking action falls on a day that is not a business day, then that action may be taken on the next business day.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the parties and there is to be no presumption or burden of proof or rule of strict construction favoring or disfavoring any party because of the authorship of any provision of this Agreement.

1.2 Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Company (after consultation with external legal counsel): (i) would be required to be made in any registration statement or report filed with the SEC by the Company so that such registration statement would not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with the specified Person, including any partner, officer, director or member of the specified Person and, if the specified Person is a private equity fund, any investment fund now or hereafter existing that is managed by, or which is controlled by or is under common control with, one or more general partners or managing members of, or shares the same management company with, the specified Person or any investment fund, managed account vehicle, collective investment scheme or comparable investment vehicle, other than any such vehicle formed for a single investor (“Fund”) now or hereafter existing that shares the same management company or registered investment advisor with such specified Person or any Fund now or hereafter existing that is controlled by, under common control with, managed or advised by the same management company or registered investment advisor that controls, is under common control with, manages or advises the Fund that controls such specified Person. For the purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct, or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

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“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; provided, that, for purposes of Section 5.1, Beneficial Ownership of Class A Common Stock shall not include any shares of Class A Common Stock issuable upon conversion of Class B Common Stock prior to the actual conversion into shares of Class A Common Stock thereof. The terms “Beneficially Own” and “Beneficial Owner” shall have a correlative meaning.

“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Company.

“Common Stock” means the Class A Common Stock and the Class B Common Stock, collectively.

“Company” shall have the meaning set forth in the preamble and shall include any successor thereto.

“Competing Director” means any Sponsor Nominee who serves as an officer, director, partner, member, or employee for any business that competes in any material respect with the Company or its Subsidiaries, if a majority of the independent Directors determines in good faith that such Sponsor Nominee’s continued service on the Board of Directors would constitute a violation of the Company’s bona fide conflict-of-interest policies, as applied consistently with respect to all actual or potential Directors; provided, however, that One Rock Capital Partners, LLC and its affiliated Funds and other Affiliates (excluding any portfolio companies controlled by Funds advised by One Rock Capital Partners, LLC that so compete) will not be considered businesses that compete with the Company or its Subsidiaries.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director” means a member of the Board of Directors.

“Exchange Act” means the Securities Exchange Act of 1934.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

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“Material Subsidiary” means each “Significant Subsidiary” of the Company, as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act.

 “Mutually Agreed Director” means the one Director mutually agreed by the Unaffiliated Directors and the Initial ORCP Stockholder prior to the Effective Time to serve on the Board of Directors.

“NYSE” means The New York Stock Exchange.

“Other Sponsor Stockholders” means, collectively, any Sponsor Stockholders which are not ORCP Stockholders.

“ORCP Stockholders” means, collectively, (i) the Initial ORCP Stockholder and (ii) any Sponsor Stockholder Transferees that are Affiliates of the Initial ORCP Stockholder that are directly or indirectly controlled by the Person or Persons or their respective Affiliates who control the Initial ORCP Stockholder. Unless the Company is otherwise notified in writing by the Initial ORCP Stockholder, the Initial ORCP Stockholder shall at all times serve as the designated representative to act on behalf of the ORCP Stockholders for purposes of this Agreement and shall have the sole power and authority to bind the ORCP Stockholders with respect to all provisions of this Agreement; provided, however, that if the Initial ORCP Stockholder elects in its sole discretion to cease to serve as the designated representative of the ORCP Stockholders, then the Initial ORCP Stockholder or, in the absence of the Initial ORCP Stockholder doing so, a majority in interest of the members of the ORCP Stockholders at such time shall designate and appoint one member of the ORCP Stockholders to serve as the designated representative of the ORCP Stockholders for purposes of this Agreement, which designee (and any successor thereafter designated and appointed) shall have the sole power and authority to bind the ORCP Stockholders with respect to all provisions of this Agreement. The Company and the Sponsor Stockholders shall be entitled to rely on all actions taken by the Initial ORCP Stockholder or such designee on behalf of the ORCP Stockholders.

“Permitted Transferee” means, with respect to any Sponsor Stockholder, (i) any Affiliate of such Sponsor Stockholder, (ii) any director, officer or employee of any Affiliate of such Sponsor Stockholder, (iii) any direct or indirect member or general or limited partner of such Sponsor Stockholder that is the Transferee of Shares pursuant to a pro rata distribution of Shares by such Sponsor Stockholder to its partners or members, as applicable (or any subsequent transfer of such Shares by the transferee to another Permitted Transferee), or (iv) any other Transferee designated as a Permitted Transferee by the ORCP Stockholders.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity or group (as defined in Section 13(d) of the Exchange Act).

“Primo Indentures” means, collectively, (i) the Indenture, dated as of October 22, 2020 (as amended, supplemented or otherwise modified), by and among Primo Water Holdings Inc., as issuer, and the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, The Bank of New York Mellon, as U.S. trustee, paying agent, registrar, transfer agent and authenticating agent, and The Bank of New York Mellon, London Branch, as London paying agent, governing Primo Water Holding Inc.’s 3.875% Senior Notes due 2028, and (ii) the Indenture, dated as of April 30, 2021 (as amended, supplemented or otherwise modified), by and among Primo Water Holdings Inc., as issuer, and the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, and The Bank of New York Mellon, as U.S. trustee, paying agent, registrar, transfer agent and authenticating agent, governing Primo Water Holding Inc.’s 4.375% Senior Notes due 2029.

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“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Shares” means, at any time, (i) shares of Common Stock and (ii) any other equity securities, in each case, now or hereafter issued by the Company, together with any options, warrants or other rights thereon and any other shares or other equity securities issued or issuable with respect thereto (whether by way of a share dividend, share split or in exchange for or in replacement or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Sponsor Board Representation Number” means, at any time of determination, the total number of Directors that the Nominating Sponsor Stockholders shall have the right to nominate for election to the Board of Directors.

“Sponsor Stockholders” means, collectively, (i) the Initial ORCP Stockholder and (ii) any Sponsor Stockholder Transferees.

“Sponsor Stockholder Transferee” means a Permitted Transferee (other than pursuant to clause (iii) of the definition of “Permitted Transferee”) of (i) the Initial ORCP Stockholder or (ii) an Affiliate of the Initial ORCP Stockholder, in each case, (x) to which is Transferred any shares of Common Stock by the Initial ORCP Stockholder or a Permitted Transferee of the Initial ORCP Stockholder and (y) which becomes a party hereto by executing a Joinder Agreement; provided that any Person that is a Sponsor Stockholder Transferee that is a Permitted Transferee pursuant to clause (iv) of the definition of Permitted Transferee, shall only be considered a Sponsor Stockholder for purposes of Section V hereof if such Permitted Transferee is either (x) a Permitted Sell-Down Transferee that is not a Specified Mutual Fund (each as defined in the Merger Agreement) or (y) approved by the Unaffiliated Directors (such approval not to be unreasonably withheld, conditioned or delayed).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

5

“Total Number of Directors” means, at any time of determination, the total authorized number of Directors comprising the Board of Directors; provided, that for so long as at least one Sponsor Stockholder qualifies as a Nominating Sponsor Stockholder pursuant to Section 5.1(a), unless otherwise requested by ORCP and subject to Section 5.1(b), the Company shall cause the Total Number of Directors to be fixed at the number of Directors included in Section 5.1(a) that corresponds with the Nominating Sponsor Stockholders’ collective Beneficial Ownership of Class A Common Stock at such time.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement.

“Transferee” means the recipient of a Transfer.

“Triton Credit Agreements” means, collectively, (i) the ABL Revolving Credit Agreement, dated as of March 31, 2021 (as amended, supplemented, or otherwise modified), by and among Triton Water Intermediate, Inc., Triton Water Holdings, Inc., the subsidiary borrowers party thereto, the subsidiary guarantors party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the agents, arrangers and lenders party thereto from time to time, and (ii) the Term Loan Credit Agreement, dated as of March 31, 2021 (as amended, supplemented, or otherwise modified), by and among Triton Water Intermediate, Inc., Triton Water Holdings, Inc., the guarantors party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the lenders party thereto from time to time.

“Unaffiliated Directors” means a committee of the members of the Board of Directors who are not the Mutually Agreed Director or a Sponsor Nominee, acting by majority vote.

“WKSI” means a well-known seasoned issuer, as defined in Rule 405 promulgated under the Securities Act.

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SECTION II. REPRESENTATIONS AND WARRANTIES AND COVENANTS

2.1 Representations and Warranties of the Initial ORCP Stockholder.3 The Initial ORCP Stockholder hereby represents, warrants and covenants to the Company as follows: (a) the Initial ORCP Stockholder has full limited partnership power and authority to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of the Initial ORCP Stockholder enforceable against it in accordance with its terms; and (c) the execution, delivery and performance by the Initial ORCP Stockholder of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to the Initial ORCP Stockholder, or require the Initial ORCP Stockholder to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not constitute a breach of or default under any material agreement to which the Initial ORCP Stockholder is a party.

2.2 Representations and Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to the Sponsor Stockholders as follows: (a) the Company has full corporate power and authority to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms; and (c) the execution, delivery and performance by the Company of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to the Company, or require the Company to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of the Company.

SECTION III. REGISTRATION RIGHTS

3.1 Demand and Piggyback Rights.

(a) Right to Demand a Non-Shelf Registered Offering. Upon the demand of any ORCP Stockholder at any time and from time to time after (or in advance of, but subject to) the expiration or waiver of the Restricted Period described in Section 3.5 of this Agreement, the Company will facilitate in the manner described in this Agreement a non-shelf registered offering of the Shares requested by the demanding ORCP Stockholders to be included in such offering. A demand by the ORCP Stockholders for a non-shelf registered offering that will result in the imposition of a lockup on the Company and the Sponsor Stockholders may not be made unless the Shares requested to be sold by the demanding ORCP Stockholders in such offering have an aggregate market value (based on the most recent closing price of the shares of Class A Common Stock at the time of the demand) of at least $50 million (or such lesser amount if all Shares held by the demanding ORCP Stockholders are requested to be sold). Subject to Section 3.2 below, any demanded registered offering will also include Shares to be sold by Other Sponsor Stockholders that exercise their related piggyback rights on a timely basis.

3 NTD: To the extent any Other Sponsor Stockholders are party to this Agreement at the Effective Time, such Sponsor Stockholders will also provide these reps and warranties.
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(b) Right to Piggyback on a Non-Shelf Registered Offering. In connection with any registered offering of shares of Common Stock covered by a non-shelf registration statement (whether (i) pursuant to the exercise of demand rights by the ORCP Stockholders or any other stockholder of the Company or (ii) at the initiative of the Company), subject to Section 3.2 below, (1) the ORCP Stockholders and (2) any Other Sponsor Stockholder that Beneficially Owns greater than or equal to 5% of the outstanding Class A Common Stock Shares may exercise piggyback rights to have included in such offering Shares held by them. The Company will facilitate in the manner described in this Agreement any such non-shelf registered offering.

(c) Initial Registration Statement.

(i) The Company shall, in the matter described in this Agreement, submit or file as promptly as practicable, but in any event within 15 business days after the Effective Time, and use its reasonable best efforts to cause to be declared effective after the filing thereof, a shelf registration statement on Form S-1 or a successor form (or Form S-3 or a successor form to the extent permissible) (the “Shelf Registration”) registering the sale by the Sponsor Stockholders of their respective Shares in a secondary offering on a delayed or continuous basis in accordance with Rule 415 under the Securities Act; provided, that such date of effectiveness shall be no earlier than 90 days after the Effective Time. Unless otherwise requested by the ORCP Stockholders, such Shelf Registration filed by the Company covering Shares will cover all (unless a lesser amount is requested by the applicable Sponsor Stockholder) Shares held by each of the Sponsor Stockholders at such time. If at the time of such submission or filing the Company is a WKSI, such Shelf Registration would, at the request of any Sponsor Stockholder, cover an unspecified number of Shares to be sold by the Company and/or the Sponsor Stockholders.

(ii) Upon effectiveness of the Shelf Registration, the Company shall use its reasonable best efforts to keep such Shelf Registration effective with the SEC at all times and, if applicable, to re-file such Shelf Registration upon its expiration or, to the extent permissible, convert such Shelf Registration from Form S-1 or a successor form to Form S-3 or a successor form, and to cooperate in any shelf take-down, whether or not underwritten, by amending or supplementing the prospectus related to such Shelf Registration as may be reasonably requested by the Sponsor Stockholders or as otherwise required, until such time as all Shares that could be sold in such Shelf Registration have been sold or are no longer outstanding.

(d) Demand and Piggyback Rights for Shelf Takedowns. Upon the demand of one or more ORCP Stockholders made at any time and from time to time, the Company will facilitate in the manner described in this Agreement a “takedown” of Shares off of an effective shelf registration statement. In connection with any underwritten shelf takedown (whether (i) pursuant to the exercise of demand rights by the ORCP Stockholders or any other stockholder of the Company or (ii) at the initiative of the Company), subject to Section 3.2 below, (1) the ORCP Stockholders and (2) any Other Sponsor Stockholder that Beneficially Owns greater than or equal to 5% of the outstanding Class A Common Stock may exercise piggyback rights to have included in such takedown Shares held by them that are registered on such shelf.

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(e) Right to Reload a Shelf. Upon the written request of the ORCP Stockholders, the Company will file and seek the effectiveness of a post-effective amendment to an existing resale shelf in order to register up to the number of Shares of the ORCP Stockholders previously taken down off of such shelf and not yet “reloaded” onto such shelf.

(f) Other Sponsor Stockholder Demand Rights. Subject to the terms and conditions of this Agreement, any Other Sponsor Stockholder (for so long as it Beneficially Owns at least 10% of the outstanding Class A Common Stock) may provide notice (each, an “Other Sponsor Demand”) at any time requesting that the Company effect the registration (an “Other Sponsor Demand Registration”) under the Securities Act of any or all of the Shares held by such Other Sponsor Stockholder (provided, however, that the Shares requested to be sold in such offering have an aggregate market value (based on the most recent closing price of the Common Stock at the time of the demand) of at least $50 million), which Other Sponsor Demand shall specify the number of such Shares to be registered and the intended method or methods of disposition of such Shares; provided, however, that the ORCP Stockholders shall have expressly consented to such Other Sponsor Demand Registration unless, following the date that is 540 days after the Effective Date, such Other Sponsor Stockholder has not effected or been offered to effect any Sale of its Shares pursuant to the exercise of its piggyback rights under this Section 3.1, in which case such express consent of the ORCP Stockholders shall not be required. The Company shall use its commercially reasonable efforts to effect the registration of such Shares under the Securities Act and applicable state securities laws, and to keep such registration effective for so long as is necessary to permit the disposition of such Shares, in accordance with the intended method or methods of disposition stated in such Other Sponsor Demand. Any Other Sponsor Stockholder shall be limited to, and shall have the right to request not more than, (i) if such Other Sponsor Stockholder Beneficially Owns at least 10% of the outstanding Class A Common Stock, one Other Sponsor Demand (ii) if such Other Sponsor Stockholder Beneficially Owns at least 20% of the outstanding Class A Common Stock, two Other Sponsor Demands; provided, however, that (1) no revoked or withdrawn Other Sponsor Demand shall be counted for determining the number of Other Sponsor Demands requested if (x) such Other Sponsor Stockholder reimburses the Company for all of its out-of-pocket costs and expenses reasonably incurred in connection with any such revoked or withdrawn Other Sponsor Demand incurred through the date of such revocation or withdrawal and (y) such revocation or withdrawal shall have been made prior to the commencement of any significant marketing efforts or “road shows” by the Company or the underwriters in connection with such Other Sponsor Demand and (2) no Other Sponsor Demand to which the ORCP Stockholders did not consent (to the extent such consent was required pursuant to this Section 3.1(f)) shall be counted for determining the number of Other Sponsor Demands requested. Upon receipt of an Other Sponsor Demand, the Company shall promptly give written notice of such Other Sponsor Demand to each other Sponsor Stockholder who shall have piggyback registration rights with respect to such Other Sponsor Demand (including the ORCP Stockholders) in accordance with Section 3.1 but subject to Section 3.2(e), and the Company shall use its commercially reasonable efforts to effect the registration under the Securities Act and applicable state securities laws of the Shares which the Company has been so requested to register by the Other Sponsor Stockholders (and the ORCP Stockholders, if applicable), subject to the terms and conditions of this Section 3.1(f).

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(g) Limitations on Demand and Piggyback Rights.

(i) Any demand for the filing of a registration statement or for a registered offering or takedown will be subject to the constraints of any applicable lockup arrangements, and such demand must be deferred until such lockup arrangements no longer apply. If a demand has been made for a non-shelf registered offering or for an underwritten takedown, no further demands may be made so long as the related offering is still being pursued. Notwithstanding anything in this Agreement to the contrary, none of the Sponsor Stockholders will have piggyback or other registration rights with respect to registered primary offerings by the Company (1) covered by a Form S-8 registration statement or a successor form applicable to employee benefit-related offers and sales, (2) where the Shares are not being sold for cash or (3) where the offering is a bona fide offering of securities other than Shares, even if such securities are convertible into or exchangeable or exercisable for Shares.

(ii) The Company may postpone the filing (but not the preparation) of a demanded registration statement or suspend the effectiveness of any shelf registration statement for a reasonable “blackout period” not in excess of 90 days if the Board of Directors determines (after consultation with external legal counsel) that such registration or offering (1) could materially interfere with any material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction involving the Company or any of its Subsidiaries then under consideration or (2) require the Company to make an Adverse Disclosure; provided, that the Company shall promptly notify each Sponsor Stockholder in writing of any such determination; provided further, that the Company shall not postpone the filing of a demanded registration statement or suspend the effectiveness of any shelf registration statement pursuant to this Section 3.1(g)(ii) more than once in any 360-day period. The blackout period will end upon the earlier to occur of the date (1) that is 90 days from the date such deferral commenced and (2) upon which such information is otherwise disclosed.

(h) Other Registration Rights. Except as provided in this Agreement, the Company will not grant to any Person(s) the right to request the Company or any Subsidiary to register any equity securities of the Company or any Subsidiary, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of the ORCP Stockholders.

(i) Initial Liquidity Event. Notwithstanding anything to the contrary in this Agreement, the first registered sale of Shares by the ORCP Stockholders pursuant to this Section III shall be in the form of either (i) an underwritten non-shelf registered offering subject to Section 3.1(a) or (ii) an underwritten shelf takedown subject to Section 3.1(d); provided, however, that there shall be no such requirement for an underwritten offering if, in the good faith judgment of the ORCP Stockholders, conducting an underwritten offering would adversely impact the price or liquidity of such sale compared to other liquidity alternatives being considered by the ORCP Stockholders.

(j) Expiration of Registration Rights.

(i) The rights of the ORCP Stockholders under Section 3.1(a) shall expire when the ORCP Stockholders, collectively, Beneficially Own less than 5% of the outstanding Class A Common Stock and the other rights of the ORCP Stockholders under this Section 3.1 shall expire on a holder-by-holder basis when a given ORCP Stockholder Beneficially Owns less than 1% of the outstanding Class A Common Stock; provided, that, in each case, such ORCP Stockholder is able to sell the Shares Beneficially Held as of the Effective Time under Rule 144 under the Securities Act, without volume or manner of sale restrictions, at such time.

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(ii) The rights of the Other Sponsor Stockholders under Sections 3.1(b) and 3.1(d) shall expire on a holder-by-holder basis when a given Other Sponsor Stockholder Beneficially Owns less than 5% of the outstanding Class A Common Stock.

3.2 Notices, Cutbacks and Other Matters.

(a) Notifications Regarding Registration Statements. In order for one or more ORCP Stockholders to exercise their right to demand that a registration statement be filed, they must so notify the Company in writing indicating the number of Shares sought to be registered and the proposed plan of distribution. The Company will keep the Sponsor Stockholders contemporaneously apprised of all pertinent aspects of its pursuit of any registration, whether pursuant to an ORCP Stockholder demand or otherwise, with respect to which a piggyback opportunity is available (and in any event, at least five days before a filing of a registration statement). Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain the confidentiality of these discussions.

(b) Notifications Regarding Registration Piggyback Rights. Any Sponsor Stockholder wishing to exercise its piggyback rights with respect to a non-shelf registration statement must notify the Company and the ORCP Stockholders of the number of Shares it seeks to have included in such registration statement. Such notice must be given as soon as practicable, but in no event later than 5:00 pm, New York City time, on the second trading day prior to (i) if applicable, the date on which the preliminary prospectus intended to be used in connection with pre-effective marketing efforts for the relevant offering is expected to be finalized and (ii) in any case, the date on which the pricing of the relevant offering is expected to occur. No such notice is required in connection with a shelf registration statement, as all Shares held by the Sponsor Stockholders will be included (unless otherwise requested by the ORCP Stockholders).

(c) Notifications Regarding Demanded Underwritten Takedowns.

(i) The Company will keep the Sponsor Stockholders contemporaneously apprised of all pertinent aspects of any underwritten shelf takedown in order that they may have a reasonable opportunity to exercise their related piggyback rights (and in any event, at least two trading days before the filing of a prospectus supplement). Without limiting the Company’s obligation as described in the preceding sentence, having a reasonable opportunity requires that the Sponsor Stockholders be notified by the Company of an anticipated underwritten takedown (whether pursuant to a demand made by the ORCP Stockholders or made at the Company’s own initiative) no later than 5:00 pm, New York City time, on the second trading day prior to (1) if applicable, the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with pre-pricing marketing efforts for such takedown is finalized and (2) in all cases, the date on which the pricing of the relevant takedown occurs.

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(ii) Any Sponsor Stockholder wishing to exercise its piggyback rights with respect to an underwritten shelf takedown must notify the Company and the ORCP Stockholders of the number of Shares it seeks to have included in such takedown. Such notice must be given as soon as practicable, but in no event later than 5:00 pm, New York City time, on the trading day prior to (1) if applicable, the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with marketing efforts for the relevant offering is expected to be finalized and (2) in all cases, the date on which the pricing of the relevant takedown occurs. Any Sponsor Stockholder may elect to include in such notification to the Company and the ORCP Stockholders a minimum price at which they are willing to sell their Shares in such underwritten shelf takedown and, to the extent a minimum price is included, such Sponsor Stockholder’s Shares will not be included in the underwritten shelf takedown to the extent such minimum price is not met without its express consent.

(iii) Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain appropriate confidentiality of their discussions regarding a prospective underwritten takedown.

(d) Plan of Distribution, Underwriters and Counsel. If (i) a majority of the Shares proposed to be sold in an underwritten offering through a non-shelf registration statement or through a shelf takedown are being sold by the Company for its own account and (ii) such offering was initiated by the Company and not by the ORCP Stockholders, the Company will be entitled to determine the plan of distribution and select the managing underwriters for such offering. If such offering was initiated pursuant to the exercise of demand rights by the ORCP Stockholders, the ORCP Stockholders will be entitled to determine the plan of distribution and select the managing underwriters, and the ORCP Stockholders will also be entitled to select counsel for the selling Sponsor Stockholders (which may be the same as counsel for the Company) and determine the price, underwriting discount and other financial terms of the offering. Otherwise, the Sponsor Stockholders holding a majority of the Shares requested to be included in such offering will be entitled to determine the plan of distribution and select the managing underwriters, and such majority will also be entitled to select counsel for the selling Sponsor Stockholders (which may be the same as counsel for the Company) and determine the price, underwriting discount and other financial terms of the offering. In the case of a shelf registration statement, the plan of distribution will provide as much flexibility as is reasonably possible, including with respect to resales by transferee Sponsor Stockholders.

Notwithstanding anything herein to the contrary, no Sponsor Stockholder may participate in any offering hereunder unless such Sponsor Stockholder (i) agrees to sell such Sponsor Stockholder’s Shares on the same terms and conditions provided in any customary underwriting arrangements reasonably approved by the persons entitled hereunder to approve such arrangement pursuant to this Section 3.2(d) and (ii) completes and executes in a timely manner all questionnaires, powers of attorney, indemnities, custody agreements, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, that all Persons participating in such registration are required to complete and execute, on the same terms and conditions, such questionnaires, powers of attorney, indemnities, custody agreements, underwriting agreements and other documents.

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(e) Cutbacks. If the managing underwriters advise the Company and the selling Sponsor Stockholders that, in their opinion, the number of Shares requested to be included in an underwritten offering exceeds the amount that can be sold in such offering without adversely affecting the distribution of the Shares being offered, such offering will include only the number of Shares that the underwriters advise can be sold in such offering without adversely affecting the distribution of the Shares being offered.

(i) In the case of a registered offering upon (a) the demand of one or more ORCP Stockholders or (b) an Other Sponsor Demand (as defined herein), the selling Sponsor Stockholders (including those Sponsor Stockholders exercising piggyback rights pursuant to Section 3.1(b)) collectively will have first priority and will be subject to cutback pro rata based on the proportion of all outstanding Shares that are held by each such selling Sponsor Stockholder at that time (up to the number of Shares initially requested by them to be included in such offering). To the extent of any remaining capacity, all other stockholders having similar registration rights will have second priority and will be subject to cutback pro rata based on the proportion of all outstanding Shares that are held by the respective holders thereof requesting to participate in such offering. To the extent of any remaining capacity, the Company will have third priority. Except as contemplated by the immediately preceding three sentences, if the Sponsor Stockholders are subject to a cutback, other selling stockholders (other than transferees to whom a Sponsor Stockholder has assigned its rights under this Agreement) will be included in an underwritten offering only with the consent of the Sponsor Stockholders holding a majority of the Shares being sold in such offering.

(ii) In the case of a registered offering upon the demand of any other stockholders having similar registration rights not party to this Agreement, such other stockholders collectively will have first priority and will be subject to cutback pro rata based on the relative number of Shares owned by the respective holders thereof requesting to participate in such offering. To the extent of any remaining capacity, the Sponsor Stockholders will have second priority and will be subject to cutback pro rata based on the relative number of Shares owned by the respective holders thereof requesting to participate in such offering. To the extent of any remaining capacity, the Company will have third priority.

(iii) In the case of a registered offering upon the initiative of the Company, the Company will have first priority. To the extent of any remaining capacity, the selling Sponsor Stockholders collectively will have second priority and will be subject to cutback pro rata based on the proportion of all outstanding Shares that are held by each such selling Sponsor Stockholder at that time (up to the number of Shares initially requested by them to be included in such offering). To the extent of any remaining capacity, all other stockholders having similar registration rights will have third priority and will be subject to cutback pro rata based on the proportion of all outstanding Shares that are held by the respective holders thereof requesting to participate in such offering. Except as contemplated by the immediately preceding sentence, if the Sponsor Stockholders are subject to a cutback, other stockholders (other than transferees to whom a Sponsor Stockholder has assigned its rights under this Agreement) will be included in an underwritten offering only with the consent of the ORCP Stockholders.

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(f) Withdrawals. Even if Shares held by a Sponsor Stockholder have been part of a registered underwritten offering, such Sponsor Stockholder may, no later than the time at which the public offering price and underwriters’ discount are determined with the managing underwriter, decline to sell all or any portion of the Shares being offered for its account.

(g) Lockups.

(i) In connection with any underwritten offering of Shares following the Effective Time, each participating Sponsor Stockholder hereby agrees with the Company (and only with the Company) to be bound by the underwriting agreement’s lockup restrictions (which must apply, and continue to apply, in like manner to all of them) that are agreed to by (a) the Company, if a majority of the Shares being sold in such offering are being sold for its account or (b) the ORCP Stockholders, if any of the Shares being sold in such offering are being sold by the ORCP Stockholders, as applicable; provided, however, that in no event shall such lockup restrictions last more than 90 days.

(ii) In connection with any underwritten offering of Shares following the Effective Time, the Company hereby agrees with each Sponsor Stockholder, individually and not jointly, to be bound by the underwriting agreement’s lockup restrictions (which must apply, and continue to apply, in like manner to the Company and each Sponsor Stockholder) that are agreed to by the ORCP Stockholders, if a majority of the Shares being sold in such offering are being sold by the ORCP Stockholders; provided, however, that in no event shall such lockup restrictions last more than 90 days.

(h) Expenses. All expenses incurred in connection with any registration statement or registered offering covering Shares held by the Sponsor Stockholders, including, without limitation, all registration and filing fees (including, without limitation, fees and expenses with respect to filings required to be made with the SEC and the NYSE), printing expenses (including, without limitation, printing certificates for the Shares in a form eligible for deposit with the Depository Trust Company and printing preliminary, supplemental and final prospectuses), word processing, duplicating, telephone and facsimile expenses, messenger and delivery expenses, transfer taxes, expenses incurred in connection with promotional efforts or “roadshows”, reasonable fees and disbursements of counsel (including the reasonable fees and disbursements of one outside counsel for the Sponsor Stockholders (which may be the same as counsel for the Company) and reasonable fees and disbursements of counsel to the underwriters with respect to “blue sky” qualification of such Shares and their determination for eligibility for investment under the laws of the various jurisdictions and in connection with any filing with, and clearance of any offering by, FINRA (up to the cap on such fees, if any, included in any applicable underwriting agreement)) and of the independent certified public accountants of the Company (including, without limitation, with respect to the preparation of customary financial statements required to be included in any offering document, the provision of any customary comfort letters and the conduct of any special audits required by, or incidental to, such registration), and the expense of qualifying such Shares under state blue sky and non-U.S. securities laws (reasonably requested by the ORCP Stockholders), will be borne by the Company. However, transfer taxes and underwriters’, brokers’ and dealers’ discounts and commissions applicable to Shares sold for the account of a Sponsor Stockholder will be borne by and paid for by such Sponsor Stockholder. In addition, the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on the NYSE or such other national securities exchange on which the Shares are listed and rating agency fees and the fees and expenses of any Person, including special experts, retained by the Company).

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3.3 Facilitating Registrations and Offerings.

(a) General. If the Company becomes obligated under this Agreement to facilitate a registration and offering of Shares on behalf of the Sponsor Stockholders, the Company will do so with the same degree of care and dispatch as would reasonably be expected in the case of a registration and offering by the Company of Shares for its own account. Without limiting this general obligation, the Company will fulfill its specific obligations as described in this Section 3.3.

(b) Registration Statements. In connection with each registration statement that is demanded by any Sponsor Stockholder or as to which piggyback rights otherwise apply, the Company will:

(i) subject to Section 3.1, (1) prepare and file (or confidentially submit) with the SEC a registration statement covering the applicable Shares, (2) prepare and file (or confidentially submit) such amendments or supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the Shares covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten public offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with the sale of Shares by an underwriter or dealer), (3) seek the effectiveness thereof, and (4) file with the SEC prospectuses and prospectus supplements as may be required, all in consultation with the ORCP Stockholders or Other Sponsor Stockholders, as applicable, and as reasonably necessary in order to permit the offer and sale of the such Shares in accordance with the applicable plan of distribution;

(ii) (1) within a reasonable time prior to the filing of any registration statement, any prospectus, any amendment to a registration statement, amendment or supplement to a prospectus or any free writing prospectus, provide copies of such documents to the selling Sponsor Stockholders and to the underwriter or underwriters of an underwritten offering, if applicable, and to their respective counsel; fairly consider such reasonable changes in any such documents prior to or after the filing thereof as the counsel to the Sponsor Stockholders or the underwriter or the underwriters may request; and make such of the representatives of the Company as shall be reasonably requested by the selling Sponsor Stockholders or any underwriter available for discussion of such documents; and (2) within a reasonable time prior to the filing of any document which is to be incorporated by reference into a registration statement or a prospectus, provide copies of such document to counsel for the Sponsor Stockholders and underwriters; fairly consider such reasonable changes in such document prior to the filing thereof as counsel for such Sponsor Stockholders or such underwriter shall request; and make such of the representatives of the Company as shall be reasonably requested by such counsel available for discussion of such document;

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(iii) cause each registration statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such registration statement, amendment or supplement and during the distribution of the registered Shares (1) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC and (2) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(iv) notify each Sponsor Stockholder promptly, and, if requested by such Sponsor Stockholder, confirm such advice in writing, (1) when a registration statement has been filed or become effective and when any post-effective amendments and supplements thereto have been filed or become effective if such registration statement or post-effective amendment is not automatically effective upon filing pursuant to Rule 462 under the Securities Act, (2) of the issuance by the SEC or any state or non-U.S. securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (3) if, between the effective date of a registration statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification or exemption from qualification of the Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (4) of the happening of any event during the period a registration statement is effective as a result of which such registration statement or the related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, if required by applicable law, prepare and file a supplement or amendment to such registration statement or prospectus so that, as thereafter delivered to the purchasers of Shares registered thereby, such registration statement or prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(v) furnish counsel for each underwriter, if any, and for the selling Sponsor Stockholders copies of any correspondence with the SEC or any state securities authority relating to the registration statement or prospectus;

(vi) otherwise comply with all applicable rules and regulations of the SEC, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar provision then in force); and

(vii) use all reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Shares for sale in any jurisdiction at the earliest possible time;

(c) Non-Shelf Registered Offerings and Shelf Takedowns. In connection with any non-shelf registered offering or shelf takedown that is demanded by the ORCP Stockholders or Other Sponsor Stockholders, as applicable, or as to which piggyback rights otherwise apply, the Company will:

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(i) cooperate with the selling Sponsor Stockholders and the sole underwriter or managing underwriter of an underwritten offering of Shares, if any, to facilitate the timely preparation and delivery of certificates representing the Shares, if any, to be sold and not bearing any restrictive legends; and enable such Shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Sponsor Stockholders or the sole underwriter or managing underwriter of an underwritten offering of Shares, if any, may reasonably request;

(ii) furnish to each selling Sponsor Stockholder and to each underwriter, if any, participating in the relevant offering, without charge, as many copies of the applicable prospectus, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such selling Sponsor Stockholder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the Shares; the Company hereby consents to the use of the prospectus, including each preliminary prospectus or prospectus supplement, by each such selling Sponsor Stockholder and underwriter in connection with the offering and sale of the Shares covered by the prospectus, the preliminary prospectus or prospectus supplement;

(iii) (1) use all reasonable efforts to register or qualify the Shares being offered and sold, no later than the time the applicable registration statement becomes effective, under all applicable state securities or “blue sky” laws of such jurisdictions as each underwriter, if any, or any selling Sponsor Stockholder holding Shares covered by a registration statement, shall reasonably request; (2) use all reasonable efforts to keep each such registration or qualification (or exemption from such registration or qualification) effective during the period such registration statement is required to be kept effective; (3) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in the registration statement; and (4) do any and all other acts and things which may be reasonably necessary or advisable to enable each such underwriter, if any, and selling Sponsor Stockholder to consummate the disposition in each such jurisdiction of such Shares owned by such selling Sponsor Stockholder; provided, however, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of Shares in connection therewith) in any such jurisdiction where it would not otherwise be required to qualify but for this subparagraph (iii) or subject itself to taxation in any such jurisdiction;

(iv) (1) use all reasonable efforts to cause all Shares being sold to be qualified for inclusion in or listed on the NYSE or any other U.S. securities exchange on which Shares issued by the Company are then so qualified or listed, (2) use all reasonable efforts to comply (and continue to comply) with the requirements of any self-regulatory organization applicable to the Company, including without limitation all corporate governance requirements, (3) use its best efforts to cause Shares covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Shares, and (4) use best efforts to provide a transfer agent and registrar for all Shares to be sold by the selling Sponsor Stockholders not later than the effective date of such registration statement (and in connection therewith, if reasonably required by the Company’s transfer agent, the Company will cause an opinion of counsel as to the effectiveness of the registration statement to be delivered to such transfer agent, together with any other authorizations, certificates and directions reasonably required by the transfer agent which authorize and direct the transfer agent to issue such Shares without any legend upon sale by the selling Sponsor Stockholders or the underwriter or managing underwriter of an underwritten offering of Shares, if any, of such Shares under the registration statement);

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(v) cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter in an underwritten offering;

(vi) use all reasonable efforts to facilitate the distribution and sale of any Shares to be offered pursuant to this Agreement, including without limitation by making road show presentations, holding meetings with and making calls to potential investors and taking such other actions as shall be requested by the selling Sponsor Stockholders or the lead managing underwriter of an underwritten offering;

(vii) enter into customary agreements (including, in the case of an underwritten offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such Shares in connection therewith, including:

(1) make such representations and warranties to the selling Sponsor Stockholders and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings;

(2) obtain opinions of counsel to the Company in all relevant jurisdictions and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the lead managing underwriter, if any) addressed to each selling Sponsor Stockholder and the underwriters, if any, covering the matters and jurisdictions customarily covered in opinions requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by such Sponsor Stockholders and underwriters;

(3) obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants (and, if necessary, any other independent certified public accountants of any Subsidiary of the Company (including, for the avoidance of doubt, Primo Water Corporation and Triton Water Parent, Inc.) or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the registration statement) addressed to the selling Sponsor Stockholders, if permissible, and the underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in “cold comfort” letters to underwriters in connection with primary underwritten offerings;

(4) to the extent requested by the selling Sponsor Stockholders, cause the Company’s Directors and executive officers to enter into lockup agreements in customary form; and

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(5) to the extent requested and customary for the relevant transaction, enter into a securities sales agreement with the selling Sponsor Stockholders providing for, among other things, the appointment of such representative as agent for the selling Sponsor Stockholders for the purpose of soliciting purchases of Shares, which agreement shall be customary in form, substance and scope and shall contain customary representations, warranties and covenants.

The above shall be done at such times as customarily occur in similar registered offerings or shelf takedowns.

(viii) take all actions to ensure that any free writing prospectus utilized in connection with any registration or offering hereunder complies in all material respects with the Securities Act in relation to the circulation of a prospectus, is filed in accordance with the Securities Act, is retained in accordance with the Securities Act and, when taken together with the related prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(ix) permit any selling Sponsor Stockholder that, in its sole exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration statement and to allow such selling Sponsor Stockholder to provide language for insertion therein, in form and substance satisfactory to the Company, which in the reasonable judgment of such selling Sponsor Stockholder and its counsel should be included;

(x) use reasonable best efforts to (1) make Form S-1 or a successor form (or Form S-3 or a successor form to the extent permissible) available for the sale of Shares and (2) prevent the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Shares included in such registration statement for sale in any jurisdiction, and in the event any such order is issued, use best efforts to obtain promptly the withdrawal of such order;

(xi) if requested by any managing underwriter and reasonably available, include in any prospectus or prospectus supplement updated financial or business information for the Company’s most recent period or current quarterly period (including estimated results or ranges of results) if required for purposes of marketing the offering in the view of the managing underwriter;

(xii) take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(xiii) cooperate with each selling Sponsor Stockholder covered by the registration statement and each underwriter or agent participating in the disposition of such Shares and their respective counsel in connection with the preparation and filing of applications, notices, registrations and responses to requests for additional information with FINRA, the NYSE or any other national securities exchange on which the Shares are or are to be listed, and to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter acceptable to the managing underwriter;

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(xiv) if the Company files an automatic shelf registration statement covering any Shares, use its best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such automatic shelf registration statement is required to remain effective;

(xv) if the Company does not pay the filing fee covering the Shares at the time an automatic shelf registration statement is filed, pay such fee at such time or times as the Shares are to be sold;

(xvi) if the automatic shelf registration statement has been outstanding for at least three years, at the end of the third year, refile a new automatic shelf registration statement covering the Shares, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its best efforts to refile the shelf registration statement on Form S-3 or a successor form and, if such form is not available, Form S-1 or a successor form and keep such registration statement effective during the period during which such registration statement is required to be kept effective;

(xvii) if the Company plans to file any automatic shelf registration statement for the benefit of the holders of any of its securities other than the ORCP Stockholders, and the ORCP Stockholders do not request that their Shares be included in such shelf registration statement, the Company agrees that, at the request of the ORCP Stockholders, it will include in such automatic shelf registration statement such disclosures as may be required by Rule 430B under the Securities Act in order to ensure that the ORCP Stockholders may be added to such shelf registration statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment (and if the Company has filed any automatic shelf registration statement for the benefit of the holders of any of its securities other than the ORCP Stockholders, the Company shall, at the request of the ORCP Stockholders, file any post-effective amendments necessary to include therein all disclosure and language necessary to ensure that the ORCP Stockholders may be added to such Shelf Registration Statement); and

(xviii) with respect to any shelf takedown that is demanded by the ORCP Stockholders or any Other Sponsor Stockholder, use commercially reasonable efforts to take such actions necessary to facilitate such shelf takedown by the ORCP Stockholders or such Other Sponsor Stockholder as soon as possible, and in any event within 72 hours of receipt of notice of any such shelf takedown (but in no event less than two business days after the receipt of such notice) (the “Preparation Period”); provided, that the Company agrees that after such Preparation Period, it shall be prepared to cooperate to use commercially reasonable efforts to facilitate such shelf takedown on any trading day during the following 15 business days without requiring an additional Preparation Period; provided, further, that the ORCP Stockholders or the Other Sponsor Stockholders shall use commercially reasonable efforts to provide the Company with at least five business days’ advanced notice of any intention to submit a notice of request for registration.

(d) Due Diligence. In connection with each registration and offering of Shares to be sold by the Sponsor Stockholders, the Company will, in accordance with customary practice, make available for inspection by representatives of the Sponsor Stockholders participating in such offering and underwriters and any counsel or accountant retained by such Sponsor Stockholders or underwriters all relevant financial and other records, pertinent corporate documents and properties of the Company and cause appropriate officers, managers and employees of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with their due diligence exercise.

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(e) Information from Stockholders. Each Sponsor Stockholder that holds Shares covered by any registration statement will timely furnish to the Company such information regarding itself as is required to be included in the registration statement, the ownership of Shares by such Sponsor Stockholder and the proposed distribution by such Sponsor Stockholder of such Shares as the Company may from time to time reasonably request in writing.

3.4 Indemnification.

(a) Indemnification by the Company. In the event of any registration under the Securities Act by any registration statement of Shares held by the Sponsor Stockholders pursuant to the rights granted in this Agreement, the Company will hold harmless the Sponsor Stockholders, any such Sponsor Stockholder’s officers, directors, employees, agents, fiduciaries, stockholders, managers, partners, members, affiliates, direct and indirect equityholders, consultants and representatives, and any successors and assigns thereof, and each underwriter of such securities and each other person, if any, who controls any ORCP Stockholder or such underwriter within the meaning of the Securities Act (collectively, the “Indemnified Parties”), against any losses, claims, actions, damages, liabilities or expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) (collectively, “Losses”), joint or several, to which the Sponsor Stockholders or such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such Losses arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in (1) any registration statement, prospectus, preliminary prospectus or free writing prospectus, or any amendment thereof or supplement thereto, or (2) any application or other document or communication (in this Section 3.4, collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the “blue sky” or securities laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance; and will reimburse any such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Losses; provided, however, that the Company shall not be liable to any such Indemnified Party in any such case to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, prospectus, preliminary prospectus or free writing prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with information specifically regarding such Indemnified Party furnished to the Company through a written instrument duly executed by such Indemnified Party specifically for use in the preparation thereof.

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(b) Indemnification by the Sponsor Stockholders. Each Sponsor Stockholder will indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 3.4(a)) the Company, its officers, Directors, employees, agents and representatives, and each Person who controls the Company (within the meaning of the Securities Act), with respect to Losses (as determined by a final and unappealable judgment, order or decree of a court of competent jurisdiction) arising from (i) any statement or omission from such registration statement, or any amendment or supplement to it, if such statement or omission was made in reliance upon and in conformity with information specifically regarding such Sponsor Stockholder furnished to the Company through a written instrument duly executed by such Sponsor Stockholder for use in the preparation of such registration statement or amendment or supplement and (ii) compliance by such Sponsor Stockholder with applicable law in effecting the sale or other disposition of the securities covered by such registration statement; provided, that in each case, such obligation shall be limited to the net amount of proceeds received by such Sponsor Stockholder from the sale of Shares pursuant to such registration statement.

(c) Indemnification Procedures. Promptly after receipt by an indemnified party (which shall include any Indemnified Party) of notice of the commencement of any action involving a claim referred to in Section 3.4(a) and Section 3.4(b), the indemnified party will, if a resulting claim is to be made or may be made against an indemnifying party, give written notice to the indemnifying party of the commencement of the action. The failure of any indemnified party to give notice shall not relieve the indemnifying party of its obligations in this Section 3.4, except to the extent that the indemnifying party is actually prejudiced by the failure to give notice. If any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense of the action with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume defense of the action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses incurred by the latter in connection with the action’s defense. An indemnified party shall have the right to employ separate counsel in any action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at such indemnified party’s expense unless (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party, which authorization shall not be unreasonably withheld, (ii) the indemnifying party has not assumed the defense and employed counsel reasonably satisfactory to the indemnified party within 30 days after notice of any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include the indemnified party and the indemnifying party and the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified party), it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to all local counsel which is necessary, in the good faith opinion of both counsel for the indemnifying party and counsel for the indemnified party in order to adequately represent the indemnified parties) for the indemnified party and that all such fees and expenses shall be reimbursed as they are incurred upon written request and presentation of invoices. Whether or not a defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (such consent not to be unreasonably withheld, delayed or conditioned). No indemnifying party will consent to entry of any judgment or enter into any settlement without the consent of the indemnified party which (x) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (y) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.

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(d) Contribution. If the indemnification required by this Section 3.4 from the indemnifying party is unavailable to or insufficient to hold harmless an indemnified party in respect of any indemnifiable Losses, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect (i) the relative benefit of the indemnifying and indemnified parties and (ii) if the allocation in clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect the relative benefit referred to in clause (i) and also the relative fault of the indemnified and indemnifying parties, in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying party or parties, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Company and the Sponsor Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 3.4(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the prior provisions of this Section 3.4(d). Notwithstanding the provisions of this Section 3.4(d), no Sponsor Stockholder shall be required to contribute any amount in excess of the amount by which the net proceeds from the sale of the securities by such Sponsor Stockholder exceeds the amount of any damages which the indemnifying party has otherwise been required to pay by reason of an untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such a fraudulent misrepresentation.

(e) Non-Exclusive Remedy. The indemnification and contribution provided for under this Agreement will be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract (and the Company and its Subsidiaries shall be considered the indemnitors of first resort in all such circumstances to which this Section III applies) and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of Shares and the termination or expiration of this Agreement.

3.5 Transfer Restrictions.

(a) Except as otherwise permitted in this Agreement, including Section 3.5(a), until the expiration of the lock-up period commencing at the Effective Time and ending on the three-month anniversary of the Effective Time (such period, the “Restricted Period”), the Sponsor Stockholders will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise directly transfer or dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) (collectively with the Common Stock, the “Lock-Up Securities”), whether any such transaction described in this clause (i) is to be settled by delivery of Common Stock or any other Lock-Up Securities in cash or otherwise or (ii) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities (other than in connection with the exercise of registration rights under this Agreement), or publicly disclose the intention to do any of the foregoing.

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(b) Notwithstanding the foregoing, each Sponsor Stockholder may:

(i) Transfer or otherwise dispose of, directly or indirectly, in whole or in part, such Sponsor Stockholders’ Lock-Up Securities:

(1) to any Permitted Transferees;

(2) as a bona fide gift or gifts, including, without limitation, to a charitable organization or educational institution, or for bona fide estate planning purposes;

(3) by will, other testamentary document or intestacy;

(4) to any member of such Sponsor Stockholder’s immediate family or to any trust or other legal entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin);

(5) (A) to a partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (B) to a corporation, member, partner, partnership, limited liability company, trust or other entity that is an affiliate (as defined in Rule 405 as promulgated by the SEC under the Securities Act) of the undersigned; or (C) to any investment fund or other entity controlled or managed by the undersigned or affiliates of the undersigned (including where the undersigned is a partnership, to a successor partnership or fund, or any other funds managed by such partnership);

(6) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (1) through (4) above;

(7) if such Sponsor Stockholder is a corporation, partnership, limited liability company, trust or other business entity, as part of a distribution to or exchange with members, stockholders, partners or equityholders of the Sponsor Stockholder or its Affiliates (including a fund managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company as such Sponsor Stockholder or who shares a common investment advisor with such Sponsor Stockholder);

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(8) by operation of law, pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement or pursuant to a final order of a court or regulatory agency;

(9) in connection with a sale of such Sponsor Stockholder’s shares of Lock-Up Securities acquired in open market transactions after the Effective Time;

(10) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company (or a duly authorized committee thereof) and made to all holders of the Company’s capital stock involving a Change of Control (as defined below) of the Company (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (as defined in Section 13(d)(3) of the Exchange Act), of shares of capital stock if, after such transfer, such person or group of affiliated persons would beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) at least a majority of the outstanding voting securities of the Company (or the surviving entity)); provided, that, in the event that such tender offer, merger, consolidation or other similar transaction is not completed, such Sponsor Stockholder’s Lock-Up Securities shall remain subject to the provisions of this Agreement;

(11) pursuant to any succession or similar arrangements entered into with the Company and affiliated professional corporations under which the Company may direct the transfer of Lock-Up Securities held by such Sponsor Stockholder to a transferee designated by the Company;

(12) Transfers to the Company or any of its Subsidiaries or that have been approved in writing by the Unaffiliated Directors; or

(13) in connection with any reclassification or conversion of the Common Stock; provided, that any Common Stock received upon such conversion or reclassification will be subject to the restrictions set forth in this Agreement;

provided, that (A) in the case of any transfer or distribution pursuant to clause (i)(1), (2), (3), (4), (5), (6), (7), (8), (11) or (12), each donee, devisee, transferee or distributee must agree in writing prior to such Transfer or distribution for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) (x) to be bound by the terms of this Agreement and (y) that the transferee shall Transfer the Common Stock so Transferred back to the transferor at or before such time as the transferee ceases to be a Permitted Transferee of the transferor; and

(ii) enter into or establish a trading plan that complies with Rule 10b5-1 under the Exchange Act under the Exchange Act for the transfer of Lock-Up Securities, if then permitted by the Company; provided, that such plans do not provide for the transfer of Lock-Up Securities during the Restricted Period.

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(c) Any attempted Transfer or other distribution of Common Stock in violation of this Section 3.5 shall be null and void ab initio.

3.6 Rule 144.

If the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act but is not required to file such reports, it will, upon the request of any Sponsor Stockholder, make publicly available such information) and it will take such further action as any ORCP Stockholder may reasonably request, so as to enable such Sponsor Stockholder to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Sponsor Stockholder, the Company will deliver to such Sponsor Stockholder a written statement as to whether it has complied with such requirements and, if not, the specific requirements with which it did not so comply. Furthermore, the Company shall use its reasonable best efforts to facilitate any sale by a Sponsor Stockholder under Rule 144 under the Securities Act, including delivery of any legal opinions and instruction letters required by the Company’s transfer agent and such other documentation as may be reasonably requested by such Sponsor Stockholder or its broker in connection with such sales.

SECTION IV. PURCHASE AND NOTICE RIGHTS

4.1 Purchase and Notice Rights.

(a) From and after the Effective Time and so long as the ORCP Stockholders Beneficially Own at least fifteen percent (15%) of the outstanding Common Stock, if the Company or any of its Subsidiaries makes any public or non-public offering of any capital stock of, or other equity or voting interests in, or equity-linked securities of, the Company or its Subsidiaries or any securities that are convertible or exchangeable into (or exercisable for) capital stock of, or other equity or voting interests in, or equity-linked securities of, the Company or its Subsidiaries (collectively “Equity Securities”)), including, for the purposes of this Section 4.1, warrants, options or other such rights (any such security, a “New Security”) (other than (i) issuances of Equity Securities to Directors, officers, employees, consultants or other agents of the Company, (ii) issuances of Equity Securities pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock ownership plan or similar benefit plan, program or agreement, (iii) issuances made as consideration for any acquisition (by sale, merger in which the Company is the surviving corporation, or otherwise) by the Company of equity in, or assets of, another Person, business unit, division or business, (iv) issuances of any securities issued as a result of a stock split, stock dividend, reclassification or reorganization or similar event, (v) the issuances of shares of equity securities in connection with a bona fide strategic partnership or commercial arrangement with a Person that is not an Affiliate of the Company or any of its Subsidiaries (other than (1) any such strategic partnership or commercial arrangement with a private equity firm or similar financial institution or (2) an issuance the primary purpose of which is the provision of financing), (vi) securities issued pursuant to the conversion, exercise or exchange of Class B Common Stock issued to the ORCP Stockholders, and (vii) shares of a Subsidiary of the Company issued to the Company or a wholly owned Subsidiary of the Company), the Initial ORCP Stockholder and each ORCP Stockholder to which the Initial ORCP Stockholder later Transfers any shares of Class B Common Stock or Class A Common Stock issued upon conversion of Class B Common Stock shall be afforded the opportunity to acquire from the Company such ORCP Stockholder’s Purchase Rights Portion (as defined below) of such New Securities for the same price as that offered to the other purchasers of such New Securities.

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(b) Subject to the foregoing proviso in Section 4.1(a), the amount of New Securities that each ORCP Stockholder shall be entitled to purchase in the aggregate shall be determined by multiplying (i) the total number of such offered shares of New Securities by (ii) a fraction, the numerator of which is the number of shares of Common Stock (in the aggregate and on an as converted basis) held by such ORCP Stockholder, as of such date, and the denominator of which is the aggregate number of shares of Common Stock held by all stockholders of the Company (on an as converted basis) outstanding as of such date (the “Purchase Rights Portion”).

(c) If the Company proposes to offer New Securities, it shall give the ORCP Stockholders written notice of its intention, describing the anticipated price (or range of anticipated prices), anticipated amount of New Securities and other material terms and timing upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent available, a copy of the prospectus included in the registration statement filed with respect to such offering) at least seven business days prior to such issuance (or, in the case of a registered public offering, at least seven business days prior to the commencement of such registered public offering) (provided, that, to the extent the terms of such offering cannot reasonably be provided seven business days prior to such issuance, notice of such terms may be given as promptly as reasonably practicable but in any event prior to such issuance). The Company may provide such notice to the ORCP Stockholders on a confidential basis prior to public disclosure of such offering. Other than in the case of a registered public offering, an ORCP Stockholder may notify the Company in writing at any time on or prior to the second business day immediately preceding the date of such issuance (or, if notice of all such terms has not been given prior to the second business day immediately preceding the date of such issuance, at any time prior to such issuance) whether such ORCP Stockholder will exercise such purchase rights and as to the amount of New Securities such ORCP Stockholder desires to purchase, up to the maximum amount calculated pursuant to Section 4.1(b). In the case of a registered public offering, any ORCP Stockholder shall notify the Company in writing at any time prior to the second business day immediately preceding the date of commencement of such registered public offering (or, if notice of all such terms has not been given prior to the second business day immediately preceding the date of commencement of such registered public offering, at any time prior to the date of commencement of such registered public offering) whether such ORCP Stockholder will exercise such purchase rights and as to the amount of New Securities such ORCP Stockholder desires to purchase, up to the maximum amount calculated pursuant to Section 4.1(b). Such notice to the Company shall constitute a binding commitment by such ORCP Stockholder to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. Subject to receipt of the requisite notice of such issuance by the Company, the failure of such ORCP Stockholder to respond prior to the time a response is required pursuant to this Section 4.1(c) shall be deemed to be a waiver of such ORCP Stockholder’s purchase rights under this Section 4.1 only with respect to the offering described in the applicable notice.

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(d) Each ORCP Stockholder shall purchase the New Securities that it has elected to purchase under this Section 4.1 concurrently with the related issuance of such New Securities by the Company (subject to the receipt of any required approvals from any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental official or entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational, to consummate such purchase by such ORCP Stockholder); provided, that if such related issuance is prior to the twentieth (20th) business day following the date on which such ORCP Stockholder has notified the Company that it has elected to purchase New Securities pursuant to this Section 4.1, then each ORCP Stockholder shall purchase such New Securities within 20 business days following the date of the related issuance. If the proposed issuance by the Company of securities which gave rise to the exercise by the ORCP Stockholders of its purchase rights pursuant to this Section 4.1 shall be terminated or abandoned by the Company without the issuance of any New Securities, then the purchase rights of the ORCP Stockholders pursuant to this Section 4.1 shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by the ORCP Stockholders in respect thereof shall be promptly refunded in full.

(e) In the case of the offering of securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

(f) In the event that the ORCP Stockholders are not entitled to acquire any New Securities pursuant to this Section 4.1 because such issuance would require the Company to obtain stockholder approval in respect of the issuance of such New Securities to the ORCP Stockholders as a result of any such ORCP Stockholder’s status, if applicable, as an Affiliate of the Company or pursuant to the rules and listing standards of the NYSE (including NYSE Listed Company Manual Section 312.03(c)), the Company shall, upon the ORCP Stockholder’s reasonable request delivered to the Company in writing within seven business days following its receipt of the written notice of such issuance to such ORCP Stockholder pursuant to Section 4.1(c), at such ORCP Stockholder’s election, (i) waive the restrictions set forth in Section 4.1 solely to the extent necessary to permit such ORCP Stockholder to acquire such number of New Securities equivalent to its Purchase Rights Portion of such issuance such ORCP Stockholder would have been entitled to purchase had it been entitled to acquire such New Securities pursuant to Section 4.1(a) through (c); (ii) consider and discuss in good faith modifications proposed by such ORCP Stockholder to the terms and conditions of such portion of the New Securities which would otherwise be issued to such ORCP Stockholder such that the Company would not be required to obtain stockholder approval in respect of the issuance of such New Securities as so modified; and/or (iii) solely to the extent that stockholder approval is required in connection with the issuance of New Securities to Persons other than the ORCP Stockholders, use reasonable best efforts to seek stockholder approval in respect of the issuance of any New Securities to the ORCP Stockholders.

(g) The election by any ORCP Stockholder to not exercise its purchase rights under this Section 4.1 in any one instance shall not affect its right as to any subsequent proposed issuance.

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(h) The Company and the ORCP Stockholders shall cooperate in good faith to facilitate the exercise of the ORCP Stockholders’ rights pursuant to this Section 4.1, including using reasonable best efforts to secure any required approvals or consents.

(i) Notwithstanding the foregoing, in the event that the Company intends to (i) issue any additional shares of Class A Common Stock (or securities convertible thereinto), including any issuances of Class A Common Stock pursuant to an equity compensation plan or upon the conversion of convertible securities or the exercise of warrants or options, or (ii) repurchase any shares of Class A Common Stock (or securities convertible thereinto), including any repurchases of Class A Common Stock (or securities convertible thereinto) pursuant to a share repurchase program established by the Board of Directors, the Company shall provide written notice to the ORCP Stockholders of such intended issuance(s) and repurchase(s) as promptly as practicable, and in no event at least five business days prior to any such issuance or repurchase; provided, however, that such written notice must only be provided by the Company to the ORCP Stockholders until such time as the ORCP Stockholders inform the Company in writing that they no longer wish to receive written notice of such intended issuance(s) or repurchase(s).

SECTION V. BOARD OF DIRECTORS MATTERS4

5.1 Board of Directors.

(a) For so long as a Sponsor Stockholder (other than a Specified Mutual Fund) Beneficially Owns greater than or equal to five percent (5%) of the outstanding Class A Common Stock, such Sponsor Stockholder shall have certain Director nomination rights (each such Sponsor Stockholder, a “Nominating Sponsor Stockholder” and collectively, the “Nominating Sponsor Stockholders”) as described more fully in Section 5.1(b) below. For so long as at least one Sponsor Stockholder qualifies as a Nominating Sponsor Stockholder, unless otherwise requested in writing by the ORCP Stockholders, the Company shall cause the Total Number of Directors to be fixed at the number of Directors included in the table below that corresponds with the Beneficial Ownership of Class A Common Stock by the Nominating Sponsor Stockholders (subject to clause (b) below):

Beneficial Ownership of Class A Common Stock by the Nominating Sponsor Stockholders	Total Number of Directors
53% or greater	15
Less than 53%, but greater than or equal to 45%	15
Less than 45%, but greater than or equal to 40%	14
Less than 40%, but greater than or equal to 35%	13
Less than 35%, but greater than or equal to 30%	12
Less than 30%, but greater than or equal to 25%	12
Less than 25%, but greater than or equal to 15%	12
Less than 15%, but greater than or equal to 5%	12
Less than 5%	11

4 NTD: In the event that proposed DGCL Sec 122(h) is not adopted in a form satisfactory to ORCP prior to the filing hereof, this Section V shall be included in the Company’s Amended and Restated Certificate of Incorporation instead of this Agreement.
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(b) The Nominating Sponsor Stockholders shall have the right, but not the obligation, to nominate a number of individuals for election to the Board of Directors equal to the Sponsor Board Representation Number (with each of such individuals being nominated by the applicable Nominating Sponsor Stockholder as such Nominating Sponsor Stockholder shall from time to time designate in writing to the Company) and who are reasonably acceptable to the Unaffiliated Directors (each, a “Sponsor Nominee”); provided, that a Sponsor Nominee who is a senior employee or operating executive of a Nominating Sponsor Stockholder shall be considered to be reasonably acceptable to the Unaffiliated Directors. For the avoidance of doubt, the Unaffiliated Directors may determine that a Sponsor Nominee is not reasonably acceptable if such Sponsor Nominee is a Competing Director. The Sponsor Board Representation Number shall be equal to that number of Directors included in the table below that corresponds with the collective Beneficial Ownership of Class A Common Stock by the Nominating Sponsor Stockholders that is included in the table below, based on the percentages shown below of shares Class A Common Stock Beneficially Owned by the Nominating Sponsor Stockholders in the aggregate:

Beneficial Ownership of Class A Common Stock by the Nominating Sponsor Stockholders	Sponsor Board Representation Number
53% or greater	8
Less than 53%, but greater than or equal to 45%	7
Less than 45%, but greater than or equal to 40%	6
Less than 40%, but greater than or equal to 35%	5
Less than 35%, but greater than or equal to 30%	4
Less than 30%, but greater than or equal to 25%	3
Less than 25%, but greater than or equal to 15%	2
Less than 15%, but greater than or equal to 5%	1
Less than 5%	0

In the event that more than one Sponsor Stockholder qualifies as a Nominating Sponsor Stockholder pursuant to this Section 5.1, such Sponsor Nominees shall be allocated among the Nominating Sponsor Stockholders as determined by the ORCP Stockholders in their sole discretion, provided, however, that (i) without the consent of the Unaffiliated Directors, in no event shall the Nominating Sponsor Stockholders that are not ORCP Stockholders have the right to designate more than one Sponsor Nominee in the aggregate, (ii) in the event that the aggregate number of Sponsor Nominees is limited pursuant to the preceding clause (i) (so as to be a lower number than it would have been but for the application of such clause), then (x) the aggregate number of Sponsor Nominees shall be the sum of (A) the Sponsor Nominees the ORCP Stockholders are entitled to designate according to the Beneficial Ownership of Class A Common Stock by the ORCP Stockholders without regard for the holdings of other Nominating Sponsor Stockholders, plus (B) the additional Sponsor Nominee designated by the other Nominating Sponsor(s), (y) the aggregate Sponsor Board Representation Number included in the table above shall be deemed reduced to give effect to such limitation, and (z) the Total Number of Directors, as determined pursuant to Section 5.1(a) above, shall be correspondingly reduced, and (iii) in no event shall the total number of Sponsor Nominees exceed the Sponsor Board Representation Number. In the event that the ORCP Stockholders intend to allocate the right to designate a Director Nominee to a Nominating Sponsor Stockholder that is not an ORCP Stockholder as contemplated by the immediately preceding sentence, the ORCP Stockholders shall (i) provide notice to the Unaffiliated Directors regarding such determination and (ii) if such designee is intended to replace a Director previously designated to the Board of Directors by the ORCP Stockholders, then the ORCP Stockholders shall notify the Unaffiliated Directors which Director Nominee designated by the ORCP Stockholders such designee will replace. Notwithstanding the foregoing, (i) in the event that a Nominating Sponsor Stockholder ceases to Beneficially Own greater than or equal to 5% of the outstanding Class A Common Stock, such Sponsor Stockholder shall cease to be a Nominating Sponsor Stockholder for purposes of this Section 5.1 and shall no longer have the right to nominate any Sponsor Nominees; (ii) in no event shall the ORCP Stockholders be entitled to nominate a majority of the Total Number of Directors pursuant to this Section 5.1 if doing so would violate the terms of either of the Primo Indentures; and (iii) for so long as the Initial ORCP Stockholder is entitled to nominate a number of Sponsor Nominees representing less than a majority of the Total Number of Directors, the Nominating Sponsor Stockholders, together with the Unaffiliated Directors, shall be entitled to mutually agree on any replacement of (including by filing a vacancy created by the resignation or removal of) the Mutually Agreed Director and any successive replacements thereof.

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(c) For so long as the Sponsor Stockholders have the right to nominate any Sponsor Nominees, in connection with each election of Directors, (i) the Company shall nominate each such Sponsor Nominee for election as a Director as part of the slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of Directors, and shall provide the highest level of support for the election of each such Sponsor Nominee as it provides to any other individual standing for election as a Director as part of the Company’s slate of Directors, and the Board of Directors shall recommend that the stockholders of the Company elect to the Board of Directors each such Sponsor Nominee, and (ii) the Company shall include in the slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of Directors, subject to the last sentence of this paragraph, only (1) the Sponsor Nominees nominated by the Nominating Sponsor Stockholders in accordance with Section 5.1(b) and (2) the other Director nominees nominated by the Unaffiliated Directors (or a committee thereof). For so long as the Sponsor Stockholders have the right to nominate any Sponsor Nominees, the Board of Directors (and any committee thereof) shall not nominate (and the Company shall not include in the slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of Directors) a number of nominees for any election of Directors that exceeds the total number of Directors on the Board of Directors. For the avoidance of doubt, nothing herein shall prevent the Company from including Director nominees submitted by stockholders (other than the Nominating Sponsor Stockholders during the 24-month period following the Effective Time, each of whom agrees that, during (and only during) such period, it will not, and will cause its controlled Affiliates not to, make such a submission) for inclusion in the Company’s proxy statement under proxy access or similar rules under the Exchange Act.

(d) If the Nominating Sponsor Stockholders have nominated fewer Directors than the Sponsor Board Representation Number, the Nominating Sponsor Stockholders shall have the right, at any time, to nominate such additional number of Sponsor Nominees to which they are entitled pursuant to Section 5.1(b). In such event, the Board of Directors shall take all necessary action to: (i) increase the size of the Board of Directors if required to enable the Nominating Sponsor Stockholders to so nominate such additional Sponsor Nominees and (ii) designate such additional Sponsor Nominees nominated by the Nominating Sponsor Stockholders to fill such newly created directorships, as applicable; provided, however, that the number of authorized Directors shall not exceed the Total Number of Directors.

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(e) If, from time to time, the Sponsor Board Representation Number shall decrease as a result of a decrease in the Beneficial Ownership of Class A Common Stock of a Nominating Sponsor Stockholder, the applicable Sponsor Stockholder shall take all necessary action to cause the applicable number of Sponsor Nominees to promptly (and in any event within five business days) tender his or her resignation to the Board of Directors and all committees thereof. Such resignation or resignations shall be subject to delay at the request of the Unaffiliated Directors. If such resignation or resignations are then accepted by Unaffiliated Directors on behalf of the Board of Directors, the Company shall cause the size of the Board of Directors to be reduced accordingly pursuant to Section 5.1(a). Subject to the immediately foregoing sentences, (i) none of the Sponsor Stockholders shall vote in favor of the removal of any Sponsor Nominee from the Board of Directors without the prior written consent of the applicable Nominating Sponsor Stockholder and (ii) in the event that a Sponsor Nominee shall cease to serve as a Director for any reason (including any removal thereof), the applicable Nominating Sponsor Stockholder shall have the right to nominate another Sponsor Nominee to fill any vacancy resulting therefrom and the Company shall take all necessary action to fill such vacancy with the Sponsor Nominee and shall take the actions set forth in Section 5.1(g) with respect to such Sponsor Nominee (and, for the avoidance of doubt, such Director seat shall remain vacant until such vacancy is filled in accordance with this Section 5.1(e)). For the avoidance of doubt, it is understood that the failure of the stockholders of the Company to elect any Sponsor Nominee shall not affect the right of the applicable Nominating Sponsor Stockholder to nominate the Sponsor Nominee for election pursuant to this Section 5.1(e) in connection with any future election of Directors. During the 24-month period following the Effective Time, a vacancy created by an Unaffiliated Director ceasing to serve as a Director for any reason (including any removal thereof) shall be filled by the Unaffiliated Directors with an individual chosen by the Unaffiliated Directors who is reasonably acceptable to the Initial ORCP Stockholder (such acceptance not to be unreasonably withheld, conditioned or delayed). Following such 24-month period following the Effective Time, a vacancy created by an Unaffiliated Director ceasing to serve as a Director for any reason (including any removal thereof) shall be filled by the Board of Directors with, so long as the Initial ORCP Stockholder is entitled to appoint at least two Directors, an individual chosen by the Board of Directors who is reasonably acceptable to the Initial ORCP Stockholder (such acceptance not to be unreasonably withheld, conditioned or delayed).

(f) Committees.

(i) In accordance with the Company’s certificate of incorporation and bylaws (or equivalent governing documents), (1) the Board of Directors shall establish and maintain an audit committee of the Board of Directors, as well as all other committees of the Board of Directors required in accordance with applicable law and stock exchange regulations, and (2) the Board of Directors may from time to time by resolution establish and maintain other committees of the Board of Directors.

(ii) Subject to Sections 5.2(c) and 5.2(d), for so long as the ORCP Stockholders have the right to nominate at least one (1) Sponsor Nominee, the ORCP Stockholders shall have the right, but not the obligation, to designate a number of members to each committee of the Board of Directors equal to the lesser of (A) two Directors or (B) the number of Directors that is proportionate (rounding up to the whole Director) to the number of Sponsor Nominees that the ORCP Stockholders are entitled to nominate to the Board of Directors under this Agreement (it being understood that for so long as the ORCP Stockholders Beneficially Own greater than or equal to 45% of the outstanding Class A Common Stock, the ORCP Stockholders shall have the right to designate at least half of the members of each committee); provided, that any such designee or designees shall be a Director, shall be qualified to serve on the applicable committee under applicable law and stock exchange listing standards, and shall qualify as “independent” under applicable stock exchange listing standards and the rules and regulations of the SEC. Any additional committee members shall be determined by the Board of Directors.

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(iii) The Sponsor Nominees designated to serve on a committee of the Board of Directors shall have the right to remain on such committee until the next election of Directors, regardless of the Sponsor Board Representation Number following such designation, subject to the first sentence of Section 5.1(e), in which case the Sponsor Nominees may designate a different Sponsor Nominee to serve on such committee until such time. Unless the ORCP Stockholders notify the Company otherwise prior to the time the Board of Directors takes action to change the composition of a committee, and to the extent the Sponsor Board Representation Number is such that the ORCP Stockholders have the right pursuant to this Section 5.1(f) to nominate a committee member at the time the Board of Directors takes action to change the composition of any such committee, any Sponsor Nominee currently designated by the ORCP Stockholders to serve on a committee shall be presumed to be re-designated for such committee. If the ORCP Stockholders have designated less than the number of Directors to serve on one or more committees to which they are entitled, the ORCP Stockholders shall have the right, at any time, to designate such (or such additional number of) Sponsor Nominees to committees to which they are entitled.

(g) Other Board of Directors Matters.

(i) The Company shall reimburse each Sponsor Nominee for all reasonable out-of-pocket expenses incurred in connection with his or her attendance at meetings of the Board of Directors and any committees thereof, including travel, lodging and meal expenses, subject to the Company’s travel and reimbursement policies that are no less favorable than the policies that apply to other Directors. In addition, with respect to any Sponsor Nominee who is not an employee of an ORCP Stockholder, at the request of applicable Nominating Sponsor Stockholder, the Company shall compensate such Sponsor Nominee in an amount and of the type (including as to incentive equity) that is no less favorable than the compensation provided to other Directors.

(ii) The Company shall obtain, for each Director nominated by the Sponsor Stockholders, customary director and officer indemnity insurance on commercially reasonable terms as determined by the Board of Directors and on terms no less favorable than the director and officer indemnity insurance obtained for other Directors.

(iii) In addition to any other indemnification rights that the Directors have pursuant to the certificate of incorporation and the bylaws (or equivalent governing documents) of the Company, each person nominated by the Sponsor Stockholders to serve on the Board of Directors in accordance with this Section 5.1 shall have the right to enter into, and the Company agrees to enter into, an indemnification agreement in a form consistent with indemnification agreements customarily entered into between companies and their independent board members.

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(iv) If at any time a Sponsor Nominee serving on the Board of Directors becomes a Competing Director, the applicable Sponsor Stockholder shall take all necessary action to cause such Competing Director to promptly tender his or her resignation to the Board of Directors; provided, that the applicable Nominating Sponsor Stockholders shall have the right to nominate a new Sponsor Nominee to fill the resulting vacancy, including, in the case of the ORCP Stockholders, on any applicable committee of the Board of Directors, and the Company shall take all necessary action to fill such vacancy with the new Sponsor Nominee (and, for the avoidance of doubt, such Director seat shall remain vacant until such vacancy is filled in accordance with this Section 5.1(g)(iv)).

(v) For so long as at least one Sponsor Stockholder qualifies as a Nominating Sponsor Stockholder, the Nominating Sponsor Stockholders shall have the right, but not the obligation, to designate a number of members to the board of directors (or similar governing body) of each Subsidiary of the Company that is proportionate (rounded up to the whole Director) to the number of Sponsor Nominees that the Nominating Sponsor Stockholders are entitled to nominate to the Board of Directors pursuant to this Agreement, and the Company shall take such actions as is necessary (including the actions specified elsewhere in this Article V, mutatis mutandis) to effect the appointment of such Persons to such boards of directors (or similar governing bodies).

5.2 Initial Board Matters.

(a) The initial Board of Directors shall consist of the following individuals5:

[Sponsor Nominee Directors 1. 2. 3. 4. 5. 6. 7.	Unaffiliated Directors 1. 2. 3. 4. 5. 6. 7.	Mutually Agreed Director 1. ]

5 NTD: Table of initial Directors to be completed prior to Closing (as defined in the Merger Agreement). Primo Water Corporation and Triton Water Parent, Inc. and their respective Boards of Directors shall take all actions necessary so that, as of immediately following the Closing, the number of directors that comprise the full Board of Directors shall be 15, and the Board of Directors shall, immediately following the Closing, consist of (i) seven individuals that are designated by the ORCP Stockholders who meet the criteria set forth in Section 5.1(b) hereof the (the “ORCP Designees”), (ii) seven individuals that are designated by the Primo Water Corporation Board of Directors (the “Company Designees” and, together with the ORCP Designees, the “Designees”), provided that (A) such Company Designees are reasonably acceptable to the ORCP Stockholders, (B) one of such Company Designees shall be the Company’s CEO, and (C) all but one of the Company Designees qualify as “independent” under the listing standards of the NYSE, and (iii) one individual to be mutually agreed by Primo Water Corporation and the Initial ORCP Stockholder prior to the Closing (the “Mutually Agreed Director”); provided that in the event that the Nominating Sponsor Stockholders would be entitled pursuant to Section 5.2(b) to elect eight individuals to the Board of Directors, then the reference to “seven” in clause (i) above shall be replaced with “eight” and clause (iii) hereof (providing for the Mutually Agreed Director) shall cease to apply.
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(b) The initial Chairperson of the Board of Directors shall be Dean Metropoulos, who shall serve as Non-Executive Chair for a period of two years from the Effective Time, or, if he is unable or unwilling to serve, an individual elected by the members of the Board of Directors. The initial Chairperson of the Board of Directors shall perform the duties and have the obligations as set forth on Exhibit B hereto.

(c) The initial Lead Independent Director of the Board of Directors shall be a Director (selected from the Unaffiliated Directors specified in Section 5.2(a) above) mutually agreed by the Unaffiliated Directors and the Initial ORCP Stockholder prior to the Effective Time, shall meet all applicable SEC and stock exchange independence tests, and shall be elected as the Lead Independent Director by the members of the Board of Directors. The Lead Independent Director may participate in all proceedings of the committees of the Board of Directors. During the 24-month period following the Effective Time, if the initial Lead Independent Director ceases to serve as a Director for any reason (including removal), the Unaffiliated Directors shall have the right to determine a replacement Lead Independent Director meeting the criteria set forth above, subject to the approval of the Initial ORCP Stockholder so long as the Initial ORCP Stockholder is entitled to appoint at least two Directors (such approval not to be unreasonably withheld, conditioned or delayed). Following such 24-month period following the Effective Time, if the initial Lead Independent Director ceases to serve as a Director for any reason (including removal), the Board of Directors shall have the right to determine a replacement Lead Independent Director meeting the criteria set forth above.

(d) Notwithstanding anything to the contrary in this Agreement, after the Effective Time, the Board of Directors shall establish the following committees, each initially consisting of four members, two of which are to be designated by the Initial ORCP Stockholder and two of which are to be designated by the Unaffiliated Directors, and each of whom qualifies as “independent” under the listing standards of the NYSE: (i) an Audit Committee, which shall be chaired by an individual designated by the Unaffiliated Directors; (ii) a Sustainability Committee, which shall be chaired by an individual designated by the Initial ORCP Stockholder; (iii) a Nominating and Governance Committee, which shall be chaired by an individual designated by the Unaffiliated Directors; and (iv) a Human Resources Committee, which shall be chaired by an individual designated by the Initial ORCP Stockholder; provided, that for so long as the Initial ORCP Stockholder has the right to designate at least half of the members of each committee, each committee of the Board of Directors shall consist of four Directors.

(e) All other committees of the Board of Directors shall initially consist of four Directors, two of which are Unaffiliated Directors and two of which are Sponsor Nominees.

(f) Notwithstanding anything to the contrary in this Agreement, removal or replacement of the chief executive officer or equivalent officer of the Company prior to the first anniversary of the Effective Time shall require approval of two-thirds (66.7%) of the Board of Directors.

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5.3 Other Governance Matters.

(a) The Company shall use commercially reasonable efforts to cause its NYSE ticker symbol to be [●].6

(b) The Company shall have dual headquarters located in Tampa, Florida and Stamford, Connecticut, it being agreed that any change to such headquarters shall require the approval of the ORCP Stockholders (but only for so long as the ORCP Stockholders have approval rights pursuant to Section 6.1(a)).

SECTION VI. MATTERS REQUIRING CONSENT7

6.1 Matters Requiring Consent.

(a) For so long as the ORCP Stockholders Beneficially Own greater than or equal to 30% of the outstanding Common Stock, neither the Company nor any of its Subsidiaries shall take, or be permitted to take, any of the actions enumerated in this Section 6.1(a) without the prior written approval of the ORCP Stockholders:

(i) any authorization, creation (by way of reclassification, merger, conversion, consolidation or otherwise) or issuance of Common Stock or other equity securities (or securities convertible thereinto) of the Company or the Company’s Subsidiaries, including any designation of the rights (including special voting rights) of one or more classes of preferred stock of the Company or the Company’s Subsidiaries, other than: (1) issuances to the Company or any of the Company’s wholly owned Subsidiaries; (2) issuances of Common Stock or other equity securities (or securities convertible thereinto) of the Company or the Company’s Subsidiaries not in excess of 3% in the aggregate of such entity’s outstanding equity interests; (3) pursuant to an equity compensation plan either in effect as of the Effective Time or otherwise adopted by the Board of Directors; or (4) upon the conversion of convertible securities or the exercise of warrants or options; provided, that such convertible securities, warrants or options are outstanding as of the Effective Time or issued in compliance with this Section 6.1;

(ii) entering into, or materially amending, any joint venture or similar business alliance having a fair market value as of the date of formation thereof (as reasonably determined by the Board of Directors) in excess of $200 million;

(iii) entering into, or materially amending, any agreement providing for the acquisition or divestiture of assets or equity securities of any Person, in each case and whether in a single transaction or series of related transactions, providing for aggregate consideration in excess of $200 million;

6 NTD:  To be agreed by the parties.
7 NTD: In the event that proposed DGCL Sec 122(h) is not adopted in a form satisfactory to ORCP prior to the filing hereof, this Section VI shall be included in the Company’s Amended and Restated Certificate of Incorporation instead of this Agreement.
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(iv) declaring or paying any dividend or distribution to the Company’s stockholders (1) on a non-pro rata basis or (2) in excess of $175 million in the aggregate during any fiscal year;

(v) any redemption, repurchase or other acquisition of its equity securities or any declaration thereof, other than (1) the redemption, repurchase or other acquisition of any equity securities of any director, officer, independent contractor or employee of the Company or any of its Subsidiaries in connection with the termination of the employment or services of such director, officer, independent contractor or employee in the ordinary course of business as contemplated by the applicable equity compensation plan or award agreement with respect to such equity securities or (2) the redemption, repurchase or other acquisition of any equity securities of any current or former officer of the Company or any of its Subsidiaries in connection with the recovery of erroneously awarded compensation pursuant to the Company’s compensation recovery policy and in accordance with the rules and regulations of the SEC;

(vi) incurring indebtedness for borrowed money (including through capital leases, incurrence of loans, issuance of debt securities or guarantee of indebtedness of another Person) in such an amount which, after the incurrence thereof, would cause the Company’s total net leverage ratio (as such term or equivalent term is customarily defined) to exceed 3.5x, other than (1) any incurrence under any of the senior note indentures in existence as of the Effective Time and (2) any incurrence made in the ordinary course of business under the Triton Credit Agreements in existence as of the Effective Time;

(vii) amending, modifying, waiving or repealing (whether by merger, consolidation, conversion or otherwise) any provision of this Agreement or the certificate of incorporation or the bylaws (or equivalent organizational documents) of the Company or any of its Subsidiaries in a manner that adversely affects (1) any powers, preferences or rights of the ORCP Stockholders (including, for the avoidance of doubt, the advance waiver of corporate opportunities); (2) any rights or protections, or increases the liability (actual or potential) of a Sponsor Nominee; or (3) the Company’s ability to perform under this Agreement or any successor stockholders agreement with the ORCP Stockholders;

(viii) designating a Director to the Board of Directors or to a committee thereof in a manner contrary to the Nominating Sponsor Stockholders’ rights as described in Section 5.1; and

(ix) entering into of any agreement to do any of the foregoing.

(b) Neither the Company nor any of its Subsidiaries shall take, or be permitted to take, any of the actions enumerated in this Section 6.1(b) without the approval of the Directors constituting two-thirds (66.7%) of the Board of Directors:

(i) any issuance of Common Stock or other Equity Securities, including any designation of the rights (including special voting rights) of one or more classes of preferred stock of the Company or any of its Subsidiaries to a Sponsor Stockholder, other than the ORCP Stockholders pursuant to an exercise of purchase rights in accordance with Section IV hereof;

(ii) entering into or effecting a Change of Control (as defined in any of the senior note indentures in effect on the date hereof) or any similar transaction;

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(iii) increasing or decreasing the size of the Board of Directors or the board of directors of any Subsidiary or any committee thereof except in accordance with Section 5.1; and

(iv) initiating any voluntary liquidation, dissolution, winding-up, receivership, bankruptcy or other insolvency proceeding involving the Company or any of its Material Subsidiaries.

SECTION VII. MISCELLANEOUS PROVISIONS

7.1 Information and Access Rights.

(a) Available Financial Information. Upon written request, the Company will deliver, or will cause to be delivered, to each Sponsor Stockholder (until such time as such Sponsor Stockholder Beneficially Owns less than 5% of the outstanding Class A Common Stock):

(i) as soon as available after the end of each month and in any event within 30 days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and consolidated statements of operations, income, cash flows, retained earnings and stockholders’ equity of the Company and its Subsidiaries, for each month and for the current fiscal year of the Company to date, together with a comparison of such statements to the corresponding periods of the prior fiscal year and to the Company’s business plan then in effect and approved by the Board of Directors;

(ii) an annual budget, a business plan and financial forecasts for the Company for the fiscal year of the Company (the “Annual Budget”), no later than three business days after the approval thereof by the Board of Directors (but no later than March 31 of such fiscal year), in such manner and form as approved by the Board of Directors, which shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year, in each case prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets and projections are based, which shall be accompanied by the statement of the chief executive officer or chief financial officer or equivalent officer of the Company to the effect that such budget and projections are based on reasonable and good faith estimates and assumptions made by the management of the Company for the respective periods covered thereby; it being recognized by such holders that such budgets and projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by them may differ from the projected results. Any material changes in such Annual Budget shall be delivered to the Sponsor Stockholders as promptly as practicable after such changes have been approved by the Board of Directors;

(iii) as soon as available after the end of each fiscal year of the Company, and in any event within 90 days thereafter, (1) the annual financial statements required to be filed by the Company pursuant to the Exchange Act or (2) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the Company, and a Company-prepared comparison to the Company’s Annual Budget for such year as approved by the Board of Directors (the “Annual Financial Statements”);

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(iv) as soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days thereafter, (1) the quarterly financial statements required to be filed by the Company pursuant to the Exchange Act or (2) a consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company’s Annual Budget then in effect as approved by the Board of Directors, all of the information to be provided pursuant to this Section 7.1(a)(iv) in reasonable detail and certified by the principal financial or accounting officer of the Company.

In addition to the foregoing, the Company covenants and agrees to provide periodic updates to each Sponsor Stockholder during the course of the preparation of the Annual Budget and to keep the Sponsor Stockholders reasonably informed as to its progress, status and the budgeted items set forth therein. Notwithstanding anything to the contrary in Section 7.1(a), the Company’s obligations thereunder shall be deemed satisfied to the extent that such information is provided by (x) providing the financial statements of any wholly owned Subsidiary of the Company to the extent such financial statements reflect the entirety of the operations of the business or (y) in the case of Section 7.1(a)(iii) and Section 7.1(a)(iv), filing such financial statements of the Company or any wholly owned Subsidiary of the Company whose financial statements satisfy the requirements of clause (x), as applicable, with the SEC on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) or in such other manner as makes them publicly available. The Company’s obligation to furnish the materials described in Section 7.1(a)(i), Section 7.1(a)(iii) and Section 7.1(a)(iv), shall be satisfied so long as it transmits such materials to the requesting Sponsor Stockholders within the time periods specified therein, notwithstanding that such materials may actually be received after the expiration of such periods.

(b) Other Information. The Company covenants and agrees to deliver to each Sponsor Stockholder, upon written request (until such time as such Sponsor Stockholder Beneficially Owns less than 5% of the outstanding Class A Common Stock), with reasonable promptness, such other information and data (including such information and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise) with respect to the Company and each of its Subsidiaries as from time to time may be reasonably requested by any such Sponsor Stockholder. Each such Sponsor Stockholder (until such time as such Sponsor Stockholder Beneficially Owns less than 5% of the outstanding Class A Common Stock) shall have access to such other information concerning the Company’s business or financial condition and the Company’s management as may be reasonably requested, including such information as may be necessary to comply with regulatory, tax or other governmental filings.

(c) Access. Until such time as a Sponsor Stockholder Beneficially Owns less than 5% of the outstanding Class A Common Stock, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to (i) afford such Sponsor Stockholder and its officers, employees, auditors and other agents, during normal business hours and upon reasonable notice, at all reasonable times to the Company’s and its Subsidiaries’ officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records from time to time as such Sponsor Stockholder may reasonably request and (ii) afford such Sponsor Stockholder and its officers, employees, auditors and other agents the opportunity to discuss the affairs, finances and accounts of the Company and its Subsidiaries with its officers from time to time as such Sponsor Stockholder may reasonably request, including a monthly call with the Company’s management, including its Chief Financial Officer, to discuss the financial condition and performance of, and material updates with respect to, the Company and its Subsidiaries.

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(d) Certain Tax Matters. Until such time as the Sponsor Stockholders, collectively, Beneficially Own less than 5% of the outstanding Class A Common Stock, the Company shall (and shall cause its Subsidiaries to) reasonably cooperate with the Sponsor Stockholders to provide them with any tax-related information requested by the Sponsor Stockholders, including for this purpose any information reasonably required for the completion of tax and information returns of the Sponsor Stockholders and their respective Affiliates and direct and indirect equity holders (including for this purpose information regarding the estimated earnings and profits of the Company) and the conduct of any tax audit or proceeding relating to the Company and its Subsidiaries. In addition, upon the request of the Sponsor Stockholders, the Company will promptly assess its status as a “United States real property holding corporation” (as such term is used in Section 897 of the Internal Revenue Code of 1986, as amended) (“USRPHC”) and provide a certification that the Company is not a USRPHC (or provide notice of its legal inability to provide such a certification considering the assets directly and indirectly owned by the Company).

7.2 Confidentiality.

 Each Sponsor Stockholder agrees that it will keep confidential and will not disclose for any purpose, other than in connection with monitoring its investment in the Company and its Subsidiaries, any confidential information obtained from the Company pursuant to Section 7.1, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of any confidentiality obligation by such Sponsor Stockholder or its affiliates), (b) is or has been independently developed or conceived by such Sponsor Stockholder without use of the Company’s confidential information or (c) is or has been made known or disclosed to such Sponsor Stockholder by a third party (other than an Affiliate of any Sponsor Stockholder) without a breach of any confidentiality obligations or fiduciary duties such third party may have to the Company that is known to such Sponsor Stockholder; provided, that, a Sponsor Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants and other professional advisors to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Shares from such Sponsor Stockholder as long as such prospective purchaser agrees to be bound by the provisions of this Section 7.2 as if a Sponsor Stockholder, (iii) to any Affiliate, partner, member, limited partners, prospective partners or related investment fund of such Sponsor Stockholder and their respective directors, employees, consultants and representatives, in each case in the ordinary course of business (provided, that the recipients of such confidential information are subject to a customary confidentiality and non-disclosure obligation), (iv) as may be reasonably determined by such Sponsor Stockholder to be necessary in connection with such Sponsor Stockholder’s enforcement of its rights in connection with this Agreement, or (v) as may otherwise be required by law or legal, judicial or regulatory process.

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7.3 Reliance. Each covenant and agreement made by a party in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement on or before the Effective Time is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the Effective Time regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns.

7.4 Access to Agreement; Amendment and Waiver; Actions of the Board of Directors. For so long as this Agreement shall be in effect, this Agreement shall be made available for inspection by any Sponsor Stockholder at the principal executive offices of the Company. Any party may waive in writing any provision hereof intended for its benefit. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. This Agreement may be amended only with the prior written consent of the ORCP Stockholders and the Company (acting with the approval of the Unaffiliated Directors); provided, that any amendment, modification, or waiver to any provision of this Agreement that is materially and disproportionately adverse in any material respect to a Sponsor Stockholder (relative to any other Sponsor Stockholder) shall require the approval of such Sponsor Stockholder. Any consent given as provided in the preceding sentence shall be binding on all parties. Further, with the prior written consent of the ORCP Stockholders and the Company, at any time hereafter, Permitted Transferees may be made parties hereto, and any such additional parties shall be treated as “Sponsor Stockholders” for all purposes hereunder, by executing a counterpart signature page in the form attached as Exhibit A hereto, which signature page shall be attached to this Agreement and become a part hereof without any further action of any other party hereto.

7.5 Notices.

 All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (so long as the sender thereof has not received a response from the applicable server indicating a delivery failure or delay) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to the Company:

c/o [ ● ]
[ ● ]
Attention: [ ● ]
Email: [ ● ]

With a copy (which shall not constitute notice) to:

c/o [ ● ]
[ ● ]
Attention: [ ● ]
Email: [ ● ]

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If to the ORCP Stockholders:

c/o One Rock Capital Management, LLC
45 Rockefeller Plaza, 39th Floor
New York, NY 10111
Attention: General Counsel
Email: gc@onerock.com

With a copy (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attention: Alexander B. Johnson, Andrew Elken and Javier Stark
Facsimile: (212) 751-4864
Email: alex.johnson@lw.com, andrew.elken@lw.com and javier.stark@lw.com or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

7.6 Counterparts. This Agreement may be executed in two or more counterparts, and delivered via facsimile, .pdf or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

7.7 Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any party will result in irreparable injury to the other parties, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance or injunctive relief (to the extent permitted at law or in equity). If any one or more of the provisions of this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein are not to be in any way impaired thereby, it being intended that all of the rights and privileges of the parties be enforceable to the fullest extent permitted by law.

7.8 Entire Agreement; Termination of Prior Agreements. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof.

7.9 Termination. This Agreement shall remain in effect until (a) terminated automatically (without any action by any party to this Agreement) as to a particular Sponsor Stockholder when such Sponsor Stockholder ceases to Beneficially Own any Shares, (b) as to a particular Sponsor Stockholder, receipt of written notice of termination by such Sponsor Stockholder to the Company and the ORCP Stockholders, or (c) receipt of written notice of termination for all Sponsor Stockholders by the ORCP Stockholders holding a majority of the outstanding Shares of Class A Common Stock held by all Sponsor Stockholders at such time; provided, that, notwithstanding any such termination, Sections 3.4 and 7.2 shall survive any expiration or termination of this Agreement. Termination of this Agreement shall not relieve any party for the breach of any obligations under this Agreement prior to such termination.

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7.10 Governing Law. This Agreement is to be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

7.11 Successors and Assigns; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and the respective successors and assigns of the parties as contemplated herein. Any successor to the Company by way of merger or otherwise must specifically agree to be bound by the terms hereof as a condition of such succession. Except with respect to the Indemnified Parties pursuant to Section 3.4, the parties hereby agree that their respective rights set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

7.12 Consent to Jurisdiction; Specific Performance; WAIVER OF JURY TRIAL.

(a) Each of the parties hereto irrevocably and unconditionally consents to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware lacks jurisdiction, the United States District Court for the District of Delaware or the Superior Court of the State of Delaware (Complex Commercial Division) to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to or in connection with this Agreement or the negotiation, breach, validity, termination or performance hereof and thereof or the transactions contemplated hereby and thereby and agrees that it will not bring any such action in any court other than the federal or state courts located in Wilmington, Delaware. Each party further irrevocably waives any objection to proceeding in such courts based upon lack of personal jurisdiction or to the laying of venue in such courts and further irrevocably and unconditionally waives and agrees not to make a claim that such courts are an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given as provided in Section 7.5. Each of the parties hereto agrees that its or his or her submission to jurisdiction and its or his or her consent to service of process by mail is made for the express benefit of the other parties hereto. The choice of forum set forth in this Section 7.12(a) shall not be deemed to preclude the enforcement of any judgment of a Delaware federal or state court, or the taking of any action under this Agreement to enforce such a judgment, in any other appropriate jurisdiction.

(b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

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(c) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED AND DELIVERED PURSUANT TO OR IN CONNECTION HEREWITH OR THE NEGOTIATION, BREACH, VALIDITY, TERMINATION OR PERFORMANCE HEREOF AND THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. FURTHER, (I) NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY SUCH ACTION AND (II) NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 7.12. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 7.12 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

7.13 Further Assurances; Company Logo. At any time or from time to time after the Effective Time, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder. The Company hereby grants the Sponsor Stockholders and their respective Affiliates permission to use the Company’s and its Subsidiaries’ name and logo in marketing materials.

7.14 Regulatory Matters. The Company shall and shall cause its Subsidiaries to keep the Sponsor Stockholders reasonably informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or material regulatory investigation or action involving the Company or any of its Subsidiaries, so that the Sponsor Stockholders and their respective Affiliates will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such investigation or action.

7.15 No Inconsistent Agreements; Most Favored Nations. The Company shall not enter into any agreement or side letter with, or grant any proxy to, any other Person that conflicts with the provisions of this Agreement. In the event that the Company desires to enter into any agreement with any Person, including any holder or prospective holder of any securities of the Company, giving or granting any registration (or related) rights the terms of which are more favorable than or senior to the registration or other rights granted to the ORCP Stockholders hereunder, then (i) the Company shall provide prior written notice thereof to the ORCP Stockholders and (ii) upon execution by the Company of such other agreement, the terms and conditions of this Agreement shall be, without any further action by the ORCP Stockholders or the Company, automatically amended and modified in an economically and legally equivalent manner such that the ORCP Stockholders shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such other agreement; provided, that, upon written notice to the Company at any time, any ORCP Stockholder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to such ORCP Stockholder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to such ORCP Stockholder.

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7.16 In-Kind Distributions. If any of the Sponsor Stockholders (and/or any of their Affiliates) seeks to effectuate an in-kind distribution of all or part of its Shares to its respective direct or indirect equity holders, the Company will, subject to any applicable lockups, work with the foregoing Persons to facilitate such in-kind distribution in the manner reasonably requested and consistent with the Company’s obligations under the Securities Act.

7.17 Recapitalization Transactions. If at any time or from time to time there is any change in the capital structure of the Company by way of share split, share dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by other means, appropriate adjustments will be made in the provision hereof so that the rights and privileges granted hereby will continue with the same effect as contemplated by this Agreement prior to such event.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties are signing this Stockholders Agreement as of the date first set forth above.

[NEW US HOLDCO][8]
By:

Name:
Title:

INITIAL ORCP STOCKHOLDER

TRITON WATER PARENT HOLDINGS, LP

By:

Name:
Title:

[Signature Page to Stockholders’ Agreement]

8 NTD: Signatories to be confirmed.

EXHIBIT A

Joinder Agreement

By execution of this signature page, [__________________] hereby agrees to become a party to, and to be bound by the obligations of, and receive the benefits of, that certain Stockholders Agreement, dated as of [ ˜ ], by and among [ ˜ ][, and certain other parties named therein,]9 as amended from time to time thereafter.

[NAME]

By:

Name:
Title:

Notice Address:

Accepted:

[NAME]

By:
Name:
Title:

9 NTD: To be updated.

EXHIBIT B

Role of Initial Chairperson

The Company’s Board of Directors will include a Non-Executive Chair, initially Dean Metropoulos. Mr. Metropoulos will participate in the initial investor presentation to Primo Water Corporation shareholders and consult with the Lead Independent Director to set and schedule the agenda of the meetings of the Board of Directors. The Non-Executive Chair role will follow customary parameters for a non-employee director, description of which is included below. The Non-Executive Chair may participate in all proceedings of the committees of the Board of Directors. The initial Non-Executive Chair shall be designated by the Initial ORCP Stockholder as one of its two designees for the Nominating and Governance Committee (the “Governance Committee”) and the Human Resources Committee, in addition to other committees assigned by the Board of Directors, during the two-year term referenced in Section 5.2(b); provided that in the event the initial Non-Executive Chair is not qualified to serve on the applicable committee under applicable law and stock exchange listing standards, the ORCP Stockholders shall designate a different Sponsor Nominee to serve on such committee or committees.

The expectation is that the initial Non-Executive Chair will serve for two years in the Non-Executive Chair role, during which time the compensation will be commensurate with the current Primo Water Corporation role or market-based levels for companies of similar size.

The combined Company will adhere to current Primo Water Corporation policies applicable to members of the Board of Directors, including any share ownership guidelines, non-employee director compensation policies, insider trading and reporting policies, corporate governance guidelines, etc.

While in office, the initial Non-Executive Chair’s equity interest will be held, directly or indirectly, through the Initial ORCP Stockholder and subject to the same restrictions on transfer as apply to the Initial ORCP Stockholder, other than any equity interests purchased by, or granted to, the initial Non-Executive Chair directly. While in office, the initial Non-Executive Chair may not divest any Company equity he holds in a manner that would be reportable under applicable securities laws.

Because the role is an outside director role, neither the initial Non-Executive Chair nor his related persons and entities would be involved in day-to-day Company business as employees, consultants, independent contractors or otherwise; provided, that the initial Non-Executive Chair shall participate and represent the Board of Directors and the Company in certain communications with stockholders and other stakeholders.

The successor Non-Executive Chair will be chosen by an ad hoc committee of six directors, comprising three Unaffiliated Directors chosen by all Unaffiliated Directors and three Sponsor Nominees chosen by all Sponsor Nominees.

Non-Executive Chair Role Description:

•	Provides leadership to the Board of Directors

•	Provides support and advice to the chief executive officer (“CEO”)
•	Per the Company’s bylaws, holds the non-exclusive authority to call meetings of the Board of Directors and meetings of the independent Directors
•	Presides over:
o	Meetings of the Board of Directors,
o	Executive sessions of the independent Directors without management present, and
o	Annual and special meetings of stockholders
•	Briefs the CEO on issues and concerns arising in the executive sessions of the Board
•	Helps enable access to information to help the Board to monitor the Company’s performance and the performance of management
•	Facilitates communication between and among the independent directors and management
•	Coordinates periodic Board input and review of management’s strategic plan for the Company
•	Organizes the work of the Board
o	In consultation with Lead Independent Director, establishes the annual schedule of the meetings of the Board of Directors
o	In consultation with Lead Independent Director, sets the agendas for all meetings of the Board of Directors
•	Works with the Chair of the Governance Committee with respect to:
o	the recruitment, selection and orientation of new members of the Board of Directors and committee composition; and the annual self-assessment and evaluation processes of the Board of Directors
•	Oversees the Human Resource Committee’s development of appropriate objectives for the CEO and monitors the CEO’s performance
•	Coordinates and chairs the annual performance review of the CEO performed by the Board of Directors and communicates results to the CEO
•	Leads the review of the succession plan for the CEO and other key senior executives by the Board of Directors
•
Attends and may participate in all Committee meetings ex officio and serves as a member of the Governance Committee, Human Resources Committee and such other Committees as assigned by the Board of Directors